As filed with the Securities and Exchange Commission on January 20, 2022
Registration No. 333-260828

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Science 37 Holdings, Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	84-4278203 (I.R.S. Employer Identification No.)
800 Park Offices Drive, Suite 3606
Research Triangle Park, NC 27709
(984) 377-3737
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christine Pellizzari
800 Park Offices Drive, Suite 3606
Research Triangle Park, NC 27709
(984) 377-3737
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ryan J. Maierson
Thomas J. Brandt
Erika L. Weinberg
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
(713) 546-7000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.0001 per share(1)(2)	103,576,231	$11.075(3)	$1,147,106,758.33(3)	$106,336.80(4)(5)

(1)
Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
The number of shares of common stock being registered represents the sum of (i) 20,000,000 shares of common stock (the “PIPE shares”) issued in a private placement pursuant to subscription agreements entered into on March 5, 2021 (the “PIPE Investment”); (ii) 2,002,260 shares of common stock (the “Founder Shares”) issued in connection with the consummation of the Business Combination (as defined below), in exchange for 2,002,260 shares of Class B common stock of LifeSci Acquisition II Corp. (“LSAQ”) originally issued in a private placement to LifeSci Holdings, LLC (the “Sponsor”) and certain other holders of LSAQ’s Class B common stock; (iii) 3,146,453 shares issued to the Sponsor in exchange for private warrants underlying shares of common stock (the “LSAQ warrants”) in connection with the consummation of the Business Combination defined and described herein; and (iv) up to 78,427,518 shares of common stock issued or issuable to certain former stockholders and other securityholders of Science 37 (the “Science 37 Holders”) in connection with or as a result of the consummation of the Business Combination defined and described herein, consisting of (a) 56,977,921 shares of common stock (the “S37 Holder Shares”), (b) up to 12,500,000 shares of common stock (the “Earn-Out Shares”) that certain Science 37 Holders have the contingent right to receive upon the achievement of certain stock price-based vesting conditions, and (c) 8,949,597 outstanding options to purchase shares of common stock.

(3)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common stock on the Nasdaq Stock Market, LLC on November 4, 2021 ($11.075 per share). This calculation is in accordance with Rule 457(c) of the Securities Act.

(4)
Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0000927.

(5)
Includes $103,106.48 already paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to Completion Preliminary Prospectus dated January 20, 2022.
P R O S P E C T U S
Science 37 Holdings, Inc.
103,576,231 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 103,576,231 shares of common stock, par value $0.0001 per share, consisting of (i) 20,000,000 shares of common stock (the “PIPE shares”) issued in a private placement pursuant to subscription agreements entered into on March 5, 2021 (the “PIPE Investment”); (ii) 2,002,260 shares of common stock (the “founder shares”) issued in connection with the consummation of the Business Combination (as defined below), in exchange for 2,002,260 shares of Class B common stock of LifeSci Acquisition II Corp. (“LSAQ”) originally issued in a private placement to LifeSci Holdings, LLC (the “Sponsor”) and certain other holders of LSAQ’s Class B common stock; (iii) 3,146,453 shares issued to the Sponsor in exchange for private warrants underlying shares of common stock (the “LSAQ warrants”) in connection with the Business Combination defined and described herein; and (iv) up to 78,427,518 shares of common stock issued or issuable to certain former stockholders and other securityholders of Science 37 (the “Science 37 Holders”) in connection with or as a result of the consummation of the Business Combination (as defined below), consisting of (a) up to 56,977,921 shares of common stock (the “Science 37 Shares”); (b) up to 12,500,000 shares of common stock (the “Earn-Out Shares”) that certain Science 37 Holders have the contingent right to receive upon the achievement of certain stock price-based vesting conditions, and (c) 8,949,597 outstanding options to purchase shares of common stock.
On October 6, 2021, we consummated the business combination, or the Business Combination, contemplated by the Agreement and Plan of Merger, dated May 6, 2021, by and among LSAQ, LifeSci Acquisition II Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of LSAQ (“Merger Sub”), and Science 37, Inc., a Delaware corporation (“Legacy Science 37”) (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub was merged with and into Legacy Science 37, with Legacy Science 37 surviving the merger as a wholly owned subsidiary of LSAQ (the “Business Combination”). Upon the closing of the Business Combination (the “Closing”), we changed our name to Science 37 Holdings, Inc.
We will not receive any proceeds from the sale of the shares by the Selling Securityholders. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of common stock.
Our common stock is listed on The Nasdaq Stock Market, LLC, or Nasdaq, under the symbol “SNCE”. On January 19, 2022, the closing sale price of our common stock as reported on the Nasdaq was $8.85.
We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”
Our business and investment in our common stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 4 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2022.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell or otherwise distribute the securities offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus.
We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”
Neither we, nor the Selling Securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.
We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable®,™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.
As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “company” and “S37” refer to the consolidated operations of Science 37 Holdings, Inc. and its subsidiaries. References to “LSAQ” refer to the company prior to the consummation of the Business Combination and references to “Legacy Science 37” refer to Science 37, Inc. prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, plans and prospects, existing and prospective products, research and development costs, timing and likelihood of success, and plans and objectives of management for future operations and results, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
Factors that may impact such forward-looking statements include:
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expectations regarding the Company’s strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, backlog conversion, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and ability to invest in growth initiatives and pursue acquisition opportunities;

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risks related to the Company’s technology, intellectual property and data privacy practices;

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risks related to the Company’s reliance on third parties;

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risks related to the general economic and financial market conditions; political, legal and regulatory environment; and the industries in which the Company operates;

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the ability to recognize the anticipated benefits of the Business Combination;

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the risk that the Company will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

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limited liquidity and trading of the Company’s securities;

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volatility in the price of Science 37’s securities due to a variety of factors, including changes in the competitive and highly regulated industries in which Science 37 plans to operate, variations in performance across competitors and changes in laws and regulations affecting Science 37’s business;

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geopolitical risk and changes in applicable laws or regulations;

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the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors;

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operational risks;

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the risks that the COVID-19 pandemic, and local, state, and federal responses to addressing the pandemic, may have an adverse effect on our business operations, as well as our financial condition and results of operations; and

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litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands resulting therefrom on the Company’s resources.

The forward-looking statements contained in this prospectus are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Transactions and the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

These risks and uncertainties include, but are not limited to, those factors described or incorporated by reference under the heading “Risk Factors” below. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company will not and does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

FREQUENTLY USED TERMS
Unless otherwise stated in this prospectus, the terms, “we,” “us,” or “our” refer to Science 37 Holdings, Inc., a Delaware corporation. Further, in this document:
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“Board” means the board of directors of Science 37 Holdings, Inc.

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“Business Combination” means the merger contemplated by the Merger Agreement.

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“Certificate of Incorporation” or the “Charter” means our Second Amended and Restated Certificate of Incorporation.

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“Closing Date” means the date of the consummation of the Business Combination.

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“Code” means the Internal Revenue Code of 1986, as amended.

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“Bylaws” means our Amended and Restated Bylaws.

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“common stock” or “Science 37 Common Stock” means the shares of common stock, par value $0.0001 per share, of Science 37.

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“Effective Time” means the time at which the Business Combination became effective.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“founder shares” means the outstanding shares of common stock issued to the Sponsor for an aggregate purchase price of $25,000 on January 1, 2020.

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“GAAP” means accounting principles generally accepted in the United States of America.

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“IPO” refers to the initial public offering of 7,500,000 shares of common stock consummated on November 24, 2020.

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“LSAQ” means LifeSci Acquisition II Corp, a Delaware corporation, prior to the consummation of the Business Combination.

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“Merger Agreement” means that certain Merger Agreement, dated as of May 6, 2021, by and among LSAQ, Merger Sub and Science 37.

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“Merger Sub” means LifeSci Acquisition II Merger Sub, Inc., a Delaware corporation and wholly- owned subsidiary of LSAQ.

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“PIPE Investment” means the issuance of 20,000,000 shares of common stock to certain investors for an aggregate of $200,000,000 in a private placement immediately prior to the closing of the Business Combination.

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“SEC” means the U.S. Securities and Exchange Commission.

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“Securities Act” means the Securities Act of 1933, as amended.

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“Science 37” means Science 37, Inc., a Delaware corporation.

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“Sponsor” means LifeSci Holdings, LLC, a Delaware limited liability company.

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PROSPECTUS SUMMARY
This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 4 and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock.
Overview
Founded in 2014, Science 37 pioneered the concept of decentralized clinical trials (“DCTs”) with a very simple premise: that clinical trials should begin with the patient. With approximately $195 billion spent annually in biopharmaceutical research and development and approximately $60 billion spent annually in serviceable clinical trials, Science 37 is disrupting a large market.
Today, Science 37 continues to be a leader in the DCT category and believes that it is uniquely positioned as an operating system with both end-to-end technology to enable DCTs and specialized networks to orchestrate trial execution. Science 37 believes it has more scale to manage and experience in conducting decentralized clinical trials than any other company, having executed more than 95 clinical trials with over 475,000 patients engaged to date. Compared to the traditional model, Science 37 has been able to initiate clinical trials up to four times faster, recruit patients up to 15 times faster and retain patients at up to 28% higher rates. Additionally, enrollment through Science 37 has resulted in up to three times more diverse participant pools, better representing the real world population. As the commercial value of a drug is highest prior to its patent expiry date, these efficiency gains are critical. If a typical drug can get to market three months earlier, it is estimated that between $54 million and $720 million of additional revenue can be generated over the life of that drug.
Science 37 is addressing an industry that it believes is ripe for disruption, with the clinical trial model having been largely unchanged over the past 60 to 90 years. The traditional clinical trial model relies on a network of physical clinical research sites for trial execution, requiring patients to travel to a site for each visit. The infrastructure required for each site to operate, in addition to the fragmentation that results from each site using their own processes and technology tools, has given rise to a myriad of challenges, including slow start up, poor enrollment, high patient drop-out rates, and lack of diversity, all of which affect the timelines to launch life-saving drug treatments for patients. Only about 8% of patients are approached to join a clinical trial because most do not live near a participating research site. About 19% of the patients recruited do not complete the full study. In parallel, only about 5% of providers participate in clinical research due to the high cost and low incentives to house clinical teams or send patients out of their practice for a clinical trial. In the end, approximately 85% of trials experience delays, 94% of them greater than one month, resulting in timelines as long as 13 years to launch drug treatments globally.
Through its direct-to-patient approach, Science 37 seeks to reduce the impact of the geographic barriers associated with conventional physical clinical trial sites, enable recruitment of virtually any patient, and provide patients with personalized support throughout the clinical trial journey. Science 37 believes that bringing the clinical trial directly to the patient may address traditional-model problems around patient retention and engagement head on. Furthermore, Science 37 aims to offer a model for providers to seamlessly participate as investigators without all of the site infrastructure costs.
Science 37’s patient-centric model is powered by a category-defining clinical trial operating system and its team of approximately 300 employees with significant subject matter expertise. The backbone of the operating system is a unified technology platform, which is combined with Science 37’s specialized network of patient communities, on-demand telemedicine investigators, flexible mobile nurse networks, scalable remote coordinators and robust connected technologies.
Background
We were incorporated as LifeSci Acquisition II Corp. on December 18, 2019. On October 6, 2021, we closed the Business Combination with Legacy Science 37, as a result of which Legacy Science 37 became a wholly-owned subsidiary of ours, and we changed our name to Science 37 Holdings, Inc. While we are the legal acquirer of Legacy Science 37 in the Business Combination, Legacy Science 37 is deemed to be the accounting acquirer, and the historical financial statements of Legacy Science 37 became the historical financial statements of our company upon the closing of the Business Combination.
Pursuant to the Merger Agreement, the following actions were taken, and the following consideration was paid, in connection with the Business Combination:
Preferred Stock.   Immediately prior to the Effective Time and subject to the consent of the holders of a majority of the then outstanding shares of Science 37’s Series A, Series B, Series C, Series D and Series D-1 redeemable convertible preferred stock, par value $0.0001 per share (collectively, the “Science 37 Preferred Stock”), voting together as a single class on an as-converted basis, each issued and outstanding share of Science 37 Preferred Stock was converted into shares of the common stock, par value $0.0001 per share, of Science 37 (the “Science 37 common stock”) at the then-applicable conversion rates (the “Science 37 Preferred Stock Conversion”).
Common Stock.   At the Effective Time, following the Science 37 Preferred Stock Conversion, each share of Science 37 Common Stock (including shares of Science 37 Common Stock outstanding as a result of the Science 37 Preferred Stock Conversion, but excluding shares the holders of which perfect rights of appraisal under Delaware law) was converted into the right to receive such number of shares of LSAQ Common Stock equal to the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement) and a number of Earn-Out Shares (as defined below).
Stock Options.   At the Effective Time, each outstanding option to purchase shares of Science 37 Common Stock (a “Science 37 Option”), whether or not then vested and exercisable, was converted automatically (and without any required action on the part of such holder of outstanding option) into an option to purchase shares of LSAQ Common Stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Exchange Ratio, with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.
Earn-Out Shares.   Following the closing of the Business Combination, former holders of shares of Science 37 Common Stock (including shares received as a result of the Science 37 Preferred Stock Conversion) and former holders of Science 37 Options will be entitled to receive their pro rata share of up to 12,500,000 additional shares of LSAQ Common Stock (the “Earn-Out Shares”) if, within a three-year period following the signing date of the Merger Agreement, the closing share price of the LSAQ Common Stock equals or exceeds any of two thresholds over any 20 trading days within a 30-day trading period (each, a “Triggering Event”) and, in respect of a former holder of Science 37 Options, the holder continues to provide services to LSAQ or one of its subsidiaries at the time of such Triggering Event.
In May 2021, we entered into the Subscription Agreements, pursuant to which certain investors (the “PIPE Investors”) agreed to subscribed for an aggregate of 20,000,000 shares of our common stock at a purchase price of $10.00 per share. Immediately prior to the closing of the Business Combination, we issued and sold 20,000,000 shares of our common stock to the PIPE Investors for aggregate gross proceeds to us of $200 million.
The rights of holders of our common stock are governed by our amended and restated certificate of incorporation, or the certificate of incorporation, our amended and restated bylaws, or the bylaws, and the Delaware General Corporation Law, or the DGCL. See the section entitled “Description of Capital Stock.”
Risk Factors
Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include the following:
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Science 37 has a limited operating history on which to assess the prospects for Science 37’s business, Science 37 has generated limited revenue from sales of Science 37’s products and related services, and Science 37 has incurred losses since inception. Science 37 anticipates that it will continue to incur significant losses for at least the next several years as it continues to commercialize its existing products and services and seeks to develop and commercialize new products and services.

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Science 37 has incurred significant losses since inception. As such, you cannot rely upon its historical operating performance to make an investment or voting decision regarding Science 37.

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Science 37 may need to raise additional funding to strengthen its core business, expand into additional markets, and extend the reach of its operating system. This additional financing may not be available on acceptable terms, or at all. Failure to obtain this necessary capital, when needed may force Science 37 to delay, limit or terminate Science 37’s product commercialization or development efforts or other operations.

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The potential loss or non-renewal of Science 37’s contracts, any delay in its customers’ clinical trials or non-payment by its customers for services that Science 37 has performed, could negatively affect its business, results of operations and financial results.

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Science 37’s business depends on the continued effectiveness and availability of its information systems, including the information systems Science 37 uses to provide its services to its customers, and failures of these systems may materially limit its operations.

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Science 37 relies on third parties for important products, services and licenses to certain technology and intellectual property rights, and there might be problems with such products or services or it might not be able to continue to obtain such products, services and licenses.

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Science 37 expects to incur increased costs and obligations as a result of being a public company.

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The market price of our common stock is likely to be highly volatile, and you may lose some or all of your investment.

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Volatility in our share price could subject us to securities class action litigation.

Corporate Information
Science 37 is a Delaware company founded in September 2014. Science 37’s principal office and mailing address is 800 Park Offices Drive, Suite 3606, Research Triangle Park, North Carolina, 27709, its telephone number is (984) 377-3737 and its website is www.science37.com. The information contained on, or accessible through, Science 37’s website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, Science 37’s website as part of this prospectus.

RISK FACTORS
You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our common stock. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our common stock could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.
Risks Related to Science 37’s Business
Science 37 has a limited operating history on which to assess the prospects for Science 37’s business, Science 37 has generated limited revenue from sales of Science 37’s products and related services and Science 37 has incurred losses since inception. Science 37 anticipates that it will continue to incur significant losses for at least the next several years as it continues to commercialize its existing products and services and seeks to develop and commercialize new products and services.
Since inception, Science 37 has devoted substantially all of its financial resources to develop its products and related services. Science 37 has financed its operations primarily through the issuance of equity securities. Science 37 has generated limited revenue from the sale of its products and services to date and has incurred significant losses. Science 37 has incurred net losses of $29,232,518 in the nine months ended September 30, 2021 and $31,674,084 and $18,468,776 in the years ended December 31, 2020 and 2019, respectively. Science 37’s accumulated deficit as of September 30, 2021 was $136,979,761. These losses and accumulated deficit reflect the substantial investments Science 37 made to acquire new clients and partners and to develop its Decentralized Clinical Trial Operating System (the “DCT OS”). Science 37’s ability to generate revenue and achieve profitability and sustain or increase profitability depends upon its ability to accelerate and expand the commercialization of its products and service offerings in line with the demand from new partnerships and its business strategy. Science 37 may be unable to achieve any or all of these goals.
The amount of Science 37’s future net losses will depend, in part, on sales and on-going development of its products and related services, the rate of its future expenditures and its ability to obtain funding through the issuance of the Company’s securities, strategic collaborations or grants. Science 37 expects to continue to incur significant losses for at least the next several years as it continues to commercialize its existing products and services and seeks to develop and commercialize new products and services. Science 37 anticipates that its expenses will increase substantially if and as Science 37:
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continues to develop its products and services;

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continues to build its sales, marketing and distribution infrastructure to commercialize its products and services;

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seeks to identify, assess, acquire, license and/or develop other products and services and subsequent generations of its current products and services;

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seeks to maintain, protect and expand its intellectual property portfolio;

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seeks to attract and retain skilled personnel; and

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supports its operations as a public company.

Science 37’s ability to generate future revenue from product and service sales depends heavily on its success in many areas, including, but not limited to:
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launching and commercializing current and future products and services, either directly or in conjunction with one or more collaborators;

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maintaining clinical and economical value for end-users and customers in changing environments;

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addressing any competing technological and market developments;

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developing and marketing new products or services or entering new markets that complement or expand its existing business;

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negotiating favorable terms in any collaboration, licensing or other arrangements into which Science 37 may enter; and

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maintaining, protecting and expanding its portfolio of intellectual property rights, including patents, trade secrets and know-how.

Science 37 has experienced rapid growth and expects to invest in growth for the foreseeable future. If Science 37 fails to manage its growth effectively, its business, operating results and financial condition would be adversely affected.
Science 37 has experienced rapid growth and expansion of its operations. Science 37’s revenues, customer count, employee count, product and service offerings, geographies of operation, and computing infrastructure needs have all increased significantly, and Science 37 expects them to increase in the future. As Science 37 continues to grow, both organically and through acquisitions, Science 37 must effectively integrate, develop, and motivate an increasing number of employees, while executing its growth plan and maintaining the beneficial aspects of its culture. Any failure to preserve Science 37’s culture could negatively affect its future success, including its ability to attract and retain highly qualified employees and to achieve its business objectives.
Science 37’s rapid growth has placed, and will continue to place, a significant strain on its management capabilities, administrative and operational infrastructure, facilities, IT and other resources. Science 37 anticipates that additional investments in its computing infrastructure and facilities will be required to scale its operations. To effectively manage growth, Science 37 must continue to improve its key business applications, processes and computing infrastructure; enhance information and communication systems, and ensure that its policies and procedures evolve to reflect its current operations and are appropriately communicated to and observed by employees. These enhancements and improvements will require additional investments and allocation of valuable time, effort and expense. Failure to effectively manage growth could result in difficulty or delays in deploying Science 37’s solutions, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features or other operational difficulties, and any of these difficulties could adversely impact its business performance and results of operations.
Science 37 may experience significant quarterly and annual fluctuations in its results of operations due to a number of factors.
Science 37’s quarterly and annual results of operations may fluctuate significantly due to a variety of factors, many of which are outside of its control. This variability may lead to volatility in Science 37’s stock price as investors and research analysts respond to quarterly fluctuations. In addition, comparing Science 37’s results of operations on a period-to-period basis, particularly on a sequential quarterly basis, may not be meaningful. You should not rely on Science 37’s past results as an indication of its future performance.
Factors that may affect Science 37’s results of operations include, but are not limited to, fluctuations in its quarterly volume of bookings, fluctuations in its backlog conversion rate, and variability in the types of clinical trials for which Science 37 is awarded contracts. For example, certain clinical trials may require significant upfront expenditures by Science 37 for patient recruitment. These expenditures may not always be recouped from Science 37’s customers, which could adversely affect Science 37’s revenue and its gross margins. The revenue Science 37 derives from the contracts for such clinical trials could therefore be heavily concentrated in one quarterly period, while revenue from contracts for other clinical trials may be more evenly spread across the term of the contract. Booking one or more trials with revenue heavily concentrated in one quarter could cause a temporary spike in Science 37’s quarterly results, which would not be repeated if Science 37 booked fewer or no such trials in subsequent quarters. The foregoing factors are difficult to forecast, and these, as well as other factors, could materially adversely affect Science 37’s quarterly and annual results of operations.

Science 37 may need to raise additional funding to strengthen its core business, expand into additional markets, and extend the reach of its operating system. This additional financing may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force Science 37 to delay, limit or terminate Science 37’s product commercialization or development efforts or other operations.
Science 37’s operations have consumed substantial amounts of cash since inception. Science 37 expects to expend substantial additional amounts to strengthen its core business, expand into additional markets, and extend the reach of its operating system. Science 37 expects to use the funds received in connection with the Business Combination to scale its operations, develop new products and services, expand internationally, and for working capital and general corporate purposes. Science 37 may require additional capital to expand the commercialization of Science 37’s existing products and services and to develop new products and services. In addition, Science 37’s operating plans may change as a result of many factors that may currently be unknown to Science 37, and Science 37 may need to seek additional funds sooner than planned.
Science 37 cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to it, if at all. Moreover, the terms of any future financing may adversely affect the holdings or the rights of Science 37’s stockholders and the issuance of additional securities, whether equity or debt, by Science 37, or the possibility of such issuance, may cause the market price of its common stock to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and Science 37 may be required to agree to certain restrictive covenants, such as limitations on its ability to incur additional debt, limitations on acquisitions of other companies or business, limitations on its ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact Science 37’s ability to conduct its business. Science 37 could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and Science 37 may be required to relinquish rights to some of its technologies or products or otherwise agree to terms that are unfavorable to Science 37, any of which may have a material adverse effect on its business, operating results and prospects. In addition, raising additional capital through the issuance of equity or convertible debt securities would cause dilution to holders of Science 37’s equity securities, and may affect the rights of then- existing holders of Science 37’s equity securities. Even if Science 37 believes that Science 37 has sufficient funds for its current or future operating plans, Science 37 may seek additional capital if market conditions are favorable or if Science 37 has specific strategic considerations.
Unfavorable general economic conditions could negatively affect Science 37’s business, results of operations and financial condition.
Unfavorable global economic conditions and other adverse macroeconomic factors on global and domestic markets could negatively affect Science 37’s business, results of operations and financial condition. While it is difficult for Science 37 to predict the impact of general economic conditions on its business, unfavorable economic conditions could reduce customer demand for some of its services, which could cause its revenue to decline. For example, Science 37’s customers, particularly those that are especially reliant on the credit and capital markets, might not be able to raise money to conduct existing clinical trials, or to fund new drug development and related future clinical trials. In addition, economic or market disruptions could negatively impact Science 37’s vendors, contractors, or principal investigators which might have a negative effect on its business. For these reasons, among others, if economic conditions stagnate or decline, its operating results and financial condition could be adversely affected.
A failure to identify and successfully close and integrate strategic acquisition targets could adversely impact Science 37’s business, results of operations and financial results.
Science 37 anticipates that a portion of its future growth may come from acquiring existing businesses, services or technologies. If Science 37 is unable to identify suitable acquisition targets, complete an acquisition or successfully integrate an acquired company or business, or if Science 37 identifies and acquires targets that do not meet Science 37’s performance expectations for any other reason, its business may be disrupted. The success of an acquisition will depend upon, among other things, Science 37’s ability to:
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effectively and quickly assimilate the operations and services or products of the acquired company or business;

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integrate acquired personnel;

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retain and motivate key employees;

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retain customers; and

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minimize the diversion of management’s attention from other business concerns.

In the event that the operations of an acquired company or business do not meet Science 37’s performance expectations, Science 37 may have to restructure the acquired company or business or write-off the value of some or all of the assets of the acquired company or business.
Science 37’s actual operating results may differ significantly from guidance provided by its management.
From time to time, Science 37 may release guidance in its earnings releases, earnings conference calls, or otherwise, regarding its future performance that represent its management’s estimates as of the date of release. This guidance, if released, would include forward-looking statements and would be based on projections prepared by Science 37’s management. Science 37’s guidance will not be prepared with a view toward compliance with published accounting and reporting guidelines, and neither its registered public accountants nor any other independent expert or outside party will compile or examine the projections and, accordingly, no such person will express any opinion or any other form of assurance with respect thereto. Guidance will be based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond Science 37’s control and are based upon specific assumptions with respect to future business decisions, some of which will change. Science 37 will generally state possible outcomes as high and low ranges, which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent that actual results could not fall outside of the suggested ranges. The principal reason that Science 37 would release guidance would be to provide a basis for Science 37’s management to discuss its business outlook with analysts and investors. Science 37 will not accept any responsibility for any projections or reports published by analysts. Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by Science 37 will not materialize or will vary significantly from actual results. Accordingly, Science 37’s guidance will be only an estimate of what management believes is realizable as of the date of release. Actual results will vary from Science 37’s guidance and the variations may be material. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on any such guidance. Any failure to successfully implement Science 37’s operating strategy or the occurrence of any of the events or circumstances discussed therein could result in the actual operating results being different from its guidance, and such differences may be adverse and material.
Risks Related to Science 37’s Business and Operations
The potential loss or non-renewal of Science 37’s contracts, any delay in its customers’ clinical trials or non- payment by its customers for services that Science 37 has performed, could negatively affect its business, results of operations and financial results.
Science 37 from time to time experiences termination, cancellation and non-renewals of contracts by its customers in the ordinary course of business, and the number of cancellations can vary significantly from year to year and could increase in the future. Most of Science 37’s customers for project-based clinical trial services can terminate their contracts without cause upon 30 to 90 days’ notice. For example, Science 37’s cancellation percentage for project-based Phase I through IV trials for the years ended December 31, 2020 and 2019 was 9.9% and 0.0%, respectively, and for the nine months ended September 30, 2021 and 2020 was 10.7% and 9.1%, respectively. Science 37’s project-based customers may delay, terminate, or reduce the scope of their contracts for a variety of reasons beyond Science 37’s control, including but not limited to:
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decisions to forgo or terminate a particular clinical trial;

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amendments to a clinical trial protocol and/or the procedures required to support it;

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lack of available financing, budgetary limits, or changing priorities;

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actions by regulatory authorities;

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production problems resulting in shortages of the drug being tested or other supplies required for the operation of the trial;

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failure of the drug being tested to satisfy safety requirements or efficacy criteria;

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unexpected or undesired clinical results;

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insufficient patient enrollment in a trial;

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insufficient investigator recruitment;

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patient safety concerns;

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decisions to downsize product development portfolios;

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dissatisfaction with its performance, including the quality of data provided and its ability to meet agreed upon schedules;

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shift of business to another life sciences technology provider or to a contract research organization (“CRO”);

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decisions to shift from a decentralized clinical trial model to a traditional clinical trial model;

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product withdrawal following market launch in conjunction with late-phase research; or

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shut down of its customers’ manufacturing facilities.

In the event of termination, Science 37’s contracts often provide for fees for winding down the study, but these fees may not be sufficient for Science 37 to maintain its profit margins, and termination or non- renewal may result in lower resource utilization rates, including with respect to personnel who Science 37 is not able to place on another customer engagement.
Clinical trials can be costly and a material portion of Science 37’s revenue is derived from emerging biotechnology and small to mid-sized pharmaceutical companies, which may have limited access to capital. In addition, Science 37 provides services to such companies before they pay Science 37 for some of its services. There is a risk that Science 37 may initiate a clinical trial for a customer, and the customer subsequently becomes unwilling or unable to fund the completion of the trial. There is also a risk that Science 37 could miscalculate the expenses of executing a trial and agree with a customer to execute such trial at a price that proves insufficient to cover its expenses. In either situation, notwithstanding the customer’s ability or willingness to pay for or otherwise facilitate the completion of the trial, Science 37 may be legally or ethically bound to complete or wind down the trial at its own expense.
Because the contracts included in Science 37’s backlog can generally be terminated without cause, Science 37 does not believe that its backlog as of any date is necessarily a meaningful predictor of future results. In addition, Science 37 may not realize the full benefits of its backlog of contractually committed services if its customers cancel, delay, or reduce their commitments under its contracts with them. In addition, the terminability of Science 37’s contracts puts increased pressure on its quality control efforts, since not only can its contracts be terminated by customers as a result of poor performance, but any such termination may also affect its ability to obtain future contracts from the customer involved and others. Science 37 believes the risk of loss or delay of multiple contracts is even greater in those cases where Science 37 is party to broader partnering arrangements with global biopharmaceutical companies.
Science 37’s backlog may not convert to revenue at a predictable rate, or at all.
Backlog represents anticipated revenue from contracted new business awards, excluding reimbursable out-of-pocket costs or reimbursable investigator fees, that either have not started or are in process but have not been completed. Backlog varies from period to period depending upon new business awards and contract modifications, cancellations, and the amount of revenue recognized under existing contracts. Science 37’s backlog was $141.1 million and $49.4 million at September 30, 2021 and 2020, respectively. Science 37’s revenue conversion rate is based on a financial and operational analysis performed by its project management teams and represents the level of effort expected to be expended at a specific point in time. Once work begins on a project, revenue is recognized over the duration of the project. Projects may be terminated or delayed by the customer or delayed by regulatory authorities for reasons beyond its control. To the extent projects are delayed, the timing of Science 37’s revenue could be affected. In the event that a customer cancels a contract, Science 37 generally would be entitled to receive payment for all services performed up to the cancellation date, fees and expenses for winding down the project, non-cancellable expenditures and, in some cases, a fee to cover a portion of the remaining professional fees on the project. Generally, however, Science 37 has no contractual right to the full amount of the revenue reflected in its backlog in the event of a contract cancellation. The duration of the projects included in its backlog, and the related revenue recognition, range from a few months to many years. Science 37’s backlog may not be indicative of its future results, and Science 37 may not realize all the anticipated future revenue reflected in its backlog. A number of factors may affect the realization of its revenue from backlog, including:
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the size, complexity, and duration of the projects;

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the cancellation or delay of projects; and

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changes in the scope of work during the course of a project.

Fluctuations in Science 37’s reported backlog levels also result from the fact that it may receive a small number of relatively large orders in any given reporting period that may be included in its backlog. Revenue recognition on larger, more global projects could be slower than on smaller, less global projects for a variety of reasons, including but not limited to, an extended period of negotiation between the time the project is awarded to Science 37 and the actual execution of the contract, as well as an increased time frame for obtaining the necessary regulatory approvals. Fluctuations in Science 37’s reported backlog levels could also result from a number of factors including, but not limited to, differences in recruiting rates for trials, its entry into new markets or geographies, evolution of both its and its competitors’ technologies, and varying rates of adoption of Science 37’s services by clinical sites or investigators, or as a result of its reliance on third parties for various products and services.
The relationship of backlog to realized revenues is indirect and may vary over time. As Science 37 increasingly competes for and enters into large contracts that are more complex in nature, there can be no assurance about the rate at which its backlog will convert into revenue. A decrease in this conversion rate would mean that the rate of revenue recognized on contracts may be slower than what Science 37 has experienced in the past, which could materially and adversely impact its revenue and results of operations on a quarterly and annual basis. Additionally, delayed projects will remain in backlog and will not generate revenue at the rate originally expected, which could impair Science 37’s cash flows and results of operations in the short-term. Because of these large orders, Science 37’s backlog in that reporting period may reach levels that may not be sustained in subsequent reporting periods.
If Science 37 is unable to successfully develop and market new services or enter new markets, Science 37’s growth, results of operations or financial condition could be adversely affected.
A key element of Science 37’s growth strategy is the successful development and marketing of new services or entering new markets that complement or expand its existing business. As Science 37 develops new services or enter new markets, Science 37 may not have or adequately build the competencies necessary to perform such services satisfactorily, may not receive market acceptance for such services or may face increased competition. If Science 37 is unable to succeed in developing new services, entering new markets or attracting a customer base for its new services or in new markets, Science 37 will be unable to implement this element of its growth strategy, and its future business, reputation, results of operations could be adversely impacted.
Science 37 may be unsuccessful in achieving broad market education and changing potential customers’ habits.
Science 37’s success and future growth largely depend on its ability to increase awareness of the potential benefits of the decentralized clinical trial model and of Science 37’s operating system, and on the willingness of current and potential customers to utilize its operating system. To effectively market Science 37’s operating system, Science 37 must educate potential customers about the benefits of using its operating system in lieu of conducting a clinical trial through traditional methods. Science 37 focuses its marketing and education efforts on potential customers, but also aim to educate and inform healthcare providers and other participants that interact with potential customers. However, Science 37 cannot assure that it will be successful in changing potential customers’ habits or that it will achieve broad market education or awareness. Even if Science 37 is able to raise awareness among potential customers, they may be slow in changing their habits and may be hesitant to use Science 37’s operating system for a variety of reasons, including:
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lack of experience with Science 37 and its operating system, and concerns that Science 37 is relatively new to the industry;

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perceived health, safety or quality risks associated with the use of a new operating system and applications for clinical trials;

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existing relationships with clinical investigators;

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concerns about the privacy and security of the data that patients share with or through its operating system;

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competition and negative selling efforts from competitors, including competing platforms and price matching programs; and

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perception regarding the time and complexity of using its operating system.

If Science 37 fails to achieve broad market education of its operating system, or if Science 37 is unsuccessful in changing potential customers’ habits, its business, financial condition and results of operations would be adversely affected.
Science 37’s relationships with existing or potential customers who are in competition with each other may adversely impact the degree to which other customers or potential customers use its services, which may adversely affect its results of operations.
The biopharmaceutical industry is highly competitive. Science 37 regularly provides services to biopharmaceutical companies who compete with each other, and sometimes provides services to such customers regarding competing drugs in development. Science 37’s existing or future relationships with its biopharmaceutical customers may therefore deter other biopharmaceutical customers from using Science 37’s products or services, or may result in its customers reducing the scope of services that Science 37 provides to them or seeking to place limits on Science 37’s ability to serve other biopharmaceutical industry participants in connection with drug development activities.
If Science 37 is unable to attract suitable patients, investigators and mobile nurses for its clinical trials, its clinical development business may suffer.
The recruitment of patients, investigators and mobile nurses for clinical trials is essential to Science 37’s business. Science 37’s clinical development business could be adversely affected if Science 37 is unable to attract suitable and willing investigators or patients for clinical trials on a consistent basis. For example, Science 37 has in the past used, and may in the future use, social media as part of its omnichannel approach to marketing and outreach to patients. Changes to these social networking services’ terms of use or terms of service that limit promotional communications, restrictions that would limit Science 37’s ability or Science 37’s customers’ ability to send communications through their services, disruptions or downtime experienced by these social networking services or reductions in the use of or engagement with social networking services by current and potential investigators and patients could also harm its business. Even in the absence of such changes or restrictions, it is possible that the marketing methods Science 37 has chosen to employ may prove ineffective due to patient preferences or other factors. If Science 37 is unable to engage and enroll sufficient patients or engage investigators and nurses in clinical trials, Science 37 may need to expend additional funds to obtain access to resources or else be compelled to delay or modify the clinical trial plans, which may result in additional costs to Science 37, or to consider termination of ongoing clinical trials, which would result in its failure to convert the related portion of its backlog. These considerations might result in Science 37’s being unable to successfully achieve its projected development timelines, or potentially even lead Science 37 to consider the termination of development of a product.

If Science 37 loses the services of key personnel or is unable to recruit and retain experienced personnel, its business could be adversely affected.
Science 37’s success substantially depends on the collective performance, contributions and expertise of its personnel including senior management and key personnel, qualified professional, scientific and technical operating staff and qualified sales representatives for its contract sales services. There is significant and increasing competition for qualified personnel, particularly those with higher educational degrees, such as a medical degree, a Ph.D. or an equivalent degree, or relevant experience in the industry. In addition, the departure of Science 37’s key employees, or its inability to continue to identify, attract and retain qualified personnel or replace any departed personnel in a timely fashion, may impact its ability to grow its business and compete effectively in its industry and may negatively affect Science 37’s ability to meet financial and operational goals. Furthermore, customers or other companies seeking to develop in-house capabilities may hire some of Science 37’s senior management or key employees.
Serious adverse events, undesirable side effects or other unexpected properties of Science 37’s customers’ product candidates may be identified during development, which could lead to the discontinuation of their clinical development programs.
During the conduct of clinical trials, patients report changes in their health, including illnesses, injuries and discomforts, to their doctor. Often, it is not possible to determine whether or not the product candidate being studied caused these conditions. Regulatory authorities may draw different conclusions or require additional testing to confirm these determinations, if they occur. If clinical experience indicates that any of Science 37’s customers’ product candidates have side effects or cause serious or life-threatening side effects, the development of such product candidates may fail or be delayed, which would harm its business, prospects, operating results and financial condition.
Undesirable side effects caused by Science 37’s customers’ product candidates could cause them or regulatory authorities to interrupt, delay or halt clinical trials. As a result of safety or toxicity issues that may be experienced in clinical trials, such trials may be placed on clinical hold. Results of early-phase clinical trials could reveal an unacceptably high severity and incidence of side effects, or side effects outweighing the benefits of the product candidates being studied. In such an event, the ongoing clinical trials and any potential later-phase clinical trials could be delayed, suspended or terminated, and the U.S. Food and Drug Administration (“FDA”) or comparable foreign regulatory authorities could order Science 37’s customer to cease further development. The drug-related side effects could also affect patient recruitment or the ability of enrolled subjects to complete the trial. Any of these events could negatively affect Science 37’s business, results of operations, and financial condition.
Science 37’s insurance may not cover all of its indemnification obligations and other liabilities associated with its operations.
Science 37 maintains insurance designed to provide coverage for ordinary risks associated with its operations and its ordinary indemnification obligations. The coverage provided by such insurance may not be adequate for all claims Science 37 may make or may be contested by Science 37’s insurance carriers. If Science 37’s insurance is not adequate or available to pay liabilities associated with its operations, or if Science 37 is unable to purchase adequate insurance at reasonable rates in the future, its profitability may be adversely impacted.
Science 37 derives a significant percentage of its revenues from a concentrated group of customers and the loss of one or more major customers could materially and adversely affect its business, results of operations or financial condition.
Science 37’s top five customers accounted for approximately 81.6% and 87.9% of its revenues in 2020 and 2019, respectively, and in 2020, Pharmaceutical Product Development, LLC accounted for 10% or more of Science 37’s total revenues. The loss of any of Science 37’s major customers could have a material adverse effect on its results of operations and financial condition. Science 37 may not be able to maintain its customer relationships, and its customers may delay payment under, or fail to renew, their agreements with it, which could adversely affect Science 37’s business, results of operations, or financial condition. Any reduction in the amount of revenues that Science 37 derives from these customers, without an offsetting increase in new sales to other customers, could have a material adverse effect on Science 37’s operating results. A significant change in the liquidity or financial position of Science 37’s customers could also have a material adverse effect on the collectability of its accounts receivable, its liquidity, and its future operating results.
Additionally, conducting multiple clinical trials for different customers in a single therapeutic class involving drugs with the same or similar chemical method of action may in the future adversely affect Science 37’s business if some or all of the clinical trials are canceled because of new scientific information or regulatory judgments that affect the drugs as a class, or if industry consolidation results in the rationalization of drug development pipelines. Similarly, marketing and selling drugs for different biopharmaceutical companies with similar chemical methods of action subjects us to risk if new scientific information or regulatory judgment prejudices the drugs as a class, which may lead to compelled or voluntary prescription limitations or withdrawal of some or all of such drugs from the market.
Similarly, some or all of the clinical trials could be canceled as a result of successful development of other competing drugs; for example, further clinical development of vaccines to treat COVID-19 or another future pandemic disease could be slowed or canceled if the outbreak of such pandemic is deemed to have been adequately brought under control, such that further clinical development of vaccines is no longer necessary or desirable.
Litigation and other legal proceedings against Science 37, which may arise in the ordinary course of Science 37’s business, could be costly and time consuming to defend.
Science 37 is from time to time subject to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by its customers in connection with commercial disputes and employment claims made by its current or former employees. From time to time, third parties have asserted and may in the future assert intellectual property rights to technologies that are important to Science 37’s business and have demanded and may in the future demand that we license their technology. Litigation may result in substantial costs and may divert management’s attention and resources, which may seriously harm Science 37’s business, overall financial condition and operating results. Insurance may not cover such claims, may not be sufficient for one or more such claims, and may not continue to be available on terms acceptable to Science 37. A claim brought against Science 37 that is uninsured or underinsured could result in unanticipated costs, negatively affecting Science 37’s business, results of operations, and financial condition.
Risks Related to the General Economic and Financial Market Conditions and the Industries in which Science 37 Operates
Science 37’s operations might be affected by the occurrence of natural disasters, pandemics, such as the COVID-19 pandemic, or other catastrophic events.
Science 37 depends on its customers, investigators and patients for the continued operation of its business. While Science 37 maintains disaster recovery and business continuity plans, they might not adequately protect Science 37. Despite any precautions Science 37 takes for natural disasters or other catastrophic events, these events, including terrorist attacks, hurricanes, fires, floods, ice and snowstorms, and pandemics, such as the COVID-19 pandemic, may result in interruptions in Science 37’s ability to provide services to its customers. Disruptions in infrastructure, laboratory, clinic or office closures, mandatory stay at home orders or other social distancing measures and disruptions caused by events such as natural disasters, or other “acts of God,” the outbreak of war, the escalation of hostilities and acts of terrorism or pandemics, such as the COVID-19 pandemic, could adversely affect Science 37’s businesses. Although Science 37 carries business interruption insurance policies and typically have provisions in its contracts that protect Science 37 from certain events, its coverage might not respond or be adequate to compensate Science 37 for all losses that may occur, including those relating to the COVID-19 pandemic. Any natural disaster or catastrophic event, such as the COVID-19 pandemic, affecting Science 37 or its customers, investigators, patients or infrastructure could have a significant negative impact on its operations or financial performance.
Science 37’s business could also be adversely affected by positive developments regarding, or the resolution of, the COVID-19 pandemic or another future pandemic. The various restrictions imposed by various government entities in response to the COVID-19 pandemic, including social distancing and

“stay-at- home” orders, likely bolstered the level of decentralized clinical trial activity in 2020, which benefitted Science 37. As these restrictions are relaxed or lifted, there can be no assurance that the level of decentralized clinical trial activity will remain elevated. Additionally, in light of the COVID-19 pandemic and recent logistical technology developments, the FDA and European Medicines Agency (“EMA”) each issued guidance directing sponsors to implement DCT techniques in order to maintain study continuity, and endorsed DCT techniques as viable, long-term solutions for study design and evidence generation. If this guidance were to be retracted or if the FDA and/or EMA were to otherwise fail to continue promoting the use of DCT techniques, the level of decentralized trial activity could decrease. If the level of decentralized clinical trial activity decreases, Science 37’s business and results of operations would be adversely affected.
Science 37 faces significant competition, which could cause Science 37 to lose business or achieve lower margins.
The market for Science 37’s clinical trial solutions is intensely competitive and characterized by rapidly changing technologies, evolving industry standards, and frequent new product and service introductions and enhancements that may render existing products and services obsolete. Accordingly, Science 37’s market share and margins are subject to sudden declines. Some of Science 37’s competitors have longer operating histories, greater financial, technical, marketing and other resources, and greater name recognition than Science 37 does. These competitors may respond more quickly than Science 37 can to new and emerging technologies and changing customer and regulatory requirements, or devote greater resources to the development, promotion, and sale of their solutions. New competitors may enter Science 37’s market in the future, as barriers to entry are relatively low in its industry. Increased competition may result in pricing pressures, which could negatively impact Science 37’s sales, gross margins, or market share. In addition, current and potential competitors have established, and may in the future establish, relationships with vendors of complementary products, technologies, or services to increase the penetration of their products in the marketplace. Even if Science 37’s products and services are more effective than the products or service offerings of its competitors, current or potential customers might accept competitive products and services in lieu of purchasing its cloud-based solutions and services. Science 37’s failure to compete effectively could materially adversely affect its business, financial condition or results of operations.
Science 37 depends entirely on the clinical trial market, and a downturn in this market could cause its revenues to decrease.
Science 37’s business depends entirely on the clinical trials conducted or sponsored by pharmaceutical, biotechnology, and medical device companies, CROs, and other entities. Science 37’s revenues may decline as a result of conditions affecting these industries, including general economic downturns, increased consolidation, decreased competition, or fewer products under development. Other developments that may affect these industries and harm Science 37’s operating results include, but are not limited to, product liability claims, changes in government regulation, changes in governmental price controls or third-party reimbursement practices, and changes in medical practices. Disruptions in the world credit and equity markets may also result in a global downturn in spending on research and development and clinical trials and may impact Science 37’s customers’ access to capital and their ability to pay for Science 37’s solutions. Any decrease in research and development expenditures or in the size, scope, or frequency of clinical trials could materially adversely affect Science 37’s business, results of operations, or financial condition.
Consolidation among Science 37’s customers may cause Science 37 to lose customers, decrease the market for its products and services and result in a reduction of its revenues.
Science 37’s customer base may decline because of industry consolidation, and Science 37 may not be able to expand sales of its products and services to new customers. Consolidation within the biopharmaceutical industry, including among CROs, has accelerated in recent years, and this trend may continue. In addition, new companies or organizations that result from such consolidation may decide that Science 37’s products and services are no longer needed because of their own internal processes or the use of alternative systems they have in place or may choose to develop or acquire. As these entities consolidate, competition to provide products and services to industry participants will become more intense and the importance of establishing relationships with large industry participants will become greater. These industry participants may try to use their market power to negotiate price reductions for Science 37’s products and services. If consolidation of larger current customers occurs, the combined organization may represent a larger percentage of business for

Science 37 and, as a result, Science 37 is likely to rely more significantly on the combined organization’s revenues to continue to achieve growth. In addition, if large life sciences companies merge, it would have the potential to reduce per-unit pricing for Science 37’s products and services for the merged companies or to reduce demand for one or more of its products and services as a result of potential personnel reductions over time.
Outsourcing trends in the biopharmaceutical industry and changes in spending and research and development budgets could adversely affect Science 37’s operating results and growth rates.
Science 37 is dependent upon the ability and willingness of biopharmaceutical companies to continue to spend on research and development and to outsource the services that Science 37 provides. Science 37 is therefore subject to risks, uncertainties and trends that affect companies in the biopharmaceutical industry that Science 37 does not control. Science 37 has benefited to date from the tendency of biopharmaceutical companies to outsource clinical research projects. Any downturn in these industries or reduction in spending or outsourcing could materially adversely affect Science 37’s business. The following could each result in such a downturn:
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if biopharmaceutical companies expanded upon their in-house clinical or development capabilities, they would be less likely to utilize Science 37’s services;

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if governmental regulations were changed, it could affect the ability of its customers to operate profitably, which may lead to a decrease in research spending and therefore this could have a material adverse effect on its business; and

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if unfavorable economic conditions or disruptions in the credit and equity capital markets negatively impacted its customers.

Science 37’s estimate of the market size for its products and services may prove to be inaccurate, and even if the market size is accurate, there can be no assurance that its business will serve a significant portion of the market.
Science 37’s estimate of the market size for its products and services that Science 37 has provided publicly, sometimes referred to as its serviceable addressable market (“SAM”), is subject to significant uncertainty and is based on assumptions and estimates, including Science 37’s internal analysis and industry experience, which may not prove to be accurate. These estimates are, in part, based upon the size of the general application areas Science 37 targets. Science 37’s ability to serve a significant portion of this estimated market is subject to many factors, including its success in implementing its business strategy, which is subject to many risks and uncertainties. For example, in order to address the entire SAM Science 37 has identified, Science 37 must continue to enhance and add functionality to its existing products and services and introduce new products and services. Accordingly, even if Science 37’s estimate of the market size is accurate, there can be no assurance that its business will serve a significant portion of this estimated market for its solutions.
Risks Related to Technology, Intellectual Property and Data Privacy
Science 37’s business depends on the continued effectiveness and availability of its information systems, including the information systems Science 37 uses to provide its services to its customers, and failures of these systems may materially limit its operations.
Due to the global nature of Science 37’s business and its reliance on information systems to provide its services, Science 37 has increased, and intend to continue to increase, its use of integrated information systems in delivering its services. Science 37 also provides access to similar information systems to certain of its customers in connection with the services Science 37 provides them. As the breadth and complexity of Science 37’s information systems continue to grow, it will increasingly be exposed to the risks inherent in the development, integration and ongoing operation of evolving information systems, including:
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disruption, impairment, or failure of data centers, telecommunications facilities, or other key infrastructure platforms;

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security breaches of, ransomware or other cyberattacks on, and other failures or malfunctions in Science 37’s critical application systems or their associated hardware; and

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excessive costs, excessive delays, or other deficiencies in systems development and deployment.

The materialization of any of these risks may impede the processing of data, the delivery of databases and services, and the day-to-day management of Science 37’s business and could result in the corruption, loss, or unauthorized disclosure of proprietary, confidential, or other data. While Science 37 has disaster recovery plans in place, they might not adequately protect Science 37 in the event of a system failure. Despite any precautions Science 37 takes, damage from fire, floods, hurricanes, power loss, telecommunications failures, computer viruses, information system security breaches, and similar events at Science 37’s various computer facilities could result in interruptions in the flow of data to its servers and from its servers to its customers. Corruption or loss of data may result in the need to repeat a trial at no cost to the customer, but at significant cost to Science 37, or result in the termination of a contract or damage to its reputation. Additionally, significant delays in system enhancements or inadequate performance of new or upgraded systems once completed could damage Science 37’s reputation and harm its business. Finally, long-term disruptions in the infrastructure caused by events such as natural disasters, the outbreak of war, the escalation of hostilities and acts of terrorism, particularly involving cities in which Science 37 has offices, could adversely affect its business. Although Science 37 carries property and business interruption insurance, its coverage might not be adequate to compensate Science 37 for all losses that may occur.
A failure or breach of Science 37 or its vendors’ IT systems or technology could result in sensitive customer information being compromised or otherwise significantly disrupt its business operations, which would negatively materially affect its reputation and/or results of operations.
Science 37 increasingly relies on information technology systems to process, transmit and store electronic information. In the current environment, there are numerous and evolving risks to cybersecurity and privacy, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, employee malfeasance, and human or technological error. High-profile security breaches at other companies and in government agencies have increased in recent years, and security industry experts and government officials have warned about the risks of hackers and cyberattacks targeting businesses such as Science 37’s. Computer hackers and others routinely attempt to breach the security of technology products, services and systems, and to fraudulently induce employees, customers or others to disclose information or unwittingly provide access to systems or data. Science 37’s products and services involve the storage and transmission of its customers’ proprietary information (including personal or identifying information regarding their employees and the medical professionals whom their sales personnel contact, and sensitive proprietary data related to the clinical trial, regulatory submission and sales and marketing processes for medical treatments), personal information of medical professionals, personal information (which may include health information) of patients and clinical trial participants, and other sensitive information. Unauthorized disclosure of such sensitive or confidential data, whether through system failure or employee negligence, fraud, or misappropriation, could damage Science 37’s reputation and cause it to lose customers. Moreover, the risk of unauthorized circumvention of Science 37’s security measures or those of the third parties on whom it relies has been heightened by advances in computer and software capabilities and the increasing sophistication of hackers who employ complex techniques, including, without limitation, “phishing” or social engineering incidents, ransomware, extortion, account takeover attacks, denial or degradation of service attacks, and malware. Unauthorized access to or through Science 37’s information systems or those Science 37 develops for its customers, whether by its employees or third parties, including a cyberattack by computer programmers and hackers who may develop and deploy viruses, worms, or other malicious software programs, could cause several negative consequences, including the following, among others: negative publicity, loss of customer confidence, significant remediation costs, time-consuming and costly regulatory investigations, legal liability, and damage to Science 37’s reputation. Any of these could contribute to a loss of customers or substantial costs for Science 37, which could have a material adverse effect on Science 37’s results of operations. Additionally, the costs of mitigating cybersecurity risks are significant and are likely to increase in the future. These costs include, but are not limited to, retaining the services of cybersecurity providers; compliance costs arising out of existing and future cybersecurity, data protection and privacy laws and regulations; and costs related to maintaining redundant networks, data backups and other damage- mitigation measures. In addition, Science 37’s liability insurance might not be sufficient in type or amount to adequately cover Science 37 against claims related to security breaches, cyberattacks and other related breaches, or the risk that the insurer will deny coverage of any future claim.
While Science 37 has certain cybersecurity safeguards in place designed to protect and preserve the integrity of Science 37’s information technology systems, due to the evolving nature of security threats and the potential negative consequences of a cybersecurity attack outlined above, the impact of any future incidents cannot be reasonably predicted. Science 37’s customers are also increasingly requiring cybersecurity protections and mandating cybersecurity standards in its products, and Science 37 may incur additional costs to comply with such demands. In addition, Science 37’s efforts to address a cybersecurity attack may not be successful, potentially resulting in the theft, loss, destruction or corruption of information Science 37 stores electronically, as well as unexpected interruptions, delays, or cessation of service. Any of these outcomes could cause serious harm to Science 37’s business operations and materially adversely affect its financial condition and results of operations.
In addition, some of Science 37’s vendors have significant responsibility for the security of certain of its data centers and computer-based platforms or software-as-a-service (“SaaS”) applications upon which Science 37’s businesses rely to host or process data or to perform various functions. Also, Science 37’s data suppliers have responsibility for security of their own computer and communications environments. These third parties face risks relating to cybersecurity similar to Science 37’s, which could disrupt their businesses and therefore materially impact Science 37’s. Accordingly, Science 37 is subject to any flaw in or breaches to its computer and communications systems or those that its vendors operate for Science 37, which could result in a material adverse effect on its business, operations and financial results.
Science 37’s products and services are subject to rapid technological changes and evolving industry standards. If Science 37 does not keep pace with rapid technological changes, its products and services may become less competitive or obsolete, which could have a material adverse effect on its business, results of operations and financial condition.
The biopharmaceutical industry generally, including the market for Science 37’s clinical trial products and services, is characterized by evolving industry standards and frequent new product and service introductions and enhancements. Science 37’s current competitors or other businesses might develop technologies or services that are more effective or commercially attractive than, or render obsolete, Science 37’s current or future technologies and services. If Science 37’s competitors introduce superior technologies or services and if Science 37 cannot make enhancements to remain competitive, its competitive position would be harmed. If Science 37 is unable to compete successfully, it may lose customers or be unable to attract new customers, which could lead to a decrease in its revenue and financial condition.
Science 37’s proprietary software may not operate properly, which could damage its reputation, give rise to claims against Science 37 or divert application of its resources from other purposes, any of which could harm Science 37’s business, results of operations and financial condition.
Proprietary software development is time-consuming, expensive and complex, and may involve unforeseen difficulties. Science 37 encounters technical obstacles from time to time, and it is possible that Science 37 may discover additional problems that prevent its proprietary applications from operating properly. If Science 37’s solution does not function reliably or fails to achieve customer expectations in terms of performance, customers could assert liability claims against Science 37 or attempt to cancel their contracts with Science 37. This could damage Science 37’s reputation and impair its ability to attract or maintain customers. Moreover, data services are complex and those Science 37 offers have in the past contained, and may in the future develop or contain, undetected defects or errors. Material performance problems, defects or errors in Science 37’s existing or new software-based products and services may arise in the future and may result from interface of Science 37’s solution with systems and data that it did not develop and the function of which is outside of its control or undetected in its testing. These defects and errors, and any failure by Science 37 to identify and address them, could result in loss of revenue or market share, diversion of development resources, harm to Science 37’s reputation and increased service and maintenance costs. Defects or errors may discourage existing or potential customers from purchasing its products or services from Science 37. Correction of defects or errors could prove to be impossible or impracticable. The costs incurred in correcting any defects or errors may be substantial and could have a material adverse effect on Science 37’s business, results of operations and financial condition.

Science 37 has only a limited ability to protect its intellectual property rights, both domestically and internationally, and these rights are important to its success.
Science 37’s success depends, in part, upon its ability to develop, use and protect its proprietary methodologies, analytics, systems, technologies and other intellectual property. Science 37 relies upon a combination of trade secrets, confidentiality policies, nondisclosure, invention assignment and other contractual arrangements, and copyright, trademark, patent and trade secret laws, to protect its intellectual property rights. These laws are subject to change at any time and certain agreements may not be fully enforceable, which could further restrict Science 37’s ability to protect its innovations. Further, these laws may not provide adequate protection for Science 37’s intellectual property, particularly in countries in which the legal system provides less protection for intellectual property rights. For example, the laws of some foreign countries, especially certain developing countries with emerging economies in Asia, Eastern Europe and Latin America, do not protect intellectual property rights to the same extent as federal and state laws in the United States. Science 37’s intellectual property rights may not prevent competitors from independently developing services similar to, or duplicative of, Science 37’s. For instance, unauthorized parties may attempt to copy or reverse engineer certain aspects of Science 37’s products that it considers proprietary or its proprietary information may otherwise become known or may be independently developed by its competitors or other third parties. Further, the steps Science 37 takes in this regard might not be adequate to prevent or deter infringement or other misappropriation of its intellectual property by competitors, former employees or other third parties, and Science 37 might not be able to detect unauthorized use of, or take appropriate and timely steps to enforce, its intellectual property rights. Enforcing Science 37’s rights might also require considerable time, money and oversight, and Science 37 may not be successful in enforcing its rights. It may not be possible to enforce intellectual property rights effectively in some countries at all or to the same extent as in the United States and other countries, and many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions.
Depending on the circumstances, Science 37 might need to grant a specific customer greater rights in intellectual property developed in connection with a contract than it otherwise would generally do. In certain situations, Science 37 might forgo all rights to the use of intellectual property it creates, which would limit its ability to reuse that intellectual property for other customers. Any limitation on Science 37’s ability to provide a service or solution could cause Science 37 to lose revenue generating opportunities and require Science 37 to incur additional expenses to develop or license new or modified solutions for future projects.
Science 37 may be subject to claims that it or its technologies infringe upon the intellectual property or other proprietary rights of a third party. Any such claims may require Science 37 to incur significant costs, to enter into royalty or licensing agreements, or to develop or license substitute technology.
Third parties may assert claims that Science 37’s technologies infringe upon their intellectual property or other proprietary rights. Science 37 cannot assure you that its cloud-based solutions and the technologies used in its product offerings do not infringe upon patents held by others or that they will not so infringe in the future. Any future claim of infringement could cause Science 37 to incur substantial costs defending against the claim, even if the claim is without merit, and could distract its management from its business. Moreover, any settlement or adverse judgment resulting from the claim could require Science 37 to pay substantial amounts or obtain a license to continue to use the technology that is the subject of the claim, or otherwise restrict or prohibit Science 37’s use of the technology. Any required licenses may not be available to Science 37 on acceptable terms, if at all. If Science 37 does not obtain any required licenses, it could encounter delays in product introductions if it attempts to design around the technology at issue or attempt to find another provider of suitable alternative technology to permit Science 37 to continue offering the applicable solution. In addition, Science 37 generally provides in its customer agreements that Science 37 will indemnify its customers against third-party infringement claims relating to its technology provided to the customer, which could obligate Science 37 to fund significant amounts. Infringement claims asserted against Science 37 or against its customers or other third parties that Science 37 is required or otherwise agree to indemnify may have a material adverse effect on its business, results of operations or financial condition.

Confidentiality arrangements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.
Science 37 has devoted substantial resources to the development of its technology, business operations and business plans. In order to protect Science 37’s trade secrets and proprietary information, Science 37 relies in significant part on confidentiality arrangements with its employees, licensees, independent contractors, advisors, reseller partners and customers. These arrangements may not be effective to prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, if others independently discover trade secrets and proprietary information, Science 37 would not be able to assert trade secret rights against such parties. Effective trade secret protection may not be available in every country in which Science 37’s products are available or where Science 37 has employees or independent contractors. The loss of trade secret protection could make it easier for third parties to compete with Science 37’s products by copying functionality. In addition, any changes in, or unexpected interpretations of, the trade secret and employment laws in any country in which Science 37 operates may compromise its ability to enforce its trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of Science 37’s proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect its competitive business position.
Science 37 may enter into collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships with third parties that may not result in the development of commercially viable solutions or the generation of significant future revenues.
In the ordinary course of Science 37’s business, Science 37 may enter into collaborations, in-licensing arrangements, joint ventures, strategic alliances, partnerships or other arrangements to develop products and to pursue new markets. Proposing, negotiating and implementing collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology or other business resources, may compete with Science 37 for these opportunities or arrangements. Science 37 may not identify, secure, or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms or at all. Science 37 has limited institutional knowledge and experience with respect to these business development activities, and Science 37 may also not realize the anticipated benefits of any such transaction or arrangement. In particular, these collaborations may not result in the development of products that achieve commercial success or result in significant revenues and could be terminated prior to developing any products. Additionally, Science 37 may not own, or may jointly own with a third party, the intellectual property rights in products and other works developed under its collaborations, joint ventures, strategic alliances or partnerships.
Additionally, Science 37 may not be in a position to exercise sole decision making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and its future collaborators may have economic or business interests or goals that are, or that may become, inconsistent with its business interests or goals. It is possible that conflicts may arise with Science 37’s collaborators, such as conflicts concerning the achievement of performance milestones, or the interpretation of significant terms under any agreement, such as those related to financial obligations or the ownership or control of intellectual property developed during the collaboration. If any conflicts arise with any future collaborators, they may act in their self-interest, which may be adverse to Science 37’s best interest, and they may breach their obligations to Science 37. In addition, Science 37 may have limited control over the amount and timing of resources that any future collaborators devote to Science 37’s or their future products. Disputes between Science 37 and its collaborators may result in litigation or arbitration which would increase Science 37’s expenses and divert the attention of its management. Further, these transactions and arrangements will be contractual in nature and will generally be terminable under the terms of the applicable agreements and, in such event, Science 37 may not continue to have rights to the products relating to such transaction or arrangement or may need to purchase such rights at a premium.

Risks Related to Science 37’s Reliance on Third Parties
Science 37 relies on third parties for important products, services and licenses to certain technology and intellectual property rights, and there might be problems with such products or services or it might not be able to continue to obtain such products, services and licenses.
Science 37 depends on certain third parties to provide it with products and services critical to its business. Such third parties include, among others, suppliers of drugs for patients participating in trials; the nurses, investigators and coordinators involved in executing clinical trials; and common carriers to ship drugs and other products. The failure of even one of these third parties to adequately provide the required products or services, or to do so in compliance with applicable regulatory requirements, could have a material adverse effect on Science 37’s business. For example, a distributor could ship the wrong drug product to a patient, a common carrier could fail to properly adhere to the specific handling requirements of the drug product during shipping, or a mobile nurse could improperly administer the drug product to a patient. Any of these or other potential failures could result in patient harm or death, which could give rise to legal claims against Science 37, damage its reputation, or otherwise adversely affect its business, financial condition and results of operations.
Science 37 also relies on third-party platforms or marketplaces, including the Apple App Store and Google Play App Store, which serve as online distribution platforms for Science 37’s mobile application. As a result, the expansion and prospects of Science 37’s business and its mobile application depend on its continued relationships with these providers and any other emerging platform providers that are widely adopted by consumers. Science 37 is subject to the standard terms and conditions that these providers have for application developers, which govern the content, promotion, distribution and operation of mobile applications on their platforms or marketplaces, and which the providers can change unilaterally on short or no notice. Thus, Science 37’s business could suffer materially if platform providers change their standard terms and conditions, interpretations or other policies and practices in a way that is detrimental to Science 37 or if platform providers determine that Science 37 is in violation of its standard terms and conditions and prohibit it from distributing Science 37’s apps on their platforms.
In addition, Science 37’s business would be harmed if the providers discontinue or limit Science 37’s access to their platforms or marketplaces; the platforms or marketplaces decline in popularity; the platforms modify their algorithms, communication channels available to developers, respective terms of service or other policies, including fees; the providers adopt changes or updates to their technology that impede integration with other software systems or otherwise require Science 37 to modify its technology or update its mobile application in order to ensure that users can continue to access and use its services.
If alternative providers increase in popularity, Science 37 could be adversely impacted if it fails to create compatible versions of its mobile application in a timely manner, or if it fails to establish a relationship with such alternative providers. Likewise, if Science 37’s current providers alter their operating platforms, Science 37 could be adversely impacted as its offerings may not be compatible with the altered platforms or may require significant and costly modifications in order to become compatible. If Science 37’s providers do not perform their obligations in accordance with its platform agreements, Science 37 could be adversely impacted. In the past, some of these platforms or marketplaces have been unavailable for short periods of time. If this or a similar event were to occur on a short- or long-term basis, or if these platforms or marketplaces otherwise experience issues that impact the ability of consumers to download or access Science 37’s mobile application and other information, it could have a material adverse effect on Science 37’s brand and reputation, as well as its business, financial condition and operating results.
Some of Science 37’s services rely on intellectual property, technology and other similar property owned and/or controlled by third parties. Science 37’s licenses to this property and technology could terminate or expire and Science 37 might not be able to replace these licenses in a timely manner. Also, Science 37 might not be able to renew these licenses on similar terms and conditions. Failure to renew these licenses, or renewals of these licenses on less advantageous terms, could have a material adverse effect on Science 37’s business, results of operations, financial condition or cash flow.

Science 37 relies on third parties to provide certain data and other information to Science 37. Science 37’s suppliers or providers might increase its cost to obtain, restrict its use of, or refuse to license data, which could lead to its inability to access certain data or provide certain services and, as a result, materially and adversely affect its operating results and financial condition.
Science 37’s services are derived from, or include, the use of data Science 37 collects from third parties. Science 37 has several data suppliers that provide Science 37 a broad and diverse scope of information that Science 37 collects and uses in its business. Science 37 generally enters into long-term contractual arrangements with many of its data suppliers. At the time Science 37 enters into a new data supply contract or renew an existing contract, suppliers may increase its cost to obtain and use the data provided by such supplier, increase restrictions on its ability to use such data, or altogether refuse to license the data to Science 37. Also, Science 37’s data suppliers may fail to meet or adhere to Science 37’s quality control standards or fail to deliver the data to Science 37. If suppliers that collectively provide a significant amount of the data Science 37 receives or uses were to increase its costs to obtain or use such data, further restrict its access to or use of such data, fails to meet or adhere to its quality control standards, refuses to provide data, or fails to deliver data to Science 37, its ability to provide data-dependent services to Science 37’s customers may be adversely impacted, which could have a material adverse effect on its business, results of operations, financial condition or cash flow.
Science 37’s products and services utilize open source software, and any failure to comply with the terms of one or more of these open source licenses could adversely affect its business.
Science 37’s products and services utilize software covered by open source licenses. Open source software is typically freely accessible, usable and modifiable, and is used by Science 37’s development team in an effort to reduce development costs and speed up the development process. Certain open source software licenses require a user who intends to distribute the open source software as a component of the user’s software to disclose publicly part or all of the source code to the user’s software. In addition, certain open source software licenses require the user of such software to make any derivative works of the open source code available to others on unfavorable terms or at no cost. This can subject previously proprietary software to open source license terms. While Science 37 monitors the use of all open source software in Science 37’s products, processes and technology and try to ensure that no open source software is used in such a way as to require Science 37 to disclose or make available the source code to the related product or solution, such use could inadvertently occur. This could harm Science 37’s intellectual property position and have a material adverse effect on its business.
Risks Related to Political, Legal and Regulatory Environment
Science 37 may face political, legal and compliance, operational, regulatory, economic and other risks associated with the international expansion of its operations that Science 37 does not currently face or that are more significant than in its domestic operations.
As Science 37 expands its operations into new international geographic areas, Science 37 may be subject to political, legal and compliance, operational, regulatory, economic and other risks that it does not face or that are more significant than in Science 37’s domestic operations. These risks may vary widely by country and include varying regional and geopolitical business conditions and demands, government intervention and censorship, discriminatory regulation, nationalization or expropriation of assets and pricing constraints. Science 37’s future international services and products may need to meet country-specific user preferences as well as country-specific legal requirements, including those related to healthcare regulatory laws governing telemedicine, licensing, privacy, data storage, location, protection and security. The interpretation of these laws is evolving and varies significantly from country to county and are enforced by governmental, judicial and regulatory authorities with broad discretion. Science 37 cannot be certain that its interpretation of such laws and regulations will be correct in how Science 37 plans to structure its international operations, as well as its international services agreements and customer arrangements.
Science 37’s international operations may require it to overcome logistical and other challenges based on differing languages, cultures, legal and regulatory schemes and time zones. Science 37’s international operations may encounter labor laws, customs and employee relationships that can be difficult, less flexible than in its domestic operations and expensive to modify or terminate. In some countries Science 37 may be required to, or choose to, operate with local business partners, which will require Science 37 to manage its partner relationships and may reduce its operational flexibility and ability to quickly respond to business challenges.
Science 37’s international operations may be subject to particular risks in addition to those faced by its domestic operations, including:
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the need to localize and adapt its solution for specific countries, including translation into foreign languages and associated expenses;

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potential loss of proprietary information due to misappropriation or laws that may be less protective of its intellectual property rights than U.S. laws or that may not be adequately enforced;

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requirements of foreign laws and other governmental controls, including cross-border compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, healthcare, tax, privacy and data protection laws and regulations;

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requirements of foreign laws and other governmental controls applicable to its ability to conduct telehealth internationally, specifically laws governing remote care and the practice of medicine in such locations;

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data privacy laws that require that customer data be stored and processed in a designated territory;

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new and different sources of competition and laws and business practices favoring local competitors;

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local business and cultural factors that differ from its normal standards and practices, including business practices that Science 37 is prohibited from engaging in by the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and other anti-corruption laws and regulations;

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changes to export controls and economic sanctions laws and regulations;

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central bank and other restrictions on its ability to repatriate cash from international subsidiaries;

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tax issues, such as tax law changes and variations in tax laws as compared to the United States;

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fluctuations in currency exchange rates, economic instability and inflationary conditions, which could make its solution more expensive or increase its costs of doing business in certain countries;

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limitations on future growth or inability to maintain current levels of revenues from international sales if Science 37 does not invest sufficiently in its international operations;

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different pricing environments, longer sales cycles and longer accounts receivable payment cycles and collections issues;

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difficulties in staffing, managing and operating its international operations, including difficulties related to administering its stock plans in some foreign countries and increased financial accounting and reporting requirements and complexities;

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difficulties in coordinating the activities of its geographically dispersed and culturally diverse operations; and

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political unrest, war, terrorism or regional natural disasters, particularly in areas in which Science 37 has facilities.

Science 37’s overall success regarding its operations in international markets will depend, in part, on its ability to anticipate and effectively manage these risks and there can be no assurance that Science 37 will be able to do so without incurring unexpected costs. If Science 37 is not able to manage the risks related to its international operations, Science 37 may not achieve the expected benefits of these operations and its business, financial condition and results of operations may be harmed.
Due to the global nature of Science 37’s business, Science 37 may be exposed to liabilities under anti-corruption laws, including the United States Foreign Corrupt Practices Act, the United Kingdom Bribery Act (the “UK Bribery Act”) and various international anti-corruption laws, and any allegation or determination that Science 37 violated these laws could have a material adverse effect on its business.
Science 37 is required to comply with the FCPA, the UK Bribery Act and other international anti-corruption laws, which prohibit companies from engaging in bribery including corruptly or improperly offering, promising, or providing money or anything else of value to non-United States officials and certain other recipients. In addition, the FCPA imposes certain books, records, and accounting control obligations on public companies and other issuers. Science 37 operates in parts of the world in which corruption can be common and compliance with anti-bribery laws may conflict with local customs and practices. Science 37’s global operations face the risk of unauthorized payments or offers being made by employees, consultants, sales agents, and other business partners outside of Science 37’s control or without its authorization. It is Science 37’s policy to implement safeguards to prohibit these practices by its employees and business partners with respect to its operations. However, irrespective of these safeguards, or as a result of monitoring compliance with such safeguards, it is possible that Science 37 or certain other parties may discover or receive information at some point that certain employees, consultants, sales agents, or other business partners may have engaged in corrupt conduct for which Science 37 might be held responsible. Violations of the FCPA, the UK Bribery Act or other international anti-corruption laws may result in restatements of, or irregularities in, Science 37’s financial statements as well as severe criminal or civil sanctions, and Science 37 may be subject to other liabilities, which could negatively affect its business, operating results and financial condition. In some cases, companies that violate the FCPA may be debarred by the United States government and/or lose their United States export privileges. Changes in anti-corruption laws or enforcement priorities could also result in increased compliance requirements and related costs which could adversely affect Science 37’s business, results of operations and financial condition. In addition, the United States or other governments may seek to hold Science 37 liable for successor liability FCPA violations or violations of other anti-corruption laws committed by companies in which Science 37 invests or that Science 37 acquired or will acquire.
Science 37’s employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could have a material adverse effect on its business.
Science 37 is exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with governmental regulations, comply with federal and state health-care fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to Science 37. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self- dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical studies or data or documentation fraud or manipulation, which could result in regulatory sanctions and serious harm to Science 37’s reputation. It is not always possible to identify and deter employee misconduct, and the precautions Science 37 takes to detect and prevent misconduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting Science 37 from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against Science 37, and Science 37 is not successful in defending itself or asserting its rights, those actions could have a significant impact on Science 37’s business and results of operations, including the imposition of significant fines or other sanctions.
If Science 37 fails to comply with certain healthcare laws, including fraud and abuse laws, Science 37 could face substantial penalties and its business, results of operations, financial condition, and prospects could be adversely affected.
Even though Science 37 does not order healthcare services or bill directly to Medicare, Medicaid or other third-party payors, certain federal and state healthcare laws and regulations pertaining to fraud and abuse are and will be applicable to Science 37’s business. Science 37 could be subject to healthcare fraud and abuse laws of both the federal government and the states in which Science 37 conducts its business. Because of the breadth of these laws and the narrowness of available statutory and regulatory exceptions, it is possible that some of Science 37’s business activities could be subject to challenge under one or more of such laws.
If Science 37 or its operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to Science 37, Science 37 may be subject to penalties, including civil and criminal penalties, damages, fines, imprisonment, and the curtailment or restructuring of Science 37’s operations, any of which could materially adversely affect its ability to operate its business and its financial results.

Extensive governmental regulation of the clinical trial process and Science 37’s products and services could require significant compliance costs and have a material adverse effect on the demand for its solutions.
The clinical trial process is subject to extensive and strict regulation by the FDA, EMA and other regulatory authorities worldwide. Science 37’s products and services are also subject to state, federal and foreign regulations. Demand for Science 37’s products is largely a function of such government regulation, which is subject to change at any time. Changes in the level of regulation, including a relaxation in regulatory requirements or the introduction of simplified drug approval procedures, could have a material adverse effect on the demand for Science 37’s products or services. Proposals to place caps on drug prices could limit the profitability of existing or planned drug development programs, making investment in new drugs and therapies less attractive to pharmaceutical companies. Similarly, the requirements in the United States, the European Union, the Asia Pacific region, and elsewhere to create a detailed registry of all clinical trials could have an impact on customers’ willingness to perform certain clinical studies. In addition, the uncertainty surrounding the possible adoption and impact on health care of any Good Clinical Practice (“GCP”) reforms could cause Science 37’s customers to delay planned research and development until some of these uncertainties are resolved.
Modifying Science 37’s products and services to comply with changes in regulations or regulatory guidance could require Science 37 to incur substantial costs. Further, changing regulatory requirements may render Science 37’s solutions obsolete or make new products or services more costly or time consuming than Science 37 currently anticipates. Failure by Science 37, its customers or its competitors to comply with applicable regulations could result in increased regulatory scrutiny and enforcement. If Science 37’s solutions fail to comply with government regulations or guidelines, Science 37 could incur significant liability or be forced to cease offering or using Science 37’s applicable products or services. If Science 37’s products or services fail to allow its customers to comply with applicable regulations or guidelines, customers may be unwilling to use its products or services and any such non-compliance could result in the termination of or additional costs arising from contracts with its customers.
Science 37 is subject to a variety of privacy and data security laws, and its failure to comply with them could have a materially adverse impact on its business.
Science 37’s products and services involve the storage and transmission of its customers’ personal information regarding their employees and the medical professionals whom their sales personnel contact, personal information of medical professionals, personal information (which may include health information) of patients and clinical trial participants, and other sensitive information. In the United States, there are numerous federal and state privacy and data security laws and regulations governing the collection, use, disclosure and protection of such information, including federal and state health information privacy laws, federal and state security breach notification laws, and federal and state consumer protection laws. In addition, Science 37 may obtain health information from third parties (including research institutions from which it obtains clinical trial data) that are subject to privacy and security requirements under HIPAA, as amended by HITECH and regulations promulgated thereunder.
In the European Economic Area (the “EEA”), Science 37 is subject to the EU General Data Protection Regulation (the “GDPR”) which took effect in May 2018. The GDPR governs the collection, use, disclosure, transfer or other processing of personal data (i.e., data which identifies an individual or from which an individual is identifiable), including clinical trial data, and grants individuals various data protection rights (e.g., the right to erasure of personal data). The GDPR imposes a number of obligations on companies, including, inter alia: (i) accountability and transparency requirements, and enhanced requirements for obtaining valid consent; (ii) obligations to consider data protection as new products or services are developed and to limit the amount of personal data processed; and (iii) obligations to implement appropriate technical and organizational measures to safeguard personal data and to report certain personal data breaches to the supervisory authority without undue delay (and no later than 72 hours where feasible). In addition, the GDPR prohibits the transfer of personal data from the EEA to the United States and other jurisdictions that the European Commission does not recognize as having “adequate” data protection laws unless a data transfer mechanism has been put in place. In July 2020, the Court of Justice of the EU (“CJEU”) limited how organizations could lawfully transfer personal data from the EEA to the United States by invalidating the EU-US Privacy Shield for purposes of international transfers and imposing further restrictions on use of the standard contractual clauses (“SCCs”). These restrictions include a requirement for companies to carry out a transfer privacy impact assessment which, among other things, assesses the laws governing access to personal data in the recipient country and considers whether supplementary measures that provide privacy protections additional to those provided under SCCs will need to be implemented to ensure an essentially equivalent level of data protection to that afforded in the EEA. The European Commission issued revised SCCs on June 4, 2021 to account for the decision of the CJEU and recommendations made by the European Data Protection Board. The GDPR imposes substantial fines for breaches and violations (up to the greater of €20 million or 4% of consolidated annual worldwide gross revenue), and confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies and obtain compensation for damages resulting from violations of the GDPR. Relatedly, following the United Kingdom’s withdrawal from the EU (i.e., Brexit), and the expiry of the Brexit transition period, which ended on December 31, 2020, the GDPR has been implemented in the United Kingdom (as the “UK GDPR”). The UK GDPR sits alongside the UK Data Protection Act 2018 which implements certain derogations in the GDPR into UK law. Under the UK GDPR, companies not established in the UK but who process personal data in relation to the offering of goods or services to individuals in the UK, or to monitor their behavior, will be subject to the UK GDPR — the requirements of which are (at this time) largely aligned with those under the GDPR and as such, may lead to similar compliance and operational costs with potential fines of up to £17.5 million or 4% of global turnover. Further, while transfers of personal data from the UK to the EEA are unrestricted and do not require additional safeguards, as regards transfers of personal data from the EEA to the UK, under the terms of the Trade and Cooperation Agreement agreed between the EU and the UK on December 24, 2020, such data flows only remain unrestricted until the end of June 2021, provided the UK makes no substantive changes to its data protection laws. The European Commission has published a draft “adequacy decision” for the UK according to which, if adopted, transfers of personal data from the EU to the UK would continue unrestricted and would not require any additional safeguards. However, it is not clear when this decision may become effective and to the extent the decision, in its current form, is not adopted, data transfer mechanisms such as the SCCs will be required for transfer of personal data from the EEA to the UK. If Science 37 is required to implement additional measures to transfer data from the EEA to the UK or other third countries, this could increase its compliance costs, and could adversely affect its business, financial condition and results of operations.
Compliance with these and any other applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and Science 37 may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. Furthermore, the laws are not consistent, and compliance in the event of a widespread data breach is costly. In addition, states are constantly adopting new laws or amending existing laws, requiring attention to frequently changing regulatory requirements. For example, California enacted the California Consumer Privacy Act (the “CCPA”), which took effect on January 1, 2020, became enforceable by the California Attorney General on July 1, 2020, and has been dubbed the first “GDPR-like” law in the United States. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined) and provide such consumers new ways to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Further, the California Privacy Rights Act (the “CPRA”) recently passed in California. The CPRA will impose additional data protection obligations on companies doing business in California, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It will also create a new California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. Although the CCPA currently exempts certain health-related information, including clinical trial data, the CCPA and the CPRA may increase our compliance costs and potential liability. The Virginia Consumer Data Protection Act was also recently passed and is scheduled to take effect on January 1, 2023. Similar laws have been proposed in other states, at the federal level and in other countries, and if passed, such laws may have potentially conflicting requirements that would make compliance challenging.

Any actual or perceived failure by Science 37 to comply with applicable privacy and data security laws and regulations could result in regulatory investigations, reputational damage, orders to cease/change Science 37’s processing of its data, enforcement notices, and/or assessment notices (for a compulsory audit). Science 37 may also face civil claims including representative actions and other class action-type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm.
Changes in U.S. tax laws, and the adoption of tax reform policies or changes in tax legislation or policies in jurisdictions outside of the United States, could adversely affect Science 37’s operating results and financial condition.
Science 37 is subject to federal and state income and non-income taxes in the United States. Tax laws, regulations, and administrative practices in various jurisdictions may be subject to significant change, with or without notice, due to economic, political, and other conditions, and significant judgment is required in evaluating and estimating these taxes. Science 37’s effective tax rates could be affected by numerous factors, such as entry into new businesses and geographies, changes to Science 37’s existing business and operations, acquisitions and investments and how they are financed, changes in its stock price, changes in its deferred tax assets and liabilities and their valuation, and changes in the relevant tax, accounting, and other laws, regulations, administrative practices, principles and interpretations. Science 37 is required to take positions regarding the interpretation of complex statutory and regulatory tax rules and on valuation matters that are subject to uncertainty, and tax authorities may challenge the positions that Science 37 takes.
Certain U.S. state and local tax authorities may assert that Science 37 has a nexus with such states or localities and may seek to impose state and local income taxes on its income allocated to such state and localities.
There is a risk that certain state tax authorities where Science 37 does not currently file a state income tax return could assert that Science 37 is liable for state and local income taxes based upon income or gross receipts allocable to such states or localities. States and localities are becoming increasingly aggressive in asserting nexus for state and local income tax purposes. Science 37 could be subject to additional state and local income taxation, including penalties and interest attributable to prior periods, if a state or local tax authority in a state or locality where Science 37 does not currently file an income tax return successfully asserts that Science 37’s activities give rise to nexus for state income tax purposes. Such tax assessments, penalties and interest may adversely affect Science 37’s cash tax liabilities, results of operations and financial condition.
Taxing authorities may successfully assert that Science 37 should have collected or in the future should collect sales and use or similar taxes for its services which could adversely affect Science 37’s results of operations.
State taxing authorities may assert that Science 37 had economic nexus with their state and were required to collect sales and use or similar taxes with respect to past or future services that Science 37 has provided or will provide, which could result in tax assessments and penalties and interest. The assertion of such taxes against Science 37 for past services, or any requirement that Science 37 collect sales taxes on the provision of future services, could have a material adverse effect on its business, cash tax liabilities, results of operations, and financial condition.
Science 37’s ability to use net operating losses to offset future income may be subject to certain limitations.
As of December 31, 2020, Science 37 had NOLs to offset future taxable income of approximately $103,569,264, of which approximately $30,230,297 will begin to expire in 2034, if not utilized. A lack of future taxable income would adversely affect Science 37’s ability to utilize these NOLs. In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs and other pre-change tax attributes (such as research tax credits) to offset post-change taxable income. For these purposes, an ownership change generally occurs where the equity ownership of one or more stockholders or groups of stockholders who owns at least 5% of a corporation’s stock increases its ownership by more than 50 percentage points over its lowest ownership percentage within a three-year period (calculated on a rolling basis). Science 37’s existing NOLs may be subject limitations arising out of previous ownership changes and Science 37 may be limited as to the amount that can be utilized each year as a result of such previous ownership changes. In addition, future changes in Science 37’s stock ownership, including future offerings, as well as other changes that may be outside of its control, could result in additional ownership changes under Section 382 of the Code. Science 37’s NOLs may also be impaired under similar provisions of state law. Science 37 has not completed a formal study to determine if any ownership changes within the meaning of Sections 382 and 383 of the Code have occurred. If such ownership change has occurred, Science 37’s ability to use its NOLs or tax credit carryforwards may be restricted, which could require Science 37 to pay federal or state income taxes earlier than would be required if such limitations were not in effect. Science 37 has recorded a full valuation allowance related to its NOLs and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.
In addition to the limitations discussed above under Sections 382 of the Code, the utilization of NOLs incurred in taxable years beginning after December 31, 2017, are subject to limitations adopted by the Tax Cuts and Jobs Act enacted in 2017 (the “TCJA”), as modified by the Coronavirus Aid, Relief, and Economic Security Act enacted in March 2020 (the “CARES Act”). Under the TCJA, in general, NOLs generated in taxable years beginning after December 31, 2017 may offset no more than 80% of such year’s taxable income and there is no ability for such NOLs to be carried back to a prior taxable year. The CARES Act modifies the TCJA with respect to the TCJA’s limitation on the deduction of NOLs and provides that NOLs arising in taxable years beginning after December 31, 2017 and before January 1, 2021, may be carried back to each of the five taxable years preceding the tax year of such loss, but NOLs arising in taxable years beginning after December 31, 2020 may not be carried back. In addition, the CARES Act eliminates the limitation on the deduction of NOLs to 80% of current year taxable income for taxable years beginning before January 1, 2021. As a result of such limitation, Science 37 may be required to pay federal income tax in some future year notwithstanding that it had a net loss for all years in the aggregate.
Science 37’s reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.
U.S. generally accepted accounting principles (“GAAP”) are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on Science 37’s reported results of operations and could affect the reporting of transactions already completed before the announcement of such change.
Risks Related to Our Common Stock Following the Business Combination and to Operating as a Public Company
Science 37 expects to incur increased costs and obligations as a result of being a public company.
As a public company, we will incur significant legal, accounting and other expenses that Science 37 does not incur as a private company. For example, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations of the SEC and Nasdaq, including the establishment and maintenance of effective disclosure and financial controls, changes in corporate governance practices and required filing of annual, quarterly and current reports with respect to our business and results of operations. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act (“Section 404”), which will increase when we are no longer an emerging growth company.

We also expect that operating as a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. This could also make it more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.
We anticipate that our operations will continue to increase in complexity as we grow, which will create management challenges.
Science 37’s business has experienced strong growth and is complex. Following the Business Combination, this growth is expected to continue, and our operations will become increasingly complex. To manage this growth, we will make substantial investments to improve our operational, financial, and management controls as well as our reporting systems and procedures. We may not be able to implement and scale improvements to our systems and processes in a timely or efficient manner or in a manner that does not negatively affect our operating results. For example, we may not be able to effectively monitor certain extraordinary contract requirements or individually negotiated provisions as the number of customers continues to grow. Our systems and processes may not prevent or detect all errors, omissions, or fraud. We may have difficulty managing improvements to our systems, processes and controls or in connection with third-party software. This could impair our ability to provide our products and services to our customers, causing us to lose customers, limiting products and services to less significant updates, or increasing technical support costs. If we are unable to manage this complexity, our business, operations, operating results and financial condition may suffer.
As our customer base continues to grow, we will need to expand our services and other personnel, and maintain and enhance our partnerships to provide a high level of customer service. Extended stay-at-home, business closure, and other restrictive orders may impact our ability to identify, hire, and train new personnel. We will also need to manage our sales processes as our sales personnel and partner network continue to grow and become more complex, and as we continue to expand into new geographies and market segments. If we do not effectively manage this increasing complexity, the quality of our operating system and customer service could suffer, and we may not be able to adequately address competitive challenges. These factors could impair the ability to attract and retain customers and expand customers’ use of our products and services.
If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, our stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.
Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. In addition, any testing by us, as and when required, conducted in connection with Section 404 or any subsequent testing by our independent registered public accounting firm, as and when required, may reveal deficiencies in our internal control over financial reporting that are deemed to be significant deficiencies or material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.
Pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, take steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we, nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.
Science 37’s management has limited experience in operating a public company.
Science 37’s executive officers have limited experience in the management of a publicly traded company. Science 37’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to our management and growth. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.
Subsequent to the consummation of the Business Combination, we may be required to take writedowns or write-offs, or we may be subject to restructuring, impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our Common Stock, which could cause you to lose some or all of your investment.
Although we have conducted due diligence on Science 37, this diligence may not surface all material issues that may be present with Science 37’s business. Factors outside of our control may, at any time, arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure our operations or incur impairment or other charges that could result in us reporting losses.
Even if our due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.
Because we became a public reporting company by means other than a traditional underwritten initial public offering, our stockholders may face additional risks and uncertainties.
Because we became a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there was no independent third-party underwriter selling the shares of our common stock, and, accordingly, our stockholders did not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because there was no independent third-party underwriter selling the shares of our common stock, stockholders had to rely on the information included in LSAQ’s proxy statement/prospectus. Although LSAQ performed a due diligence review and investigation of Science 37 in connection with the Business Combination, the lack of an independent due diligence review and investigation increases the risk of investment in us because it may not have uncovered facts that would be important to a potential investor.
In addition, because we did not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of us. Investment banks may also be less likely to agree to underwrite secondary offerings on behalf of us than they might be if we had become a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with us as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for our common stock could have an adverse effect on our ability to develop a liquid market for our common stock. See “— If securities or industry analysts do not publish research or reports about us, or publish negative reports, our stock price and trading volume could decline.”
There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.
There can be no assurances that we will be able to maintain the listing of our common stock on the Nasdaq in the future. If we fail to maintain the listing, and if Nasdaq or another national securities exchange does not list our common stock on its exchange, our stockholders could face significant material adverse consequences, including:
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a limited availability of market quotations for our common stock;

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reduced liquidity for our common stock;

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a determination that our common stock is a “penny stock” which will require brokers to adhere to more stringent rules and possibly result in a reduced level of trading activity

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in the secondary trading market for our common stock;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If our common stock were not listed on the Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which it offers securities because states are not preempted from regulating the sale of securities that are not covered securities.
The Sponsor, existing stockholders of Science 37 and the PIPE Investors beneficially own a significant equity interest in us and may take actions that conflict with your interests.
The interests of the Sponsor, pre-Business Combination stockholders of Science 37 and the PIPE Investors may not align with the interests of us and our other stockholders. The Sponsor, certain pre-Business Combination stockholders of Science 37 and the PIPE Investors are each in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsor, pre-Business Combination stockholders of Science 37 and the PIPE Investors, and their respective affiliates, may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available.
Our ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. The failure to raise capital when needed could harm our business, operating results and financial condition. Debt or equity issued to raise additional capital may reduce the value of our common stock.
We cannot be certain when or if our operations will generate sufficient cash to fund its ongoing operations or the growth of our business. We intend to make investments to support Science 37’s current business and may require additional funds to respond to business challenges, including the need to develop new features or enhance its software, improve its operating infrastructure or acquire complementary businesses and technologies. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results and financial condition. If we incur debt, the debt holders could have rights senior to holders of shares of our common stock to make claims on our assets. The terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because the decision to issue securities in any future offering will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future issuances of debt or equity securities. As a result, stockholders will bear the risk of future issuances of debt or equity securities reducing the value of their shares of our common stock and diluting their interest.
We may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.
We may issue additional shares of our common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of indebtedness that may be outstanding at such time or under our 2021 Plan and our ESPP, without stockholder approval, in a number of circumstances.
Our issuance of additional shares of our common stock or other equity securities of equal or senior rank could have the following effects:
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your proportionate ownership interest in us will decrease;

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the relative voting strength of each previously outstanding share of our common stock may be diminished; or

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the market price of shares of our common stock may decline.

The market price of our common stock is likely to be highly volatile. If the benefits of the Merger do not meet the expectations of investors, stockholders or financial analysts, the market price of our common stock may decline, and you may lose some or all of your investment.
If the benefits of the Merger do not meet the expectations of investors, stockholders or securities analysts, the market price of our common stock following the Closing may decline. Accordingly, the valuation ascribed to the Science 37 business and LSAQ common stock in the Merger may not be indicative of the price that will prevail in the trading market following the consummation of the Merger.
If an active market for our common stock develops, the trading price of our common stock following the consummation of the Merger could be volatile and subject to wide fluctuations. The trading price of our common stock will depend on many factors, including those described in this “Risk Factors” section, many of which will be beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock since you might be unable to sell your shares at or above the price you paid for them. Any of the factors listed below could have a material adverse effect on your investment in our common stock, which may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our common stock may not recover and may experience a further decline.
Factors affecting the trading price of our common stock may include:
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actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to ours;

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changes in the market’s expectations about our operating results;

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the public’s reaction to our press releases, other public announcements and filings with the SEC;

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speculation in the press or investment community;

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actual or anticipated developments in our business, competitors’ businesses or the competitive landscape generally;

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the operating results failing to meet the expectation of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning Science 37 or the market in general;

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operating and stock price performance of other companies that investors deem comparable to ours;

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changes in laws and regulations affecting our business;

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commencement of, or involvement in, litigation involving us;

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changes in our capital structure, such as future issuances of securities or the incurrence of debt;

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the volume of our common stock available for public sale;

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any major change in our board of directors or management;

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sales of substantial amounts of our common stock by our directors, officers or significant stockholders or the perception that such sales could occur;

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general economic and political conditions such as recessions, interest rates, “trade wars,” pandemics (such as COVID-19) and acts of war or terrorism; and

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other risk factors listed under “Risk Factors.”

Broad market and industry factors may materially harm the market price of our common stock irrespective of our operating performance. The stock market in general and the Nasdaq have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our common stock, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial condition or results of operations. Broad market and industry factors, including, most recently, the impact of the novel coronavirus, COVID-19, and any other global pandemics, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of our Common Stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following the consummation of the Merger. A decline in the market price of our common stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
Volatility in our share price could subject us to securities class action litigation.
In the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources, which could harm our business. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.
The unaudited pro forma financial information included herein may not be indicative of what our actual financial position or results of operations would have been.
This prospectus includes unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021 combine the historical statements of operations of LSAQ and Science 37 on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical balance sheets of LSAQ and Science 37 on a pro forma basis as if the Business Combination had been consummated on September 30, 2021.
The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the business combination been consummated on the dates indicated above, or of our future consolidated results of operations or financial position. Accordingly, our business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

If securities or industry analysts do not publish research or reports about us, or publish negative reports, our stock price and trading volume could decline.
The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us. We do not have any control over these analysts. If our financial performance fails to meet analyst estimates or one or more of the analysts who cover us downgrade our common stock or change their opinion, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
Our only significant asset is our ownership interest in Science 37 and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy our other financial obligations.
We have no direct operations and no significant assets other than our ownership of Science 37. We will depend on Science 37 for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to our common stock. The financial condition and operating requirements of Science 37 may limit our ability to obtain cash from Science 37. The earnings from, or other available assets of, Science 37 may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy our other financial obligations. This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate.
Since we have no current plans to pay regular cash dividends on our common stock, stockholders may not receive any return on investment unless they sell their common stock for a price greater than that which they paid for it.
We do not currently anticipate paying any regular cash dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements and other factors that the Board may deem relevant. In addition, our ability to pay dividends is, and may be, limited by covenants of any future outstanding indebtedness we or our subsidiaries incur. Therefore, any return on investment in our common stock is solely dependent upon the appreciation of the price of our common stock on the open market, which may not occur.
Future sales of shares of our common stock may depress our stock price.
Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.
Delaware law, the Charter and the Bylaws contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Charter and the Bylaws, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of our common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of our Board or taking other corporate actions, including effecting changes in our management. Among other things, the Charter and the Bylaws include provisions regarding:
•
a staggered Board whereby our directors are divided into three classes, with each class subject to retirement and re-election once every three years on a rotating basis;

•
the ability of our Board to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•
the election of directors to be determined by a plurality of votes cast by the stockholders;

•
the limitation of the liability of, and the indemnification of, our directors and officers;

•
our election to not be governed by Section 203 of the DGCL;

•
the limitation on the stockholders’ ability to act by written consent;

•
the ability of our Board to amend the bylaws, which may allow our Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt;

•
advance notice procedures with which stockholders must comply to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us; and

•
the ability to call special meetings of the stockholders which can be exercised only by a majority of the Board, the chairperson of the Board, the chief executive officer or the president.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our Board or management.
The Director Nomination Agreement, together with the Bylaws, provides the stockholders with certain governance rights with respect to us.
In connection with the Closing of the Business Combination, LSAQ entered into a Director Nomination Agreement with certain Science 37 stockholders. Pursuant to the Director Nomination Agreement, our initial board of directors will consist of at least seven members, including:
•
our Chief Executive Officer following the Closing, who is David Coman;

•
one independent director to be designated by certain entities affiliated with Redmile Group, LLC, who is Robert Faulkner;

•
one independent director to be designated by certain affiliates of Lux Capital, who is Adam Goulburn;

•
one independent director to be designated by Pharmaceutical Product Development, LLC, who is Bhooshi DeSilva; and

•
three additional independent directors, who are John W. Hubbard, Neil Tiwari and Emily Rollins.

The Director Nomination Agreement provides, among other things, that from and after the Closing and until such time as it holds less than 10.0% of our then-issued and outstanding common stock, each of such stockholders will be entitled to nominate one person for election as a director of the Board at the applicable meeting of the stockholders, and subject to the Board’s fiduciary duties, the Board will recommend such director nominees for stockholder approval. Upon the first vacancy on the Board, so long as LSAQ beneficially owns more than 1% of the issued and outstanding common stock of the Company and subject to the terms and conditions of the Director Nomination Agreement, LSAQ is entitled to designate one independent director (the “LSAQ Director”) to the Board who will be appointed as a Class III director.
The provision of the Bylaws requiring exclusive forum in certain courts in the State of Delaware or the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.
The Bylaws require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, the Charter or our bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought in a state court located within the state of Delaware (or if no state court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The foregoing provision will not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction.
Additionally, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and consented to the forum provisions in the Charter. The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in the Bylaws to be inapplicable or unenforceable.
Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Further, in the event a court finds either exclusive forum provision contained in the Charter to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make its shares less attractive to investors.
We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the IPO of LSAQ, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of shares of our common stock that are held by non-affiliates exceeds $700 million as of the prior June 30th and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies.
Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in this registration statement and our periodic reports and proxy statements.
We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for the common stock and its market price may be more volatile.

USE OF PROCEEDS
All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any financing instruments. The terms of our existing term loan agreement preclude us from paying cash dividends without consent. Our ability to declare dividends may also be limited by restrictive covenants pursuant to any other future debt financing agreements.

MARKET INFORMATION
Our common stock is listed on the Nasdaq under the symbol “SNCE.” Prior to the consummation of the Business Combination, our common stock, warrants and units were listed on the Nasdaq under the symbols “LSAQ”, “LSAQW” and “LSAQWU,” respectively. As of November 4, 2021, there were 204 holders of record of our common stock. The actual number of stockholders of our common stock is greater than the number of record holders and includes stockholders whose common stock is held in street name by brokers and other nominees.

SELECTED CONSOLIDATED FINANCIAL DATA
The following table contains selected historical consolidated financial data of Science 37 as of and for the nine months ended September 30, 2021 and 2020 and as of and for the years ended December 31, 2020 and 2019. Such data as of and for the nine months ended September 30, 2021 and 2020 have been derived from the unaudited financial statements of Science 37, and such data as of and for the years ended December 31, 2020 and 2019 have been derived from the audited financial statements of Science 37, each of which are included elsewhere in this prospectus.
Science 37’s historical results are not necessarily indicative of the results to be expected in the future or for any full year period. The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Science 37,” and Science 37’s audited and unaudited financial statements and notes thereto included elsewhere in this prospectus.
	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
Consolidated Statement of Operations and Comprehensive Loss:
Revenues:
Revenues (including amounts with related parties)	$39,221,524	$12,541,208	$23,704,219	$14,080,998
Operating expenses:
Cost of revenues (including amounts with related parties)	26,245,932	10,929,068	22,597,361	7,852,390
Selling, general and administrative	37,477,055	17,870,603	28,351,709	22,012,162
Depreciation and amortization	5,188,586	3,162,424	4,446,670	3,343,802
Restructuring costs	—	699,473	771,942	—
Total operating expenses	68,911,573	32,661,568	56,167,682	33,208,354
Loss from operations	(29,690,049)	(20,120,360)	(32,463,463)	(19,127,356)
Other income:
Interest income	1,424	76,019	77,229	625,608
Sublease income (including amounts with related parties)	444,153	696,882	709,283	—
Other income	11,954	(2,489)	2,867	32,972
Total other income	457,531	770,412	789,379	658,580
Net loss and other comprehensive loss	$(29,232,518)	$(19,349,948)	$(31,674,084)	$(18,468,776)
Loss per share:
Basic and diluted	$(7.66)	$(2.29)	$(3.86)	$(2.22)
Weighted average common shares outstanding:
Weighted average shares used to compute basic and diluted net loss per share	3,818,717	8,458,434	8,197,409	8,310,604
Balance Sheet Data:
	September 30, 2021	December 31,
		2020	2019
Total assets	$39,746,218	$57,031,226	$40,327,720
Total liabilities	28,869,555	20,080,293	8,029,973
Total redeemable convertible preferred stock and stockholders’ deficit	10,876,663	36,950,933	32,297,747

UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial statements present the combination of the financial information of LSAQ and Science 37, adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final SEC rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical consolidated balance sheet of LSAQ and the historical balance sheet of Science 37, on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021, combine the historical statements of operations of LSAQ and Science 37 on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented.
Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements are provided for informational purposes only and are based on available information and assumptions that we believe are reasonable. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Science 37 and LSAQ would have been if the Business Combination occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information and changes in operating results following the date of the unaudited pro forma condensed combined financial statements.
On October 4, 2021, the Business Combination was approved in an LSAQ shareholder vote. The Business Combination was consummated on October 6, 2021. In connection with the consummation of the Business Combination, the parties took the actions described below under “Description of Business Combination.”
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect solely to transaction accounting adjustments to the extent they are adjustments that reflect the accounting for the Business Combination.
The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:
•
the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
the historical audited consolidated financial statements of LSAQ as of June 30, 2021 and 2020 and for the year ended June 30, 2021 and for the period from December 18, 2019 (inception) through June 30, 2020 and the related notes, which are included elsewhere herein;

•
the historical audited financial statements of Science 37 as of December 31, 2020 and 2019 and for the years then ended and the related notes, which are included elsewhere herein;

•
the historical unaudited financial statements of Science 37 as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020 and the related notes, which are included elsewhere herein; and

•
the historical unaudited financial statements of LSAQ as of September 30, 2021 and 2020 and for the quarters then ended and the related notes, which are included elsewhere herein;

Description of Business Combination
On May 6, 2021, LifeSci Acquisition II Corp., a Delaware corporation (“LSAQ”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among LSAQ, LifeSci Acquisition II

Merger Sub, Inc. a Delaware corporation and a wholly-owned subsidiary of LSAQ (“Merger Sub”), and Science 37, Inc., a Delaware corporation (“Science 37”). Pursuant to the terms of the Merger Agreement, a business combination between LSAQ and Science 37 will be effected through the merger of Merger Sub with and into Science 37, with Science 37 surviving the merger as a wholly-owned subsidiary of LSAQ (the “Business Combination”).
Treatment of Science 37 Securities
Preferred Stock.    Immediately prior to the effective time of the Business Combination (the “Effective Time”) and subject to the consent of the holders of a majority of the then outstanding shares of Science 37’s Series A, Series, B, Series C, Series D and Series D-1 preferred stock, par value $0.0001 per share (collectively, the “Science 37 Preferred Stock”), voting together as a single class on an as-converted basis, each issued and outstanding share of Science 37 Preferred Stock were converted into shares of the common stock, par value $0.0001 per share, of Science 37 (the “Science 37 Common Stock”) at the then-applicable conversion rates (the “Science 37 Preferred Stock Conversion”).
Common Stock.    At the Effective Time, following the Science 37 Preferred Stock Conversion, each share of Science 37 Common Stock (including shares of Science 37 Common Stock outstanding as a result of the Science 37 Preferred Stock Conversion, but excluding shares the holders of which perfect rights of appraisal under Delaware law) was converted into the right to receive such number of shares of LSAQ Common Stock equal to the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement) and a number of Earn-Out Shares (as defined below). The Exchange Ratio is defined in the Merger Agreement to be the quotient of (i) 100,000,000 divided by the number of shares of Science 37’s Fully Diluted Capital Stock (as defined in the Merger Agreement). The Exchange Ratio was equal to approximately 1.815.
Stock Options.    At the Effective Time, each outstanding option to purchase shares of Science 37 Common Stock granted under the Science 37, Inc. 2015 Stock Plan (each, a “Science 37 Option”), whether or not then vested and exercisable, was converted automatically (and without any required action on the part of such holder of outstanding Science 37 Option) into an option to purchase a number of shares of LSAQ Common Stock equal to the number of shares of Science 37 Common Stock subject to such Science 37 Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), with a per share exercise price equal to the exercise price per share of Science 37 Common Stock of such Science 37 Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent). Notwithstanding the foregoing, in the event the per share exercise price of a Science 37 Option is greater than or equal to the cash equivalent of a number of shares of LSAQ Common Stock equal to the Exchange Ratio, subject to rounding pursuant to the Merger Agreement, such Science 37 Option was cancelled for no consideration.
Earn-Out Shares.    Following the closing of the Business Combination, former holders of shares of Science 37 Common Stock (including shares received as a result of the Science 37 Preferred Stock conversion) and former holders of Science 37 Options will be entitled to receive their respective pro rata shares of up to 12,500,000 additional shares of LSAQ Common Stock (the “Earn-Out Shares”) if, within a three-year period following the date of the consummation of the Business Combination, the closing share price of the LSAQ Common Stock equals or exceeds any of two thresholds over any 20 trading days within a 30-day trading period (each, a “Triggering Event”), subject to, in respect of a former holder of Science 37 Options, continued services to LSAQ or one of its subsidiaries at the time of the applicable Triggering Event. If there is a change of control of LSAQ or its successor within the three-year period following the consummation of the Business Combination that will result in the holders of LSAQ Common Stock receiving a per share price equal to or in excess of any Triggering Event threshold(s), then immediately prior to such change of control, any Triggering Event that has not previously occurred shall be deemed to have occurred and LSAQ shall issue the Earn-Out Shares to the former holders of shares of Science 37 Common Stock and former holders of Science 37 Options in accordance with their respective pro rata shares.
The potential issuance of the 12,500,000 earn-out shares represents a contingent liability to be recorded at fair value on the balance sheet. This is because the potential transferee pro rata share is variable and may change as stock option holders may forfeit their pro rata share if termination occurs prior to the Triggering Event(s), and the forfeited pro rata share is reallocated to the remaining holders.

PIPE Investment
On May 6, 2021, in connection with the execution of the Merger Agreement, LSAQ entered into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (the “Subscribers”) pursuant to which the Subscribers have agreed to purchase, and LSAQ has agreed to sell to the Subscribers, an aggregate of 20,000,000 shares of LSAQ Common Stock (collectively, the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $200,000,000. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement. The sale and purchase of the PIPE Shares was consummated concurrently with the Business Combination.
Redemption of LSAQ Common Stock Prior to the Closing of the Business Combination
Prior to the closing of the Business Combination, holders of shares of LSAQ Common Stock were offered the opportunity to redeem, upon the closing of the Business Combination, all or a portion of Science 37 Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing) in the Trust Account. Holders of 2,299,493 shares of LSAQ Common Stock exercised their right to have such shares redeemed. Accordingly, pro forma shares outstanding upon consummation of the Business Combination consist of the following:
LSAQ Initial Stockholders	2,002,260
Shares from Conversion of LSAQ Private Warrants	3,146,453
LSAQ Public Stockholders	5,709,548
Science 37 Rollover Shares	83,848,889
PIPE Shares	20,000,000
Total	114,707,150

SCIENCE 37 HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2021
(in thousands)
	Science 37 Historical	LSAQ Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Assets
Cash and equivalents	$7,996	$201	$80,122	2A	$242,991
			(22,324)	2B
			200,000	2F
			—	2G
			(23,004)	2I
Restricted cash	—	—	—	2G	—
Accounts receivable (including amounts with related parties)	6,999	—	—		6,999
Prepaid expenses and other current assets	4,226	89	(986)	2B	3,329
Total current assets	19,221	290	233,808		253,319
Cash and marketable securities held in Trust Account	—	80,122	(80,122)	2A	—
Property, plant and equipment, net	1,158	—	—		1,158
Capitalized software, net	16,679	—	—		16,679
Operating lease right-of-use assets	2,362	—	—		2,362
Other assets	326	—	—		326
Total assets	$39,746	$80,412	$153,686		$273,844
Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Accounts payable	$7,489	$715	$(649)	2B	$7,555
Accrued expenses and other liabilities	10,727	—	(181)	2B	10,546
Deferred revenue	6,571	—	—		6,571
Total current liabilities	24,787	715	(830)		24,672
Long-term deferred revenue	1,056	—	—		1,056
Operating lease liabilities	1,485	—	—		1,485
Contingent liability for issuance of earn-out shares			81,800	2J	81,800
Other long-term liabilities	1,542	—	—		1,542
Total liabilities	28,870	715	80,970		110,555
Common stock subject to possible redemptions	—	80,091	(80,091)	2C	—
Redeemable convertible preferred stock	143,086	—	(143,086)	2D	—
Stockholders’ Equity (Deficit)
Common stock, par value	1	—	—	2C	11
			1	2C
			(1)	2E
			8	2E
			2	2F
			—	2I
Additional paid-in capital	4,769	998	(998)	2C	300,258
			81,087	2C
			(22,479)	2B
			143,086	2D
			(8)	2E
			1	2E
			199,998	2F
			(81,800)	2J
			(23,004)	2I
			(1,392)	2H
Accumulated deficit	(136,980)	(1,392)	1,392	2H	(136,980)
Total stockholders’ equity (deficit)	(132,210)	(394)	295,893		163,289
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$39,746	$80,412	$153,686		$273,844

SCIENCE 37 HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR
THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)
			Pro Forma Combined
	Science 37 Historical	LSAQ Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenues (including amounts with related parties)	$23,704	$—	$—		$23,704
Operating expenses:
Cost of revenues (including amounts with related parties)	22,597	—	—		22,597
Selling, general and administrative	28,351	84	—		28,435
Depreciation	4,447	—	—		4,447
Restructuring costs	772	—	—		772
Total operating expenses	56,167	84	—		56,251
Loss from operations	(32,463)	(84)	—		(32,547)
Other income:
Interest income	77	5	(5)	K	77
Sublease income (including amounts with related parties)	709	—	—		709
Other income	3	—	—		3
Total other income	789	5	(5)		789
Net loss	$(31,674)	$(79)	$(5)		$(31,758)
Weighted average common shares outstanding				Note3	114,707,150
Basic and diluted net loss per common share				Note3	$(0.28)

SCIENCE 37 HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(in thousands, except share and per share data)
			Pro Forma Combined
	Science 37 Historical	LSAQ Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenues (including amounts with related parties)	$39,222	$—	$—		$39,222
Operating expenses:
Cost of revenues (including amounts with related parties)	26,246	—	—		26,246
Selling, general and administrative	37,477	1,337	(649)	L	38,165
Depreciation	5,189	—	—		5,189
Total operating expenses	68,912	1,337	(649)		69,600
Loss from operations	(29,690)	(1,337)	649		(30,378)
Other income:
Interest income	2	27	(27)	K	2
Sublease income	444	—	—		444
Other income	12	—	—		12
Total other income	458	27	(27)		458
Net loss	$(29,232)	$(1,310)	$622		$(29,920)
Weighted average common shares outstanding				Note3	114,707,150
Basic and diluted net loss per common share				Note3	$(0.26)

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS
1.
Description of Business Combination and Basis of Pro Forma Presentation

On May 6, 2021, LifeSci Acquisition II Corp., a Delaware corporation (“LSAQ”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among LSAQ, LifeSci Acquisition II Merger Sub, Inc. a Delaware corporation and a wholly-owned subsidiary of LSAQ (“Merger Sub”), and Science 37, Inc., a Delaware corporation (“Science 37”). Pursuant to the terms of the Merger Agreement, a business combination between LSAQ and Science 37 was effected through the merger of Merger Sub with and into Science 37, with Science 37 surviving the merger as a wholly-owned subsidiary of LSAQ (the “Business Combination”). See the introduction section to this Unaudited Pro Forma Condensed Combined Financial Information for further additional details of the Business Combination.
The Business Combination is expected to be accounted for as a reverse recapitalization resulting from the acquisition by a non-operating public company that is a shell company (as defined in Rule 12b-2 under the Securities Exchange Act of 1934). This accounting treatment as a recapitalization is consistent with Securities and Exchange Commission guidance promulgated in staff speeches and the SEC Reporting Manual, Topic 12 on Reverse Acquisitions and Recapitalizations. As such, the Business Combination is outside the scope of FASB ASC 805. Specifically, the Business Combination is expected to be treated as a reverse recapitalization in which the entity that issues securities (the legal acquirer) is determined to be the accounting acquiree, while the entity receiving securities (the legal acquiree) is the accounting acquirer.
Accordingly, the Business Combination is expected to be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded. Under this method of accounting, LSAQ is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Science 37 issuing stock for the net assets of LSAQ, accompanied by a recapitalization. The net assets of LSAQ are stated at historical cost, with no goodwill or other intangible assets recorded.
In May 2020, the SEC adopted Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses” (the “Final Rule”). The Final Rule became effective on January 1, 2021, and the unaudited pro forma condensed combined financial statements herein are presented in accordance therewith.
The accompanying unaudited pro forma condensed combined financial statements give effect to the Business Combination in which Merger Sub, a wholly-owned subsidiary of LSAQ, merged with and into Science 37, with Science 37 surviving the merger as a wholly-owned subsidiary of LSAQ, and the related PIPE Investment. The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Science 37 and LSAQ, and the assumptions and adjustments set forth in these notes.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives pro forma effect to the Business Combination as if it had been consummated on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021, give pro forma effect to the Business Combination as if it had been consummated on January 1, 2020.
Adjustments included in the column under the heading “Transaction Accounting Adjustments” are solely based on information contained within the Merger Agreement. Transaction Accounting Adjustments are required adjustments that reflect only the application of required accounting to the Business Combination. The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of post-combination company shares outstanding, assuming the Business Combination occurred on January 1, 2020.
Given the history of net losses and valuation allowance of Science 37 and LSAQ, management assumed a statutory tax rate of 0%. Therefore the pro forma adjustments to the statement of operations resulted in no income tax adjustment to the pro forma financial statements.

Science 37 and LSAQ have not had any historical relationship prior to the Business Combination.
Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
2.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:
A
Reflects the reclassification of cash and investments held in the Trust Account that will become available for operations following the Business Combination.

B
Represents the payment of transaction costs of $23.1 million as an increase to Stockholders’ deficit.

C
Represents the conversion of LSAQ historical common stock and additional paid-in-capital accounts to approximately 7.7 million newly issued shares of Science 37 Common Stock and the conversion of LSAQ warrants to approximately 3.1 million newly issued shares of Science 37 Common Stock.

D
Represents the conversion of Science 37 preferred stock to newly issued shares of common stock upon consummation of the Business Combination.

E
Represents the issuance of 83.8 million new shares of Science 37 Common Stock to existing common and preferred stockholders at historical cost and the elimination of the previous par value accounts.

F
Represents the issuance of 20.0 million new shares of LSAQ Common Stock at $10.00 per share in the PIPE Investment for total cash of $200.0 million.

G
Represents the transfer of restricted cash to available cash and equivalents accounts as it is assumed restrictions would not have been required upon consummation of the Business Combination.

H
Represents the elimination of LSAQ accumulated deficit upon recapitalization of the Combined Company.

I
Represents adjustment to reflect redemptions of 2,299,493 shares of LSAQ Common Stock for an aggregate payment of approximately $23.0 million from the Trust Account.

J
Reflects the fair value of the Earn-Out Shares contingently issuable to the former holders of shares of Science 37 Common Stock and Science 37 Options. The fair value was determined based on information available as of the date of these unaudited pro forma condensed combined financial information. For more information, see Note 4.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and for the nine months ended September 30, 2021 is as follows:
K
Represents the pro forma adjustment to eliminate interest income generated by the Trust Account.

L
Represents facilitative transaction costs which should have no P&L impact on a pro forma basis

3.
Net Loss per Share of Non-Redeemable Common Stock

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares of common stock in connection with the Business Combination, and assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. Also, assumes that all stock options and warrants are not included in the per share calculation as there is a net loss in all periods presented and including them would be anti-dilutive.
Holders of 2,299,493 shares of LSAQ Common Stock exercised their right to have such shares redeemed. Accordingly, pro forma shares outstanding upon consummation of the Business Combination consist of the following:
LSAQ Initial Stockholders	2,002,260
Shares from Conversion of LSAQ Private Warrants	3,146,453
LSAQ Public Stockholders	5,709,548
Science 37 Rollover Shares	83,848,889
PIPE Shares	20,000,000
Total	114,707,150

4.
Earn-Out Shares Consideration

The Earn-Out obligations to issue the Earn-Out Share Consideration will be accounted for as liability- classified instruments that are earned upon achieving certain triggering events, which includes a change in control event that is not solely indexed to the LSAQ Stock. The preliminary estimated fair value of the Earnout Consideration is $81.8 million. The estimated fair value at September 30, 2021 of the Earn-Out Shares Consideration was determined by using a Monte Carlo simulation valuation model. The preliminary estimated fair value of Earn-Out Consideration was determined using the most reliable information available. Assumptions used in the preliminary valuation were as follows:
Current stock price:    The stock price was set at $10.05 per share based on the closing price per share of LSAQ.
Expected volatility:    The volatility rate was determined by using an average of comparable public companies annualized over three years.
Risk-free interest rate:    The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with one-year maturity.
Expected term:    The expected term is three years.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of Science 37’s financial condition and results of operations together with the “Selected Historical Consolidated Financial Data of Science 37” section of this prospectus and Science 37’s audited consolidated financial statements and unaudited condensed consolidated financial statements and the related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to Science 37’s plans and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, Science 37’s actual results could differ materially from the results described in or implied by the forward- looking statements contained in the following discussion and analysis. See “Cautionary Note Regarding Forward- Looking Statements.”
Overview of Our Business and Services
Science 37 is a leading provider of technology-based solutions that enable decentralized clinical trials (or direct-to-patient virtual studies) on behalf of biopharmaceutical sponsors. Science 37 pioneered the decentralized clinical trial model and developed the industry’s first Decentralized Clinical Trial Operating System (“DCT OS”) combining its technology platform, which orchestrates workflows, supports evidence generation and harmonizes data seamlessly, with its expansive network of patient communities, on-demand telemedicine investigators, flexible mobile nurses, scalable remote coordinators and robust connected technologies. By bringing research to patients and providers more directly, Science 37’s operating system increases access and patient diversity, which can help speed the development of potentially life-saving drug treatments.
Backlog and Net Bookings
Science 37 manages and assesses its business using a number of metrics including backlog and net bookings. Science 37’s backlog represents anticipated revenue for work not yet completed or performed (i) under signed contracts, letters of intent and, in some cases, awards that are supported by other forms of written communication and (ii) where there is sufficient or reasonable certainty about the customer’s ability and intent to fund and commence the services within six months. Backlog and backlog conversion (defined as quarterly revenue for the period divided by opening backlog for that period) vary from period to period depending upon new authorizations, contract modifications, cancellations and the amount of revenue recognized under existing contracts.
Science 37 continually evaluates its backlog to determine if any previously awarded work is no longer expected to be performed. If Science 37 determines that previously awarded work is no longer probable of performance, it will remove the value from Science 37’s backlog based on the risk of cancellation. Science 37 recognizes revenue from these awards as services are performed, provided Science 37 has received proper authorization from the customer. Science 37 excludes from backlog revenues that have been recognized and reported in the statement of operations.
Although an increase in backlog will generally result in an increase in future revenue to be recognized over time (depending on future contract modifications, contract cancellations and other adjustments), an increase in backlog at a particular point in time does not necessarily correspond to an increase in revenue during a particular period. The timing and extent to which backlog will result in revenue depends on many factors, including the timing of commencement of work, the rate at which services are performed, scope changes, cancellations, delays, receipt of regulatory approvals and the nature, duration, size, complexity and phase of the studies. Science 37’s contracts generally have terms ranging from several months to several years. In addition, delayed projects remain in backlog unless they are canceled. As a result of these and other factors, including those from the impact of the COVID-19 pandemic, Science 37’s backlog might not be a reliable indicator of future revenue and Science 37 might not realize all or any part of the revenue from the authorizations in backlog as of any point in time.
Net bookings represents new business awards, net of award or contract modifications, contract cancellations, and other adjustments. Net bookings vary from period to period depending on numerous factors, including customer authorization volume, sales performance and overall health of the general life sciences industry, among others.
Our backlog as of September 30, 2021 and 2020 and net bookings for the nine months ended September 30, 2021 and 2020 were as follows:
	2021	2020	Change
Backlog	$141,059,335	$49,403,119	$91,656,216	185.5%
Net bookings	35,864,148	8,113,128	21,751,020	342.1%
Our backlog as of December 31, 2020 and 2019 and net bookings for the years ended December 31, 2020 and 2019 were as follows:
	2021	2020	Change
Backlog	$59,595,561	$27,567,426	$32,028,135	116.2%
Net bookings	55,732,354	12,182,262	43,550,092	357.5%
The increase in net bookings for the three months ended September 30, 2021 and for the year ended December 31, 2020 and the increase in backlog as of September 30, 2021 and December 31, 2020 as compared to the prior periods were primarily due to new business as a result of increased demand for the Company’s remote clinical trial support, partially offset by cancellations and scope reductions consistent with industry standards. We expect this growth to continue as companies are pursuing and realizing the many benefits of decentralized trials.
Components of Results of Operations
Revenues
Science 37 derives its revenues primarily from two sources: (i) contractual arrangements to enable and enhance clinical trials through technology and/or services, and (ii) licensing of its proprietary technology platform to a variety of life science institutions.
Total revenues are comprised of revenues from the provision of Science 37’s decentralized services, including enhanced services from the use of Science 37’s hosted proprietary software. Revenues also include reimbursable and out of pocket expenses provided for in Science 37’s contracts with its customers.
Cost of Revenues
Cost of revenues includes the cost to conduct Science 37’s trials remotely and make available Science 37’s technology solutions. Cost of revenues consist primarily of compensation, benefits, and other employee- related costs, including expenses for stock-based compensation, contract labor, trial advertising and marketing, investigator payments, and reimbursable out-of-pocket expenses directly related to delivering on Science 37’s contracts.
Selling, General and Administrative Expenses
Selling, general and administrative expenses include costs related to sales, marketing, and administrative functions (including human resources, legal, finance and general management) such as compensation and benefits, travel, professional services, facilities, recruiting and relocation, training, sales commissions and expenses for stock-based compensation and information technology.
Depreciation and Amortization
Depreciation and amortization represent the costs charged for Science 37’s property, equipment and capitalized software. Science 37 records depreciation and amortization on property and equipment using the straight-line method, based on the estimated useful lives of the respective assets. Science 37 depreciates leasehold improvements over the shorter of the lease term or the estimated useful lives of the improvements. Science 37 amortizes software developed for internal use over three years.

Restructuring Costs
Restructuring costs consist of employee severance and benefits. Science 37 carried out a reduction in force in administrative positions on February 28, 2020 to better align resources with its then-current needs.
Other Income (Expense), Net
Other income (expense), net, consists of interest income, sublease income, and other income (expense).
Results of Operations
Three Months Ended September 30, 2021 Compared to Three Months Ended September 30, 2020
Revenue
Revenue for the three months ended September 30, 2021 and 2020 was as follows:
	2021	2020	Change
Revenue	$14,235,697	$6,583,413	$7,652,284	116.2%
Revenue increased $7.7 million, or 116.2%, to $14.2 million for the three months ended September 30, 2021 as compared to the same period in 2020 due to organic volume growth resulting from higher opening backlog at the beginning of the period as compared to the prior year, as well as from new bookings and associated revenue related to the COVID-19 pandemic where, beginning in the second quarter of 2020, we experienced significant and continuing growth in demand for our core competency, decentralized trials and trial support. We expect this growth to continue as companies are pursuing and realizing the many benefits of decentralized trials.
Cost of Revenues
Cost of revenues for the three months ended September 30, 2021 and 2020 was as follows:
	2021	2020	Change
Cost of revenues, exclusive of depreciation and amortization	$10,318,268	$7,050,897	$3,267,371	46.3%
% of revenue	72.5%	107.1%
Cost of revenues increased $3.3 million, or 46.3% for the three months ending September 30, 2021 compared to the same period in 2020, primarily to support revenue growth during 2021. To support the revenue growth in 2021 the Company experienced increases in direct compensation-related expenses and higher vendor costs for translation, investigators, and nurses for trial-related patient activity. Staffing also increased to enable rapid expansion into new markets and therapeutic areas. The increase was partially offset by a decline in trial advertising for patient recruitment which was at its peak for one of the Company’s customers in the second half of 2020.
Selling, General and Administrative Expenses
Selling, general and administrative costs for the three months ended September 30, 2021 and 2020 was as follows:
	2021	2020	Change
Selling, general and administrative expenses	$16,931,866	$6,301,712	$10,630,154	168.7%
% of revenue	118.9%	95.7%
Selling, general and administrative expense increased by $10.6 million, or 168.7% for the three months ended September 30, 2021 as compared to the same period in 2020, mainly due to increased headcount to support significant company growth as well as planned investment in anticipation of the merger with LSAQ. The increased headcount lead to increases in salary and benefits, web services and software, and employee recruiting costs. The Company also saw increases in Consulting costs, related to the accelerated timeline imposed by the merger agreement, stock-based compensation expense due to an increase in the value of the Company’s stock during the second quarter of 2021 in anticipation of the merger with LSAQ, professional fees and marketing, largely related to company growth and the merger, and capitalized sales commissions amortization expense due to significantly more bookings and revenue for the three months ended September 30, 2021 compared to the same period in 2020. These increases were partially offset by an increase in salaries recorded to capitalized software due to a large increase in technology related payroll due to additional focus on proprietary software improvements.
Depreciation and Amortization
Depreciation and amortization expense for the three months ended September 30, 2021 and 2020 was as follows:
	2021	2020	Change
Depreciation and amortization	$1,915,517	$1,141,801	$773,716	67.8%
% of revenue	13.5%	17.3%
Depreciation and amortization expense increased by $0.8 million, or 67.8%, for the three months ended September 30, 2021 as compared to the same period in 2020 due to amortization on a larger capitalized software balance year over year consistent with the Company’s focus on continuous improvement of its proprietary software.
Restructuring
There were no restructuring activities for the three months ended September 30, 2021 or 2020.
Other Income, Net
Other income, net for the three months ended September 30, 2021 and 2020 was as follows:
	2021	2020	Change
Interest income	$151	$1,554	$(1,403)	-90.3%
Sublease income	$230,235	$232,294	$(2,059)	-0.9%
Other income (expense)	$7,697	$(6,681)	$14,378	215.2%
Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020
Revenue
Revenue for the nine months ended September 30, 2021 and 2020 was as follows:
	2021	2020	Change
Revenue	$39,221,524	$12,541,208	$26,680,316	212.7%
Revenue increased $26.7 million, or 212.7%, to $39.2 million for the nine months ended September 30, 2021 as compared to the same period in 2020 due to organic volume growth resulting from higher opening backlog at the beginning of the period as compared to the prior year, as well as from new bookings and associated revenue related to significant and continuing growth in demand for the Company’s core competency, decentralized trial and trial support. We expect this growth to continue as companies are pursuing and realizing the many benefits of decentralized trials.
Cost of Revenues
Cost of revenues for the nine months ended September 30, 2021 and 2020 was as follows:
	2021	2020	Change
Cost of revenues, exclusive of depreciation and amortization	$26,245,932	$10,929,068	$15,316,864	140.1%
% of revenue	66.9%	87.1%

Cost of revenues increased $15.3 million, or 140.1% for the nine months ending September 30, 2021 compared to the same period in 2020, primarily to support revenue growth during 2021. To support revenue growth the Company experienced increases in compensation-related expenses including passthrough costs and nurses for trial-related patient activity. Staffing also increased to enable rapid expansion into new markets and therapeutic areas. The increase was partially offset by a decrease in trial advertising for patient recruitment which was at its peak for one of the Company’s customers in the second half of 2020.
Selling, General and Administrative Expenses
Selling, general and administrative costs for the nine months ended September 30, 2021 and 2020 was as follows:
	2021	2020	Change
Selling, general and administrative expenses	$37,477,055	$17,870,603	$19,606,452	109.7%
% of revenue	95.6%	142.5%
Selling, general and administrative expense increased by $19.6 million, or 109.7% for the nine months ended September 30, 2021 as compared to the same period in 2020, mainly due to investments to support significant company growth as well as planned investment in anticipation of the merger with LSAQ. This resulted in increased headcount leading to increases in salary and benefits, web services, software, and employee recruiting costs. Stock based compensation also increased due to an increase in the value of the Company’s stock during the second quarter of 2021 in anticipation of the merger with LSAQ. Consulting services increased due to technology consulting needs for an increased number of contracts and individual contract proprietary software needs, human resources consulting to assist with the Company’s expansion, and non-facilitative merger related consulting. Capitalized sales commissions amortization expense increased due to significantly more bookings and revenue for the nine months ended September 30, 2021 compared to the same period in 2020. These increases were partially offset by an increase in salaries recorded to capitalized software due to a large increase in technology related payroll due to additional focus on proprietary software improvements.
Depreciation and Amortization
Depreciation and amortization expense for the nine months ended September 30, 2021 and 2020 was as follows:
	2021	2020	Change
Depreciation and amortization	$5,188,586	$3,162,424	$2,026,162	64.1%
% of revenue	13.2%	25.2%
Depreciation and amortization expense increased by $2.0 million, or 64.1%, for the nine months ended September 30, 2021 as compared to the same period in 2020 due to amortization on a larger capitalized software balance year over year consistent with the Company’s focus on continuous improvement of its proprietary software.
Restructuring
Restructuring costs for the nine months ended September 30, 2021 and 2020 were as follows:
	2021	2020
Restructuring costs	$—	$699,473
Restructuring costs decreased for the nine months ended September 30, 2021 compared to the same period in 2020 due to a reduction in force in administrative positions in early 2020 to better align resources with then-current needs and future growth strategy. There were no restructuring activities for the nine months ended September 30, 2021.

Other Income, Net
Other income, net for the nine months ended September 30, 2021 and 2020 was as follows:
	2021	2020	Change
Interest income	$1,424	$76,019	$(74,595)	-98.1%
Sublease income	$444,153	$696,882	$(252,729)	-36.3%
Other income (expense)	$11,954	$(2,489)	$14,443	580.4%
Interest income decreased ($0.1) million primarily due to a lower average rate of interest earned on the Company’s money market investment account resulting from changes in the economy throughout the period of the COVID-19 pandemic, as well as a lower cash balance, on average, for the nine months ended September 30, 2021 compared to the same period in 2020.
Sublease income decreased by ($0.3) million due to one of the Company’s sublease tenant’s inability to pay caused by the impact of COVID-19 on their business operations and their eventual vacating of the premises. A new subtenant was not secured until May 2021.
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
Revenue
Revenue for the years ended December 31, 2020 and 2019 was as follows:
	2020	2019	Change
Revenue	$23,704,219	$14,080,998	$9,623,221	68.3%
Revenue increased by $9.6 million, or 68.3%, to $23.7 million from $14.1 million in 2019. The increase was attributable to revenue conversion on higher backlog as a result of an increase in net bookings. Backlog increased 116.2% over the same period primarily from investment in commercial sales infrastructure coupled with increased revenue related to increased demand for Science 37’s services due to the COVID-19 pandemic.
Cost of Revenues
Cost of revenues for the years ended December 31, 2020 and 2019 was as follows:
	2020	2019	Change
Cost of revenues, exclusive of depreciation and amortization	$22,597,361	$7,852,390	$14,744,971	187.8%
% of revenue	95.3%	55.8%
Cost of revenues increased $14.7 million, or 187.8% to $22.6 million from $7.9 million in 2019. This increase was primarily to support higher volume during 2020 that resulted in increases in compensation- related expenses and higher recruitment costs for clinical trial participation as a percentage of revenue.
Selling, General and Administrative Expenses
Selling, general and administrative costs for the years ended December 31, 2020 and 2019 was as follows:
	2020	2019	Change
Selling, general and administrative expenses	$28,351,709	$22,012,162	$6,339,547	28.8%
% of revenue	119.6%	156.3%
Selling, general and administrative expense increased by $6.3 million, or 28.8% to $28.4 million from $22.0 million in 2019, mainly due to headcount increases year over year related to significant company growth and a hiring freeze during 2020. This resulted in increases in salary, healthcare, payroll taxes, vacation, bonus, web services, software, internet, telephone, and employee recruiting costs. Consulting services also increased due to technology consulting needs for an increased number of contracts and individual contract proprietary software needs. Capitalized sales commissions amortization expense increased due to significantly more bookings as compared to 2019. These increases were partially offset by an increase in salaries recorded to capitalized software due to a large increase in technology related payroll as a result of additional focus on proprietary software improvements.
Depreciation and Amortization
Depreciation and amortization expense for the years ended December 31, 2020 and 2019 was as follows:
	2020	2019	Change
Depreciation and amortization	$4,446,670	$3,343,802	$1,102,868	33.0%
% of revenue	18.8%	23.7%
Depreciation and amortization expense increased by $1.1 million, or 33.0%, as compared to the same period in 2019 due to amortization on a larger capitalized software balance year over year consistent with Science 37’s focus on continuous improvement of its proprietary software.
Restructuring Costs
Restructuring costs for the years ended December 31, 2020 and 2019 were as follows:
	2020	2019
Restructuring costs	$771,942	$—
Restructuring costs increased for the year ended December 31, 2020 compared to the same period in 2020 due to a reduction in force in administrative positions in early 2020 to better align resources with then-current needs and future growth strategy.
Other Income, Net
Other income for the years ended December 31, 2020 and 2019 were as follows:
	2020	2019	Change
Interest income	$77,229	$625,608	$(548,379)	–87.7%
Sublease income	709,283	—	709,283	—
Other income (expense)	2,867	32,972	(30,105)	91.3%
Interest income decreased by (0.5) million year over year due to 2020 having a lower average cash balance compared to 2019 as well as to a 1.7% lower average rate of interest earned in 2020.
Sublease income increased by $0.7 million over 2019 due to subleasing a facility beginning in January 2020.
Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operational performance. We use these non-GAAP measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively with GAAP financial information, may be helpful to investors in assessing our operating performance. These results should be considered in addition to, not as a substitute for, nor superior to, results reported in accordance with GAAP. Adjusted EBITDA, adjusted gross profit, and adjusted net income (loss) are not measurements determined in accordance with GAAP and are therefore susceptible to varying methods of calculation. These metrics, as presented, may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA
Adjusted EBITDA is defined as net income (loss), adjusted for income tax benefit (expense), depreciation and amortization, interest expense (net), stock-based compensation, other income (expense), net, restructuring and related charges, and certain other non-cash or non-recurring items impacting net income (loss) such as those associated with the Merger Agreement. Adjusted gross profit is defined as gross profit (loss) adjusted for stock-based compensation included in direct labor. Adjusted Net Income (including adjusted diluted earnings per share) is defined as net income excluding transactions that the Company believes are not representative of our core operations, including, restructuring and other costs; transaction and integration-related expenses; share-based compensation expense; other income (expense), net; and gain or loss on extinguishment of debt. Adjusted EBITDA, adjusted gross profit, and adjusted net income (loss) are intended as supplemental measures of the Company’s performance that are neither required by, nor presented in accordance with, GAAP. The Company believes that the use of Adjusted EBITDA, adjusted gross profit, and adjusted net income (loss) provides an additional tool for investors to use in evaluating ongoing operating results and trends since they are used as a metric by management to track business performance and compensation related incentives. They may also be used by investors in comparing the Company’s financial measures with those of comparable companies, which may present similar non- GAAP financial measures to investors. However, you should be aware that, when evaluating Adjusted EBITDA, adjusted gross profit, and adjusted net income (loss), the Company may incur future expenses similar to those excluded when calculating these measures. In addition, the Company’s presentation of these measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. The Company’s computation of Adjusted EBITDA, adjusted gross profit, and adjusted net income (loss) may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA, adjusted gross profit, and adjusted net income (loss) in the same fashion.
Because of these limitations, Adjusted EBITDA, adjusted gross profit, and adjusted net income (loss) should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. The Company compensates for these limitations by relying primarily on the Company’s GAAP results and using Adjusted EBITDA, adjusted gross profit, and adjusted net income (loss) on a supplemental basis. You should review the reconciliation of net loss to Adjusted EBITDA, gross profit to adjusted gross profit, and net loss to adjusted net loss below and not rely on any single financial measure to evaluate the Company’s business.
The following tables reconcile net loss to Adjusted EBITDA, gross profit to adjusted gross profit, and net loss to adjusted net loss for the three and nine months ended September 30, 2021 and 2020:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss	$(14,691,871)	$(7,683,830)	$(29,232,518)	$(19,349,948)
Interest income	(151)	(1,554)	(1,424)	(76,019)
Depreciation and amortization	1,915,517	1,141,801	5,188,586	3,162,424
Other income(1)	(237,932)	(225,613)	(456,107)	(694,394)
Stock-based compensation expense	997,979	105,341	1,913,096	1,789
Restructuring costs	—	—	—	699,473
Adjusted EBITDA	$(12,016,458)	$(6,663,855)	$(22,588,367)	$(16,256,674)

(1)
For the three months ended September 30, 2021 and 2020, other income includes $230,235 and $232,294, respectively, of sublease income. For the nine months ended September 30, 2021 and 2020, other income includes $444,153 and $696,882, respectively, of sublease income.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Gross profit	$3,917,429	$(467,485)	$12,975,591	$1,612,140
Stock-based compensation expense (direct)	129,464	4,381	346,516	(70,058)
Adjusted gross profit	$4,046,894	$(463,104)	$13,322,108	$1,542,082
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss	$(14,691,871)	$(7,683,830)	$(29,232,518)	$(19,349,948)
Interest income	(151)	(1,554)	(1,424)	(76,019)
Other income(1)	(237,932)	(225,613)	(456,107)	(694,394)
Stock-based compensation expense	997,979	105,341	1,913,096	1,789
Restructuring costs	—	—	—	699,473
Adjusted net loss	$(13,931,976)	$(7,805,656)	$(27,776,953)	$(19,419,098)

(1)
For the three months ended September 30, 2021 and 2020, other income includes $230,235 and $232,294, respectively, of sublease income. For the nine months ended September 30, 2021 and 2020, other income includes $444,153 and $696,882, respectively, of sublease income.

The following tables reconcile net loss to Adjusted EBITDA, gross profit to adjusted gross profit, and net loss to adjusted net loss for the years ended December 31, 2020 and 2019:
	2020	2019
Net loss	$(31,674,084)	$(18,468,776)
Interest income	(77,229)	(625,608)
Depreciation and amortization	4,446,670	3,343,802
Other income(1)	(712,150)	(32,972)
Stock-based compensation expense	122,032	392,566
Restructuring costs	771,942	—
Adjusted EBITDA	$(27,122,819)	$(15,390,988)

(1)
For the year ended December 31, 2020, other income includes $709,283 of sublease income.

	2020	2019
Gross profit	$1,106,858	$6,228,608
Stock-based compensation expense (direct)	(64,919)	65,096
Adjusted gross profit	$1,041,939	$6,293,704
	2020	2019
Net loss	$(31,674,084)	$(18,468,776)
Interest income	(77,229)	(625,608)
Other income(1)	(712,150)	(32,972)
Stock-based compensation expense	122,032	392,566
Restructuring costs	771,942	—
Adjusted net loss	$(31,569,489)	$(18,734,790)
Adjusted diluted EPS	(3.85)	(2.25)
Diluted weighted average shares outstanding	8,197,409	8,310,604

(1)
For the year ended December 31, 2020, other income includes $709,283 of sublease income.

Liquidity
Science 37 has sustained recurring losses and negative cash flows from operations due to the start-up nature of its business. Science 37 completed a Series D-1 funding round of $39,999,919 on August 5, 2020. As of September 30, 2021 and December 31, 2020, Science 37 had $7,996,362 and $32,478,948, respectively, of unrestricted cash.
In conjunction with the merger of the Company with LifeSci Acquisition II Corp., which was consummated on October 6, 2021, the Company received $200 million in PIPE financing from leading institutional and strategic investors to further fund the Company's decentralized trial technology platform and extend into new adjacencies. As a result of the Merger and inclusive of the PIPE financing, the Company received $234.2 million, net of fees and expenses paid in connection with the closing of the Business Combination.
Science 37 is required to evaluate principal conditions and events that may raise substantial doubt about its ability to continue as a going concern within one year from the date that its financial statements for the three and nine months ended Septemeber 30, 2021 were issued. The Company has performed this evaluation and has determined the entity has sufficient ability to continue as a going concern and to meet its obligations within one year after the issuance date of such financial statements.
Cash, Cash Equivalents and Restricted Cash
Our cash flows from operating, investing, and financing activities for the nine months ended September 30, 2021 and 2020 were as follows:
	2021	2020	Change
Net cash (used in) operating activities	$(14,660,144)	$(16,863,907)	$2,203,763
Net cash (used in) investing activities	(12,071,737)	(4,183,465)	(7,888,272)
Net cash provided by financing activities	1,245,152	40,040,045	(38,794,893)
Our cash flows from operating, investing, and financing activities for the years ended December 31, 2020 and 2019 were as follows:
	2020	2019	Change
Net cash (used in) operating activities	$(25,475,509)	$(15,598,347)	$(9,877,162)
Net cash (used in) investing activities	(6,166,293)	(3,991,753)	(2,174,540)
Net cash provided by financing activities	36,316,875	34,768,320	1,548,555
For the nine months ended September 30, 2021, cash flows used in operating activities decreased compared to the same period in the prior year due to larger non-cash items and the favorable impact of net changes in operating assets and liabilities. This was primarily due to period over period fluctuations in the timing of collections of cash from accounts receivable and a favorable change in deferred revenue, operating lease liabilities, and other long-term liabilities partially offset by a higher year over year net loss plus unfavorable changes in prepaid expenses and other assets, accounts payable, and accrued expenses and other current liabilities as compared to the same period in 2020.
For the year ended December 31, 2020, cash flows used in operating activities increased as compared to the prior year primarily due to an overall year over year higher net loss and fluctuations in the timing of collections and payments with the change in cash from net accounts receivable (the sum of accounts receivable, unbilled services, and deferred revenue) being unfavorable, partially offset by a favorable change in accounts payable and accrued expenses.
Net cash used in investing activities increased for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020 mainly due to the Company’s continued expanded focus on its proprietary software platform enhancements year over year plus higher computer purchases due to higher year over year headcount increases.

Net cash used in investing activities increased for the year ended December 31, 2020 as compared to the prior year due to Science 37’s expanded focus on its proprietary software platform enhancements year over year and higher employee related computer purchases due to headcount increases.
For the nine months ended September 30, 2021, net cash received from financing activities decreased over the same period in the prior year due to proceeds from Series D-1 financing in 2020 compared to no proceeds in 2021, partially offset by more cash received from stock option exercises.
For the year ended December 31, 2020, net cash received from financing activities increased over the prior year due to more cash received in Science 37’s 2020 preferred stock series D-1 financing than in its 2019 preferred stock series D financing, and from higher stock option exercises during the year ended December 31, 2020 compared to 2019, partially offset by a repurchase of common stock in 2020.
Contractual Obligations and Commitments
With the exception of the Business Combination, Science 37’s new operating lease agreement and the $1.2 million litigation settlement paid to Good Dermatology in June 2021 disclosed elsewhere in this prospectus ($3.7 million having previously been paid in respect of such settlement), there have been no material changes, outside of the ordinary course of business, to Science 37’s contractual obligations as of September 30, 2021.
Science 37 assesses its significant sources of cash outflows, namely Cost of Revenues and Technology investment expenditures, to ensure such commitments are aligned with management’s expectation that Science 37’s operations will deliver sufficient income to mitigate risks of liquidity commensurate with such expenditures. Cost of revenues consist primarily of compensation, benefits, and other employee-related costs, including expenses for stock-based compensation, contract labor, trial advertising and marketing, investigator payments, and reimbursable out-of-pocket expenses directly related to delivering on our contracts. The sourcing, and subsequent expenditure, of such expenses is done in a manner that reflects the sourcing needs related to contracted and highly probable new work. Capital expenditures related to Technology can be in-house or outsourced and, as such, is also viewed as a variable expenditure as it relates to liquidity. Science 37 reviews and approves such expenditures with reasonable likelihood that such investment will generate a return on invested capital through enhanced product offerings and marketability.
Critical Accounting Policies and Estimates
Science 37’s financial statements and accompanying notes are prepared in accordance with U.S. GAAP. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. Note 2 to Science 37’s audited annual financial statements provided elsewhere in this prospectus describes the significant accounting policies used in the preparation of Science 37’s financial statements. Science 37’s estimates are based on historical experience and various other assumptions Science 37 believes are reasonable under the circumstances. Science 37 evaluates its estimates on an ongoing basis and makes changes to the estimates and related disclosures as experience develops or new information becomes known. Actual results may differ from those estimates.
Critical accounting policies for us include revenue recognition, capitalized software and the recognition of related amortization and stock-based compensation.
Revenue Recognition
The majority of Science 37’s contracts are service contracts for clinical trial support that represent a single performance obligation. Science 37 provides a significant integration service resulting in a combined output, which is clinical trial data that meets the relevant regulatory standards and can be used by the customer to progress to the next phase of a clinical trial or solicit approval of a treatment by the applicable regulatory body. The performance obligation is satisfied over time as the output is captured in data and documentation that is available for the customer to consume over the course of the arrangement and furthers progress of the clinical trial. Science 37 recognizes revenue over time using a cost-based input method since there is no single output measure that would fairly depict the transfer of control over the life of the performance obligation. Progress on the performance obligation is measured by the proportion of actual costs incurred to the total costs expected to complete the contract. Costs included in the measure of progress include direct labor and third-party costs (such as payments to investigators and other pass-through expenses related to clinical activities). This cost-based method of revenue recognition requires Science 37 to make estimates of costs to complete its projects on an ongoing basis. Significant judgment is required to evaluate assumptions related to these estimates as they are based on various assumptions to project future outcomes of events that often span several years and require significant judgment. The effect of revisions to estimates related to the transaction price or costs to complete a project are recorded in the period in which the estimate is revised. Most contracts may be terminated upon 30 to 90 days’ notice by the customer; however, in the event of termination, most contracts require payment for services rendered through the date of termination, as well as for subsequent services rendered to close out the contract.
Capitalized Software and the Recognition of Related Amortization to Expense
Science 37’s internal use proprietary software organizes workflows, captures real-time evidence, and harmonizes data during clinical trial support or enhancement. As such, Science 37 capitalizes software development cost related to the development of its proprietary platform in accordance with ASC 350-40, Internal Use Software. Capitalized software is recorded at cost less accumulated amortization. Costs incurred during the development stage are capitalized and consist of payroll, labor and benefits, to the extent of time spent directly on the development of software, and external direct costs of materials and labor. Payroll and benefits are allocated based on the percentage of technical employees’ time spent directly on the software which involves some level of estimation. Vacation, holidays, sick time, extended leave, training, and administrative meetings are considered and excluded from the percent capitalized. Training and maintenance costs are expensed as incurred. Science 37 commences amortization once the respective assets are placed into service. The amortization of these capitalized software costs for its internal use proprietary software is included in depreciation and amortization over its estimated life of three years. The determination of the useful life for capitalized software involves some level of judgment. Amortization expense can be affected by various factors, including new software releases, acquisitions or divestitures of software, and/or impairments.
Science 37 reviews capitalized software for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the expected undiscounted future cash flow from the use of the capitalized software and its eventual disposition is less than the carrying value, an impairment loss is recognized and measured using the fair value of the related asset. No impairments have been recognized.
Stock-based Compensation
Science 37 accounts for stock-based compensation by measuring and recognizing as compensation expense the fair value of all stock option awards made to its employees, consultants and non-executive directors based on grant date. The determination of fair value involves a number of significant estimates.
Due to the absence of an active market for Science 37’s common stock, the fair value of the common stock for purposes of determining the common stock price for stock option grants is determined by Science 37’s Board of Directors. Science 37’s Board of Directors sets the exercise price of stock options at least equal to the fair value of its common stock on the date of grant. Science 37’s Board of Directors exercises judgment while considering numerous objective and subjective factors in order to determine the fair market value on each date of grant in accordance with the guidance in the American Institute of Certified Public Accountants Technical Practice Aid entitled, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the AICPA Practice Aid, including the receipt of a valuation prepared by an independent third party with extensive experience valuing common stock of privately held companies. The exercise price of the option award is determined by the Board of Directors but shall not be less than 100% of the fair market value on the date of grant.
Science 37 uses the Black-Scholes-Merton option pricing model to estimate the value of stock option awards made to its employees, consultants and non-executive directors which requires a number of assumptions to determine the model inputs. Within this model, the expected volatility of its common stock is based upon the historical volatility of the common stock of a peer group of companies for a period that approximates the expected term of its stock option awards, as Science 37 does not have adequate history to calculate its own volatility. Science 37 believes its expected volatility will approximate the historical volatility of the peer group. Science 37 plans to continue to use the peer group volatility information until the historical volatility of its common shares is relevant to measure expected volatility for future award grants.
The expected term represents the period in which the grants are expected to be outstanding. Science 37 does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. Therefore, Science 37 determines that the expected term of stock options granted is derived from the average midpoint between the weighted-average vesting and the contractual term, which is known as the simplified method.
The risk-free interest rate Science 37 uses is the effective rate on the date of grant for a zero-coupon U.S. Treasury bond with a term that approximates the expected term of the stock option.
Science 37 does not currently anticipate paying dividends. Forfeitures are recorded as they occur.
Recently Issued Accounting Standards
Information relating to recently issued accounting standards is included in Note 1 to Science 37’s audited financial statements included elsewhere in this prospectus.

BUSINESS
Science 37’s Mission
Science 37’s mission is to accelerate clinical research by enabling universal access for patients and providers.
Science 37’s Vision
Science 37’s vision is to be the category-defining operating system that powers every clinical trial.
Overview
Founded in 2014, Science 37 pioneered the concept of decentralized clinical trials (“DCTs”) with a very simple premise: that clinical trials should begin with the patient. With approximately $195 billion spent annually in biopharmaceutical research and development and approximately $60 billion spent annually in serviceable clinical trials, Science 37 is disrupting a large market.
Today, Science 37 continues to be a leader in the DCT category and believes that it is uniquely positioned as an operating system with both end-to-end technology to enable DCTs and specialized networks to orchestrate trial execution. Science 37 believes it has more scale to manage and experience in conducting decentralized clinical trials than any other company, having executed more than 95 clinical trials with over 475,000 patients engaged to date. Compared to the traditional model, Science 37 has been able to initiate clinical trials up to four times faster, recruit patients up to 15 times faster and retain patients at up to 28% higher rates. Additionally, enrollment through Science 37 has resulted in up to three times more diverse participant pools, better representing the real world population. As the commercial value of a drug is highest prior to its patent expiry date, these efficiency gains are critical. If a typical drug can get to market three months earlier, it is estimated that between $54 million and $720 million of additional revenue can be generated over the life of that drug.
Science 37 is addressing an industry that it believes is ripe for disruption, with the clinical trial model having been largely unchanged over the past 60 to 90 years. The traditional clinical trial model relies on a network of physical clinical research sites for trial execution, requiring patients to travel to a site for each visit. The infrastructure required for each site to operate, in addition to the fragmentation that results from each site using their own processes and technology tools, has given rise to a myriad of challenges, including slow start up, poor enrollment, high patient drop-out rates, and lack of diversity, all of which affect the timelines to launch life-saving drug treatments for patients. Only about 8% of patients are approached to join a clinical trial because most do not live near a participating research site. About 19% of the patients recruited do not complete the full study. In parallel, only about 5% of providers participate in clinical research due to the high cost and low incentives to house clinical teams or send patients out of their practice for a clinical trial. In the end, approximately 85% of trials experience delays, 94% of them greater than one month, resulting in timelines as long as 13 years to launch drug treatments globally.
Through its direct-to-patient approach, Science 37 seeks to reduce the impact of the geographic barriers associated with conventional physical clinical trial sites, enable recruitment of virtually any patient, and provide patients with personalized support throughout the clinical trial journey. Science 37 believes that bringing the clinical trial directly to the patient may address traditional-model problems around patient retention and engagement head on. Furthermore, Science 37 aims to offer a model for providers to seamlessly participate as investigators without all of the site infrastructure costs.
Science 37’s patient-centric model is powered by a category-defining clinical trial operating system and its team of approximately 300 employees with significant subject matter expertise. The backbone of the operating system is a unified technology platform, which is combined with Science 37’s specialized network of patient communities, on-demand telemedicine investigators, flexible mobile nurse networks, scalable remote coordinators and robust connected technologies.
•
Technology Platform:   Science 37’s full-stack technology platform is purpose-built for DCT execution and is designed to provide an end-to-end, single stop solution. The platform seeks to enable modern, digital approaches to clinical research by bringing together all parties — including the patient and trial investigators, nurses, coordinators as well as sponsors — to power workflows, centralize evidence generation and harmonize data. Configurable, pre-defined workflows ensure that patients and remote clinical trial teams remain in sync, enforce a standard operating process and facilitate ease of use, compliance and consistency. Science 37’s powerful data capture tools are designed to provide flexibility to support complex evidence generation — virtually any assessment that is performed on paper can be digitized into Science 37’s platform. As soon as the information is submitted in the applications, data is automatically locked into the platform with compliant audit trails and reporting for close monitoring throughout the study. Science 37 believes that its technology platform provides a common data infrastructure to enable the harmonization of data, both for internal monitoring and management as well as external data flows. Open Application Programming Interface (“API”) allows for the structured exchange of data in nearly real-time, including Electronic Data Capture (“EDC”) and Electronic Health Record (“EHR”) integrations. Architecturally, Science 37’s platform is cloud-based and multi-tenant with appropriate data segregation. Availability, scalability, and security are fundamental characteristics of the architecture.
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Specialized Networks:   Science 37’s networks of patient communities, telemedicine investigators, mobile nurses, remote coordinators and connected devices are designed for the purpose of orchestrating decentralized clinical trials. Science 37 believes that these networks are unique in the decentralized clinical trial delivery space, and Science 37 has developed Standard Operating Procedures (“SOPs”) and comprehensive training on its proprietary methods of trial conduct. The power of Science 37’s networks is unlocked by its technology platform, which is designed to enable a centralized and unified clinical trial experience. Science 37’s networks continue to grow globally and across therapeutic areas to enable increasingly complex decentralized and hybrid clinical trial designs.

•
Extensive Configuration:   Science 37’s operating system is highly configurable to support virtually any phase of clinical study and any indication. Science 37’s deep experience in executing DCTs enables it to quickly and effectively activate its operating system to meet the specific needs of each customer.

Science 37 believes its strong relationships with its customers and its purpose-driven culture focused on democratizing clinical research have contributed to its rapid growth and strong repeat business. Science 37 forms close partnerships with its customers from the start, advising on best practices for clinical trial design all the way through execution. Science 37’s customers consist of large and mid-sized pharmaceutical companies, biotech companies, Contract Research Organizations (“CROs”) as well as academic institutions. Science 37’s numerous strategic collaborations, including its enterprise technology collaborations and its Science 37 Certified program, empower Science 37’s customers and enable Science 37 to deliver DCTs at scale.
Science 37 believes the concept of DCTs is at an inflection point, with significant growth opportunities ahead. Science 37 intends to continue to invest in its core business, geographically, commercially and technologically, to reinforce its position in the market. Science 37 plans to capitalize on its specialized networks and proprietary technology to continue to expand its offerings across key verticals — including CRO partnerships, electronic clinical outcome assessment (“eCOA”) capabilities, real-world evidence, clinical care and diversity in clinical research. Science 37 has further stressed the importance of diversity, having established a Diversity in Clinical Research Foundation aimed at making clinical trial research more accessible to underserved populations. Finally, Science 37 believes the future of clinical trials will continue to evolve to include decentralization approaches in tandem with traditional approaches, on virtually every trial — requiring networks of traditional providers, telemedicine providers, mobile nurses and remote coordinators, as well as a flexible operating system to seamlessly navigate between the on-premise and off-premise experience while capturing all the data in one unified platform. Science 37 expects to continuously extend the reach of both its technology platform and specialized network accordingly.
Science 37 has experienced significant growth in bookings and revenues over a short period of time:
•
Trailing twelve-month gross bookings increased from $43.8 million for the period ended September 30, 2020 to $159.2 million for the period ended September 30, 2021.

•
Average contract value in Science 37’s qualified funnel increased from $2.1 million in the nine months ended September 30, 2020 to $2.3 million in the nine months ended September 30, 2021.

•
Net new customers remained flat at 14 in the nine months ended September 30, 2021 and 2020, with 20 net new customer during the trailing twelve months ended September 30, 2021.

•
Revenues increased 68.3% from FY 2019 to FY 2020, from $14.1 million to $23.7 million, respectively.

•
Net loss increased 71.5% from FY 2019 to FY 2020, from ($18.5) million to ($31.7) million, respectively, as the company significantly increased its investment in technology, established commercial infrastructure and expanded geographically.

The Drug Development Process is Ripe for Disruption
The drug development process has been relatively unchanged over the past 60 to 90 years. Global annual research and development spending has increased six times over the last several decades, from $33.4 billion in 1993 to current spending of approximately $195 billion. However, the success rate of drug approvals over the same period has fallen dramatically by 41% and is continuing to trend lower (19.1% in the 1990s to 11.3% in the 2010s). The cost to develop an approved drug has risen almost three times, from approximately $1.0 billion in 2003 to $2.9 billion in 2016. These factors have all played into longer development processes, resulting in timelines of as long as 13 years to launch drug treatments globally. The clinical trial process, Science 37’s main area of focus, comprises the majority of this timeline.
Traditional Clinical Trials End, Rather Than Start, with the Patient
With redundant processes, excessive resourcing and multitudes of disparate technologies, the traditional clinical trial model faces a number of challenges, resulting in slow start up, poor enrollment, high patient drop-out rates, and lack of diversity, all of which affect the timelines to launch potentially life-saving drug treatments for patients.
Central to the traditional clinical trial model is the establishment of a network of clinics, hospitals or hospital systems (commonly referred to as “sites”) across the countries of interest. It is from these sites the biopharmaceutical company who is sponsoring the study (known as the “sponsor”) collects evidence of drug efficacy.
To facilitate this network, as illustrated in Exhibit 1 below, the sponsor typically employs large teams or hires a CRO to identify which sites are the most promising in terms of ability to recruit patients into the study. Then, another team often conducts feasibility assessments by contacting each of these sites to determine its interest and number of patients it believes it will recruit. The site identification and feasibility teams often continue this process until there are enough sites to secure the number of patients needed to fulfill the study protocol requirements.
The site management team then typically contracts with each of the participating sites and trains the sites on the protocol before the sites can begin enrolling patients into the study. Once enrollment commences, on average 48% of these sites will fail to hit their patient recruitment targets and 11% will fail to enroll a single patient.
Each individual site or site network often has its own silo of processes, procedures, technology and staff to choreograph the patient visits, procedures and evidence generation required to determine efficacy of the investigational product. Much of the clinical data is captured on paper at the site and then re-entered into an Electronic Data Collection (“EDC”) system. To reduce re-entry error, clinical operations teams often deploy an eCOA solution to capture some of the more critical outcomes data; however, this usually entails procuring, programming, and shipping a data collection tool to each site or patient, and then coordinating return of the data collection tool at the end of the study.

Exhibit 1
To ensure that each of these sites apply consistent measurement techniques, are compliant with the protocol, and properly re-enter evidence into the system of record, the traditional clinical trial design requires clinical research associates to travel (often great distances) and audit each individual site regularly throughout the duration of the study.
All of this infrastructure is designed to enroll patients into the clinical trial as quickly as possible; however, only about 8% of eligible patients are ever even approached to join a clinical trial, because most do not live near a participating research site. Only about 14% of all patients who are recruited into clinical research studies come from communities of color, creating a sample that does not represent the commercial patient population which is about three times greater in number. Then, about 19% of the patients recruited fail to matriculate through the full study.
In the end, approximately 85% of trials experience delays, 94% of them greater than one month, resulting in timelines of as long as 13 years to launch drug treatments for patients globally.
Decentralized Clinical Trials Start with the Patient
Since its founding in 2014, Science 37 has championed the DCT model. DCTs recruit patients into clinical trials independent from a given site (often via media or referrals from patient associations, providers, pharmacies and payers). These patients are serviced by remote coordinators, telemedicine investigators, and mobile nurses who conduct visits from the comfort of the patient’s own home, eliminating the dependency on a physical site for clinical trial execution. DCTs can range from being fully virtual, in which all visits occur outside of an investigational site, to hybrid, in which a portion of the trial is conducted remotely.
Benefit for Patients:   The Science 37 model is designed to remove the geographic barriers associated with traditional sites and enable recruitment of virtually any patient, in contrast to only about 8% of the eligible population that has ever been reached through the traditional model. In addition, Science 37 offers a patient-first approach, with easy-to-use technology for data collection, telemedicine for remote visits, and home visits planned around the patient’s schedule. This approach to bring the clinical trial directly to the patient’s home seeks to address historical problems around patient retention and engagement.
Benefit for Providers:   The decentralized model aims to address system constraints to participate in research for providers as well. Today, only approximately 5% of providers participate in clinical research due to the high cost and low incentives to house clinical teams, establish in-house SOPs and invest in technology.

Science 37 offers a model for providers to seamlessly participate as investigators without the typical infrastructure cost. Science 37 provides easy-to-use technology for workflow orchestration, evidence generation and data harmonization; remote site staff to enable high quality trial conduct; and training and support from Science 37’s decentralized clinical trial experts.
Benefit for Sponsors:   Coupled with unified SOPs and a technology platform to directly capture all data electronically, Science 37 believes that this DCT approach eliminates the need for clinical research associates to fly around the world to compensate for disconnected processes, procedures and manual re- entry of data that is typical of a traditional site network. In addition, as illustrated in Exhibit 2 below, it aims to eliminate the need for the infrastructure required to identify sites, conduct site feasibility, site contracting and training, so that sponsors can move directly to patient enrollment and evidence generation, saving both time and money. Additionally, the decentralized model enables access to a larger patient population along with a less burdensome participation experience — all driving toward improved recruitment and retention, and ultimately more time savings for sponsors.
Exhibit 2

Decentralized Trial Workflow
Site Identification
Site Feasibility
Training
Contracting
& Approvals
Enrollment
Data Collection
Direct Enrollment
& Data Collection
Science 37
Months
1
2
3
4

Utilizing the DCT, patient-centered design approach, Science 37 has been able to start up trials up to four times faster, enroll patients up to 15 times faster, and retain patients at up to 28% higher rates, which are critical in the drug development process given that the commercial life of a drug is limited by its patent expiry date. If a typical drug can get to market three months earlier, it is estimated that between $54 million and $720 million of additional revenue can be generated over the life of that drug.
In addition to speed and patient retention, Science 37 has generated three times the participation from diverse patient communities, which not only represents a more socially conscious solution, but also one that takes into account a more representative sample that is more predictive of how that drug will act in the true commercial population that will be consuming the drug.
Disrupting a $195 Billion Total Addressable Market
Global annual research and development spending has increased from $33.4 billion in 1993 to current annual spending of approximately $195 billion, growing at a 4% to 5% compounded annual growth rate

(“CAGR”). Based on its management team’s experience and knowledge of this market, Science 37 estimates that approximately 31% of this spending will be outsourced, resulting in a serviceable available market of approximately $60 billion. Science 37 expects this serviceable available market to grow at an approximately 6% CAGR over the next five years. See “Risk Factors — Risks Related to the General Economic and Financial Market Conditions and the Industries in which Science 37 Operates — Science 37’s estimate of the market size for its products and services may prove to be inaccurate, and even if the market size is accurate, there can be no assurance that its business will serve a significant portion of the market.”
Exhibit 3
As illustrated in Exhibit 3 above, this current market is largely being serviced today by CROs (50%), home health vendors (17%) and Recruitment & eClinical solutions (33%).
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CROs provide sponsors with an outsourced suite of research services for clinical trial execution from drug conception through approval, including but not limited to trial feasibility and design, site selection, study startup and execution, biostatistics and submission support.

•
Home health vendors typically provide medical staff that visit patients directly in the home to collect trial related data points, such as mobile nurses, physicians or phlebotomists.

•
Recruitment and eClinical solutions provide point technology solutions often for the purpose of enabling data collection.

Science 37 believes it is well-positioned to benefit from several market trends, including outsourcing and clinical trial technology adoption:
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Outsourcing:   Outsourcing has steadily increased over the last decade and remained consistent through the pandemic. Outsourcing trends are driven by biopharmaceutical companies’ desire to focus on core expertise and avoid capital intensive investments; comply more easily with global regulatory requirements; and realize cost efficiencies in trial conduct. Outsourcing as a percentage of total development spending by biopharmaceutical companies continues at 49%, compared to 36% in 2011 and 21% in 2001. CROs and sponsors expect outsourcing for early-stage and late-stage development (which includes real-world studies) to jump to 56% and 61%, respectively, within three to five years.

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Technology Adoption:   Biopharmaceutical companies are increasingly bringing technology workflows and solution capabilities into the decision making process for trial execution support. In addition to Artificial Intelligence and big data, APIs for connectivity, real world evidence and wearable tech are of high focus for target investment areas. The increased investment and adoption of these technologies is expected to result in additional use in clinical trials, accelerating adoption of decentralized clinical trials.

Acceleration of Decentralized Clinical Trial Adoption
Much of the growth in DCTs was catalyzed by the COVID-19 pandemic in early 2020, and eventually nearly all clinical research sites were completely shut down. The U.S. Food and Drug Administration (“FDA”) and European Medicines Agency (“EMA”) each issued guidance directing sponsors to implement DCT techniques in order to maintain study continuity, and endorsed DCT techniques as viable, long-term solutions for study design and evidence generation. During this time, the traditional clinical trial model became largely inoperable, while Science 37 was able to continue to execute most of its studies without disruption.
The overall uptick in DCT adoption has been widely recognized and confirmed by industry leaders; according to an Industry Standard Research (“ISR”) survey of biopharmaceutical executives commissioned by Science 37, more than 60% indicate that their respective company conducted a clinical trial using at least some decentralized clinical trial elements within the last year, with 4% reporting that they’ve conducted a fully virtual decentralized clinical trial. More than 80% expect to conduct a clinical trial using at least some DCT elements in 2021, with close to one-in-six of these studies expected to be fully virtual — representing a 325% increase in fully virtual decentralized clinical trials conducted compared to 2020 as described in Exhibit 4 below.
Over 95% of pharmaceutical executives agree that decentralized clinical trial technologies and methodologies adopted during the pandemic are here to stay. In the ISR survey, 17% of participants expected the increased adoption to fully remain; 26% expected adoption to further increase; 57% expected some elements to remain; and 0% expected adoption to revert to pre-pandemic levels after COVID-19 is under control.
Exhibit 4

THE DCT OS REPORT
>95%
of biopharma executives say they are not going back to a full traditional site-based development model
And they expect to use DCT even more.
80%
of biopharma companies expect to conduct a clinical trial using DCT elements within the next year
But they'll need help to activate and operationalize.
60%
do not have the internal capabilities to operationalize any components of a decentralized clinical trial

Based on an industry survey of R&D decision makers, the majority of pharma and CRO companies are investing in efforts to accelerate decentralized clinical trial adoption, namely adopting patient facing technologies (64%), redesigning trials protocols (63%), and adopting investigator facing technologies (53%).
However, according to the ISR survey, 60% of sponsors indicate that they have no infrastructure to execute decentralized clinical trials, making an outsourced operating system, such as Science 37’s, critical to clinical trial success.

Science 37 Decentralized Clinical Trial Operating System (DCT OS)
Science 37’s patient-centric model leverages Science 37’s proprietary Decentralized Clinical Trial Operating System (“DCT OS”), the backbone of which is Science 37’s technology platform, which is combined with Science 37’s specialized network capabilities.
Unified, Full-Stack, End-to-End Technology Platform
Science 37’s technology platform serves as the core of its operating system, designed to provide an end-to-end solution for trial execution. The platform aims to enable modern, digital approaches to clinical research by bringing together all participants to unify workflows, centralize evidence generation and deliver data harmonization.
Workflow Orchestration
Science 37’s technology platform offers a unique and effective user experience to orchestrate DCTs. The workflow for each of the participants — the patient, the investigator, the nurse and the coordinator — has to be carefully choreographed to ensure simple, high quality and seamless interactions.
Patients use study-specific clinical trial landing pages to learn about clinical trials and sign up to participate. They create an account via the Science 37 web interface or by downloading a mobile application through which they are able to consent to participate. The mobile application is available in both iOS and Android and can be used on a personal smartphone; Science 37 can also ship a provisioned device if needed. Over the course of the clinical trial, patients engage via the Science 37 platform to seamlessly connect with the investigator and rest of the clinical trial team. The platform is used for all clinical trial participation, including data collection, telemedicine visits, tracking appointments and communication with the clinical trial team. Over the course of the clinical trial, Science 37 employs proprietary Customer Relationship Management (“CRM”) capabilities for automated and efficient recruitment and retention practices.
Science 37’s technology platform is designed to enable clinical trial-specific workflow configuration, enforcing SOPs across all clinical trial investigators and facilitating ease of use, compliance and consistency. The platform lays out all visits, assessments and procedures — essentially prescribing the necessary steps — so investigators can quickly conduct appropriate actions in accordance with the clinical trial schedule of assessments. The platform progresses with each patient visit, so the investigator knows exactly where the patient is in the clinical trial journey and there is little ambiguity around what must occur in each patient visit. Furthermore, platform workflows aim to enable easy data review and approvals, with appropriate guardrails and signature requirements for increased compliance. For comparison, in the traditional model, a clinical trial site is typically given instructions for the procedures required at each visit, but is subject to their own processes and technology — resulting in an increased risk of poor compliance and thus the need for clinical research monitors to conduct regular on-site audits.
Through the Science 37 technology platform, Science 37 believes that investigators are able to perform all necessary clinical trial activities including conducting telemedicine visits and completing eCOA. Medical records can be pulled in from the patient’s EHR system via API automation, enabling expedited review of medical record information. Workflows also seek to provide easy tracking of Serious Adverse Events, Adverse Events and progress notes over the course of the clinical trial.
The nurse workflows are designed for high quality clinical coordination at every step. More specifically, the platform supports Investigational Medicinal Product (“IMP”) management, collecting lab data and the ability to input Clinician Reported Outcomes (“ClinROs”). Mobile nurses access the technology platform through mobile devices, enabling data collection easily in remote locations. Remote coordinators have the ability to schedule home visits, as well as coordinate scheduling across Science 37’s network of mobile nurses or nurses that may be facilitated by a sponsor, CRO or third-party home health provider.
The remote coordinator experience is centered around being able to provide a concierge patient experience. The coordinator is able to manage the logistics of the clinical trial, including managing nurses, scheduling telemedicine or home visits, and the overall visit calendar providing maximum scheduling flexibility for the patient, allowing visits to occur at the most convenient time including evenings or weekends. The coordinator workflows support the telemedicine investigator as well, with coordinators completing assessment and direct data entry in concert with the investigator.
Finally, all workflows are supported for global conduct. This includes the translation of the full patient experience in over 40 languages, including right-to-left languages. The technology platform also supports language translations for nurses, investigators, or coordinators in over 20 languages.
Evidence Generation
The Science 37 platform is designed to generate high quality evidence. With built-in configurations, virtually any assessment that is performed on paper can be digitized into Science 37’s operating system. Evidence generation includes patient reported, clinical conduct, device and wearable, and real-world evidence. As soon as the information is submitted in the application, whether from a patient or another role, the data is automatically locked into the platform with a timestamp for audit purposes. Compliant audit trails and reporting allow for close tracking of data capture throughout the study. Digitizing evidence generation eliminates the need for manual data re-entry, associated data integrity risk or need for validation by clinical research associates on-site.
Patient evidence is captured through the mobile application, including electronic Patient Reported Outcomes (“ePRO”), Quality of Life assessments (“QOL”), health status information and symptom reporting. Notifications through the mobile application allow for compliance with clinical trial schedules of assessments. The Science 37 platform enables clinical conduct through digital means, including Remote eConsent, eSource, and ClinROs. Real world evidence can be supported by the Science 37 platform, including long-term follow-up studies, post-marketing safety, longitudinal data aggregation or observational assessments. Finally, device and wearable data can be supported, enabling remote monitoring and ongoing data collection — for example, looking at captivity monitors or sleep monitors.
Data Harmonization
The Science 37 platform seeks to provide a common data infrastructure to support the harmonization of data, both for internal monitoring and management as well as external data flows.
Science 37’s rapid trial builder feature is designed to accelerate clinical trial start-up times with an easy- to-use, no-code end-user interface, form libraries, and build workflows to configure user permissions, clinical trial workflows and data capture assessments. Built-in previews allow users designing the clinical trial to confirm rendering across mobile and desktop devices. Unlike many data capture platforms, new assessments can be built significantly faster than traditional means and, due to Science 37’s modern infrastructure, updated in real-time — with verified changes immediately propagated across all applications. All improvements to the platform are made under strict change control, are validated using Computer System Validation best practices and pass User Acceptance Testing before being deployed to production. Finally, the platform allows for appropriate monitoring and oversight including remote monitoring capabilities, query management and real-time performance analytics.
Science 37’s technology infrastructure is also designed to enable seamless data flows and analyses. Open APIs allow for the structured exchange of data in near real-time, including EDC and EHR integrations. A sponsor may use an EDC to centralize data captured across sites, in addition to data collected via Science 37. Science 37’s platform integration capability eliminates the need for re-entry from Science 37 to EDC, removing this data integrity risk and providing sponsors with visibility into clinical trial data in near-real time as it is captured in Science 37’s platform. EHR integrations in the Science 37 platform allows for the immediate retrieval and centralization of a patient’s up-to-date and comprehensive medical records in the platform, providing investigators with a holistic view of a patient for clinical trial eligibility and conduct. Finally, the Science 37 technology platform supports broader data aggregation and analysis to support real- world data studies, including tokenization capabilities to allow for the de-identification of patient data across other large, diverse data sets — including medical records, claims, lab data, consumer data and more — to be combined with Science 37-captured data, so patients can be tracked over longer periods of time across multiple health data inputs.

Architecture, Security and Compliance
Science 37’s platform is a cloud-based software platform hosted by Amazon Web Services. Availability, scalability, and security are fundamental characteristics. The platform leverages a multi-tenant architecture where data is segregated between tenants. Science 37 takes a Security by Design approach to development and operation of the platform. Software engineering is performed in compliance with Open Web Application Security Project (OWASP) secure coding standards. Risk is managed through a combination of security tools and SOPs that require a complete risk assessment of the platform prior to a production release. Science 37 employs a layered defense model to mitigate the risk related to malicious activity. Access to the platform is restricted to authenticated users using multi-factor authentication. Role-based access controls are enforced to restrict access to functionality and data so that only the appropriate users have access. All activity on the platform is logged and monitored to rapidly identify and respond to high-risk user behavior.
The platform is routinely subject to internal and third-party audits by Science 37’s customers in which the platform is assessed against Science 37’s security SOPs. The platform was designed and is maintained with consideration of FDA’s 21 CFR Part-11 regulations and related guidance, which address electronic documentation and electronic signatures, and validation expectations, for records subject to FDA oversight. The platform is also designed to comply with HIPAA and General Data Protection Regulation (“GDPR”) privacy standards. Science 37 operates product engineering functions in accordance with International Conference on Harmonization (“ICH”) Good Clinical Practice (“GCP”) guidelines and prioritizes compliance with applicable laws, regulations, and regulatory requirements and guidance relating to data protection and privacy globally, including but not limited to, the GDPR.
Specialized Network Capabilities
Science 37’s specialized network consists of patient communities, telemedicine investigators, mobile nurses, remote coordinators and connected technologies and devices. Each aspect of these networks work seamlessly with Science 37’s technology platform and is designed for the purpose of orchestrating decentralized clinical trials. Science 37’s networks continue to grow to power increasingly complex decentralized clinical trial designs.
Patient Communities
Without the geographic restrictions of a brick and mortar site, Science 37 targets patients who are interested in participating in research without regard to location. This enables greater access to diverse patient populations including those who are not located near traditional clinical trial sites as well as those for whom traveling to a physical location might present a barrier to participation.
Science 37 utilizes an adaptive approach, powered by Science 37’s in-house clinical experts and data driven marketing plans, to deliver effective, efficient and seamless engagement campaigns. Science 37 regularly accesses its patient database of more than 475,000 patients to conduct feasibility surveys in advance of planning its outreach campaigns. The company combines targeted patient research with deep clinical and marketing expertise to develop comprehensive strategies and tactical communication and outreach plans for each study.
Science 37 uses diversified, multi-channel programs to identify patients who fit the profile for each of its projects. This includes Science 37’s database of opted-in individuals interested in clinical research. Digital media supports the targeting of the right messages for the right audience at the right time and Science 37 uses artificial intelligence and machine learning to target its outreach to attract individuals who are the most likely to participate in the study. Additionally, Science 37 partners with its global network of healthcare providers to identify and recruit participants based on medical criteria. Through Science 37’s network it is able to identify specific providers who are best suited to bring on potentially eligible participants, and work hand in hand through the recruitment process. Finally, Science 37 has a series of partnerships that help ensure it is able to target patients through trusted channels. This includes partnerships with large national pharmacies, labs and health plans who have processes in place to refer highly qualified participants to clinical research studies, as well as large digital health portals with access to broad audiences.
Identifying patients is only the beginning of the journey. Science 37’s specialized team of patient engagement coordinators follow up with patients by phone, email and text/SMS to guide them through the pre-screening process, answer questions and support them as they consider study participation. The patient engagement coordinators utilize Science 37’s technology to create a personalized journey for patients to help bring awareness, educate and assess fit for clinical trial participation. Science 37’s model is flexible and reduces drop off in patient interest by ensuring rapid patient follow-up and allowing for warm handoffs from providers and other partners to create a seamless experience for patients.
Telemedicine Investigators
Science 37’s network of telemedicine investigators are sourced on demand and across any therapeutic area and geography, which enables Science 37 to access patients from virtually anywhere. Science 37’s U.S. investigator network allows Science 37 to consent, enroll, and support study participants in any state and Washington D.C. The Science 37 global investigator network comprises independent GCP-trained investigators in Canada, Europe and Asia Pacific as well as telemedicine-based investigators who work with Science 37 through a broader institutional partnership model.
All Science 37 investigators are board-certified in their chosen therapeutic specialties and have appropriate medical licensure and certifications. All Science 37 investigators go through a rigorous investigator onboarding and training on Company SOPs, GCP/ICH guidelines, FDA regulations and other applicable regulations (global, state, etc.). They are also trained on the Science 37 platform. This training ensures they have the necessary clinical research foundation to be effective DCT expert investigators.
Investigator oversight responsibilities for a DCT are the same as those at brick and mortar sites, and are facilitated through the Science 37 study team and organizational personnel, along with the Science 37 technology platform. Through role-based permissioning, investigators have real-time access to all study data in the platform, which ensures participant safety and data integrity.
Mobile Nurses and Other Home Health Providers
Science 37 has an expansive global network of specially trained, mobile nurses providers who complete procedures and collect study data within the participants’ homes directly in the Science 37 platform. Science 37’s core nurse team consists of licensed RNs or providers with equivalent ex-U.S. credentials.
Science 37 mobile nurses are specially trained to complete procedures and capture data within the participant home. Depending on the study, mobile nurses may complete the collection of vitals, blood draws and other activities. Additionally, mobile nurses may take part as facilitators of physical exams, which can be performed by study investigators via telemedicine. Mobile nurses may also facilitate the unpacking, packing, and shipping of IMP in participants’ homes, as well as administration of IMP. Certain data collection and source documentation activities may also be completed by mobile nurses, as required for the study.
Science 37 mobile nurses operate under a single set of SOPs to create patient-focused and repeatable experiences. To ensure the highest and consistent quality, mobile nurses complete a mandatory, comprehensive training program, which includes remote and occasional in-person activities with a member of Science 37’s Medical Affairs team. Essential clinical skills required for specific protocols are validated through a robust demonstration and evaluation process. All mobile healthcare providers must demonstrate the ability to perform the tasks/skills independently and proficiently before being assigned to a Science 37 study.
In addition to mobile nurses, Science 37’s network includes additional mobile providers such as occupational therapists, physician assistants and nurse practitioners.
Remote Coordinators
Science 37’s remote coordinators choreograph Science 37’s clinical trials virtually. They are highly trained in the realm of clinical research as well as DCTs. They ensure that all of Science 37’s processes are confirmed and consistent. Unlike some traditional site networks, where each site has their own processes, Science 37 uses standard processes across all remote coordinators for every clinical trial that utilize its services.
The remote coordinator fulfills the requirements for clinical trial execution, i.e. consenting, screening, enrolling participants, scheduling study visits, data entry, etc. Furthermore, remote coordinators orchestrate patient activity in all phases of the clinical trial and are responsible for the continued engagement of study participants in clinical trials under the supervision of the investigator. All remote coordinators are trained on compliance requirements and expectations under Science 37 SOPs, GCP/ ICH guidelines, FDA laws and regulations and other applicable requirements (supranational, state, etc.). Finally, the remote coordinator is a key member of the Study Management Team, actively contributing and meeting clinical trial execution goals and timelines, ensuring compliance with the study protocol, and ultimately securing a successful project.
Connected Devices
Science 37 connects into clinical devices to be able to support clinical data generation in a robust fashion. Science 37 has demonstrated the use of technologies and devices in clinical trials, with use cases ranging from occasional data to serial data collection. Examples include accelerometers, smart pill boxes, glucometers, blood pressure cuffs, ECGs, heart rate monitors and more.
Three Offerings Enabled by Extensive Configuration
Science 37 derives its revenues primarily from two sources: (i) contractual arrangements to enable and enhance clinical trials through technology and/or services (Full DCT and Metasite), and (ii) licensing of its proprietary Technology Platform to a variety of life science institutions. Science 37 focuses on three offerings, all with Science 37’s clinical trial operating system serving as the foundation:
1.
Full DCT.   In this offering, Science 37 is the sole provider delivering for a sponsor. Science 37 is performing the entire clinical trial on its technology platform, including orchestrating all of the visits and activities.

2.
Metasite.   In this case, Science 37 acts as a virtual site to supplement a network of traditional sites. Science 37 leverages its technology platform and orchestrates the clinical trial, but is responsible for a portion of the total patients associated with a clinical trial.

3.
Technology.   Science 37 is not conducting the trial, nor is it a Metasite, but configures the technology to support patient engagement, remote eConsent, eSource (eCOA, eCRF), Telemedicine and/or 3rd party integrations as part of a broader trial solution. Science 37 has a Software-as-a-Service (“SaaS”) option should the sponsor or CRO wish to deploy the technology themselves. Science 37 also has a “Technology Plus” model, in which specialized networks can be added to the technology solution, including patient communities, telemedicine investigators, mobile nurses, remote coordinators and connected devices.

This level of flexibility and high configuration capability enabled by Science 37’s specialized network of patient communities, on-demand telemedicine investigators, flexible mobile nurse networks, scalable remote coordinators and robust connected technologies enables Science 37 to support any phase of clinical study and nearly all indications.
Competitive Strengths
Science 37 is uniquely positioned as an operating system with both end-to-end technology to enable decentralized clinical trials and specialized networks to orchestrate trial execution. Combined with Science 37’s experience as an industry pioneer and having run more DCTs than any other company, Science 37 believes it is well-positioned to continue leading the category.
Proprietary End-to-End Technology Platform:   Science 37 designed its platform from the ground up, hand in hand with Science 37 practitioners who are establishing how decentralized clinical trials are best executed. For this reason, Science 37’s technology platform is purpose built and incorporates Science 37’s years of experience. The end-to-end nature of the platform aims to eliminate the need to string together technology point solutions and disparate data sets; rather Science 37 has built a full-stack, unifying platform that serves as the backbone to Science 37’s operating system. Science 37’s technology platform is designed to bring together workflow orchestration, evidence generation and data harmonization to power the decentralized clinical trial experience.
Expansive, Specialized DCT Networks:   Complementing Science 37’s technology platform are its expansive and specialized networks of patient communities, telemedicine investigators, mobile nurses,

remote coordinators and connected devices. These networks are unique to decentralized clinical trial delivery — they are guided by standard SOPs and processes and trained on Science 37’s proprietary methods of clinical trial conduct. The power of Science 37’s networks is underpinned by the technology platform, which seeks to bring together the various parties for a centralized and unified clinical trial experience.
Leading Experience in DCT:   Science 37 believes that it has more experience in conducting decentralized trials than any other company, having executed more than 95 trials with more than 475,000 patients engaged to date. As the company who pioneered the model, Science 37 believes it holds the most knowledge around the best delivery solutions for decentralized clinical trials. These learnings are embedded in Science 37’s processes as well as how Science 37 activates and configures its operating system for each and every clinical trial. Science 37 contributes to the category as an active thought leader around DCT best practices and the need for a configurable operating system.
Experienced Management Team:   Science 37’s leaders have extensive experience, and collectively represent expertise from eClinical technology companies, SaaS and Application Platform as a Service (“aPaaS”) solutions, CROs, digital health providers and academic medical centers. With this extensive experience in clinical trials and the curiosity to change the status quo, this team has the unique ability to rethink the processes and technology that impact traditional clinical research today and transition it to a model that benefits all players in the clinical research process: patients, providers, CROs, sponsors and more. The management team models Science 37’s company values; fosters a passion for science and innovation; and creates a highly positive environment from which to deliver results.
Strong Values Guide Science 37 Toward its Mission and Vision:   Science 37 has built a distinct culture with core values that include: intentional focus, breaking barriers, making a difference, gratitude and respect. By applying intentional focus, Science 37 aligns its organization in an unambiguous manner toward its goals. Giving permission to break barriers every day has resulted in creative thinking and a persistent pursuit of new, robust solutions that push the boundaries of the status quo. Science 37 encourages its teams to think big, take action and make a difference with aspirations to higher standards. Most importantly, Science 37 fosters an environment of mutual gratitude and respect in all its interactions — with its customers, patients, and one another. These values together ensure that Science 37 effectively and relentlessly advances its mission and vision.
The ‘Science 37 Way’ — Science 37’s Exclusive Delivery Model:   Leaning on its years of experience, Science 37 has developed a proprietary process from initial customer contact through clinical trial close — what Science 37 calls the ‘Science 37 Way.’ The first phase is Science 37’s Contact to Kickoff Process, which covers the initial point of contact through the clinical trial kickoff. This phase includes Science 37’s strategic solutioning methodology for every opportunity, which leverages a deep knowledge base and proven frameworks for how Science 37 activates its operating system for each unique clinical trial. The second phase is Science 37’s Kickoff to Conduct Process, from external kickoff with the customer through the initiation of the clinical trial. Science 37 uses its detailed SOPs and procedures to enable an accelerated clinical trial startup process across platform configuration, automated clinical trial building and activation of its global networks. All steps happen in lockstep across Science 37’s technology and operations experts to ensure high quality planning and risk mitigation. The final phase is Science 37’s Conduct to Close Out Process, which covers clinical trial initiation through close out of the clinical trial. Science 37’s technology platform and networks come together during this phase to enable synchronized, reliable clinical trial execution. As Science 37’s business grows, its continuous learnings and process improvements are built back into its standardized and proprietary ‘Science 37 Way.’
Trusted, Deep Relationships with Science 37’s Large and Growing Customer Base:   Science 37 works closely with its customers to successfully execute their clinical trials, across therapeutic areas, trial phases and countries. Science 37 partners with its customers from the start, advising on best practices for clinical trial design all the way through execution. As DCT leaders, Science 37 has worked with many of its customers through their own change management processes to incorporate DCT expertise within their organizations and shift thinking, process and organizational structure toward the future of clinical trials. Science 37’s deep customer relationships are evidenced by its repeat business and high customer satisfaction.
Science 37’s numerous strategic collaborations demonstrate its strong relationships with customers. For example, Science 37’s publicly announced technology enterprise collaboration with Boehringer Ingelheim positions both companies in the forefront of the global digital health transformation, and allows them to work together on protocol development, regulatory strategy and the application of Science 37’s operating system to accelerate enrollment and improve the participant experience. Similarly, innovative collaborations as part of the Science 37 Certified program allow Science 37 to work hand in hand and empower CROs to deliver decentralized clinical studies at scale, most recently as announced with PPD and Syneos Health.
A Commitment to Diversity:   Science 37 believes that its dedication to and performance around diversity sets it apart from other clinical trial solutions companies. Science 37 has consistently demonstrated the ability to recruit from diverse patient populations, as well as bring on diverse investigators, mobile nurses and remote coordinators as part of its specialized networks. Science 37 continues to heavily invest in its tools to access harder to reach patient groups and attract minority investigators. Science 37’s diversity initiative is a top priority, minority led, and promotes the advancement of diversity in clinical trials. Science 37 has also established a Diversity in Clinical Research Foundation to make clinical trial research more accessible to underserved populations. This foundation will work with associations, organizations, and other entities to provide grants to increase the participation of underserved populations.
Growth Strategy: Strengthen Core, Expand, and Extend Capabilities
To achieve its vision of being the operating system that powers every clinical trial, Science 37 intends to invest in its core operating system, expand into adjacent markets, and extend its capabilities to enable the clinical trial of the future. As Science 37 executes its roadmap, it will assess opportunities for building capabilities, forming smart partnerships and evaluating synergistic acquisitions.
Strengthen the core business to reinforce Science 37’s market foothold.   Science 37 plans to continue to invest in its core business geographically, commercially and technologically and to reinforce its position in the market.
•
SaaS and aPaaS:   Science 37 expects to continue the development of its technology platform as a SaaS and aPaaS solution for broader use across the industry. This includes infrastructure investments, simplifying the administration functions, extending Science 37’s Open APIs, and establishing a Developer Program to facilitate the integration of 3rd party technology solutions into Science 37’s operating system.

•
Patient Platform:   Science 37 continues to invest in its patient platform, including technology, partnerships and methodology for recruitment, enrollment and engagement of patients across all trials. For example, this includes building deeper partnerships across payers, pharmacies and other institutions to bolster Science 37’s patient community. Science 37 also continues to invest in its digital patient portal, layering on additional capabilities for seamless patient engagement.

•
Globalization of Metasite:   Science 37 intends to continue to expand its Metasite delivery model globally, through the growth of its specialized networks as well as the continued globalization of its technology platform.

•
Connected Devices at Scale:   Science 37 expects to scale the connected devices that it supports, ensuring it can serve the broader universe of devices for evidence generation. Science 37 plans to continue to invest both in wearable integration as well as device data analysis (as digital biomarkers).

•
Expanded Commercial Presence:   Science 37 continues to invest in its commercial presence across solution specialty and geography to drive therapeutic area penetration and its top line growth.

Expand into adjacent markets.   Science 37 plans to capitalize on its specialized networks and proprietary technology to continue to expand its offerings across key verticals.
•
CRO Partnerships:   Science 37 established its Science 37 Certified program to empower CROs with access, training and commercial support required to deliver DCTs for sponsors. As part of the program, CROs and key members of their innovation, technology, and clinical operations teams, along with key investigators, are trained on Science 37’s operating system and can access its network and DCT consulting services. Partnerships with PPD and Syneos have been established to date, and Science 37 intends to continue growing through this channel.

•
eCOA:   Science 37 continues to invest in its eCOA capabilities, including its technology support for new assessments across therapeutic areas as well as more extensive libraries, branching logic, engagement mechanisms and tools for User Acceptance Testing (“UAT”).

•
Real-World Evidence:   Science 37 intends to expand its real-world evidence capabilities, leveraging the modularity and flexibility of its technology platform to support broad types of data collection as well as automated patient engagement. With its growing data sets, Science 37 plans to continue to collect data ongoing for new studies and continue to append data to its existing participant database to facilitate future research.

•
Clinical Care:   Science 37’s flexible operating system is well suited to extend into the home health sector to facilitate monitoring and care for post-procedure or post-hospitalization. Science 37 plans to seek additional product and commercial expertise in this area to penetrate this entirely new market for Science 37.

•
Diversity:   Science 37 intends to invest in its diversity business, including the continued build-out of tools to access harder to reach patient groups, as well as attract minority investigators, coordinators and nurses to its network. This work has begun with the establishment of Science 37’s Diversity in Clinical Research Foundation to make clinical trial research more accessible to underserved populations.

Extend the reach of Science 37’s operating system.   Science 37 believes the future of clinical trials will continue to evolve to include decentralization approaches, often in tandem with traditional approaches, on virtually every trial.
In the future, as illustrated in Exhibit 5 below, Science 37 anticipates providers will be able to participate as investigators from a traditional site, research-naive facility or telemedicine clinic. Similarly, patients may be participating from their home, a site, or a combination of the two; and procedures will be done in combination with home, site and/or nearby point of care (“PoC”) facilities. In the future, providers and patients can be activated to participate in trials, which will further accelerate the speed of development, bringing more life-changing therapies to market faster. Science 37 calls this model the Agile Clinical Trial (“ACT”).
Exhibit 5
Achieving this agile clinical trial status will require networks of traditional providers, telemedicine providers, mobile nurses and remote coordinators, as well as a flexible operating system to seamlessly navigate between the on premise and off premise experience while capturing all the data directly into one unified platform. Science 37 is already executing on ACTs today.

In this pursuit, Science 37 expects to continuously extend the reach of both its technology platform and specialized network.
•
Provider Technology Enablement:   Science 37 is committed to being the single stop for sponsors and CROs and thus expects to continue investing in key technology capabilities to provide the full suite of eClinical capabilities.

•
Provider Network Sources:   As noted in its Core strategy, Science 37 intends to invest in extending its telemedicine investigator network, both globally and across therapeutic expertise. In addition, Science 37 plans to invest in a broader provider network that can access Science 37 studies as a care option, referring patients to Science 37 or becoming study investigators (on premise or via telemedicine). Finally, Science 37 anticipates that it will explore partnerships with traditional research sites to enable them to conduct ACTs independently and in collaboration with Science 37.

•
Performance & Risk Management:   Science 37 plans to continue to invest in risk-based management and trial performance analytics, providing trial teams with real-time information and tools to manage their trials smartly, whether these trials are performed as a traditional clinical trial, a DCT or an ACT.

Acquire capabilities to position Science 37 for continued leadership.   Science 37 intends to actively seek acquisition targets to supplement its organic growth strategies across the Core, Expand and Extend growth areas. This may include companies that provide Science 37 with increased presence or scale, or companies that provide Science 37 with new capabilities to better serve its customers.
Comprehensive Go-to-Market Strategy
As the industry embraces DCTs and ACTs, Science 37 believes sponsors need an experienced and flexible partner with in-depth expertise necessary to solution protocols, influence study design, configure requisite technologies and confidently operationalize studies to enable on-time, high-quality clinical trial delivery. Science 37’s go-to-market strategies strive to demonstrate its expertise, experience and leadership; broaden sponsors’ understanding, usage and adoption of decentralized or agile methodologies and simplify customers’ need to effectively deliver clinical trials more quickly.
Science 37’s matrixed commercial organization focuses on penetrating and growing Science 37’s strategic accounts; expanding and building new business with dedicated business development, subject matter expertise and inside sales support; broadening and increasing into market adjacencies; and enabling and developing Science 37’s channel partnerships with CROs.
Science 37’s Commercial team routinely provides solutions and proposals, working with external partners such as CROs and Science 37’s internal Technology, Delivery and Medical Affairs teams to activate Science 37’s operating system required for study protocol. This sales cycle can involve a variety of sponsor decision makers, varying by sponsor size, that can include medical directors, therapeutics heads, technologists, clinical operations and procurement. Through the proposal and bid defense process, Science 37’s Commercial team leverages the expertise of Science 37’s Technology, Delivery and Medical Affairs teams to answer sponsors’ questions, and provide details about the ‘Science 37 Way’.
Science 37’s Marketing & Communication programs, designed to highlight the in-depth expertise of Science 37 medical affairs, real-world evidence, technology and delivery specialists, focus on demonstrating thought-leadership through targeted content marketing, generating white papers and insight briefs, participating as speakers and panelists for industry events, and hosting webinars to share case studies and insights gleaned from having conducted more than 95 studies across various therapeutic areas, for all phases of drug development, as well as late phase and real-world evidence. Increased efforts on public relations and social media are in place to effectively build broader brand awareness of Science 37 and its technology- fueled efforts to power clinical trials.
Science 37’s Customers
The configurability of the Science 37 operating system allows Science 37 to meet the needs of each customer in a differentiated manner. Science 37’s platform accounts for the trial design, number of participants, therapeutic area, study complexity and use of home visits and electronic assessments for remote data capture. Science 37 is recognized as the leader in decentralized trial solutions among its customers, providing a leading offering rooted in strong experience, and an architect of the future clinical trial design.
Science 37’s customers consist of large and mid-sized pharmaceutical companies, biotech customers, CROs as well as academic institutions. For the year ended December 31, 2019, four customers — Boehringer Ingelheim International, GmbH (“Boehringer Ingelheim”), Sanofi US Services Inc., Otsuka Pharmaceutical Development & Commercialization, Inc. and UCB Biopharma SPRL — individually each represented greater than 10% of revenue. For the year ended December 31, 2020, three customers — Boehringer Ingelheim, Freenome Holdings, Inc. and PPD Development, L.P. — individually each represented greater than 10% of revenue.
As demand for Science 37’s capabilities has expanded, so has the depth and breadth of Science 37’s customer relationships. Science 37 has seen a 9% increase in average contract value in its qualified pipeline, from $2.1 million in the nine months ended September 30, 2020 to $2.3 million in the same period of 2021. Science 37 booked contracts with 14 new customers in both the nine months ended September 30, 2021and 2020, and 20 net new customer over the past 12 months. On a dollar basis, Science 37’s total qualified pipeline has grown 70% across Phase II and Phase III trials between the nine months ended September 30, 2020 and the nine months ended September 30, 2021. Science 37’s representative bookings over the 12 months ended September 30, 2021 demonstrate the diversification in its business — with trials across all three offerings, a wide range of indications, diversity across Phases II through IV, US only and global, and contract values up to $34.0 million.
The majority of Science 37’s contracts with its customers range in duration from a few months to several years. Science 37 generally receives compensation based on measuring progress toward completion using anticipated project budgets and direct labor and prices for each service offering. In addition, in certain instances, a customer contract may include forms of variable consideration such as incentive fees, volume rebates or other provisions that can increase or decrease the transaction price. This variable consideration is generally awarded upon achievement of certain performance metrics, program milestones or cost targets. Most of Science 37’s contracts can be terminated by the customer without cause with a 30-day notice. In the event of termination, Science 37’s contracts generally provide that the customer pay Science 37 for: (i) fees earned through the termination date; (ii) fees and expenses for winding down the project, which include both fees incurred and actual expenses; (iii) non-cancellable expenditures; and (iv) in some cases, a fee to cover a portion of the remaining professional fees on the project.
Competition
Science 37 competes at the intersection of companies that orchestrate clinical trials and companies with technology to support the orchestration of clinical trials.
Along the clinical trial orchestration dimension, CROs are typically engaged to execute the full trial on behalf of sponsors. Because CROs are predominantly services companies that are designed to orchestrate traditional, site-based clinical trials, technology is usually not core to their business, so they typically license these capabilities. In addition, the DCT model requires significantly different processes and SOPs than utilized for traditional clinical trials, creating internal barriers to shifting models. While some CROs refer to Science 37 as a competitor, Science 37 views CROs as partners and a sales channel, and enables CROs to leverage Science 37’s operating system to help manage this shift in the industry. Science 37 has demonstrated its success with this strategy through its partnerships and associated revenue from PPD and Syneos, and continues to engage additional CROs through the Science 37 Certified program. Other categories of potential competitors along the orchestration continuum include clinical home health companies and site management companies, neither of which typically own technology and only manage a fraction of what CROs typically manage.
On the other end of the spectrum are companies who provide technology solutions to support clinical trials. The vast majority of these companies, known as eClinical companies, are focused on making the traditional site model more efficient. Many of these companies have unique capabilities that can plug into Science 37’s operating system, and as such have become partners, including Signant Health, ERT and AI Cure.

There are a handful of smaller companies who provide technology to enable DCTs such as Medable and Thread. These companies have not existed as long as Science 37 and have not invested as much into their platforms as Science 37. There also are full-suite technology players such as Veeva, Oracle and Medidata with more traditional, site-based solutions that may wish to compete with Science 37 in the future. Because none of these companies own similar specialized networks, have experience orchestrating DCTs or have the same feedback loop as Science 37 to inform the user experience, Science 37 believes that it has created a significant, long-term competitive advantage.
There are emerging players that have less developed orchestration and technology capabilities that are trying to emulate the Science 37 model; however, they are several years behind Science 37 and do not have the same scale.
Social Responsibility: Democratizing Clinical Research
Social responsibility is core to Science 37’s mission-oriented corporate culture. Science 37 was founded to address structural hurdles in today’s clinical landscape that drive low patient and provider participation and result in slow timelines to getting life-changing therapies to market. Science 37’s model is designed to empower the patient while deeply engaging the clinical trial team of investigators, nurses, and coordinators, in order to disrupt the trial delivery system and ultimately drive better outcomes.
Culture and Employees
Science 37 recruits new employees that wish to pursue its mission to democratize clinical research, enabling it as a care option for everyone, everywhere. Equally, Science 37 looks for employees that are passionate in the pursuit of its vision to define the category and be the operating system to enable every trial.
Science 37’s employees are integral to the success of the company. With their support, Science 37 has built a work environment based on mutual trust, high collaboration and inclusion, which provides opportunities for continued growth and exceptional performance. Science 37 believes that its commitment to building a great company centered around its people has accelerated its path in disrupting the status quo.
Science 37 holds itself to four core values to guide its actions:
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Intentional Focus:   Science 37 has a clear North Star in its mission and vision. Science 37 is explicit regarding the market it is pursuing and in its value proposition to address that market. Science 37’s employees are given SMART (Specific, Measurable, Attainable, Relevant and Time-Bound) goals on which to base their activities, and are intentional about focusing on ways to deliver efficiently.

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Breaking Barriers:   Science 37’s commitment to breaking barriers every day has resulted in creative thinking and a persistent pursuit of new, robust solutions across process, technology, partnerships and organizational design that enable Science 37 to push the boundaries of the status quo. Science 37’s employees think differently, are empowered to make decisions and achieve transformational results.

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Making a Difference:   Making a difference captures the action-mindedness of Science 37’s culture. It embodies the constant pursuit of better outcomes through commitment, sweating the details, ensuring clear lines of accountability, and adding a personal touch that builds better relationships. It is a pursuit of excellence, not only by each individual themselves, but also supporting colleagues to help everyone reach higher standards — all of which creates a virtuous cycle toward better outcomes.

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Gratitude and Respect:   Most importantly, Science 37 — leaders, managers, and individual contributors — takes the time to say “thank you” for a job well done, for bold decision making and for supporting each other in the pursuit of its common goals. Science 37 treats others how it would like to be treated, and promotes gratitude and respect in all its interactions — with its customers, its patients, and one another.

Science 37 has built its culture by recruiting and developing employees who are passionate about the Science 37 mission and its values. Science 37 strongly supports diversity efforts through its hiring process, employee training and awareness, and continues to foster professional growth opportunities within its diverse employee base. Science 37 has a collaborative and supportive remote work environment that encourages retention and engagement.
Science 37 is a performance-driven environment, and provides employees with goals and objectives aligned with driving customer success and shareholder value. Science 37 has a competitive pay practice, including performance-based awards for the purpose of attracting, retaining and motivating employees, executive officers and directors. None of Science 37’s employees are represented by a labor union, and it has never experienced a work stoppage.
As of November 30, 2021, Science 37 had 590 employees. Science 37 also maintains flexibility in staffing through use of contractors and consultants.
Quality
Science 37 is profoundly dedicated to providing the highest level of clinical and operational quality. In Science 37’s culture of quality, every employee is dedicated to protecting and improving the experience of all stakeholders in clinical research — patients, providers, CROs, sponsors and more. Quality is woven into every step — what Science 37 calls the ‘Science 37 Way’ — to ensure that trial planning and conduct meet Science 37’s commitments to all stakeholders from initial contact of a prospective sponsor to the final closeout of a study.
Contact to Kickoff:   From the moment of first contact with a prospective sponsor through the deal process, and project initiation, Science 37’s team of subject matter experts, including medical directors, therapeutics heads, technologists, clinical operations and procurement, undertake in-depth and detailed solutioning for each project. To minimize risk and ensure confidence and quality, Science 37 accounts for its previous learnings, leveraging its knowledge base around best practices by phase, therapeutic area and protocol construct. Science 37 conducts risk planning from the onset, outlining assumptions, potential risks, and detailed mitigation plans, which Science 37 corroborates with its customers during a highly formalized Kickoff meeting to ensure alignment, minimize ambiguity and forge a partnership in support of quality.
Kickoff to Conduct:   After a formal Kickoff meeting, as Science 37 prepares for project initiation. Its cross-functional team works in lockstep to ensure they plan across every dimension. Science 37 develops project-specific execution plans to ensure alignment and proper escalation paths, and tracks progress against predefined operational and quality metrics. Science 37 leverages tools that reflect its experience in delivery, such as its detailed RACIs and step-by-step operational flows, which enable it to startup trials efficiently, in compliance and in accordance with its customer kickoff discussions. As part of conduct readiness, Science 37 Study Teams undergo training on all its SOPs, GCP/ICH guidelines, FDA regulations, data privacy, diversity and any other applicable topics related to both broader trial conduct and study-specific conduct. Additional periodic training is conducted to ensure comprehension. Science 37 investigators are board-certified in their chosen therapeutic specialties and have appropriate medical licensure and certifications. All Science 37 investigators go through a rigorous investigator onboarding and training on company SOPs, GCP/ ICH guidelines, FDA regulations and other applicable regulations. Similar certification is required of Science 37’s nursing network, and similar training is required across all other trial team roles.
Conduct to Closeout:   In the third and final stage, Science 37 follows its detailed SOPs to ensure it stays compliant and can pivot as the trial progresses. Patient safety remains Science 37’s top priority. Science 37’s policies govern how it operates in all patient-centric touchpoints, particularly in the development of its technology platform and conduct of research; regular training for its employees ensures compliance with these processes. Science 37 is governed by a holistic Quality Management System (QMS) that meets the requirements of 21 CFR 820 Subpart B — Quality System Requirements. As independent oversight, the Science 37 Quality and Compliance function develops and executes an Internal Clinical Quality Audit Plan for each study. At the cornerstone of the QMS is the Quality Management Review, during which executive management reviews and discusses the overall health of the QMS. The QMS is designed to ensure, and seeks to demonstrate that, any issues encountered are addressed with an appropriate solution.
Intellectual Property
In the course of conducting its business, Science 37 develops and uses proprietary software, systems, processes, databases and other intellectual property. It seeks to protect its proprietary and confidential information and trade secrets through confidentiality agreements with employees, customers and other third parties, as well as implementing administrative and technical safeguards to protect the security of such information and trade secrets. Science 37 also relies on trademark laws to protect its brand, names and logos. For example, Science 37 has applied for and/or obtained and maintain registration in the United States and other countries for numerous trademarks. Science 37 also enters into agreements with third parties for the license and use of their intellectual property, although no one such license is considered to be material to the business as a whole. Science 37 does not have any material patents or copyright; however, in the future, Science 37 may rely on patent and copyright laws, as may be appropriate and applicable, to protect its intellectual property rights.
Government Regulation
Regulation of Clinical Trials
The biopharmaceutical industry is subject to a high degree of governmental regulation in both domestic and international markets. Regardless of the country or region in which approval is being sought, before a marketing application for a product candidate is ready for submission to regulatory authorities, the product candidate must undergo rigorous testing in pre-clinical studies and clinical trials. The clinical trial process must be conducted in accordance with the Federal Food, Drug and Cosmetic Act in the United States and similar laws and regulations in the relevant foreign jurisdictions. These laws and regulations require the product candidate to be tested and studied in certain ways prior to submission for approval.
In the United States, the FDA regulates the conduct of clinical trials of drug products in human subjects, and the form and content of regulatory applications. The FDA also regulates the development, approval, manufacture, safety, labeling, storage, record keeping, import, export, distribution, advertising, sale, and marketing of drug products. The FDA has similar authority and similar requirements with respect to the clinical testing of biological products and medical devices. Within the European Union, these requirements are enforced by the EMA, and requirements vary slightly from one member state to another. In the United Kingdom (“UK”), the requirements are enforced by the Medicines and Healthcare products Regulatory Agency (the “MHRA”). Similar requirements also apply in other jurisdictions where Science 37 operates or where its customers intend to apply for marketing authorization.
Some of these regulations apply directly to Science 37, as a clinical trial operator; others apply to Science 37’s customers, as pharmaceutical companies, and contractually to Science 37 as their service provider.
Clinical trials conducted outside the United States are subject to the laws and regulations of the country where the trials are conducted. These laws and regulations might differ from the laws and regulations administered by the FDA and other laws and regulations regarding the protections of patient safety and privacy and the control of study pharmaceuticals, medical devices or other materials. FDA laws and regulations may apply to clinical studies conducted outside the United States if, for example, such studies are conducted under an Investigational New Drug Application (“IND”). It is the responsibility of the study sponsor or the parties conducting the studies to ensure that all applicable legal and regulatory requirements are fulfilled.
Science 37’s services are subject to various regulatory requirements designed to ensure the quality and integrity of the clinical trial process. In the United States, Science 37 must perform its clinical development services in compliance with applicable laws, rules and regulations, including Good Clinical Practice, or GCP, and Good Pharmacovigilance Practice. The industry standard for the conduct of clinical trials is embodied in the FDA’s regulations for IRB, investigators and sponsor/monitors, which regulations collectively are termed GCP by industry, and the GCP guidelines issued by the ICH of Technical Requirements for Pharmaceuticals for Human Use, which have been agreed upon by industry and regulatory representatives from the United States, the European Union and Japan. GCP requirements address, among other things, IRBs, qualified investigators, informed consent, recordkeeping and reporting. Regulatory authorities enforce GCP requirements through periodic inspections. Violations of GCP requirements could result in enforcement actions including the issuance of warning letters, civil penalties, product recalls, criminal prosecutions or debarment, suspension or exclusion from involvement in future clinical trials or the submission of pre-market approval applications. Science 37 monitors its clinical trials to test for compliance with applicable laws and regulations in the United States and the foreign jurisdictions in which it operates. Science 37 has adopted standard operating procedures that are designed to satisfy regulatory requirements and serve as a mechanism for controlling and enhancing the quality of its clinical trials. Science 37’s current operating procedures are written in accordance with all applicable FDA, GCP, and ICH requirements; Science 37 is in the process of updating them to reflect, EMA, and MHRA requirements. This enables Science 37’s work to be conducted locally, regionally and globally to standards that meet all currently applicable regulatory requirements. Science 37 must also maintain reports in compliance with applicable regulatory requirements for each study for auditing or inspection by the customer and regulatory authorities.
Prior to commencing human clinical trials, a company developing a new drug must file an IND with the FDA, or in the case of certain new devices, an Investigational Device Exemption (“IDE”). The IND or IDE must include information about pre-clinical tests, chemistry, manufacturing and control data, and a study protocol for the proposed clinical trial of the drug or device in humans. If the FDA does not object in writing within 30 days after filing, the IND or IDE becomes effective and the clinical trial may begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval. Clinical holds also may be imposed by the FDA at any time before or during trials due to safety concerns or non-compliance. Submission of an IND or IDE therefore may or may not result in FDA authorization to begin or continue a clinical trial. A separate submission to an existing IND or IDE must also be made for each successive clinical trial conducted during product development. Each clinical trial must be conducted in accordance with an effective IND or IDE.
Clinical studies must be approved by, and conducted under the oversight of, an Institutional Review Board, or IRB, for each clinical site. The IRB is responsible for the initial and continuing review, approval, and monitoring, and may impose additional requirements for the conduct of the study. In some cases, an IND or IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety or welfare of human subjects. The FDA, the IRB, or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the study subjects are being exposed to an unacceptable health risk.
During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA’s regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements.
In order to comply with GCP and other regulations, sponsors of clinical trials must, among other things:
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comply with specific requirements governing the selection of qualified principal investigators and clinical research sites;

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obtain specific written commitments from the investigators;

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obtain review, approval and supervision of clinical trials by an IRB or ethics committee;

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obtain favorable opinion from regulatory agencies to commence a clinical trial;

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verify that appropriate patient informed consent is obtained before the patient participates in a clinical trial;

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ensure adverse drug reactions resulting from the administration of a drug or biologic during a clinical trial are medically evaluated and reported in a timely manner;

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monitor the quality, validity and accuracy of data;

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maintain records regarding drug or biologic dispensing and disposition;

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verify that principal investigators and study staff maintain records and reports; and

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permit appropriate governmental authorities access to data for review.

In operating clinical trials on behalf of sponsors, Science 37 is required, either by contract or direct regulation, to comply with these requirements as well. Science 37 may be subject to regulatory action if it fails to comply with applicable rules and regulations. Failure to comply with certain regulations can also result in the termination of ongoing research and disqualification of data collected during the clinical trials. If a clinical trial is not conducted in accordance with regulatory requirements, the applicable regulatory agency may require that a clinical trial be modified, suspended or terminated, and Science 37 or its customers may be subject to a variety of enforcement actions. For example, violations could result, depending on the nature of the violation and the type of product involved, in the issuance of a warning letter; suspension or termination of a clinical study; refusal of the FDA to authorize a sponsor to proceed under an IND or IDE for a clinical trial; refusal of the FDA to approve marketing applications, or withdrawal of such marketing applications; injunction, seizure of investigational products; civil penalties; criminal prosecutions; or debarment from assisting in the submission of new drug applications. IRBs may also suspend or terminate research not conducted in accordance with IRB requirements or that has been associated with unexpected serious harm to subjects.
Regulation of Personal Information
Science 37 holds confidential personal health and other information relating to persons who have been, are and may in the future be involved in clinical trials or otherwise. The collection, possession, retention, use, transmission and disclosure of such information is highly regulated, both in the United States and the other jurisdictions where Science 37 operates, and Science 37 is subject to Section 5(a) of the Federal Trade Commission Act, the Telephone Consumer Protection Act of 1991 and all regulations promulgated thereunder, and the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, among others. Additionally, Science 37 may be subject to State-level privacy, security and breach notification and healthcare information laws, including, but not limited to, the California Consumer Privacy Act of 2018, the California Privacy Rights Act of 2020 and the California Online Privacy Protection Act. Depending on the services provided, Science 37’s operations outside the United States may be subject to privacy regulations and laws such as the GDPR in the European Union, the UK’s data protection regime consisting primarily of the UK General Data Protection Regulation (the “UK GDPR”) and the UK Data Protection Act 2018 or the Personal Information Protection and Electronic Documents Act (“PIPEDA”) in Canada. Such laws and regulations may place restrictions or conditions on the export of personal data outside their applicable geographies, and/or impose additional requirements on service providers. In particular, the GDPR and UK GDPR include obligations and restrictions concerning the consent and rights of the individuals to whom the personal data relates, the transfer of personal data out of the European Economic Area (the “EEA”) or UK (respectively), security breach notifications and the security and confidentiality of personal data. The GDPR authorizes fines for certain violations of up to 4% of global annual revenue or €20 million, whichever is greater. Additionally, the UK GDPR authorizes fines for certain violations of up to 4% of global annual revenue or GBP 17.5 million, whichever is greater. European and UK data protection authorities may interpret the GDPR and national laws (including the UK GDPR) differently and impose additional requirements, which contributes to the complexity of processing personal data in or from the EEA and/or UK. Guidance on implementation and compliance practices is often updated or otherwise revised.
Other Regulations
Science 37 also must comply with other related international, federal, state and local regulations that govern the practice of medicine (by trial investigators) and nursing (by mobile research nurses), as well as regulations that apply to employers and businesses generally, including, but not limited to, labor and employment laws and tax laws.
Any failure on Science 37’s part to comply with applicable regulations could result in the termination of ongoing research, the disqualification of data for submission to regulatory authorities, fines and other sanctions, as well as liability to Science 37’s customers. Furthermore, any issuance of a notice of finding by a governmental authority against either Science 37 or its customers, based upon a material violation by Science 37 of any applicable regulation, could materially and adversely affect Science 37’s reputation and business.
Facilities
Science 37’s corporate headquarters is located in Research Triangle Park, NC, where it leases office space. Science 37 holds leases to office spaces in Culver City and San Francisco. The master leases expire on October 31, 2024 and October 31, 2022, respectively.
Legal Proceedings
From time to time, Science 37 may become involved in legal proceedings arising in the ordinary course of its business. Science 37 is not presently a party to any legal proceedings that, in the opinion of its management, would individually or taken together have a material adverse effect on its business, financial condition, results of operations or cash flows. Regardless of outcome, litigation can have an adverse impact on Science 37 due to defense and settlement costs, diversion of management resources, negative publicity, reputational harm and other factors. See Note 8 to Science 37’s unaudited condensed combined financial statements located elsewhere in this prospectus.
Indemnification and Insurance
Science 37’s business exposes it to potential liability. In certain circumstances, Science 37 may also be liable for the acts or omissions of others, such as suppliers of goods or services.
Science 37 attempts to manage its potential liability to third parties through contractual protection (such as indemnification and limitation of liability provisions) in its contracts with customers and others, and through insurance. The contractual indemnification provisions vary in scope and generally do not protect Science 37 against all potential liabilities, such as liability arising out of its gross negligence or willful misconduct. In addition, in the event that Science 37 seeks to enforce such an indemnification provision, the indemnifying party may not have sufficient resources to fully satisfy its indemnification obligations or may otherwise not comply with its contractual obligations.
Science 37 generally requires its customers and other counterparties to maintain adequate insurance, and currently maintains errors, omissions and professional liability insurance coverage, as well as cybersecurity coverage, with limits Science 37 believes to be appropriate. This insurance provides coverage for vicarious liability due to the negligence of the investigators who contract with Science 37, as well as claims by Science 37’s customers that a clinical trial was compromised due to an error or omission by Science 37. The coverage provided by such insurance may not be adequate for all claims made and such claims may be contested by applicable insurance carriers.

MANAGEMENT
The following table sets forth, as of the date of this prospectus, certain information regarding our executive officers and directors who are responsible for overseeing the management of our business.
Name	Age	Position
David Coman	52	Chief Executive Officer and Director
Mike Zaranek	50	Chief Financial Officer
Darcy Forman	46	Chief Delivery Officer
Jonathan Cotliar	51	Chief Medical Officer
Steven Geffon	44	Chief Commercial Officer
Christine Pellizzari	54	Chief Legal Officer
John W. Hubbard	65	Director
Neil Tiwari	35	Director
Robert Faulkner	59	Director
Adam Goulburn	40	Director
Bhooshitha B. De Silva	47	Director
Emily Rollins	52	Director
David Coman.   David Coman has been Science 37’s Chief Executive Officer since November 2019 and is our Chief Executive Officer and a director on our Board. Prior to joining Science 37, Mr. Coman served as Chief Strategy Officer of ERT, a global data and technology, from 2016 to 2019. Prior to that, Mr. Coman was Chief Marketing Officer of IQVIA, formerly Quintiles and IMS Health, Inc., a leading global provider of advanced analytics, technology solutions, and clinical research services, where he was also the founder of its Digital Patient business. Prior to Quintiles, Mr. Coman was the Chief Marketing Officer at Dendrite International, a company that develops and services software for the pharmaceutical industry. Earlier in his career, Mr. Coman held a variety of marketing leadership roles in telecommunications, including AOL Local & Long Distance (Talk America), Excel Communications, and Aerial Communications. Mr. Coman received a Bachelor of Art in Advertising from Michigan State University and a Master of Business Administration degree in Marketing, Entrepreneurship, and Finance from the Kellogg Graduate School of Management at Northwestern University. We believe that Mr. Coman is qualified to serve on our board of directors based on his expertise in product and business development and strategy.
Darcy Forman.   Darcy Forman has been Science 37’s Chief Delivery Officer since January 2020. Prior to joining Science 37, Mrs. Forman served as Vice President of Corporate Development of Firma Clinical Research, a contract research company, from July 2016 to September 2019. Mrs. Forman previously served in multiple clinical operations and project management positions at various CROs spanning large, mid-size, and niche including i3 Research (now Syneos), Health Decisions and Clinipace. Prior to that, Mrs. Forman served as Bench Scientist before transitioning to the Clinical Research division of Pfizer, Inc. (NYSE: PFE), a pharmaceutical corporation, from June 1997 to January 2007. Mrs. Forman received a Bachelor of Art in chemistry from Lake Forest College.
Jonathan Cotliar.   Jonathan Cotliar has been Science 37’s Chief Medical Officer since May 2019. Prior to assuming the role of Chief Medical Officer, Mr. Cotliar served as Vice President of Medical Affairs of Science 37 from November 2016 to May 2019. Mr. Cotliar previously served as director of inpatient dermatology at Harbor-UCLA Medical Center and also previously held full-time faculty appointments at the David Geffen School of Medicine at UCLA, Northwestern University Feinberg School of Medicine, and City of Hope National Medical Center, where he was chief of the Division of Dermatology. Mr. Cotliar received a Bachelor of Art from Trinity College, a Doctor of Medicine degree from the University of Kentucky College of Medicine, and completed his training in dermatology and internal medicine at the David Geffen School of Medicine at UCLA. While at UCLA, Mr. Cotliar completed an NIH-sponsored K30 Fellowship in translational investigation. He is also board-certified in both internal medicine and dermatology.
Steven Geffon.   Steve Geffon has been Science 37’s Chief Commercial Officer since December 2019. Before joining Science 37, Mr. Geffon served as Chief Commercial Officer at Medrio, a cloud-based electronic data capture platform for clinical trial and registry studies, from October 2018 to December 2019. Prior to Medrio, Mr. Geffon spent more than 15 years with ERT, a global data and technology, from January 2004 to October 2018. Mr. Geffon has nearly 20 years of experience with technology-enabled solution providers and SaaS organizations. Mr. Geffon received a Bachelor of Science in biology from Stockton University.
Christine Pellizzari.   Christine Pellizzari has been Science 37’s Chief Legal Officer since July 2021. Ms. Pellizzari served as the General Counsel and Corporate Secretary of Insmed, Inc. from 2013 to 2021 and as Chief Legal Officer from 2018 to 2021. In addition, Ms. Pellizzari has served on the board of directors of Tempest Therapeutics, a clinical-stage biotechnology company, since August 2021. Ms. Pellizzari has also served on the board of directors of Celsion Corporation, a fully-integrated oncology company, since June 2021. Prior to joining Insmed, from 2007 through 2012, Ms. Pellizzari held various legal positions of increasing responsibility at Aegerion Pharmaceuticals, Inc., most recently as Executive Vice President, General Counsel and Secretary. Prior to Aegerion, Ms. Pellizzari served as Senior Vice President, General Counsel and Secretary of Dendrite International, Inc. Ms. Pellizzari joined Dendrite from the law firm of Wilentz, Goldman & Spitzer where she specialized in health care transactions and related regulatory matters. She previously served as law clerk to the Honorable Reginald Stanton, Assignment Judge for the Superior Court of New Jersey. Ms. Pellizzari received her Bachelor of Arts, cum laude, from the University of Massachusetts, Amherst and her Juris Doctor degree from the University of Colorado, Boulder.
Mike Zaranek.   Mike Zaranek has been Science 37’s Chief Financial Officer since April 2020, where he also serves as member of our senior executive team. Prior to joining Science 37, Mr. Zaranek served as Vice President, Finance for the Contract Sales and Medical Solutions Global Business unit of IQVIA from May 2015 to April 2020. Previously, Mike spent almost two decades in corporate development roles. In the aggregate, Mr. Zaranek has experience in excess of $20 billion in inorganic and capital market transactions. Mr. Zaranek received a Bachelor of Science degree in Accounting from The Pennsylvania State University and a Master of Business Administration degree from Duke University.
John W. Hubbard.   John W. Hubbard is a director on our Board. Prior to joining Science 37, Mr. Hubbard was the President and Chief Executive Officer of Bioclinica, Inc., an integrated clinical life science solutions provider, from 2015 to 2018, during which he also served as member of Bioclinica’s board of directors and audit committee. Mr. Hubbard has also served and serves on the boards of directors of various companies, including Agile Therapeutics, Inc. (Nasdaq: AGRX) since October 2014, Signant Health (formerly CRF Health and Bracket) since July 2018, where he also serves as the Chairman of the Board of Directors, and Advarra, Inc. since July 2019, where he also serves as independent director. Mr. Hubbard currently serves as Healthcare Strategic Advisory Board Member of Genstar Capital, a leading middle-market private equity firm, since 2018. Mr. Hubbard has also served as Chairman of the Science & Technology Committee of Agile Therapeutics, from June 2015 to June 2020, where he currently serves as Chairman of the Nominating and Governance Committee since June 2020, and member of the Audit Committee since January 2015 and the Finance Committee since June 2015. Mr. Hubbard received a Bachelor of Science degree from Santa Clara University and a Doctor of Philosophy degree from the University of Tennessee. We believe that Mr. Hubbard is qualified to serve on our board of directors based on his expertise in the healthcare industry, as well as his extensive service in boards and committees of numerous companies.
Neil Tiwari.   Neil Tiwari is a director on our Board. Mr. Tiwari has served as a Partner of Private Healthcare Ventures at Magnetar Capital, a global hedge fund with over $14 billion of assets under management, based in Evanston, IL, since May 2021. Prior to this role, Mr. Tiwari served as Managing Director of dRx Capital, the digital health venture arm for Novartis, a global healthcare company based in Switzerland, from April 2019 to May 2021. Prior to that, Mr. Tiwari served as Principal of dRx Capital from September 2017 to April 2019, and served in senior product development roles from April 2015 to September 2017. Mr. Tiwari has served on the boards of directors of multiple companies, where he also served as a member of the Compensation and Mergers and Acquisitions Committees. Mr. Tiwari received a Bachelor of Science degree in Biomedical Engineering from Northwestern University in 2008, a Master of Science degree in Biomedical Engineering from Northwestern University in 2008 and a Master of Business Administration degree from the Haas School of Business at the University of California, Berkeley in 2018. We believe that Mr. Tiwari is qualified to serve on our Board based on his expertise in the healthcare industry, as well as his extensive service in boards and committees of numerous companies.

Robert Faulkner.   Robert Faulkner is a director on our Board. Mr. Faulkner has been a Managing Director at Redmile Group, LLC, a health care- focused investment firm, since February 2008. Prior to Redmile, Mr. Faulkner was a sell-side equity analyst for 16 years, from 1992 to 2008, including at Hambrecht & Quist (now JPMorgan), Thomas Weisel Partners (now Stifel Financial Corp.) and SG Warburg & Co. (now UBS). Mr. Faulkner has also served as a director of MedAvail Holdings, Inc. since November 2020. Mr. Faulkner received a Bachelor of Arts in Government in 1984 from Harvard College and a Master of Business Administration from the Tuck School of Business at Dartmouth College in 1990. We believe that Mr. Faulkner is qualified to serve on our Board based on his extensive strategic, investment and operational experience in the healthcare industry.
Adam Goulburn.   Adam Goulburn is a director on our Board. Mr. Goulburn has been a Partner at Lux Capital, a venture capital firm, since November 2011. Mr. Goulburn has also served and serves on the boards of directors of various companies in the healthcare industry, including AllStripes, Cajal Neuroscience, Eikon Therapeutics, Kallyope, Mahana Therapeutics, Plexium, Vesta Healthcare, VNV Newco and Rivet Health. During his directorship at these companies, Mr. Goulburn has served on numerous Audit Committees. Mr. Goulburn received a Bachelor of Commerce / Bachelor of Science degree in Commerce and Science from the University of New South Wales in 2005 and a Doctor of Philosophy degree from Monash University in 2010. We believe Mr. Goulburn is qualified to serve on our Board based on his extensive experience and service as a director at numerous companies.
Bhooshitha B. De Silva.   Bhooshitha B. De Silva is a director our Board. Mr. De Silva has been Senior Vice President, Global Head of Corporate Development and Strategy, at Pharmaceutical Product Development, a global contract research organization providing drug development, laboratory and lifecycle management services, since 2014. Prior to that, Mr. De Silva served as Vice President, Corporate Development and Head of International, of Optimer, a materials research, development, and testing laboratory, from 2011 to 2014 and Vice President, Head of Business Development and Strategy, of Pfizer, Inc. (NYSE: PFE), a pharmaceutical corporation, from 2000 to 2011. Mr. De Silva received a Master of Engineering degree from Imperial College London in 1995, a Master of Science degree in Economics from the London School of Economics in 1997 and a Master of Science degree in Management Science from Stanford University in 2000. We believe that Mr. De Silva is qualified to serve on our Board based on his extensive operational, managerial and strategic experience.
Emily Rollins.   Emily Rollins is a director on our Board. Ms. Rollins has served in various positions at Deloitte & Touche LLP (“Deloitte”) beginning in 1992, including as an Audit and Assurance Partner from 2006 to 2020. At Deloitte, Ms. Rollins served technology and media companies and guided hundreds of clients through complex audit and reporting processes. Ms. Rollins also served in positions of increasing responsibility, including leadership roles in Deloitte’s U.S. Technology, Media, and Telecommunications industry group, Audit Innovation and Transformation, and Diversity and Inclusion. She led firm-wide initiatives to recruit, develop and retain women and diverse professionals as well as transform and modernize Deloitte’s audit platform. Ms. Rollins currently serves on the boards of directors of Dolby Laboratories, Inc. (NYSE:DLB) and Xometry, Inc. (Nasdaq: XMTR). In addition, Ms. Rollins serves on the boards of several non-profit entities and associations. Ms. Rollins is a Certified Public Accountant and holds a B.A. degree in Accounting and International Relations from Claremont McKenna College. We believe Ms. Rollins is qualified to serve on our Board based on her extensive experience and service as a director at numerous companies.
Board Composition and Election of Directors
Director Independence
Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that each of the directors on our Board, other than Mr. Coman, are independent directors under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Classified Board of Directors
In accordance with our certificate of incorporation, our board of directors is divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire are elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:
•
the Class I directors are David Coman, John Hubbard and Emily Rollins, and their terms will expire at our 2022 annual meeting of stockholders;

•
the Class II directors are Bhooshitha B. De Silva and Adam Goulburn, and their terms will expire at our 2023 annual meeting of stockholders; and

•
the Class III directors are Robert Faulkner and Neil Tiwari, and their terms will expire at the 2024 annual meeting of stockholders.

Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.
Board Committees
Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We have a standing audit committee, nominating and corporate governance committee, compensation committee and technology sub-committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.
Audit Committee
Our audit committee is responsible for, among other things:
•
appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•
discussing with our independent registered public accounting firm their independence from management;

•
reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•
approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•
overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

•
overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•
reviewing our policies on risk assessment and risk management;

•
reviewing related person transactions; and

•
establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Our audit committee consists of Emily Rollins, Neil Tiwari and John Hubbard, with Emily Rollins serving as chair. Rule 10A-3 of the Exchange Act and the Nasdaq rules require that our audit committee have at least one independent member, have a majority of independent members and be composed entirely of independent members. Our board of directors has affirmatively determined that Emily Rollins, Neil Tiwari and John Hubbard each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and the Nasdaq rules. Each member of our audit committee also meets the financial literacy requirements of Nasdaq listing standards. In addition, our board of directors has determined that Emily Rollins, Neil Tiwari and John Hubbard each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors has adopted a written charter for the audit committee.
Compensation Committee
Our compensation committee is responsible for, among other things:
•
reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by our board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

•
overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•
reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;

•
reviewing and approving all employment agreement and severance arrangements for our executive officers;

•
making recommendations to our board of directors regarding the compensation of our directors; and

•
retaining and overseeing any compensation consultants.

Our compensation committee consists of John Hubbard, Neil Tiwari and Bhooshitha B. De Silva, with John Hubbard serving as chair. Our board of directors has affirmatively determined that John Hubbard, Neil Tiwari and Bhooshitha B. De Silva each meet the definition of “independent director” for purposes of serving on the compensation committee under the Nasdaq rules, including the heightened independence standards for members of a compensation committee, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our board of directors has adopted a written charter for the compensation committee.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is responsible for, among other things:
•
identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•
overseeing succession planning for our Chief Executive Officer and other executive officers;

•
periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

•
overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

•
developing and recommending to our board of directors a set of corporate governance guidelines.

Our nominating and corporate governance committee consists of Robert Faulkner, John Hubbard and Adam Goulburn, with Robert Faulkner serving as chair. Our board of directors has affirmatively determined that Robert Faulkner, John Hubbard and Adam Goulburn each meet the definition of “independent director” under the Nasdaq rules. Our board of directors has adopted a written charter for the nominating and corporate governance committee.
Risk Oversight
Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Code of Business Conduct and Ethics
Upon the consummation of the Business Combination, we adopted a new code of conduct and ethics for our directors, officers, employees and certain affiliates following the Business Combination in accordance with applicable federal securities laws, a copy of which is available on our website at www.science37.com. We will make a printed copy of the code of conduct and ethics available to any stockholder who so requests. Requests for a printed copy may be directed to: Science 37, Inc., 600 Corporate Pointe, Suite 320, Culver City, CA 90230, Attention: Investor Relations.
If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at www.science37.com. The information on this website is not part of this prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION
Except as otherwise noted, this section presents the executive and director compensation of Legacy Science 37 prior to the Business Combination.
Compensation of Executive Officers
This section discusses the material components of the executive compensation program for our executive officers who are named in the “2020 Summary Compensation Table” below. In 2020, our “named executive officers” and their positions were as follows:
•
David Coman, our Chief Executive Officer;

•
Stephen Geffon, our Chief Commercial Officer; and

•
Jonathan Cotliar, our Chief Medical Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the date of this prospectus may differ materially from the currently planned programs summarized in this discussion.
2020 Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2020.
Name and Principal Position		Year Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
David Coman	2020	400,000		453,602	208,000	53,220(3)	1,114,822
Chief Executive Officer
Stephen Geffon	2020	325,000	100,000(4)	90,721	134,000	10,350(5)	660,071
Chief Commercial Officer
Jonathan Cotliar	2020	375,000			101,250	10,350(6)	487,200
Chief Medical Officer

(1)
Amounts represent the aggregate grant date fair value of stock options granted to our named executive officers in 2020 computed in accordance with ASC Topic 718. Assumptions used to calculate these amounts are included in Note 2 to our audited financial statements included elsewhere in this prospectus.

(2)
Amounts represent bonuses earned by each named executive officer under our annual bonus plan for 2020 and paid in cash.

(3)
Amount represents employer matching contributions under our 401(k) plan ($12,000) and housing reimbursements ($41,220). For details of Mr. Coman’s housing reimbursements, see the section titled “Executive Compensation Arrangements — David Coman Offer Letter”.

(4)
Amount represents a retention bonus paid to Mr. Geffon during fiscal year 2020, as described below in the section titled “Executive Compensation Arrangements — Stephen Geffon Offer Letter”.

(5)
Amount represents employer matching contributions under our 401(k) plan.

(6)
Amount represents employer matching contributions under our 401(k) plan ($9,750), and Dr. Cotliar’s cell phone allowance ($600).

Narrative to Summary Compensation Table
2020 Salaries
The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. For 2020, our named executive officers’ annual base salaries were as follows: Mr. Coman: $400,000; Mr. Geffon: $325,000; and Dr. Cotliar: $375,000.
The base salaries of Messrs. Coman, Geffon and Cotliar were adjusted in connection with this offering. See “Post-Closing Changes in Executive Compensation” below for additional information.
2020 Bonuses
We maintained an annual performance-based cash bonus program for 2020 in which each of our named executive officers participated. Bonus payments under the 2020 bonus program were determined based on achievement of certain corporate performance goals approved by our board of directors, subject to the applicable executive’s continued employment through the payment date. Each named executive officer’s target bonus under the 2020 bonus program was expressed as a percentage of base salary, as follows: Mr. Coman: 50%; Mr. Geffon: 70%; and Dr. Cotliar: 25%.
Under our 2020 annual bonus program, each named executive officer’s target bonus was based on the attainment of the following performance metrics: (i) gross bookings, net revenue and EBITDA (weighted at eighty percent (80%)), (ii) net profit margins, on-time patient enrollment and contracted cost per patient (weighted at ten percent (10%)), (iii) innovation and quality goals, (weighted at five percent (5%)), and (iv) employee engagement, strategy comprehension and collaboration (weighted at ten percent (10%)). Earned bonuses under the 2020 bonus program were paid following the end of calendar year 2020. The actual aggregate bonuses paid to our named executives under our 2020 bonus program, as determined by our board of directors based on the level at which the applicable performance goals were attained, are set forth above in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”
The target bonuses for Messrs. Coman, Geffon and Cotliar were adjusted in connection with this offering. See “Post-Closing Changes in Executive Compensation” below for additional information.
Equity Compensation
We have historically granted stock options to our employees under our 2015 Stock Plan (the “2015 Plan”), including our named executive officers, in order to attract and retain our employees, as well as to align their interests with the interests of our stockholders.
On April 22, 2020, we granted Mr. Coman an option to purchase 2,520,013 shares of our common stock at an exercise price of $0.50 per share under the 2015 Plan, with a vesting start date of November 18, 2019, and we granted Mr. Geffon an option to purchase 504,003 shares of our common stock at an exercise price of $0.50 per share under the 2015 plan, with a vesting start date of December 12, 2019 (collectively, the “2020 options”). Each 2020 option vests and becomes exercisable as to 25% of the underlying shares on the first anniversary of the applicable vesting start date, and as to 1/48th of the underlying shares each month thereafter, subject to the applicable executive’s continued service with us through the applicable vesting date. If the company undergoes a “liquidation event” (as defined in the company’s certificate of incorporation) and the applicable executive’s employment is terminated by us or a successor entity without “cause” (as defined in the Severance Policy (as defined and described below)), or in Mr. Coman’s case, if he resigns for “good reason” (as defined in his offer letter, as described below), in either case, within 30 days prior to, or 12 months following, such liquidation event, the 2020 options will accelerate and become fully exercisable upon such termination.
The following table sets forth the stock options granted to our named executive officers in the 2020 fiscal year.
Named Executive Officer	2020 Stock Options Granted
David Coman	2,520,013
Stephen Geffon	504,003

In connection with the Business Combination, our board of directors adopted the Science 37, Holdings, Inc. 2021 Incentive Award Plan (the “2021 Plan”) and the Science 37 Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), subject to approval by the company’s stockholders. If approved by the company’s stockholders, the 2021 Plan and the ESPP will be effective as of the date they are approved by the company’s stockholders. For additional information about the 2021 Plan and the ESPP, please see “— Equity Incentive Plans”.
Other Elements of Compensation
Retirement Plan
We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. We expect that our named executive officers will be eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2020, we made discretionary matching contributions in respect of certain contributions made by participants in the 401(k) plan (up to a specified percentage of the employee contributions), and any such matching contributions will become fully vested after an employee has provided one (1) year of service. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
Employee Benefits
All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:
•
medical, dental and vision benefits;

•
medical and dependent care flexible spending accounts;

•
short-term and long-term disability insurance;

•
life insurance;

•
employee assistance program; and

•
college tuition benefits.

We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.
No Tax Gross-Ups
We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of shares of Science 37’s common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020.
			Option Awards
Name	Grant Date	Vesting Start Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
David Coman	4/22/2020	11/18/2019(1)(2)	682,503	1,837,510	—	0.50	4/21/2030
Stephen Geffon	4/22/2020	12/9/2019(1)(3)	126,000	378,003	—	0.50	4/21/2030
Jonathan Cotliar	2/2/2017	11/15/2016(1)	100,000	0	—	0.98	2/2/2027
Jonathan Cotliar	8/1/2017	8/2/2017(4)	33,333	6,667	—	1.53	8/1/2027
Jonathan Cotliar	3/7/2018	3/9/2018(1)	17,747	8,067	—	1.53	3/7/2028
Jonathan Cotliar	6/19/2019	6/6/2019(4)(5)	112,500	187,500	—	0.72	6/18/2029

(1)
Represents an option vesting with respect to 25% of the shares subject to the option on the first anniversary of the vesting start date, and with respect to 1/48th of the shares subject to the option on each monthly anniversary of the applicable vesting start date thereafter, subject to the applicable executive’s continued service through the applicable vesting date.

(2)
If the company undergoes a liquidation event and the executive’s employment is terminated without “cause” (as defined in the Severance Policy) or resigns for “good reason” (as defined in the executive’s offer letter), in either case, within 30 days prior to, or 12 months following, the liquidation event, the option shall vest in full.

(3)
If the company undergoes a liquidation event and the executive’s employment is terminated without “cause” (as defined in the Severance Policy) within 30 days prior to, or 12 months following, the liquidation event, the option shall vest in full.

(4)
Represents an option vesting with respect to 1/48th of the shares subject to the option on each monthly anniversary of the applicable vesting start date, subject to the applicable executive’s continued service through the applicable vesting date.

(5)
If the company undergoes a “change in control” (as defined in the applicable stock option agreement) and the executive experiences an “involuntary termination” (as defined in the applicable stock option agreement) in connection with or within 12 months following the change in control, the option shall vest in full.

Executive Compensation Arrangements
Offer of Employment Letters
During 2020, we were party to offer of employment letters with each of our named executive officers, the material terms of which are summarized below.
David Coman Offer Letter
We entered into an employment offer letter with Mr. Coman in November 2019, pursuant to which Mr. Coman serves as our Chief Executive Officer. Mr. Coman’s offer letter sets forth the terms and conditions of his initial employment, including his initial base salary, target annual bonus opportunity, a $120,000 signing bonus, an initial stock option grant and eligibility to participate in our employee benefit plans.

Mr. Coman’s offer letter also provides for company reimbursement of travel expenses incurred in connection with Mr. Coman’s travel from his residence in North Carolina to the company’s office in Los Angeles, California and for rental housing expenses in Los Angeles, California, in each case, for up to 24 months following his commencement of employment with the company.
Mr. Coman’s offer letter provides for his participation in the company’s Severance Policy as a
“C‑Level” employee, as defined in the Severance Policy. Mr. Coman will become entitled to severance benefits under the Severance Policy if his employment is terminated by the company for “cause” (as defined in the Severance Policy) or if Mr. Coman resigns for “good reason” (as defined in Mr. Coman’s offer letter). For a description of the Severance Policy, see the section below entitled “Executive Compensation Arrangements — Severance Policy”.
Pursuant to the terms of his offer letter, Mr. Coman also entered into a separate agreement which includes a standard invention assignment, confidential information covenant, an employee non-solicitation covenant for one (1) year following the termination of Mr. Coman’s employment, and a covenant not to compete with the company during the term of Mr. Coman’s employment.
Stephen Geffon Offer Letter
We entered into an employment offer letter with Mr. Geffon in November 2019, pursuant to which Mr. Geffon serves as our Chief Commercial Officer. Mr. Geffon’s offer letter sets forth the terms and conditions of his initial employment, including his initial base salary, target annual bonus opportunity, an initial stock option grant and eligibility to participate in our employee benefit plans. Mr. Geffon’s offer letter does not provide for severance upon a termination of his employment; however, Mr. Geffon participates in our Severance Policy. Mr. Geffon’s offer letter provides for his eligibility to earn a $150,000 retention bonus if he remains continuously employed by the company through the twelve (12) month anniversary of his employment start date (which was December 9, 2019). The first $50,000 of the retention bonus was paid to Mr. Geffon within two weeks after his employment start date, and the remaining amount was paid in four equal installments of $25,000 each following the end of each calendar quarter of 2020. If Mr. Geffon’s employment had terminated prior to the twelve (12)-month anniversary of his employment start date, other than by the company without “cause” (as defined in the Severance Policy), Mr. Geffon would have been required to repay a pro-rated portion of the retention bonus to the company.
Pursuant to the terms of his offer letter, Mr. Geffon also entered into a separate agreement which includes a standard invention assignment, confidential information covenant, an employee non-solicitation covenant for one (1) year following the termination of Mr. Geffon’s employment, and a covenant not to compete with the company during the term of Mr. Geffon’s employment.
Jonathan Cotliar Offer Letter
We entered into an employment offer letter with Dr. Cotliar in October 2016, pursuant to which Dr. Cotliar initially served as our Vice President of Medical Affairs and continues to serve as our Chief Medical Officer. Dr. Cotliar’s offer letter sets forth the terms and conditions of his initial employment, including his initial base salary, a one-time $25,000 relocation payment, annual $7,500 payments for attending professional conferences, an initial stock option grant and eligibility to participate in our employee benefit plans. Dr. Cotliar’s offer letter does not provide for severance upon a termination of employment; however, r. Cotliar participates in our Severance Policy.
Pursuant to the terms of his offer letter, Dr. Cotliar also entered into a separate agreement which includes a standard invention assignment, confidential information covenant, an employee non-solicitation covenant for one (1) year following the termination of Dr. Cotliar’s employment, and a covenant not to compete with the company during the term of Dr. Cotliar’s employment.
Severance Policy
The company maintains a severance policy (the “Severance Policy”) for the benefit of its full-time employees, including the named executive officers. Under the Severance Policy, an eligible employee will become entitled to certain severance benefits if such employee’s employment is terminated by the company without “cause” (as defined in the Severance Policy), other than due to the employee’s disability or death, subject to such employee’s execution and non-revocation of a release of claims in favor of the company, resignation from all positions the employee holds with the company, and compliance with certain post- termination obligations (including non-disparagement restrictions and the requirement to return to the company all company property). The severance benefits payable to the company’s executive officers and senior vice presidents under the Severance Policy consist of: (i) an amount equal to up to six (6) months of base salary, and (ii) continued participation in the company’s group health plans at the company’s sole expense for up to six (6) months following the date of termination.
In connection with the Business Combination, the Board adopted a new severance policy. See “Post-Closing Changes in Executive Compensation” below for additional information.
Director Compensation
We have not historically maintained a formal non-employee director compensation program; however, we have made stock option grants to non-employee directors from time to time. During 2020, the company granted an option to purchase 222,496 shares of our common stock to John Hubbard for his service as a non- employee director. The option granted to Mr. Hubbard in 2020 vests as to 1/48th of the underlying shares on each monthly anniversary of June 15, 2020, subject to Mr. Hubbard’s continued service on the board of directors on each applicable vesting date.
2020 Director Compensation Table
The following table sets forth information concerning the compensation of the company’s non- employee directors for the year ended December 31, 2020.
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
John Hubbard	—	$40,049.28	—	$40,049.28
All Other Non-Employee Directors(2)	—	—	—	—

(1)
Amounts represent the aggregate grant date fair value of stock options granted to Mr. Hubbard during 2020 computed in accordance with ASC Topic 718. Assumptions used to calculate these amounts are included in Note 2 to our audited financial statements included elsewhere in this prospectus. As of December 31, 2020, Mr. Hubbard held options covering 222,496 shares of our common stock. No other options or stock awards were held by our non-employee directors as of December 31, 2020.

(2)
All Other Non-Employee Directors include Bhooshi de Silva, Robert Faulkner, Adam Goulburn, PhD, and Neil Tiwari.

We intend to approve and implement a compensation program for our non-employee directors. The terms and conditions of such program have not yet been determined.
Post-Closing Changes in Executive Compensation
Compensation Increases
In connection with the Business Combination, effective as of October 7, 2021, the company increased the compensation of certain members of the senior leadership team, including our named executive officers, in order to bring such executives’ compensation in line with what we believe are market compensation packages for public company executives within our industry. The annual base salaries for Messrs. Coman, Geffon and Cotliar were increased to $550,000, $400,000 and $450,000, respectively, and their annual target bonuses were increased to 100%, 75% and 50% of annual base salary, respectively.
Option Grants
In connection with the Business Combination, effective as of October 7, 2021, the Board approved the grant of stock options under our 2021 Plan to each of Messrs. Coman, Geffon and Cotliar covering 981,437,

467,351 and 442,754, respectively, shares of our Common Stock. In addition, effective as of October 7, 2021, the Board approved the grant of an additional stock option to Mr. Geffon covering 550,000 shares of our Common Stock.
Each stock option will vest and become exercisable as to 25% of the underlying shares subject to the option on the first anniversary of the vesting start date, and with respect to 1/48th of the shares subject to the option on each monthly anniversary of the applicable vesting start date thereafter, subject to the applicable executive’s continued service through the applicable vesting date.
Executive Severance Policy
Effective as of October 7, 2021, the Company adopted the Executive Severance Policy (the “Severance Policy”) under which the Company’s Chief Executive officer and other members of the Company’s senior executive team, including our named executive officers, are eligible to receive certain severance payments and benefits upon a termination of employment without “cause” (as defined in the Severance Policy). The Severance Policy is administered by the Compensation Committee, which has the authority to (among other things) determine who will be eligible for payments and benefits under the Severance Policy.
The Severance Policy provides that, in the event that an applicable executive’s employment with the Company is terminated without “cause” more than thirty days before or more than twelve months after a “change in control” of the Company (as defined in the 2021 Plan), he or she will receive the following severance payments and benefits: (i) six months’ continued payment of base salary, (ii) any earned, unpaid annual bonus for the calendar year immediately prior to the year in which the termination occurs, and (iii) Company-subsidized COBRA coverage for up to six months following termination.
In the event that the applicable executive’s employment is terminated without “cause” within thirty days before or twelve months after a “change in control” of the Company, he or she will instead receive the following severance payments and benefits: (i) twelve months’ continued payment of base salary, (ii) any earned, unpaid annual bonus for the calendar year immediately prior to the year in which the termination occurs, (iii) a pro-rated target cash performance bonus for the calendar year in which the termination occurs, (iv) Company-subsidized COBRA coverage for up to twelve months following termination, and (v) full acceleration of all then-outstanding equity awards held by such executive.
All payments and benefits under the Severance Policy are subject to the applicable executive’s timely execution and non-revocation of a release of claims in favor of the Company and continued compliance with applicable restrictive covenants.
The Severance Policy contains an Internal Revenue Code Section 280G “best pay” provision, pursuant to which any payments or benefits under the Severance Policy will be paid in full or reduced to the extent that such payments and benefits will not be subject to the excise tax under Internal Revenue Code Section 4999, whichever results in the better after-tax treatment for the applicable executive.
Director Compensation Program
Effective as of the Closing, the Board adopted a non-employee director compensation program (the “Director Compensation Program”). Pursuant to the Director Compensation Program, the non-employee directors of the Board are entitled to cash and equity compensation in such amounts necessary to attract and retain non-employee directors that have the talent and skills to foster long-term value creation and enhance the sustainable development of the Company. The compensation payable under the program is intended to be competitive in relation to both the market in which the company operates and the nature, complexity and size of Company’s business.
Under the Director Compensation Program, our non-employee directors are entitled to the following amounts for their service on the Board under the Director Compensation Program: (i) an annual cash retainer of $40,000; and (ii) if the non-employee director serves as the chairperson/lead independent director or chair of a committee of the Board, an additional annual retainer as follows: (A) $40,000 for the chairperson/lead independent director; (B) $20,000 for the chair of the audit committee; (C) $15,000 for the chair of the compensation committee; or (D) $10,000 for the chair of the nominating and corporate governance committee. Annual cash retainers will be paid quarterly in arrears and will be pro-rated for any partial calendar quarter of service.
Under the Director Compensation Program, each non-employee director who is initially elected or appointed to serve on the Board on or after the Closing will receive (A) if elected or appointed as chairperson or lead director, an equity award with a grant date fair value of $187,500 (as determined under the program); or (B) if elected or appointed in in any other position(s) on the board of directors, an equity award with a grant date fair value of $125,000 (as determined under the program) (in either case, an “Initial Award”). The Initial Award will be pro-rated based on the director’s length of service during the first year of his or her election or appointment. Each non-employee director who has served on the Board as of the date of an annual meeting of stockholders that occurs after Closing and will continue to serve as a non-employee director immediately following such meeting will receive an equity award with a grant-date fair value of approximately $125,000 (as determined under the program) (the “Annual Award”).
The Board will determine the type(s) of award to be granted as Initial Awards and Annual Awards (collectively “Director Awards”) on or prior to the applicable grant date. The number of shares of our Common Stock subject to any Director Award that is a stock option will be determined by dividing the dollar value of such Director Award by the Black-Scholes value of a share of our Common Stock as of the applicable grant date. The number of shares of our Common Stock subject to any other type of Director Award (including restricted stock units) granted under the Director Compensation Program be determined by dividing the dollar value of such Director Award by the closing price of our Common Stock as of the applicable grant date. Any stock options granted under the Director Compensation Program will have an exercise price equal to the fair market value of our Common Stock on the date of grant and will expire not later than ten years after the date of grant.
Each Director Award will vest in full on the earlier of the first anniversary of the applicable grant date and the date of our next annual shareholder meeting following the grant date, subject to the applicable director’s continued service on the Board through the applicable vesting date. In addition, Director Awards will vest in full upon a “change in control” of the Company (as defined in the 2021 Plan) if the non-employee will not become a member of the Board or the board of directors of the Company’s successor (or any parent thereof) following such change in control.
Director Option Grants
In connection with the Business Combination, effective as of October 7, 2021, the Board approved the grant of stock options under the 2021 Plan to each of Robert Faulkner John Hubbard, Adam Goulburn, Emily Rollins and Neal Tiwari (each, a non-employee member of our Board) covering 41,363, 27,575, 27,575, 27,575 and 27,575, respectively, shares of our Common Stock.
Each stock option will vest and become exercisable with respect to one hundred percent (100%) of the shares subject thereto on the earlier of the first anniversary of the grant date, or the first annual meeting of the Company’s stockholders to occur following the grant date, in either case, subject to the applicable non-employee director’s continued service on the Board through each applicable vesting date.
Equity Incentive Plans
We currently maintain the 2015 Plan, which became effective in September 2015 and was most recently amended in March 2017. In connection with the Business Combination, our board of directors adopted the 2021 Plan and the ESPP, subject to approval by the company’s stockholders. For additional information about the 2021 Plan and the ESPP, please see below. Upon the effectiveness of the 2021 Plan, no further awards will be made under the 2015 Plan.
2015 Plan
The material terms of the 2015 Plan are summarized below. This summary is qualified in its entirety to the full text of the 2015 Plan.

Share Reserve.   An aggregate of 7,057,864 shares of stock are reserved for issuance pursuant to awards granted under the 2015 Plan.
Administration.   Our board of directors administers the 2015 Plan. The board may delegate its duties and responsibilities to a committee of the board of directors consisting of at least one member of the board of directors and, to the extent permitted under applicable law, may delegate to one or more officers of the company the authority to grant awards under the Plan, subject to aggregate limits on such grants that are specified by the board of directors. Subject to the terms and conditions of the 2015 Plan, the plan administrator has the authority to take any actions it deems necessary or advisable for the administration of the 2015 Plan.
Eligibility.   Awards under the 2015 Plan may be granted to employees, directors, and consultants of the company and its subsidiaries. Incentive stock options (“ISOs”) may be granted only to employees of the company or certain of its subsidiaries.
Awards.   The 2015 Plan provides for the grant of stock options (including ISOs and nonqualified stock options (“NSOs”)) and the award or sale of shares of our common stock, or any combination thereof. No determination has been made as to the types or amounts of awards that will be granted to specific individuals in the future pursuant to the 2015 Plan (and, following the closing of the Business Combination, we will not make any further awards under the 2015 Plan). Each award is set forth in a separate award agreement indicating the type of the award and the terms and conditions of the award.
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Stock Options.   Stock options provide for the right to purchase shares of the company’s common stock in the future at a specified price that is established on the date of grant. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option generally may not be less than 100% of the fair market value of the underlying shares on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders). The term of a stock option may not be longer than ten (10) years (or five (5) years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

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Awards or Sales of Shares.   Share awards are grants of nontransferable shares of common stock, and sales of shares (known as stock purchase rights) provide participants with the right to acquire shares under the 2015 Plan at a fixed purchase price. Share awards and stock purchase rights may remain forfeitable unless and until specified vesting conditions are met.

Certain Transactions.   The plan administrator has broad discretion to take action under the 2015 Plan, as well as to make adjustments to the terms and conditions of existing and future awards, in the event of certain transactions and events affecting our stock, such as stock dividends, reclassifications, stock splits, consolidations or other similar corporate transactions. In the event of a merger or other consolidation relating to the company or the sale of all or substantially all of the company’s stock or assets, all then- outstanding equity awards shall be treated as set forth in the agreement governing such transaction, which may provide for one or more of the following: (i) the continuation, assumption or substitution of such awards, (ii) the accelerated vesting and, if applicable, exercisability of such awards, (iii) the cancellation of such awards in exchange for cash or equity equal to the intrinsic value of such awards, (iv) termination of any early exercise rights, (v) cancellation of such awards upon consummation of the transaction (provided that the holder has the opportunity to exercise the award prior to such consummation) and/or (vi) suspension of the holder’s right to exercise the award for a limited period of time prior to the transaction.
Transferability and Restrictions.   With limited exceptions for the laws of descent and distribution, awards under the 2015 Plan are generally non-transferable prior to vesting (unless otherwise determined by the plan administrator) and are exercisable only by the participant during his or her lifetime.
Amendment and Termination.   Our board of directors may amend, suspend or terminate the 2015 Plan at any time. However, the company must obtain stockholder approval of any amendment to the 2015 Plan to the extent it (i) increases the number of shares available for issuance under the 2015 Plan or (ii) materially changes the class of persons who are eligible for ISOs under the 2015 Plan. We will cease granting any awards under the 2015 Plan upon the effectiveness of the 2021 Plan. Any award under the 2015 Plan that is outstanding on the termination date of the 2015 Plan will remain in force according to the terms of the 2015 Plan and the applicable award agreement.
The 2021 Plan
The purpose of the 2021 Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in our company and providing a means of recognizing their contributions to our success. The Board believes that equity ownership opportunities and/or equity-linked compensatory opportunities are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.
Summary of the 2021 Plan
The following summarizes the material terms of the 2021 Plan. This summary is qualified in its entirety to the full text of the 2021 Plan.
Administration.   The board of directors, or any committee to whom the board of directors delegates such power or authority, will serve as the plan administrator of the 2021 Plan. The plan administrator has full authority to take all actions and to make all determinations required or provided for under the 2021 Plan and any award granted thereunder. The plan administrator also has full authority to determine who may receive awards under the 2021 Plan, the type, terms, and conditions of an award, the number of shares of common stock subject to the award or to which an award relates, and to make any other determination and take any other action that the plan administrator deems necessary or desirable for the administration of the 2021 Plan.
Share Reserve.   The aggregate number of shares of our common stock that may be issued pursuant to awards granted under the 2021 Plan will be the sum of (i) 8% of our fully-diluted shares of common stock as of the effective date of the Business Combination plus the aggregate number of Earn-Out Shares issuable pursuant to the Merger Agreement; (ii) any shares of common stock which are subject to awards outstanding under the 2015 Plan as of the effective date of the 2021 Plan and which, following the effective date of the 2021 Plan, become available for issuance under the 2021 Plan (as further described below); and (iii) an annual increase on January 1 of each calendar year (commencing with January 1, 2022 and ending on and including January 1, 2031) equal to a number of shares equal to 5% of the aggregate shares outstanding as of December 31 of the immediately preceding calendar year (or such lesser number of shares as is determined by the board of directors), subject to adjustment by the plan administrator in the event of certain changes in our corporate structure, as described below. Subject to the initial share reserve, the maximum number of shares that may be granted with respect to incentive stock options (“ISOs”), under the 2021 Plan will be 75% of our shares of common stock outstanding as of the Effective Time.
If an award under the 2021 Plan or Prior Plan is forfeited, expires, is settled for cash or is repurchased at or below the price paid by the participant for such shares, any shares subject to such award may, to the extent of such forfeiture, expiration, cash settlement or repurchase, be used again or become available (as applicable) for new grants under the 2021 Plan. In addition, shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award granted under the 2021 Plan or Prior Plan will again be or will become (as applicable) available for grants under the 2021 Plan. The payment of dividend equivalents in cash in conjunction with any awards under the 2021 Plan will not reduce the shares available for grant under the 2021 Plan. However, the following shares may not be used again for grant under the 2021 Plan: (i) shares subject to stock appreciation rights (“SARs”), that are not issued in connection with the stock settlement of the SAR on exercise thereof, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.
Awards granted under the 2021 Plan upon the assumption of, or in substitution for, awards granted by an entity that merges or consolidates with us or our subsidiaries prior to such merger or consolidation will not reduce the shares available for grant under the 2021 Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.
The 2021 Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year may not exceed $500,000.
Eligibility.   Our directors, employees and consultants, and employees and consultants of our subsidiaries, will be eligible to receive awards under the 2021 Plan; however, ISOs may only be granted to employees of us or our parent or subsidiary corporations. We have approximately seven directors, 450 employees and 10 consultants who will be eligible to receive awards under the 2021 Plan.
Types of Awards.   The 2021 Plan allows for the grant of awards in the form of: (i) ISOs; (ii) non- qualified stock options (“NSOs”); (iii) SARs; (iv) restricted stock; (v) restricted stock units (“RSUs”); dividend equivalents; and (vii) other stock and cash based awards.
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Stock Options and SARs.   The plan administrator may determine the number of shares to be covered by each option and/or SAR, the exercise price and such other terms, conditions, and limitations applicable to the vesting, exercise, term and forfeiture of each option and/or SAR as it deems necessary or advisable. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. Options granted under the 2021 Plan may be either ISOs or NSOs. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of an option or SAR is determined by the plan administrator at the time of grant but shall not be less than 100% of the fair market value, or in the case of an employee who owns more than 10% of the company, 110% of the fair market value on the day of such grant. Stock options and SARs may have a maximum term of ten years, or, in the case of ISOs, five years from the date of grant.

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Restricted Stock.   Restricted stock is an award of nontransferable shares of our common stock that are subject to certain vesting conditions and other restrictions. The plan administrator may determine the terms and conditions of restricted stock awards, including the number of shares awarded, the purchase price, if any, to be paid by the recipient, the time, if any, at which such restricted stock may be subject to forfeiture, the vesting schedule, if any, and any rights to acceleration thereof.

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RSUs.   RSUs are contractual promises to deliver cash or shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. The terms and conditions applicable to RSUs are determined by the plan administrator, subject to the conditions and limitations contained in the 2021 Plan.

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Other Stock or Cash Based Awards.   Other stock or cash based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

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Dividend Equivalents.   Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Adjustments; Corporate Transactions.   In the event of certain changes in our corporate structure, including any dividend, distribution, combination, merger, recapitalization or other corporate transaction, the plan administrator may make appropriate adjustments to the terms and conditions of outstanding awards under the 2021 Plan to prevent dilution or enlargement of the benefits or intended benefits under the 2021

Plan, to facilitate the transaction or event or to give effect to applicable changes in law or accounting standards. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2021 Plan and outstanding awards granted thereunder. In the event of a change in control (as defined in the 2021 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.
Repricing.   Stockholder approval will be required for any amendment that reduces the exercise price of any stock option or SAR, cancels any stock option or SAR with an exercise price that is less than the fair market value of a share of common stock in exchange for cash or cancels any stock option or SAR in exchange for options, SARs or other awards with an exercise price per share that is less than the exercise price per share of the stock options or SARs for which such new stock options or SARS are exchanged.
Amendment and Termination.   The board of directors may amend, suspend, or terminate the 2021 Plan at any time; provided that no amendment (other than an amendment that increases the number of shares reserved for issuance under the 2021 Plan) may materially and adversely affect any outstanding awards under the 2021 Plan without the affected participant’s consent. Stockholder approval will be required for any amendment to the 2021 Plan to increase the aggregate number of shares of common stock that may be issued under the 2021 Plan (other than due to adjustments as a result of stock dividends, reclassifications, stock splits, consolidations or other similar corporate transactions), to the extent necessary to comply with applicable laws or for any amendment to increase the limit on the aggregate fair value of awards granted to a non-employee director during any fiscal year. An ISO may not be granted under the 2021 Plan after ten (10) years from the earlier of the date the board of directors adopted the 2021 Plan or the date on which our stockholders approve the 2021 Plan.
Foreign Participants, Claw-Back Provisions and Transferability.   The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Awards under the 2021 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2021 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Non-Qualified Stock Options.   If an optionee is granted an NSO under the 2021 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in our common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.
Incentive Stock Options.   A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two (2) years from the date of grant and one (1) year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We and our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.
Other Awards.   The current federal income tax consequences of other awards authorized under the 2021 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Code Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We and our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.
Section 409A of the Code
Certain types of awards under the 2021 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2021 Plan and awards granted under the 2021 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2021 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.
Plan Benefits
The benefits or amounts that may be received or allocated to participants under the 2021 Plan will be determined at the discretion of the plan administrator and are not currently determinable. The closing price of our common stock as of January 19, 2022 was $8.85 per share.
The ESPP
The purpose of the ESPP is to provide our employees with the opportunity to purchase our common stock through accumulated payroll deductions. We believe that the ESPP is a key factor in retaining our existing employees, recruiting and retaining new employees and aligning the interests of our employees with those of our stockholders.
Summary of the ESPP
The following summarizes the material terms of the ESPP. This summary is qualified in its entirety to the full text of the ESPP.
The ESPP is comprised of two distinct components in order to provide increased flexibility to grant purchase rights under the ESPP to U.S. and to non-U.S. employees. Specifically, the ESPP authorizes (i) the grant of purchase rights to U.S. employees that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (the “Section 423 Component”) and (ii) the grant of purchase rights that are not intended to be tax-qualified under Section 423 of the Code to facilitate participation for employees located outside of the United States who do not benefit from favorable U.S. tax treatment and to provide flexibility to comply with non-U.S. law and other considerations (the “Non-Section 423 Component”). Where possible under local law and custom, we expect that the Non-Section 423 Component generally will be operated and administered on terms and conditions similar to the Section 423 Component.
Administration.   The Compensation Committee of our board of directors, or any other committee to whom the board of directors delegates such power or authority, will serve as the administrator of the ESPP. The plan administrator may delegate administrative tasks under the ESPP to agents or employees to assist in the administration of the ESPP. Subject to the terms and conditions of the ESPP, the plan administrator has the authority to determine when rights to purchase shares will be offered and the provisions of each offering under the ESPP, to determine which subsidiaries will participate as “designated subsidiaries” in the ESPP (including in the Non-Section 423 and the Section 423 Components), and to make all other determinations and to take all other actions necessary or advisable for the administration of the ESPP. The plan administrator is also authorized to establish, amend or revoke rules relating to administration of the ESPP and to adopt annexes or sub-plans that apply to certain participating subsidiaries or jurisdictions.
Share Reserve.   The aggregate number of shares of our common stock that may be issued pursuant to rights granted under the ESPP will equal 3% of our fully-diluted shares of common stock as of the effective date of the Business Combination. In addition, on the first day of each calendar year beginning on January 1, 2022 and ending on (and including) January 1, 2031, the number of shares available for issuance under the ESPP will be increased by a number of shares equal to the lesser of (i) 1% of the shares outstanding on the final day of the immediately preceding calendar year, and (ii) such smaller number of shares as determined by the board of directors. If any right granted under the ESPP terminates for any reason without having been exercised, the shares subject thereto that are not purchased under such right will again be available for issuance under the ESPP. Notwithstanding the foregoing, based on the number of pro forma shares outstanding upon consummation of the Business Combination, assuming that no holders of public shares of LSAQ exercise their rights to redeem any of their public shares for a pro rata portion of the funds in the Trust Account, no more than 20,306,557 shares of common stock may be issued under the Section 423 Component of the ESPP.
Eligible Employees.   Employees eligible to participate in the ESPP for a given offering generally include employees who are employed by us or one of our designated subsidiaries on the first trading day of the offering period, or the enrollment date. However, an employee who owns (or is deemed to own through attribution) 5% or more of the combined voting power or value of all classes of our or one of our subsidiaries’ stock will not be allowed to participate in the ESPP (unless otherwise required under applicable law). In addition, the plan administrator may provide that an employee may not be eligible to participate in an offering under the Section 423 Component if the employee is a citizen or resident of a non-U.S. jurisdiction and the grant of a right to purchase shares would be prohibited under applicable law or would cause the Section 423 Component (or any offering thereunder) to violate the requirements of Section 423 of the Code. Additionally, the plan administrator may provide that certain highly compensated, seasonal and/or part- time employees may not be eligible to participate in an offering or, with respect to offerings under the Non- Section 423 Component, that only certain employees are eligible to participate in such offerings (regardless of the foregoing rules).
We have approximately 450 employees who are eligible to participate in the ESPP.
Participation.   Employees may become participants in the ESPP for an offering period by completing a subscription agreement prior to the enrollment date of the applicable offering period, which will designate a whole percentage or fixed dollar amount of the employee’s compensation to be withheld by us as payroll deductions under the ESPP during the offering period.
Offerings; Purchase Periods
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Offerings; Purchase Periods.   Under the ESPP, participants are offered the right to purchase shares of our common stock at a discount during a series of offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to twenty-seven (27) months long. Accumulated employee payroll deductions will be used to purchase shares of our common stock on each purchase date during an offering period. The number of purchase periods within, and purchase dates during, each offering will be established by the plan administrator, but in no event will any purchase period exceed six (6) months. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offerings.
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Enrollment and Contributions.   The ESPP permits participants to purchase our common stock through payroll deductions of a whole percentage of their eligible compensation, which may not be less than 1% and may be up to a maximum percentage determined by the plan administrator (which, in the absence of a contrary designation, will be 15% of eligible compensation). The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period or purchase period, which, in the absence of a contrary designation, will be 10,000 shares for an offering period and 2,500 shares for a purchase period. In addition, a participant may not, with respect to the Section 423 Component, subscribe for more than $25,000 worth of shares under the ESPP per calendar year in which such rights to purchase stock are outstanding (considered together with any other ESPP maintained by us or certain parent or subsidiary entities) based on the fair market value of the shares at the time the purchase right is granted.

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Purchase Rights.   On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of our common stock. Unless a participant has previously withdrawn his or her participation in, or has otherwise become ineligible to participate in, the ESPP prior to any applicable purchase date, the option will be exercised on the applicable purchase date(s) during the offering period to the extent of the payroll deductions accumulated during the offering period. The participant will purchase the maximum number of whole shares of our common stock that his or her accumulated payroll deductions will buy at the purchase price, subject to the participation limitations described above, and any fractional shares will be credited to the participant’s account and carried forward and applied toward the purchase of whole shares on the next purchase date.

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Purchase Price.   The purchase price for each offering period will be designated by the plan administrator in the applicable offering document (which purchase price, for purposes of the Section 423 Component, will not be less than 85% of the closing trading price of a share of our common stock on the enrollment date or purchase date of the applicable offering period, whichever is lower) or, in the absence of a designation by the plan administrator, the purchase price will be the lower of 85% of the closing trading price per share of our common stock on the enrollment date of the applicable offering period or 85% of the closing trading price per share on the applicable purchase date, which will be the last trading day of each purchase period.

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Payroll Deduction Changes; Withdrawals; Terminations of Employment.   A participant may decrease, increase or suspend his or her payroll deductions once during any purchase period, and any suspension of payroll deductions will be treated as a withdrawal of participation in the ESPP. In addition, a participant may withdraw his or her participation from the ESPP at any time by submitting written notice to us at least four calendar weeks prior to the end of the then-current purchase period for the offering in which such participant is enrolled. Upon any withdrawal, the participant will receive a refund of the participant’s account balance in cash, and his or her payroll deductions shall cease. Participation in the ESPP ends automatically upon a participant’s termination of employment.

Transfer Restrictions.   A participant may not transfer (other than by will or the laws of descent and distribution) any right granted under the ESPP and, during a participant’s lifetime, purchase rights granted under the ESPP shall be exercisable only by such participant.
Adjustments; Changes in Capitalization.   In the event of certain transactions or events affecting our common stock, such as any stock dividend or other distribution, change in control, reorganization, merger, consolidation or other corporate transaction, the ESPP administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control or change in applicable law or accounting principles, the plan administrator may, in order to prevent the dilution or enlargement of intended benefits under the ESPP or facilitate or give effect to such transactions, events or changes, provide for one or more of the following: (i) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, (iii) the adjustment in the number and type of shares of stock subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (v) the termination of all outstanding rights.
Amendment and Termination.   The plan administrator may amend, suspend or terminate the ESPP at any time, subject to stockholder approval to increase the number (or change the type) of securities that may be issued under the ESPP or as otherwise required under Section 423 of the Code.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to participation in the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Section 423 Component.   The Section 423 Component of the ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.
For federal income tax purposes, a participant in the Section 423 Component of the ESPP generally will not recognize taxable income on the grant of an option under the ESPP, nor will we be entitled to any deduction at that time. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise.
If stock acquired upon exercise of an option acquired under the Section 423 Component of the ESPP is held for a minimum of two years from the date of grant and one (1) year from the date of exercise, the participant (or the participant’s estate) will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (ii) the excess of the fair market value of the shares on the date the option was granted over the purchase price. Any additional gain will be treated as long-term capital gain.
If the holding period requirements are not met, the participant will recognize ordinary income at the time of the disposition equal to the excess of the fair market value of the shares on the date the option is exercised over the purchase price, with any remaining gain or loss being treated as capital gain or capital loss. However, if the holding period requirements are not met and the amount realized at the time of disposition is less than the fair market value of the shares at the time of exercise, the participant will recognize ordinary income to the extent of the excess of the fair market value of such shares on the date the option was exercised over the purchase price for such shares, and a capital loss to the extent the fair market value of such shares on the exercise date exceeds the amount realized upon disposition.
We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.
Non-Section 423 Component.   The Non-Section 423 Component of the ESPP is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, certain tax benefits available to participants in a Section 423 plan are not available under the Non-Section 423 Component of the ESPP.
For federal income tax purposes, a participant in the Non-Section 423 Component of the ESPP generally will not recognize taxable income on the grant of an option under the ESPP, nor will we be entitled to any deduction at that time. Upon the exercise of an ESPP option, a participant will recognize ordinary income, and we will be entitled to a corresponding deduction, in an amount equal to the difference between the fair market value of the shares of our common stock on the exercise date and the purchase price paid for the shares. A participant’s basis in shares of our common stock received on exercise, for purposes of determining the participant’s gain or loss on subsequent disposition of such shares of our common stock, generally, will be the fair market value of the shares of our common stock on the date the participant exercises his or her option.

Upon the subsequent sale of the shares acquired upon the exercise of an option acquired under the Non- Section 423 Component of the ESPP, the participant will recognize capital gain or loss (long-term or short-term, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them).
We or our subsidiaries or affiliates will generally be entitled to a federal income tax deduction upon the exercise of the option to the extent that the participant recognizes ordinary income.
New Plan Benefits
Because the number of shares that may be purchased under the ESPP will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following includes a summary of transactions since January 1, 2018 to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than transactions that are described under the section “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.
Related Party Transactions in Connection with the Business Combination
Support Agreements.   In connection with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Support Agreement with LSAQ and Science 37 pursuant to which the Sponsor has agreed (i) to vote all shares of LSAQ Common Stock beneficially owned by it in favor of the Business Combination and related matters, (ii) to cooperate in the preparation of our periodic reports and other filings that may be made after the consummation of the Business Combination and to amend the agreement relating to the Private Placement Warrants held by the Sponsor or enter into such other agreement such that they shall represent the right to receive 3,146,453 shares of LSAQ Common Stock at the Effective Time.
In addition, in connection with the execution of the Merger Agreement, certain stockholders of Science 37 owning approximately 73.8% of the voting power of Science 37 entered into the Science 37 Holders Support Agreement with LSAQ and Science 37 pursuant to which such stockholders agreed to vote all shares of Science 37 Common Stock (including shares of Science 37 Common Stock received in connection with the Science 37 Preferred Stock Conversion) beneficially owned by them in favor of the Business Combination and related matters.
Subscription Agreements/PIPE Investment.   In connection with the execution of the Merger Agreement, LSAQ entered into subscription agreements (collectively, the “Subscription Agreements”) with certain parties subscribing for shares of LSAQ Common Stock (the “Subscribers”) pursuant to which the Subscribers have agreed to purchase, and LSAQ has agreed to sell to the Subscribers, an aggregate of 20,000,000 shares of LSAQ Common Stock, for an aggregate purchase price of $200,000,000 at $10.00 per share. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.
Amended and Restated Registration Rights Agreement.   In connection with the closing of the Business Combination, Science 37, LSAQ and certain stockholders of LSAQ and certain stockholders of Science 37 who received shares of LSAQ Common Stock pursuant to the Merger Agreement entered into an amended and restated registration rights agreement (“Registration Rights Agreement”), which became effective upon the consummation of the Business Combination.
Lock-up Agreement and Arrangements.   In connection with the execution of the Merger Agreement, the Sponsor entered into a lock-up agreement (the “Sponsor Lock-Up Agreement”) with LSAQ, pursuant to which the Sponsor agreed, subject to certain customary exceptions, not to:
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offer, pledge, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of LSAQ Common Stock or Private Placement Warrants held by it immediately after the Effective Time, or enter into a transaction that would have the same effect, whether any of such transactions are to be settled by delivery of such shares of LSAQ Common Stock, Private Placement Warrants, in cash or otherwise;

•
enter into transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any of such shares of LSAQ Common Stock or Private Placement Warrants, whether any of such transactions are to be settled by delivery of such shares of LSAQ Common Stock, Private Placement Warrants, in cash or otherwise; or

•
publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any “Short Sales” (as defined in the Sponsor Lock-Up Agreement) with respect to any security of LSAQ;

from the Closing Date until the date that is 180 calendar days thereafter; provided, however, that the restrictions set forth in the Sponsor Lock-up Agreement do not apply to (1) transfers or distributions to such stockholders current or former general or limited partners, managers or members, stockholders, other equity holders or other direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act) or to the estates of any of the foregoing; (2) transfers by operation of law; (3) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of such shares of LSAQ Common Stock or Private Placement Warrants so long as the plan does not provide for transfer of such shares of LSAQ Common Stock or Private Placement Warrants during the 180-calendar day period; (4) gifts to a charitable organization; (5) transfers in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder; (6) transfers to LSAQ or Science 37; (7) transfers to (A) LSAQ’s or Science 37’s officers or directors or (B) any affiliates or family members of LSAQ’s or Science 37’s officers or directors; (8) the exercise of warrants to purchase shares of LSAQ Common Stock and any related transfer of shares of LSAQ Common Stock in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of warrants or for the purpose of paying the exercise price of such warrants or for paying taxes due as a result of the exercise of such warrants, it being understood that all shares of LSAQ Common Stock received upon such exercise or transfer will remain subject to the restrictions set forth in the Sponsor Lock-Up Agreement during the 180-calendar day period, or (9) transactions relating to shares of LSAQ Common Stock or Private Placement Warrants acquired in open market transactions, in each of clauses (1), (2), (3), (4) and (7), where the transferee agrees to be bound by the terms of the Sponsor Lock-Up Agreement. Notwithstanding the foregoing, if after consummation of the Business Combination, there is a “Change of Control” of LSAQ (as defined in the Sponsor Lock-up Agreement), all of the shares of LSAQ Common Stock and the Private Placement Warrants, in each case, subject to the restrictions set forth in the Sponsor Lock-Up Agreement will be automatically released from such restrictions.
Indemnification Agreements.   At the Effective Time, LSAQ agreed to enter into customary indemnification agreements, in form and substance reasonably acceptable to Science 37, with our directors and executive officers.
Director Nomination Agreement.   LSAQ and certain stockholders of Science 37 entered into a Director Nomination Agreement, pursuant to which each party agreed that our board of directors (the “Post-Combination Board”) would initially consist of at least seven members, one of which will be appointed by LSAQ pursuant to the Merger Agreement, and the remainder of which would be appointed by Science 37. Pursuant to the Director Nomination Agreement, the initial Post-Combination board is comprised of the following: David Coman, our Chief Executive Officer; one independent director designated by certain affiliates of Redmile Group, LLC, who is Robert Faulkner; one independent director designated by certain affiliates of Lux Capital Management, LLC, who is Adam Goulbourn; one independent director to be designated by Pharmaceutical Product Development, LLC, who is Bhooshi DeSilva; and three additional independent directors, who are John W. Hubbard, Neil Tiwari and Emily Rollins. The Director Nomination Agreement provides, among other things, that from and after the closing of the Business Combination and until such time as it beneficially owns less than 10.0% of our then-issued and outstanding shares of common stock, each of the applicable LSAQ stockholders will be entitled to nominate one person for election as a director of the Post-Combination Board at the applicable meeting of our stockholders, and subject to the Post-Combination Board’s fiduciary duties, the Post-Combination Board will recommend these directors for stockholder approval. Additionally, under the agreement, in the event of the first vacancy that occurs on the Post-Combination Board, LifeSci Holdings, LLC shall be entitled to designate an independent director to fill such vacancy so long as it and its affiliates beneficially owns more than 1.0% of our then-issued and outstanding shares of common stock.
LSAQ Related Party Transactions
Founder Shares
On January 1, 2020, LSAQ issued an aggregate of 2,156,250 shares of common stock, which we refer to as the “founder shares,” to the Sponsor for an aggregate purchase price of $25,000. On September 30, 2020, LifeSci Holdings LLC transferred 215,625 founder shares to Chardan Healthcare Investments LLC, an investor in the Sponsor. The founder shares included an aggregate of up to 153,990 shares of common stock that remained subject to forfeiture by the Sponsor, following the underwriters’ election to partially exercise their over-allotment option so that the number of founder shares would collectively represent 20% of LSAQ’s issued and outstanding shares upon the completion of the IPO. On January 8, 2021, the underwriters’ election to exercise their remaining over-allotment option expired unexercised, resulting in 615,959 shares no longer subject to forfeiture and the forfeiture of 153,990 shares. Accordingly, as of January 8, 2021, there were 2,002,260 founder shares issued and outstanding.
The Sponsor and Chardan Healthcare Investments LLC have agreed that, subject to certain limited exceptions, 50% of the founder shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) six months after the date of the consummation of a Business Combination or (ii) the date on which the closing price of LSAQ’s shares of common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any
30- trading day period commencing after a Business Combination and the remaining 50% of the founder shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, LSAQ consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.
PIPE Investment
In connection with the execution of the Merger Agreement, LSAQ entered into the Subscription Agreements with the Subscribers pursuant to which the Subscribers agreed to purchase, and LSAQ agreed to sell to the Subscribers, an aggregate of 20,000,000 shares of LSAQ Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $200,000,000.
The following table summarizes the participation in the foregoing transaction by LSAQ’s directors, executive officers, and holders of more than 5% of any class of LSAQ’s capital stock as of the date of such transaction:
Name	Aggregate Purchase Price
RTW Investments, LP.(1)	$30,000,000
BlackRock Health Sciences Trust II(2)	15,000,000
LifeSci Venture Partners II, LP(3)	1,000,000

(1)
The Subscribers of the shares are RTW Venture Fund Limited, RTW Master Fund, Ltd., and RTW Innovation Master Fund, Ltd., which are affiliates of RTW Investments, LP.

(2)
BlackRock Health Sciences Trust II is a fund under management by a subsidiary of BlackRock, Inc.

(3)
LifeSci Venture Partners II, LP is an affiliate of the Sponsor. Andrew McDonald and Michael Rice are general partners and David Dobkin is a limited partner of LifeSci Venture Partners II, LP.

Administrative Support Agreement
LSAQ entered into an agreement, commencing on November 20, 2020 through the earlier of LSAQ’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial support. For each of the three and six months ended December 31, 2020, LSAQ incurred $10,000 in fees for these services, of which such amount is included in accrued expenses in the accompanying unaudited condensed balance sheets.
Promissory Note — Related Party
On June 19, 2020, LSAQ issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which LSAQ could borrow up to an aggregate principal amount of $175,000. The Promissory Note was non-interest bearing and payable within 15 days of the Sponsor providing LSAQ with written notice of demand. The outstanding balance under the Promissory Note of $175,000 was repaid at the closing of the IPO on November 24, 2020.

Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or LSAQ’s officers and directors may, but are not obligated to, loan LSAQ funds from time to time or at any time, as may be required. Each working capital loan would be evidenced by a promissory note. The working capital loans would be paid upon consummation of a Business Combination, without interest or, at the lender’s discretion, up to $500,000 of such working capital loans may be converted into warrants of the post Business Combination entity at a price of $0.90 per warrant. In the event that a Business Combination does not close, LSAQ may use a portion of the proceeds held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020 and June 30, 2020, LSAQ had no outstanding borrowings under the working capital loans.
General
If any of our officers or directors becomes aware of an initial business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.
Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our sponsor, officers and directors, or any affiliate of our sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.
We have entered into a registration rights agreement with respect to founder shares and the Private Placement Warrants.
Pursuant to a registration rights agreement entered into on November 20, 2020, the holders of the founder shares and the Private Placement Warrants are entitled to registration and stockholder rights. In connection with the closing of the Business Combination, Science 37, LSAQ and certain stockholders of each of Science 37 and LSAQ who will receive shares of common stock pursuant to the Merger Agreement, will enter into an amended and restated registration rights agreement, which will become effective upon the consummation of the Business Combination.

Certain Transactions of Legacy Science 37
On March 1, 2019, Science 37 entered into a Series D Preferred Stock Purchase Agreement, pursuant to which Science 37 issued and sold an aggregate of 12,317,871 shares of its Series D Preferred Stock at a price per share of $2.8414, for an aggregate purchase price of approximately $35 million. The following table sets forth the aggregate number of shares of Series D preferred stock that Science 37 issued and sold to its directors, officers and 5% stockholders and their affiliates in this transaction and the aggregate amount of consideration for such shares:
Purchaser(1)	Shares of Series D Preferred Stock	Cash purchase price
Funds affiliated with Lux Capital	1,616,019	$4,591,756
Pharmaceutical Product Development, LLC	7,038,784	$20,000,001
Funds affiliated with Redmile Group	1,308,364	$3,717,585
dRx Capital AG(2)	1,253,736	$3,562,365

(1)
See “Security Ownership of Certain Beneficial Owners and Management” for additional information about shares held by these entities.

(2)
dRx Capital AG dissolved in July 2021 and their interest in the Company was distributed to their two 50% owners.

Series D-1 Preferred Stock Financing
On August 5, 2020, the Registrant entered into a Series D-1 Preferred Stock Purchase Agreement, pursuant to which it issued and sold an aggregate of 9,038,448 shares of its Series D-1 Preferred Stock at a price per share of $4.42551, for an aggregate purchase price of approximately $40.0 million. The following table sets forth the aggregate number of shares of its Series D-1 Preferred Stock that Science 37 issued and sold to its directors, officers and 5% stockholders and their affiliates in this transaction and the aggregate amount of consideration for such shares:
Purchaser(1)	Shares of Series D-1 Preferred Stock	Cash purchase price
Funds affiliated with Lux Capital	903,849	$3,999,993
Pharmaceutical Product Development, LLC	2,259,626	$9,999,997
Funds affiliated with Redmile Group	2,259,625	$9,999,993
dRx Capital AG(2)	45,192	$199,998

(1)
See “Security Ownership of Certain Beneficial Owners and Management” for additional information about shares held by these entities.

(2)
dRx Capital AG dissolved in July 2021 and their interest in the Company was distributed to their two 50% owners.

Agreements with Science 37 Stockholders
In connection with its Series D-1 Preferred Stock financing, in August 2020, Science 37 entered into an amended and restated investors’ rights agreement, or the Investors’ Rights Agreement, an amended and restated right of first refusal and co-sale agreement, or the Co-Sale Agreement, and an amended and restated voting agreement, or the Voting Agreement, in each case with fund affiliates with Lux Capital, funds affiliated with Redmile Group, Pharmaceutical Product Development, LLC (together, with its affiliates, “PPD”), dRx Capital AG and affiliates of dRx Capital AG. The Investors’ Rights Agreement provides certain information and registration rights. All rights under the Investors’ Right Agreement, other than the registration rights, terminate automatically upon the closing of the Business Combination. The Co-Sale Agreement provides certain rights to purchase securities offered by, and to co-sell along with, a proposed seller of securities. The Co-Sale Agreement will terminate automatically upon the closing of the Business Combination.

The Voting Agreement contains provisions with respect to the election of Science 37’s board of directors and its composition. Pursuant to the Voting Agreement, all of Science 37’s current directors were each elected to serve as members on its board of directors. Pursuant to the Voting Agreement, Mr. Coman, as Science 37’s Chief Executive Officer, serves on its board of directors as a representative of its stockholders, as designated by the holders of a majority of its capital stock. Pursuant to the Voting Agreement, each of (i) Adam Goulburn, a principal of Lux Ventures IV, L.P. and Lux Co-Invest Opportunities, L.P., (ii) Rob Faulkner, a principal of Redmile Private Investments II, L.P. Redmile Capital Offshore II Master Fund, Ltd., Redmile Strategic Master Fund, LP, and RAF, L.P., and (iii) Bhooshi DeSilva, a principal of Pharmaceutical Product Development, LLC, was elected to the board. The Voting Agreement will terminate automatically upon the closing of the Business Combination.
Agreements with PPD
Science 37 provides services to PPD or its clients pursuant to a Master Clinical Site Agreement (the “Clinical Site Agreement”) and Master Vendor Agreement (the “Vendor Agreement”) entered into in April 2020 and May 2020, respectively. The Clinical Site Agreement provides that Science 37 will provide clinical studies of proprietary new investigational drugs under the applicable PPD client protocols. The Vendor Agreement provides that each of Science 37 and PPD will provide their respective services to the other party on a work order basis. During the year ended December 31, 2020, PPD paid Science 37 $9.1 million for services rendered pursuant to these agreements.
Agreements with Novartis
Science 37 is party to a Master Services Agreement (the “MSA”), dated April 14, 2020, with Novartis Pharmaceutical Corporation (together, with its affiliates, “Novartis”) and Services Frame Agreement (the “SFA”), dated March 10, 2021, with Novartis. The MSA and SFA provide the framework pursuant to which Science 37 provides services to Novartis. Science 37 was previously party to an Enterprise Collaboration Commitment Agreement with Novartis, which expired in June 2020, and a General Services Agreement from May 2018 through February 2019. Neil Tiwari, a director of Science 37, served as a Managing Director of dRx Capital, the digital health venture arm for Novartis, from April 2019 to May 2021. Novartis was a 50% holder of dRX Capital who, until July 2021, was a minority holder of Science 37 outstanding common stock on an as converted basis. In July 2021, dRx Capital AG dissolved and their interest in the Company was distributed to their two 50% owners, one of which was Novartis. During the years ended December 31, 2020, 2019 and 2018, Novartis paid Science 37 $0.4 million, $0.5 million and $1.6 million, respectively, for services rendered pursuant to these agreements.
Settlement Agreement with Former Executive Officer and Director
In June 2020, Science 37 entered into a settlement agreement and release (the “Settlement Agreement”) with Noah Craft and Belinda Tan, Science 37’s former co-founders and former Chief Executive Officer and Chief Medical Officer, respectively (the “Former Officers”). The Settlement Agreement provides for, among other things, a general release of claims by the Former Officers, the repurchase of all Science 37 common stock held by the Former Officers, the settlement of certain claims relating to Good Dermatology and the payment of $4.9 million by Science 37 to the Former Officers for the foregoing.
Director Affiliations
Some of Science 37’s directors are affiliated with and serve on its board of directors as representatives of entities which beneficially own or owned 5% or more of its common stock, as indicated below:
Director	Principal stockholder
Adam Goulburn	Funds affiliated with Lux Capital
Rob Faulkner	Funds affiliated with Redmile Group
Bhooshi DeSilva	Pharmaceutical Product Development, LLC

Indemnification Agreements
Science 37 has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.
Related Person Transaction Policy
We have adopted a related person transaction policy that sets forth the procedures for the identification, review, consideration and approval or ratification of related person transactions. A related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities and any of their respective immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Conduct that we adopted prior to the closing of the Business Combination, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including, but not limited to:
•
the risks, costs and benefits to us;

•
the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•
the availability of other sources for comparable services or products; and

•
the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our board of directors, determines in the good faith exercise of its discretion.

PRINCIPAL STOCKHOLDERS
The following table sets forth information known to us regarding the beneficial ownership of our Common Stock immediately following consummation of the Transactions by:
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each person who is the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

•
each of our named executive officers and directors; and

•
all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed below has sole voting and investment power with respect to such shares. Unless otherwise noted, the address of each beneficial owner is c/o Science 37 Holdings, Inc., 800 Park Offices Drive, Suite 3606, Research Triangle Park, North Carolina, 27709.
The beneficial ownership of our Common Stock is based on 114,707,150 shares of Common Stock issued and outstanding immediately following consummation of the Transactions, including the redemption of public shares as described above and the consummation of the PIPE Investment.
Beneficial Ownership Table
Name and Address of Beneficial Owner	Number of Shares	% of Ownership
5% Holders
Entities affiliated with Redmile Group, LLC(1)	19,808,234	17.3
Pharmaceutical Product Development, LLC(2)	17,379,797	15.2
Entities affiliated with Lux Capital(3)	15,164,556	13.2
Entities affiliated with LifeSci Holdings, LLC(4)	6,864,384	6.0
Directors and Executive Officers
David Coman(5)	2,382,610	2.1
Mike Zaranek(6)	381,215	*
Darcy Forman(7)	116,294	*
Jonathan Cotliar(8)	638,454	*
Steven Geffon(9)	457,458	*
Christine Pellizzari	0	—
John W. Hubbard(10)	151,461	*
Neil Tiwari	0	—
Robert Faulkner	0	—
Adam Goulburn	0	—
Bhooshitha B. De Silva	0	—
Emily Rollins	0	—
All directors and executive officers as a group (12 individuals)(11)	4,127,492	3.6

*
Less than 1%.

(1)
Consists of: (a) 3,829,013 shares of common stock held by RAF, L.P., (b) 3,110,595 shares of common stock held by Redmile Capital Offshore II Master Fund, Ltd., (c) 7,252,571 shares of common stock held by Redmile Private Investments II, L.P., (d) 616,055 shares of common stock held by Redmile Strategic Master Fund, LP, and (e) 5,000,000 shares of common stock held by RedCo II Master Fund, L.P. Redmile Group, LLC is the investment manager/adviser to each of the private investment vehicles listed in items (a) through (e) (collectively, the “Redmile Funds”) and, in such capacity, exercises voting and investment power over all of the securities held by the Redmile Funds and may be deemed to be the beneficial owner of these securities. Jeremy C. Green serves as the managing member of Redmile Group, LLC and also may be deemed to be the beneficial owner of these shares. Redmile Group, LLC, Mr. Green and Robert Faulkner each disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. The address of the Redmile Funds, Mr. Green and Mr. Faulkner is c/o Redmile Group, LLC, One Letterman Dr., Building D, Suite D3-300, San Francisco, CA 94129.
(2)
Wildcat Acquisition Holdings (UK) Limited (“Wildcat”) is the sole member of Pharmaceutical Product Development, LLC; Jaguar Holding Company II (“Jaguar II”) is the sole shareholder of Wildcat; Jaguar Holding Company I, LLC (“Jaguar “) is the sole shareholder of Jaguar II; Eagle Holding Company II, LLC (“Eagle II”) is the sole member of Jaguar I; and PPD, Inc., a Delaware corporation, is the sole member of Eagle II. By virtue of such relationships, each may be deemed to have beneficial ownership over such securities, and each disclaim beneficial ownership of such securities, except to the extent of its or their pecuniary interest therein, if any. The business address of Pharmaceutical Product Development, LLC is 929 North Front Street, Wilmington, NC 28401.

(3)
Consists of (a) 3,505,890 shares of common stock held by Lux Co-Invest Opportunities, L.P. and (b) 11,658,666 shares of common stock held by Lux Ventures IV, L.P. Lux Co-Invest Partners, LLC is the general partner of Lux Co-Invest Opportunities, L.P. and exercises voting and dispositive power over the shares held by Lux Co-Invest Opportunities, L.P. Lux Venture Partners IV, LLC is the general partner of Lux Ventures IV, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Ventures IV, L.P. Peter Hebert and Josh Wolfe are the individual managing members of Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC (the “Individual Lux Managers”). The Individual Lux Managers, as the sole managers of Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC, may be deemed to share voting and dispositive power for the shares held by Lux Ventures IV, L.P. and Lux Co-Invest Opportunities, L.P. Each of Lux Venture Partners IV, LLC, Lux Co-Invest Partners, LLC and the Individual Lux Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Lux Capital Management, 920 Broadway, 11th Floor, New York, NY 10010.

(4)
Consists of (a) 4,918,488 shares of common stock owned by LifeSci Holdings LLC and (b) 1,945,896 shares of common stock owned by LifeSci Ventures Partners II, LP. Michael Rice and Andrew McDonald are the managing members of LifeSci Holdings LLC and the general partners of LifeSci Ventures Partners II, LP. The address for these entities and individuals is c/o Science 37 Holdings, Inc., 800 Park Offices Drive, Suite 3606, Research Triangle Park, North Carolina, 27709.

(5)
Represents 726,137 shares of Common Stock and 1,656,473 options to purchase shares of Common Stock.

(6)
Represents 381,215 options to purchase shares of Common Stock.

(7)
Represents 42,547 shares of Common Stock and 73,747 options to purchase shares of Common Stock.

(8)
Represents 626,132 shares of Common Stock and 12,322 options to purchase shares of Common Stock.

(9)
Represents 457,458 options to purchase shares of Common Stock.

(10)
Represents 151,461 options to purchase shares of Common Stock.

(11)
Represents 1,304,023 shares of Common Stock and 2,813,075 options to purchase shares of Common Stock.

SELLING SECURITYHOLDERS
The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of common stock set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of common stock after the date of this prospectus.
The following table sets forth information concerning the shares of common stock that may be offered from time to time by each Selling Securityholder. The number of shares beneficially owned by each Selling Securityholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Percentage ownership is based on the 114,707,150 shares of Common Stock outstanding as of the closing of the Transactions. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of the closing of the Transactions are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Each of the Selling Securityholders listed has sole voting and investment power with respect to the shares beneficially owned by the Selling Securityholder unless noted otherwise, subject to community property laws where applicable.
The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the common stock that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”
Name and Address of Beneficial Owner(1)	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After the Offering
	Number of Shares	Number of Shares of Common Stock Being Offered	Number of Shares	Percentage of Outstanding Common Stock Beneficially Owned
Alyeska Master Fund, L.P.(2)	500,000	500,000	—	—
BlackRock, Inc.(3)	1,500,000	1,500,000	—	—
Casdin Partners Master Fund, L.P.(4)	1,800,000	1,800,000	—	—
Christopher Jon Ceppi(5)	680,753	680,753	—	—
Chardan Healthcare Investments LLC(6)	200,226	200,226	—	—
Citadel CEMF Investments Ltd.(7)	1,000,000	1,000,000	—	—
David Coman(8)	4,574,686	4,574,686	—	—
Jonathan Cotliar(9)	845,612	845,612	—	—
FMB Research LLC(10)	100,000	100,000	—	—
Darcy Forman(11)	408,451	408,451	—	—
Steven Geffon(12)	914,937	914,937	—	—
HC IC Holdings LLC(13)	150,000	150,000	—	—
John W. Hubbard(14)	403,906	403,906	—	—
LifeSci Entities(15)	6,864,384	6,864,384	—	—
Lux Entities(16)	15,164,556	15,164,556

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After the Offering
	Number of Shares	Number of Shares of Common Stock Being Offered	Number of Shares	Percentage of Outstanding Common Stock Beneficially Owned
MDC Capital Partners (Ventures) LP(17)	2,345,897	2,345,897	—	—
Novartis Pharma AG(18)	5,461,650	5,461,650	—	—
Perceptive Life Sciences Master Fund, Ltd.(19)	1,500,000	1,500,000	—	—
Christine Pellizzari(20)	1,270,739	1,270,739	—	—
Pharmaceutical Product Development, LLC(21)	17,379,797	17,379,797	—	—
Pura Vida Investments, LLC and certain of its affiliates(22)	1,000,000	1,000,000	—	—
Entities affiliated with Redmile Group, LLC(23)	19,808,234	19,808,234	—	—
RTW Investments, LP(24)	3,000,000	3,000,000	975,000	*
Samsara BioCapital, L.P.(25)	800,000	800,000	—	—
Velan Capital Partners LP(26)	1,200,000	1,200,000	—	—
Victory RS Science and Technology Fund, a series of Victory Portfolios(27)	178,320	178,320	—	—
Victory USAA Science & Technology Fund, a series of USAA Mutual Funds Trust (28)	621,680	621,680	—	—
Mike Zaranek(29)	1,372,403	—	1,372,403	—

*
Less than 1%.

(1)
Unless otherwise noted, the business address of each of the following entities or individuals is 800 Park Offices Drive, Suite 3606, Research Triangle Park, North Carolina, 27709.

(2)
Represents 500,000 PIPE shares held by Alyeska Master Fund, L.P. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

(3)
Represents 1,500,000 PIPE shares held by BlackRock Health Sciences Trust II, a fund under management by a subsidiary of BlackRock, Inc. BlackRock, Inc. is the ultimate parent holding company of such subsidiary. On behalf of such subsidiary, the applicable portfolio managers, as managing directors (or in other capacities) of such entity, and/or the applicable investment committee members of such fund, have voting and investment power over the shares held by the fund which is the registered holder of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such fund. The address of such fund, such subsidiary and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055 and 60 State Street, 19th/20th Floor, Boston, MA 02109. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holder or BlackRock, Inc.

(4)
Represents 1,800,000 PIPE Shares held by Casdin Partners Master Fund, L.P. The shares reflected as beneficially owned by Casdin Partners Master Fund, LP in the above, are owned directly by Casdin Partners Master Fund, LP and may be deemed to be indirectly beneficially owned by (i) Casdin Capital, LLC, the investment adviser to Casdin Partners Master Fund, LP, (ii) Casdin Partners GP, LLC, the general partner of Casdin Partners Master Fund LP, and (iii) Eli Casdin, the managing member of Casdin Capital, LLC and Casdin Partners GP, LLC. Each of Casdin Capital, LLC, Casdin Partners GP, LLC and Eli Casdin disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. Casdin Partners Master Fund, L.P. is located at 1350 Avenue of the Americas, Suite 2600, New York, NY 10019.

(5)
Represents 127,074 shares of common stock and 553,679 options to purchase shares of common stock.

(6)
Represents 200,226 shares of common stock held by Chardan Healthcare Investments LLC. The business address for Chardan Healthcare Investments LLC is c/o Chardan Capital Markets LLC, 17 State Street, 21st Floor, New York, NY 10004.

(7)
Represents 1,000,000 PIPE shares held by Citadel CEMF Investments Ltd. Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager of the Holder. Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors. Citadel GP LLC (“CGP”) is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote and/or shared power to dispose of the securities held by the Holder. This disclosure shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any). The business address of Citadel CEMF Investments Ltd. is c/o Citadel Advisors LLC 601 Lexington Avenue, New York, NY 10022.

(8)
Represents 726,137 shares of common stock and 3,848,549 options to purchase shares of common stock.

(9)
Represents 626,132 shares of common stock and 219,480 options to purchase shares of common stock.

(10)
Represents 100,000 PIPE shares held by FMB Research LLC. Franklin M. Berger is the sole member of FMB Research LLC, and may be deemed to have beneficial ownership of the shares. Mr. Berger disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein. FMB Research LLC is located at 257 Park Avenue South, 15th Floor, New York, NY 10010.

(11)
Represents 42,547 shares of common stock and 365,904 options to purchase shares of common stock.

(12)
Represents 914,937 options to purchase shares of common stock.

(13)
Represents 150,000 PIPE shares held by HC IC Holdings, LLC. Howard Hoffer and Kenneth Clifford are members of HC IC Holdings, LLC and each may be deemed to have beneficial ownership over the securities. Each of Howard Hoffer and Kenneth Clifford separately disclaims beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The business address of HC IC Holdings, LLC is 1177 Avenue of the Americas, 40th Floor, New York, NY 10036.

(14)
Represents 403,906 options to purchase shares of common stock.

(15)
Represents (a) 4,918,488 shares of common stock owned by LifeSci Holdings LLC and (b) 1,945,896 shares of common stock owned by LifeSci Ventures Partners II, LP., including 100,000 PIPE shares. Michael Rice and Andrew McDonald are the managing members of LifeSci Holdings LLC and the general partners of LifeSci Ventures Partners II, LP, and each disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. The address for these entities and individuals is c/o Science 37 Holdings, Inc., 800 Park Offices Drive, Suite 3606, Research Triangle Park, North Carolina, 27709.

(16)
Represents (a) 3,505,890 shares of common stock held by Lux Co-Invest Opportunities, L.P., including 300,000 PIPE shares, and (b) 11,658,666 shares of common stock held by Lux Ventures IV, L.P. Lux Co-Invest Partners, LLC is the general partner of Lux Co-Invest Opportunities, L.P. and exercises voting and dispositive power over the shares held by Lux Co-Invest Opportunities, L.P. Lux Venture Partners IV, LLC is the general partner of Lux Ventures IV, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Ventures IV, L.P. Peter Hebert and Josh Wolfe are the

individual managing members of Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC (the “Individual Lux Managers”). The Individual Lux Managers, as the sole managers of Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC, may be deemed to share voting and dispositive power for the shares held by Lux Ventures IV, L.P. and Lux Co-Invest Opportunities, L.P. Each of Lux Venture Partners IV, LLC, Lux Co-Invest Partners, LLC and the Individual Lux Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Lux Capital Management, 920 Broadway, 11th Floor, New York, NY 10010.
(17)
Includes 500,000 PIPE shares held by MDC Capital Partners (Ventures) LP. MDC Capital Partners (Ventures) GP, LP is the general partner of MDC Capital Partners (Ventures) LP. MDC Capital Partners (Ventures) GP, LP has created an investment committee comprised of individual members, which has the authority, by affirmative majority consent, to approve all investment and divestment decisions made with respect to MDC Capital Partners (Ventures) LP. Each of the members of the investment committee expressly disclaims beneficial ownership of the shares held by MDC Capital Partners (Ventures) LP. The address of the entities listed herein is c/o Mubadala Capital, 22nd Floor, Al Sila Tower, Abu Dhabi Global Market, Al Maryah Island, Abu Dhabi, UAE.

(18)
Includes 250,000 PIPE shares held by Novartis Pharma AG. The business address for Novartis Pharma AG is Lichstrasse 35, Basel, Switzerland 4056.

(19)
Represents 1,500,000 PIPE shares held by Perceptive Life Sciences Master Fund, Ltd. Perceptive Advisors, LLC serves as the investment advisor to Perceptive Life Sciences Master Fund, Ltd. Joseph Edelman is the managing member of Perceptive Advisors, LLC, and disclaims beneficial ownership over the shares except to the extent of his pecuniary interest therein. The address of Perceptive Life Sciences Master Fund, Ltd. is c/o Perceptive Advisors, LLC, 51 Astor Place, 10th Floor, New York, New York 10003.

(20)
Represents 1,270,739 options to purchase shares of common stock.

(21)
Includes 500,000 PIPE shares held by Pharmaceutical Product Development, LLC. Wildcat Acquisition Holdings (UK) Limited (“Wildcat”) is the sole member of Pharmaceutical Product Development, LLC; Jaguar Holding Company II (“Jaguar II”) is the sole shareholder of Wildcat; Jaguar Holding Company I, LLC (“Jaguar “) is the sole shareholder of Jaguar II; Eagle Holding Company II, LLC (“Eagle II”) is the sole member of Jaguar I; and PPD, Inc., a Delaware corporation, is the sole member of Eagle II. By virtue of such relationships, each may be deemed to have beneficial ownership over such securities, and each disclaim beneficial ownership of such securities, except to the extent of its or their pecuniary interest therein, if any. The business address of Pharmaceutical Product Development, LLC is 929 North Front Street, Wilmington, NC 28401.

(22)
Includes 43,000 PIPE shares held by Sea Hawk Multi-Strategy Master Fund Ltd; (ii) 43,000 PIPE Shares held by Walleye Manager Opportunities LLC; (iii) 64,000 PIPE Shares held by Walleye Opportunities Master Fund Ltd (collectively, the “Managed Accounts”); (iv) 241,000 PIPE Shares held by Highmark Limited, in respect of its Segregated Account Highmark Long/Short Equity 20 (the “Additional Managed Account”); and (v) 609,000 PIPE Shares held by Pura Vida Master Fund Ltd. (the “PV Fund”). Pura Vida Investments, LLC (“PVI”) serves as the sub-adviser to the Managed Accounts and the investment manager to the Additional Managed Account and the PV Fund. Efrem Kamen serves as the managing member of PVI. By virtue of these relationships, PVI and Efrem Kamen may be deemed to have shared voting and dispositive power with respect to the PIPE Shares held by the Managed Accounts, the Additional Managed Account, and the PV Fund. This report shall not be deemed an admission that PVI and/or Efrem Kamen are beneficial owners of the PIPE Shares for purposes of Section 13 of the Securities Exchange Act of 1934, as amended, or for any other purpose. Each of PVI and Efrem Kamen disclaims beneficial ownership of the PIPE Shares reported herein except to the extent of each PVI’s and Efrem Kamen’s pecuniary interest therein. The business address of Pura Vida Investments, LLC is 888 Seventh Avenue, 6th Floor, New York, NY 10106.

(23)
Represents (a) 3,829,013 shares of common stock held by RAF, L.P., (b) 3,110,595 shares of common stock held by Redmile Capital Offshore II Master Fund, Ltd., (c) 7,252,571 shares of common stock held by Redmile Private Investments II, L.P., (d) 616,055 shares of common stock held by Redmile Strategic Master Fund, LP, and (e) 5,000,000 PIPE shares held by RedCo II Master Fund, L.P. Redmile Group, LLC is the investment manager/adviser to each of the private investment vehicles listed in items

(a) through (e) (collectively, the “Redmile Funds”) and, in such capacity, exercises voting and investment power over all of the securities held by the Redmile Funds and may be deemed to be the beneficial owner of these securities. Jeremy C. Green serves as the managing member of Redmile Group, LLC and also may be deemed to be the beneficial owner of these shares. Redmile Group, LLC, Mr. Green and Robert Faulkner each disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. The address of the Redmile Funds, Mr. Green and Mr. Faulkner is c/o Redmile Group, LLC, One Letterman Dr., Building D, Suite D3-300, San Francisco, CA 94129.
(24)
Includes (a) 59,567 PIPE shares held by RTW Venture Fund Limited; (b) 1,972,565 PIPE shares held by RTW Master Fund, LTD.; and (c) 967,868 PIPE shares held by RTW Innovation Master Fund, LTD. The registered holders of the referenced shares are funds under management by RTW Investments, LP. Roderick Wong, M.D. is the Managing Partner of RTW Investments, LP, and has voting and investment power over the shares held by the funds, which are the registered holders of the referenced shares. Mr. Wong disclaims beneficial ownership of the shares held by the funds, except to the extent of his pecuniary interest therein. The address of such funds and such portfolio managers is 40 10th Avenue, Floor 7, New York, New York 10014.

(25)
Represents 800,000 PIPE shares held by Samsara BioCapital, L.P. (“Samsara LP”). Samsara BioCapital GP, LLC (“Samsara LLC”) is the general partner of Samsara LP and may be deemed to beneficially own the shares held by Samsara LP. Dr. Srinivas Akkaraju, M.D., Ph.D., has voting and investment power over the shares held by Samsara LP and, accordingly, may be deemed to beneficially own the shares held by Samsara LP. Each of Samsara LLC and Dr. Akkaraju disclaims beneficial ownership of these shares except to the extent of his or its respective pecuniary interest therein. The address of Samsara LP is 628 Middlefield Road, Palo Alto, CA 94301.

(26)
Represents 1,200,000 PIPE shares held by Velan Capital Partners LP. Velan Capital Investment Management LP, the investment manager of Velan Capital Partners LP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. Balaji Venkataraman is the Managing Partner of Velan Capital Investment Management LP and may be deemed to be the beneficial owner of such shares. Mr. Venkataraman disclaims any beneficial ownership of the shares held by the Selling Securityholder, except to the extent of his pecuniary interest therein. The registered address of Velan Capital Partners LP is at 1055 Powers Place, Suite B; Alpharetta, GA 30009.

(27)
Represents 178,320 PIPE shares held by Victory RS Science and Technology Fund. Victory Capital Investment Management Inc. (“Victory Capital”) serves as the investment adviser to Victory RS Science and Technology Fund (the Fund”). Victory Capital is an indirect wholly owned subsidiary of Victory Capital Holdings, Inc., a publicly traded company with its principal address at 15935 La Cantera Parkway, San Antonio, TX, 78256. By delegation from the Fund and its Board of Trustees, Victory Capital has the power to dispose of the securities acting through members of its investment franchise, RS Investments Growth, and to vote the securities in accordance with its proxy voting policy through its proxy committee, which is composed of eight individuals. The address for the Fund is c/o Victory Capital Management Inc., 4900 Tiedeman Road, 4th Floor, Brooklyn, OH 44144.

(28)
Represents 621,680 PIPE shares held by Victory USAA Science & Technology Fund. Victory Capital Investment Management Inc. (“Victory Capital”) serves as the investment adviser to Victory USAA Science and Technology Fund (the Fund”). Victory Capital is an indirect wholly owned subsidiary of Victory Capital Holdings, Inc., a publicly traded company with its principal address at 15935 La Cantera Parkway, San Antonio, TX, 78256. By delegation from the Fund and its Board of Trustees, Victory Capital has the power to dispose of the securities acting through members of its investment franchise, RS Investments Growth, and to vote the securities in accordance with its proxy voting policy through its proxy committee, which is composed of eight individuals. The address for the Fund is c/o Victory Capital Management Inc., 4900 Tiedeman Road, 4th Floor, Brooklyn, OH 44144.

(29)
Represents 1,372,403 options to purchase shares of common stock.

DESCRIPTION OF CAPITAL STOCK
General
The following description summarizes some of the terms of our certificate of incorporation and bylaws and of the General Corporation Law of the State of Delaware. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and bylaws, each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL.
Capital Stock
Our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share. As of November 15, 2021, there were 114,707,150 shares of common stock outstanding. No shares of preferred stock have been issued or are outstanding. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Common Stock
Holders of shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.
In the event of our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, if any, the holders of common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, powers, preferences and privileges of holders of the common stock are subject to those of the holders of any shares of preferred stock that the board of directors may authorize and issue in the future.
Preferred Stock
Under the terms of the certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the common stock.
Dividends
Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends is dependent upon, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations our board of directors may regard as relevant.

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.
Anti-Takeover Provisions
The certificate of incorporation and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Shares
The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Classified Board of Directors
Our certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors.
Stockholder Action; Special Meetings of Stockholders
Our certificate of incorporation provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of capital stock would not be able to amend the bylaws or remove directors without holding a meeting of stockholders called in accordance with the bylaws. Further, our certificate of incorporation provides that only the chairperson of our board of directors, a majority of our board of directors, our Chief Executive Officer or our President may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of our board of directors, (b) if not specified in a notice of meeting, otherwise brought before the meeting by our board of directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the advance notice procedures specified in our bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide timely notice in writing and in proper form to the secretary and (b) provide any updates or supplements to such notice at the times and in the forms required by our bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.
Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.
Amendment of Certificate of Incorporation or Bylaws
Our bylaws may be amended or repealed by a majority vote of our board of directors or by the holders of at least sixty-six and two-thirds percent of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of a majority of our board of directors and at least sixty-six and two-thirds percent in voting power of the outstanding shares entitled to vote would be required to amend certain provisions of our certificate of incorporation.
Limitations on Liability and Indemnification of Officers and Directors
Our certificate of incorporation and bylaws provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into indemnification agreements with each of our directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate of incorporation and bylaws include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of our company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates.
Forum Selection
Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, to the fullest extent permitted by applicable law, is the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Company, (ii) any claim of breach of a fiduciary duty owed by any of our directors, officers, stockholders or employees, (iii) any claim against us arising under our certificate of incorporation, bylaws or the DGCL or (iv) any claim against us governed by the internal affairs doctrine. Our certificate of incorporation designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company.
Trading Symbol and Market
Our common stock is listed on the Nasdaq under the symbol “SNCE.”

PLAN OF DISTRIBUTION
The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our common stock or warrants or interests in our common stock or warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or warrants or interests in our common stock or warrants on any stock exchange, market or trading facility on which shares of our common stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Securityholders may use any one or more of the following methods when disposing of their shares of common stock or warrants or interests therein:
•
purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
in the over-the-counter market;

•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
to or through underwriters or broker-dealers;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•
in privately negotiated transactions;

•
through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•
in short sales or in settlement of short sales entered into after the effective date of the registration statement of which this prospectus is part;

•
through the distribution or transfer of the shares of common stock or warrants or interests therein by any Selling Stockholder to its partners, members or stockholders;

•
pursuant to agreements or arrangements with broker-dealers to sell a specified number of such shares at a stipulated price per share;

•
directly to one or more purchasers;

•
through delayed delivery requirements;

•
by pledge to secured debts and other obligations;

•
through a combination of any of the above methods of sale; or

•
any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of common stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the shares covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales (it being understood that the Selling Securityholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
A holder of warrants may exercise its warrants in accordance with the warrant agreement on or before the expiration date by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust

Company, the certificate evidencing such warrant, an election to purchase, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the warrant, subject to any applicable provisions relating to cashless exercises in accordance with the warrant agreement.

LEGAL MATTERS
Latham & Watkins LLP has passed upon the validity of the securities of Science 37 offered by this prospectus and certain other legal matters related to this prospectus.
EXPERTS
The consolidated financial statements of LifeSci Acquisition II Corp. as of June 30, 2021 and June 30, 2020, and for the year ended June 30, 2021 and the period from December 18, 2019 (inception) through June 30, 2020, appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Science 37, Inc. at December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing that the previously disclosed conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, District of Columbia, 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS
LIFESCI ACQUISITION II CORP.
SCIENCE 37, INC.

SCIENCE 37 HOLDINGS, INC.
(FORMERLY LIFESCI ACQUISITION II CORP.)
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2021	June 30, 2021
	(Unaudited)
ASSETS
Current assets
Cash	$200,897	$416,111
Prepaid expenses	88,500	121,157
Total Current Assets	289,397	537,268
Cash held in Trust Account	80,121,806	80,120,809
TOTAL ASSETS	$80,411,203	$80,658,077
LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	$714,561	$131,805
Total Liabilities	714,561	131,805
Commitments and Contingencies
Common stock subject to possible redemption, 8,009,041 and shares at $10.00 per share as of September 30, 2021 and June 30, 2021	80,090,410	80,090,410
Stockholders’ (Deficit) Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 30,000,000 shares authorized; 2,002,260 shares issued and outstanding at September 30, 2021 and June 30, 2021, excluding 8,009,041 shares of common stock subject to possible redemption	201	201
Additional paid-in capital	998,110	998,110
Accumulated deficit	(1,392,079)	(562,449)
Total Stockholders’ (Deficit) Equity	(393,768)	435,862
TOTAL LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION, AND STOCKHOLDERS’ (DEFICIT) EQUITY	$80,411,203	$80,658,077
The accompanying notes are an integral part of the unaudited condensed financial statements.

SCIENCE 37 HOLDINGS, INC.
(FORMERLY LIFESCI ACQUISITION II CORP.)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months ended September 30, 2021	Three Months ended September 30, 2020
Formation and operating costs	$830,627	$80
Loss from operations	(830,627)	(80)
Other income:
Interest earned on marketable securities held in Trust Account	997	—
Net loss	(829,630)	(80)
Weighted average shares outstanding of common stock	10,011,301	1,875,000
Basic and diluted net loss per common share	(0.08)	0.00
The accompanying notes are an integral part of the unaudited condensed financial statements.

SCIENCE 37 HOLDINGS, INC.
(FORMERLY LIFESCI ACQUISITION II CORP.)
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY
(Unaudited)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2021
	Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance – June 30, 2021 (as restated)	2,002,260	$201	$998,110	$(562,449)	$435,862
Net loss	—	—	—	(829,630)	(829,630)
Balance – September 30, 2021	2,002,260	$201	998,110	(1,392,079)	(393,768)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2020
	Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance – June 30, 2020	2,156,250	$216	$24,784	$(1,000)	$24,000
Net loss	—	—	—	(80)	(80)
Balance – September 30, 2020	2,156,250	$216	24,784	(1,080)	23,920
The accompanying notes are an integral part of the unaudited condensed financial statements.

SCIENCE 37 HOLDINGS, INC.
(FORMERLY LIFESCI ACQUISITION II CORP.)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020
Cash Flows from Operating Activities:
Net loss	$(829,630)	$(80)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(997)	—
Changes in operating assets and liabilities:
Prepaid expenses	32,657	(25,000)
Accounts payable and accrued expenses	582,756	—
Net cash used in operating activities	(215,214)	(25,080)
Cash Flows from Financing Activities:
Proceeds from promissory note	—	175,000
Payments of offering costs	—	(66,195)
Net cash provided by financing activities	—	108,805
Net Change in Cash	(215,214)	83,725
Cash – Beginning	416,111	25,000
Cash – Ending	$200,897	$108,725
Non-Cash Investing and Financing Activities:
Offering costs included in accrued offering costs	$—	$19,450
The accompanying notes are an integral part of the unaudited condensed financial statements.

SCIENCE 37 HOLDINGS, INC.
(FORMERLY LIFESCI ACQUISITION II CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
NOTE 1.    DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Science 37 Holdings, Inc. (formerly LifeSci Acquisition II Corp.) (the “Company”) was incorporated in Delaware on December 18, 2019. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities (a “Business Combination”).
The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of September 30, 2021, the Company had not commenced any operations. All activity through September 30, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on November 20, 2020. On November 24, 2020 the Company consummated the Initial Public Offering of 8,009,041 shares of common stock (the “Public Shares”), which includes the partial exercise by the underwriter of its over-allotment option in the amount of 509,041 Public Shares, at $10.00 per Public Share, generating gross proceeds of $80,090,410 which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 3,146,454 warrants (the “Private Warrants”) at a price of $0.90 per Private Warrant in a private placement to LifeSci Holdings, LLC (the “Sponsor”), an entity affiliated LifeSci Capital LLC, generating gross proceeds of $2,831,809, which is described in Note 5.
Transaction costs amounted to $1,858,498, consisting of $1,601,808 in cash underwriting fees and $256,690 of other offering costs.
Following the closing of the Initial Public Offering on November 24, 2020, an amount of $80,090,410 ($10.00 per Public Share) from the net proceeds of the sale of the Public Shares in the Initial Public Offering and the sale of the Private Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, with a maturity of 183 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account.
On May 6, 2021, LSAQ entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among LSAQ, LifeSci Acquisition II Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of LSAQ (“Merger Sub”), and Science 37, Inc., a Delaware corporation (“Legacy Science 37”). Pursuant to the Merger Agreement, Merger Sub was merged with and into Legacy Science 37, with Legacy Science 37 surviving the merger as a wholly owned subsidiary of LSAQ (the “Business Combination” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”).
On October 4, 2021, LSAQ held a special meeting of stockholders (the “Special Meeting”), at which the LSAQ stockholders considered and adopted, among other matters, a proposal to approve the Business Combination, including (a) adopting the Merger Agreement and (b) approving the other transactions and matters contemplated by the Merger Agreement and related agreements as described in the Proxy Statement/Prospectus.

SCIENCE 37 HOLDINGS, INC.
(FORMERLY LIFESCI ACQUISITION II CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, following the Special Meeting, on October 6, 2021, the Transactions were consummated. In connection with the Closing, the Company changed its name from LifeSci Acquisition II Corp. to Science 37 Holdings, Inc. Holders of 2,299,493 shares of LSAQ’s common stock sold in its initial public offering properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from LSAQ’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination, which was approximately $10.00 per share, or $23,003,944 in the aggregate. An aggregate of $23,003,944 was paid from the Company’s trust account to holders that properly exercised their right to have public shares redeemed, and the remaining balance immediately prior to the Closing of approximately $57.1 million remained in the trust account. The remaining amount in the trust account was used to fund the Business Combination.
Preferred Stock.    Immediately prior to the effective time of the Merger (the “Effective Time”), each issued and outstanding share of Legacy Science 37’s Series A, Series B, Series C, Series D and Series D-1 redeemable convertible preferred stock, par value $0.0001 per share (collectively, the “Science 37 Preferred Stock”), was converted into shares of the common stock, par value $0.0001 per share, of Science 37 (the “Science 37 common stock”) at the then-applicable conversion rate (the “Science 37 Preferred Stock Conversion”).
Common Stock.    At the Effective Time, following the Science 37 Preferred Stock Conversion, each share of Science 37 Common Stock (including shares of Science 37 Common Stock outstanding as a result of the Science 37 Preferred Stock Conversion, but excluding shares the holders of which perfect rights of appraisal under Delaware law) converted into the right to receive such number of shares of our common stock (“Common Stock”) equal to the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement) and a number of Earn-Out Shares (as defined below). The Exchange Ratio is defined in the Merger Agreement to be the quotient of (i) 100,000,000 divided by (ii) the number of shares of Science 37’s Fully Diluted Capital Stock (as defined in the Merger Agreement). The Exchange Ratio was equal to approximately 1.815.
Stock Options.    At the Effective Time, each outstanding option to purchase shares of Science 37 Common Stock granted under the Science 37, Inc. 2015 Stock Plan (each, a “Science 37 Option”), whether or not then vested and exercisable, was converted automatically (and without any required action on the part of such holder of outstanding Science 37 Option) into an option to purchase a number of shares of Common Stock equal to the number of shares subject to such Science 37 Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), with a per share exercise price equal to the exercise price per share of Science 37 Common Stock of such Science 37 Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent).
Earn-Out Shares.    Following the Closing, former holders of shares of Science 37 Common Stock (including shares received as a result of the Science 37 Preferred Stock Conversion) and former holders of Science 37 Options are entitled to receive their respective pro rata shares of up to 12,500,000 additional shares of Common Stock (the “Earn-Out Shares”) if, within the three-year period beginning on the Closing Date, the closing share price of the Common Stock equals or exceeds either of two share price thresholds as set forth in the Merger Agreement over a period of at least 20 trading days within a 30-day trading period (each, a “Triggering Event”) and, in respect of a former holder of Science 37 Options, the holder continues to provide services to the Company or one of its subsidiaries at the time of such Triggering Event. If there is a change of control of the Company or its successor within such three-year period following the Closing that will result in the holders of Common Stock receiving a per share price equal to or in excess of any Triggering Event threshold(s), then immediately prior to such change of control, any Triggering Event that has not previously

SCIENCE 37 HOLDINGS, INC.
(FORMERLY LIFESCI ACQUISITION II CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
occurred shall be deemed to have occurred and the Company shall issue the Earn-Out Shares to the former holders of shares of Science 37 Common Stock and former holders of Science 37 Options in accordance with their respective pro rata shares.
Pursuant to subscription agreements entered into in connection with the Merger Agreement (collectively, the “Subscription Agreements”), certain investors agreed to subscribe for an aggregate of 20,000,000 newly-issued shares of Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $200,000,000 (the “PIPE Investment”). At the Closing, the Company consummated the PIPE Investment.
After giving effect to the Transactions, the redemption of public shares as described above, and the consummation of the PIPE Investment on October 6th, 2021, there were 114,707,150 shares of Common Stock issued and outstanding.
Liquidity and Capital Resources
As of September 30, 2021, the Company had cash of $200,897 not held in the Trust Account and available for working capital purposes. The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating our business through the consummation of the business combination. Additionally, the Company notes that the consummation of the business combination on October 6th, 2021, as mentioned above, brought in additional funds in the amount of $200,000,000 through the consummated PIPE Investment. As such, the Company notes that sufficient cash and capital is available to cover any expected costs or expenses incurred by the Company through the business combination date and through twelve months of the issuance of this report.
NOTE 2.    REVISION OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
In connection with the preparation of the Company’s financial statements as of September 30, 2021, the Company concluded it should revise its financial statements to classify all Public Shares in temporary equity. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, ASC 480, paragraph 10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. The Company previously determined the common stock subject to possible redemption to be equal to the redemption value of $10.00 per common stock while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. Effective with these financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. Accordingly, effective with this filing, the Company presents all redeemable common stock as temporary equity and recognizes accretion from the initial book value to redemption value at the time of its Initial Public Offering and in accordance with ASC 480.
As a result, management has noted a reclassification adjustment related to temporary equity and permanent equity. This resulted in an adjustment to the initial carrying value of the common stock subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and common stock. The Company will present this revision in a prospective manner in all future filings. Under this approach, the previously issued Initial Public Offering Balance Sheet and Form 10-Q’s will not be amended, but historical amounts presented in the current and future filings will be recast to be consistent with the current presentation.
In connection with the change in presentation for the common stock subject to redemption, the Company also revised its income (loss) per common share calculation to allocate net income (loss) pro rata to common stock. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of common stock share pro rata in the income (loss) of the Company.

SCIENCE 37 HOLDINGS, INC.
(FORMERLY LIFESCI ACQUISITION II CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
There has been no change in the Company’s total assets, liabilities or operating results.
The impact of the revision on the Company’s financial statements is reflected in the following table.
Balance Sheet as of June 30, 2021 (audited)	As Previously Reported	Adjustment	As Revised
Common stock subject to possible redemption	$75,526,270	$4,564,140	$80,090,410
Common stock	$246	$(45)	$201
Additional paid-in capital	$5,562,205	$(4,564,095)	$998,110
Accumulated deficit	$(562,449)	$—	$(562,449)
Total Stockholders’ Equity (Deficit)	$5,000,002	$(4,564,140)	$435,862
NOTE 3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on November 23, 2020, the Company’s Current Reports on Form 8-K, as filed with the SEC on November 25, 2020, and December 1, 2020, as well as the Company’s Annual Report on Form 10-K, as amended and filed with the SEC on December 20, 2021. The interim results for the three months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending June 30, 2022 or for any future periods.
Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its majority owned subsidiary where the Company has the ability to exercise control. All significant intercompany balances and transactions have been eliminated in consolidation. Activities in relation to the noncontrolling interest are not considered to be significant and are, therefore, not presented in the accompanying unaudited condensed consolidated financial statements.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy

SCIENCE 37 HOLDINGS, INC.
(FORMERLY LIFESCI ACQUISITION II CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2021 and June 30, 2021.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2021 and June 30, 2021, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity (deficit) section of the Company’s unaudited condensed consolidated balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting

SCIENCE 37 HOLDINGS, INC.
(FORMERLY LIFESCI ACQUISITION II CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable common stock resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
At September 30, 2021 and June 30, 2021, the common stock reflected in the condensed consolidated balance sheets are reconciled in the following table:
Gross proceeds	$80,090,410
Less:
Common stock issuance costs	$(1,858,498)
Plus:
Accretion of carrying value to redemption value	$1,858,498
Common stock subject to possible redemption	$80,090,410
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $1,858,498 were charged to temporary equity upon the completion of the Initial Public Offering.
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021 and June 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company may subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Loss Per Common Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per common stock is computed by dividing net income (loss) by

SCIENCE 37 HOLDINGS, INC.
(FORMERLY LIFESCI ACQUISITION II CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
the weighted average number of shares of common stock outstanding for the period. Accretion associated with the redeemable shares of common stock is excluded from earnings per share as the redemption value approximates fair value.
The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 3,146,454 common stock in the aggregate. As of September 30, 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net loss per common stock is the same as basic net loss per common stock for the periods presented.
Three Months Ended September 30, 2021
Basic and diluted net income (loss) per common stock
Numerator:
Allocation of net income (loss), as adjusted	$(829,630)
Denominator:
Basic and diluted weighted average shares outstanding	10,011,301
Basic and diluted net income (loss) per common stock	$(0.08)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying unaudited condensed consolidated balance sheets, primarily due to their short-term nature.
Warrant Classification
The Company accounts for the warrants issued in connection with our Initial Public Offering in accordance with the guidance contained in ASC 815-40-15-7D under which the warrants do meet the criteria for equity treatment and must be recorded as equity.
Recent Accounting Pronouncements
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted

SCIENCE 37 HOLDINGS, INC.
(FORMERLY LIFESCI ACQUISITION II CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We are currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.
NOTE 4.    INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 8,009,041 Public Shares, which includes the partial exercise by the underwriters of their over-allotment option in the amount of 509,041 Public Shares, at a purchase price of $10.00 per Public Share.
NOTE 5.    PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 3,146,454 Private Warrants at a price of $0.90 per Private Warrant for an aggregate purchase price of $2,831,809. Each Private Warrant is exercisable to purchase one share of common stock at an exercise price of $11.50 per warrant. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law). There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Warrants.
NOTE 6.    RELATED PARTY TRANSACTIONS
Founder Shares
On January 1, 2020, the Company issued an aggregate of 2,156,250 shares of common stock (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000. On September 30, 2020, LifeSci Holdings LLC transferred 215,625 Founder Shares to Chardan Healthcare Investments LLC, an investor in the Sponsor. The Founder Shares included an aggregate of up to 153,990 shares of common stock that remained subject to forfeiture by the Sponsor, following the underwriters’ election to partially exercise their over-allotment option so that the number of Founder Shares would collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering. On January 8, 2021, the underwriters’ election to exercise their remaining over-allotment option expired unexercised, resulting in 127,260 shares no longer subject to forfeiture and the forfeiture of 153,990 shares. Accordingly, as of January 8, 2021, there were 2,002,260 Founder Shares issued and outstanding.
The Sponsor and Chardan Healthcare Investments LLC have agreed that, subject to certain limited exceptions, 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) six months after the date of the consummation of a Business Combination or (ii) the date on which the closing price of the Company’s shares of common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination and the remaining 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

SCIENCE 37 HOLDINGS, INC.
(FORMERLY LIFESCI ACQUISITION II CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
Administrative Support Agreement
The Company entered into an agreement, commencing on November 20, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial support. For the three months ended September 30, 2021 and 2020, the Company incurred $30,000 and $0, respectively, in fees for these services, of which $100,000 and $70,000 is included in accrued expenses in the accompanying unaudited condensed consolidated balance sheets at September 30, 2021 and June 30, 2021, respectively.
Promissory Note — Related Party
On June 19, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $175,000. The Promissory Note was non-interest bearing and payable within 15 days of the Sponsor providing the Company with written notice of demand. The outstanding balance under the Promissory Note of $175,000 was repaid at the closing of the Initial Public Offering on November 24, 2020. No future borrowings are permitted under this note.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would be paid upon consummation of a Business Combination, without interest or, at the lender’s discretion, up to $500,000 of such Working Capital Loans may be converted into warrants of the post Business Combination entity at a price of $0.90 per warrant. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The warrants would be identical to the Private Warrants. As of September 30, 2021 and June 30, 2020, the Company had no outstanding borrowings under the Working Capital Loans.
NOTE 7.    COMMITMENTS
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or search for a target company, the specific impact is not readily determinable as of the date of the condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration and Stockholder Rights
Pursuant to a registration rights agreement entered into on November 20, 2020, the holders of the Founder Shares and the Private Warrants and any shares that may be issued upon conversion of Working Capital Loans (and all underlying securities) will be entitled to registration and stockholder rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founders Warrants can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Warrants can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the

SCIENCE 37 HOLDINGS, INC.
(FORMERLY LIFESCI ACQUISITION II CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The Sponsor and its related persons may not, with respect to the Private Warrants purchased by it, (i) have more than one demand registration right at the Company’s expense, (ii) exercise their demand registration rights more than five (5) years from the effective date of the registration statement of the Initial Public Offering, and (iii) exercise their “piggy-back” registration rights more than seven (7) years from the effective date of the Initial Public Offering, as long as the Sponsor or any of its related persons are beneficial owners of Private Warrants.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 1,125,000 additional Public Shares to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. As a result of the underwriter’s election to partially exercise the over-allotment option to purchase an additional 509,041 Public Shares, a total of 615,959 Public Shares remained available for purchase at a price of $10.00 per Public Share. On January 8, 2021, the underwriters’ election to exercise their remaining over-allotment option expired unexercised.
The underwriters were paid cash underwriting discount of $0.20 per Public Share, or $1,601,808 in the aggregate.
Business Combination Marketing Agreement
The Company has engaged LifeSci Capital LLC and Ladenburg Thalmann & Co. Inc. (“Ladenburg Thalmann “) as advisors in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay LifeSci Capital LLC and Ladenburg Thalmann a cash fee for such services upon the consummation of a Business Combination in an amount equal to 3.5% of the gross proceeds of the Initial Public Offering, or $2,803,164, (exclusive of any applicable finders’ fees which might become payable) with 75% of such fee payable to LifeSci Capital LLC and 25% to Ladenburg Thalmann; provided that up to 33% of the fee may be allocated in the Company’s sole discretion to other third parties who are investment banks or financial advisory firms not participating in Initial Public Offering that assist the Company in identifying and consummating a Business Combination.
NOTE 8.    STOCKHOLDERS’ EQUITY
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2021 and June 30, 2021, there were no shares of preferred stock issued or outstanding.
Common Stock — The Company is authorized to issue 30,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share. At September 30, 2021 and June 30, 2021, there were 2,002,260 shares of non-redeemable common stock, excluding 8,009,041 shares of common stock subject to possible redemption which are presented as temporary equity.
Warrants — The Private Warrants will become exercisable at any time commencing on the later of (1) one year after the closing of the Initial Public Offering or (2) the consummation of a Business

SCIENCE 37 HOLDINGS, INC.
(FORMERLY LIFESCI ACQUISITION II CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
Combination; provided that the Company has an effective and current registration statement covering the shares of common stock issuable upon the exercise of the Public Warrants and a current prospectus relating to such shares of common stock.
The Private Warrants purchased by the Sponsor will be exercisable on a cashless basis and not be exercisable more than five years from the commencement of sales of the Initial Public Offering, in accordance with FINRA Rule 5110(g)(8)(A), as long as the Sponsor or any of its related persons beneficially own these Private Warrants.
NOTE 9.    FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.
The Company classifies its securities in the Trust Account that are invested in funds, such as Mutual Funds or Money Market Funds, that primarily invest in U.S. Treasury and equivalent securities as Trading Securities in accordance with ASC Topic 320 “Investments — Debt and Equity Securities. Trading Securities are recorded at fair market value on the accompanying consolidated balance sheets.
At September 30, 2021, assets held in the Trust Account were comprised of $80,131,806 in cash. During the three months ended September 30, 2021, the Company did not withdraw any interest income from the Trust Account.
At June 30, 2021, assets held in the Trust Account were comprised of $80,120,809 in a mutual fund that is invested primarily in U.S. Treasury Securities. Through June 30, 2021, the Company did not withdraw any of the interest earned on the Trust Account.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2021 and June 30, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

SCIENCE 37 HOLDINGS, INC.
(FORMERLY LIFESCI ACQUISITION II CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
	Trading Securities	Level	Fair Value
June 30, 2021	Mutual Fund	1	80,120,809
NOTE 10.    SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, except as disclosed below , the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.
On October 4, 2021, LSAQ held a special meeting of stockholders (the “Special Meeting”), at which the LSAQ stockholders considered and adopted, among other matters, a proposal to approve the Business Combination, including (a) adopting the Merger Agreement and (b) approving the other transactions and matters contemplated by the Merger Agreement and related agreements as described in the Proxy Statement/Prospectus.
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, following the Special Meeting, on October 6, 2021, the Transactions were consummated. In connection with the Closing, the Company changed its name from LifeSci Acquisition II Corp. to Science 37 Holdings, Inc. Holders of 2,299,493 shares of LSAQ’s common stock sold in its initial public offering (the “public shares”) exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from LSAQ’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination, which was approximately $10.00 per share, or $23,003,944 in the aggregate. As noted above, an aggregate of $23,003,944 was paid from the Company’s trust account to holders that properly exercised their right to have public shares redeemed, and the remaining balance immediately prior to the Closing of approximately $57.1 million remained in the trust account. The remaining amount in the trust account was used to fund the Business Combination (See Note 1).

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of
Science 37 Holdings, Inc. (formerly known as LifeSci Acquisition II Corp.)
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Science 37 Holdings, Inc. (the “Company”) as of June 30, 2021 and 2020, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended June 30, 2021, and for the period from December 18, 2019 (inception) through June 30, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021 and 2020, and the results of its operations and its cash flows for the year ended June 30, 2021 and the period from December 18, 2019 (inception) through June 30, 2020 in conformity with accounting principles generally accepted in the United States of America.
Restatement of Financial Statements
As discussed in Note 2 to the consolidated financial statements, the 2021 consolidated financial statements have been restated to correct certain misstatements.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
August 27, 2021 except for the effects of the restatement discussed in Note 2, as to which the date is December 20, 2021 and the effects of the business combination discussed in Note 11, as to which the date is December 20, 2021.

SCIENCE 37 HOLDINGS, INC.
(FORMERLY LIFESCI ACQUISITION II CORP.)
CONSOLIDATED BALANCE SHEETS
	June 30, 2021	June 30, 2020
	(Restated)
ASSETS
Current assets
Cash	$416,111	$25,000
Prepaid expenses	121,157	—
Total Current Assets	537,268	25,000
Deferred offering costs	—	28,000
Investments held in Trust Account	80,120,809	—
TOTAL ASSETS	$80,658,077	$53,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$131,805	$1,000
Accrued offering costs	—	28,000
TOTAL LIABILITIES	131,805	29,000
Commitments and Contingencies
Common stock subject to possible redemption, 8,009,041 and no shares at $10.00 per share as of June 30, 2021 and 2020, respectively	80,090,410	—
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.0001 par value; 30,000,000 shares authorized; 2,002,260 and 2,156,250 shares issued and outstanding (excluding 8,009,041 and no shares subject to possible redemption) at June 30, 2021 and 2020, respectively	201	216
Additional paid-in capital	998,110	24,784
Accumulated deficit	(562,449)	(1,000)
Total Stockholders’ Equity	435,862	24,000
Total Liabilities and Stockholders’ Equity	$80,658,077	$53,000
The accompanying notes are an integral part of the consolidated financial statements.

SCIENCE 37 HOLDINGS, INC.
(FORMERLY LIFESCI ACQUISITION II CORP.)
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended June 30, 2021	For the Period from December 18, 2019 (inception) Through June 30, 2020
	(As Restated)
Formation and operating costs	$591,846	$1,000
Loss from operations	(591,846)	(1,000)
Other income:
Interest earned on investments held in Trust Account	30,397	—
Other income, net	30,397	—
Net loss	$(561,449)	$(1,000)
Weighted average shares outstanding of common stock	6,734,489	1,875,000
Basic and diluted net loss per common stock	$(0.08)	$(0.00)
The accompanying notes are an integral part of the consolidated financial statements.

SCIENCE 37 HOLDINGS, INC.
(FORMERLY LIFESCI ACQUISITION II CORP.)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance − December 18, 2019 (inception)	—	$—	$—	$—	$—
Issuance of common stock to Sponsor	2,156,250	216	24,784	—	25,000
Net loss	—	—	—	(1,000)	(1,000)
Balance − June 30, 2020	2,156,250	$216	$24,784	$(1,000)	$24,000
Sale of 3,146,454 Private Placement Warrants	—	—	2,831,809	—	2,831,809
Accretion of common stock subject to redemption to redemption value	—	—	(1,858,498)	—	(1,858,498)
Founder Shares Forfeited	(153,990)	(15)	15	—	—
Net loss	—	—	—	(561,449)	(561,449)
Balance − June 30, 2021 (as restated)	2,002,260	$201	$998,110	$(562,449)	$435,862
The accompanying notes are an integral part of the consolidated financial statements.

SCIENCE 37 HOLDINGS, INC.
(FORMERLY LIFESCI ACQUISITION II CORP.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended June 30, 2021	For the Period from December 18, 2019 (Inception) Through June 30, 2020
	(As Restated)
Cash Flows from Operating Activities:
Net loss	$(561,449)	$(1,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(30,397)	—
Changes in operating assets and liabilities:
Prepaid expenses	(121,157)	—
Accounts payable and accrued expenses	130,805	1,000
Net cash used in operating activities	(582,198)	—
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(80,090,412)	—
Net cash used in investing activities	(80,090,412)	—
Cash Flows from Financing Activities:
Proceeds from issuance of common stock to Sponsor		25,000
Proceeds from sale of Units, net of underwriting discounts paid	78,488,602	—
Proceeds from sale of Private Placement Warrants	2,831,809	—
Proceeds from promissory note − related party	175,000	—
Repayment of promissory note − related party	(175,000)	—
Payment of offering costs	(256,690)	—
Net cash provided by financing activities	81,063,721	25,000
Net Change in Cash	391,111	25,000
Cash − Beginning of period	25,000	—
Cash − End of period	$416,111	$25,000
Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$—	$28,000
The accompanying notes are an integral part of the consolidated financial statements.

SCIENCE 37 HOLDINGS, INC.
(FORMERLY LIFESCI ACQUISITION II CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Restated)
NOTE 1.
DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Science 37 Holdings, Inc. (Formerly LifeSci Acquisition II Corp.) (the “Company”) was incorporated in Delaware on December 18, 2019. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities (a “Business Combination”).
Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses operating in North America in the healthcare industry. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of June 30, 2021, the Company had not commenced any operations. All activity through June 30, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on November 20, 2020. On November 24, 2020 the Company consummated the Initial Public Offering of 8,009,041 shares of common stock (the “Public Shares”), which includes the partial exercise by the underwriter of its over-allotment option in the amount of 509,041 Public Shares, at $10.00 per Public Share, generating gross proceeds of $80,090,412 which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 3,146,454 warrants (the “Private Warrants”) at a price of $0.90 per Private Warrant in a private placement to LifeSci Holdings, LLC (the “Sponsor”), an entity affiliated LifeSci Capital LLC, generating gross proceeds of $2,831,809, which is described in Note 5.
Transaction costs amounted to $1,858,498, consisting of $1,601,808 in cash underwriting fees and $256,690 of other offering costs.
Following the closing of the Initial Public Offering on November 24, 2020, an amount of $80,090,412 ($10.00 per Public Share) from the net proceeds of the sale of the Public Shares in the Initial Public Offering and the sale of the Private Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, with a maturity of 183 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Warrants, although substantially all of the net proceeds are intended to be applied toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (net of amounts previously released to the Company to pay its tax obligations and for working capital purposes, subject to an annual limit of $250,000) at the time of the signing an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares sold in the Initial Public Offering upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations or for working capital purposes).
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor and other initial stockholders (collectively, the “Initial Stockholders”) have agreed to (a) vote their Founder Shares (as defined in Note 6), and any Public Shares held by them in favor of a Business Combination and (b) not to convert any shares (including Founder Shares) in connection with a stockholder vote to approve a Business Combination or sell any such shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming their shares with respect to more than an aggregate of 20% of the Public Shares.
The Company will have until November 24, 2022 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The proceeds deposited in the Trust Account could, however, become subject to claims of creditors.
The Sponsor and Chardan Healthcare Investments LLC have agreed to (i) waive their redemption rights with respect to Founder Shares and any Public Shares they may acquire during or after the Initial Public Offering in connection with the consummation of a Business Combination, (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to consummate a Business Combination within the Combination Period and (iii) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders an opportunity to redeem their Public Shares in conjunction with any such amendment. However, the Sponsor will be entitled to liquidating distributions with respect to any Public Shares acquired if the Company fails to consummate a Business Combination or liquidates within the Combination Period.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per share, except as to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Capital Resources
As of June 30, 2021, the Company had cash of $416,111 not held in the Trust Account and available for working capital purposes. The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating our business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to our Business Combination. Moreover, the Company may need to obtain additional financing or draw on the Working Capital Loans (as defined below) either to complete a Business Combination or because it becomes obligated to redeem a significant number of the public shares upon consummation of our Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of our Business Combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet our obligations.
NOTE 2.
RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In connection with the preparation of the Company’s financial statements, management identified errors made in its historical financial statements where, at the closing of the Company’s Initial Public Offering, the Company improperly classified its common stock subject to possible redemption. The Company previously determined the common stock subject to possible redemption to be equal to the redemption value, while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Management determined that the Public Shares underlying the Units issued during the Initial Public Offering can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management concluded that temporary equity should include all shares of common stock subject to possible redemption, resulting in the common stock subject to possible redemption being equal to their redemption value. As a result, management has noted a reclassification error related to temporary equity and permanent equity. This resulted in an adjustment to the initial carrying value of the common stock subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and common stock.
In connection with the change in presentation for the common stock subject to possible redemption, the Company also restated its income (loss) per common share calculation to allocate net income (loss) evenly to all common stock. This presentation contemplates a Business Combination as the most likely outcome, in which case, all shares of common stock share pro rata in the income (loss) of the Company.

There has been no change in the Company’s total assets, liabilities or operating results.
	As Previously Reported	Adjustment	As Restated
Balance Sheet as of November 24, 2020
Common stock subject to possible redemption	$76,087,640	$4,002,770	$80,090,410
Common stock	$256	$(40)	$216
Additional paid-in capital	$5,000,825	$(4,002,730)	$998,095
Accumulated deficit	$(1,080)	$—	$(1,080)
Total Stockholders’ Equity	$5,000,001	$(4,002,770)	$997,231
Number of shares of common stock subject to possible redemption	7,608,764	400,277	8,009,041
Balance Sheet as of December 31, 2020 (Unaudited)
Common stock subject to possible redemption	$76,007,090	$4,083,320	$80,090,410
Common stock	$256	$(40)	$216
Additional paid-in capital	$5,081,375	$(4,083,280)	$998,095
Accumulated deficit	$(81,623)	$—	$(81,623)
Total Stockholders’ Equity	$5,000,008	$(4,083,320)	$916,688
Number of shares of common stock subject to possible redemption	7,600,709	408,332	8,009,041
Balance Sheet as of March 31, 2021 (Unaudited)
Common stock subject to possible redemption	$75,901,950	$4,188,460	$80,090,410
Common stock	$242	$(41)	$201
Additional paid-in capital	$5,186,529	$(4,188,419)	$998,110
Accumulated deficit	$(186,762)	$—	$(186,762)
Total Stockholders’ Equity	$5,000,009	$(4,188,460)	$811,549
Number of shares of common stock subject to possible redemption	7,590,195	418,846	8,009,041
Balance Sheet as of June 30, 2021
Common stock subject to possible redemption	$75,526,270	$4,564,140	$80,090,410
Common stock	$246	$(45)	$201
Additional paid-in capital	$5,562,205	$(4,564,095)	$998,110
Accumulated deficit	$(562,449)	$—	$(562,449)
Total Stockholders’ Equity	$5,000,002	$(4,564,140)	$435,862
Number of shares of common stock subject to possible redemption	7,552,627	456,414	8,009,041
Statement of Cash Flows for the six months ended December 31, 2020 (Unaudited)
Initial classification of common stock subject to possible redemption	$76,087,640	(76,087,640)	$—
Change in value of Common Stock subject to possible redemption	$(80,550)	$80,550	$—

	As Previously Reported	Adjustment	As Restated
Statement of Cash Flows for the nine months ended March 31, 2021 (Unaudited)
Initial classification of common stock subject to possible redemption	$76,087,640	(76,087,640)	$—
Change in value of Common Stock subject to possible redemption	$(105,140)	$105,140	$—
Statement of Cash Flows for the period ended June 30, 2021 (Unaudited)
Initial classification of common stock subject to possible redemption	$76,087,640	(76,087,640)	$—
Change in value of Common Stock subject to possible redemption	$(375,680)	$375,680	$—
Condensed Statement of Changes in Stockholders’ Equity for three months ended December 31, 2020 (Unaudited)
Sale of 8,009,041 Units, net of underwriter discounts and offering expenses	$78,231,912	$(78,231,912)	$—
Initial value of Common Stock subject to redemption	$76,007,090	$(76,007,090)	$—
Accretion for Common Stock to redemption amount	$—	$(1,858,498)	$(1,858,498)
Total Stockholders’ Equity	$5,000,008	$(4,083,320)	$916,688
Condensed Statement of Changes in Stockholders’ Equity for three months ended March 31, 2021 (Unaudited)
Change in value of Common Stock subject to redemption	$105,140	$(105,140)	$—
Total Stockholders’ Equity	$5,000,009	$(4,188,460)	$811,549
Condensed Statement of Changes in Stockholders’ Equity for three months ended June 30, 2021 (Unaudited)
Change in value of Common Stock subject to redemption	$375,680	$(375,680)	$—
Total Stockholders’ Equity	$5,000,002	$(4,564,140)	$435,862
Statement of Operations for the three months ended December 31, 2020 (Unaudited)
Weighted average shares outstanding of redeemable common stock	8,009,041	(8,009,041)	—
Basic and diluted net loss per common stock	$—	$—	$—
Weighted average shares outstanding of non-redeemable common stock	1,875,000	(1,875,000)	—
Basic and diluted net loss per common stock	$(0.04)	$0.04	$—
Basic and diluted weighted average shares outstanding, common stock	—	5,112,023	5,112,023
Basic and diluted net loss (income) per share, common stock	$—	$(0.02)	$(0.02)
Statement of Operations for the six months ended December 31, 2020 (Unaudited)
Weighted average shares outstanding of redeemable common stock	8,009,041	(8,009,041)	—

	As Previously Reported	Adjustment	As Restated
Basic and diluted net loss per common stock	$—	$—	$—
Weighted average shares outstanding of non-redeemable common stock	1,875,000	(1,875,000)	—
Basic and diluted net loss per common stock	$(0.04)	$0.04	$—
Basic and diluted weighted average shares outstanding, common stock	—	3,502,260	3,502,260
Basic and diluted net loss (income) per share, common stock	$—	$(0.02)	$(0.02)
Statement of Operations for the three months ended March 31, 2021 (Unaudited)
Weighted average shares outstanding of redeemable common stock	8,009,041	(8,009,041)	—
Basic and diluted net loss per common stock	$—	$—	$—
Weighted average shares outstanding of non-redeemable common stock	1,990,948	(1,990,948)	—
Basic and diluted net loss per common stock	$(0.05)	$0.05	$—
Basic and diluted weighted average shares outstanding, common stock	—	10,011,301	10,011,301
Basic and diluted net loss (income) per share, common stock	$—	$(0.01)	$(0.01)
Statement of Operations for the nine months ended March 31, 2021 (Unaudited)
Weighted average shares outstanding of redeemable common stock	8,009,041	(8,009,041)	—
Basic and diluted net loss per common stock	$—	$—	$—
Weighted average shares outstanding of non-redeemable common stock	1,913,085	(1,913,085)	—
Basic and diluted net loss per common stock	$(0.10)	$0.10	$—
Basic and diluted weighted average shares outstanding, common stock	—	5,646,205	5,646,205
Basic and diluted net loss (income) per share, common stock	$—	$(0.03)	$(0.03)
Statement of Operations for the year ended June 30, 2021
Weighted average shares outstanding of redeemable common stock	8,009,041	(8,009,041)	—
Basic and diluted net loss per common stock	$—	$—	$—
Weighted average shares outstanding of non-redeemable common stock	1,951,216	(1,951,216)	—
Basic and diluted net loss per common stock	$(0.29)	$0.29	$—
Basic and diluted weighted average shares outstanding, common stock	—	6,734,489	6,734,489
Basic and diluted net loss (income) per share, common stock	$—	$(0.08)	$(0.08)

NOTE 3.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021 and 2020.
Common Stock Subject to Possible Redemption (Restated — see Note 2)
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2021, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets.
Under ASC 480-10-S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital and accumulated deficit.
At June 30, 2021, the common stock subject to possible redemption reflected in the balance sheet is reconciled in the following table:
Gross proceeds	$80,090,410
Less:
Common stock issuance costs	(1,858,498)
Plus:
Accretion of carrying value to redemption value	1,858,498
Common stock subject to possible redemption	$80,090,410
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $1,858,498 were charged to stockholders’ equity upon the completion of the Initial Public Offering.
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the consolidated financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the consolidated financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss Per Common Share (Restated, see Note 2)
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Common Stock is excluded from earnings per share as the redemption value approximates fair value.
The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, as described in Note 4, since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 3,146,454 Common Stock in the aggregate. As of June 30, 2021, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into common shares and then share in the earnings of the Company. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.
The following table reflects the calculation of basic and diluted net loss per common share (in dollars, except per share amounts):
	Year Ended June 30, 2021	For the Period from December 18, 2019 (Inception) through June 30, 2020
Basic and diluted net income (loss) per common stock
Numerator:
Allocation of net income (loss), as adjusted	$(561,449)	$(1,000)
Denominator:
Basic and diluted weighted average shares outstanding	6,734,489	1,875,000
Basic and diluted net income (loss) per common stock	$(0.08)	$(0.00)
Note: As of June 30, 2021 and 2020, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the Company’s stockholders.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximate the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.
Warrant Classification
The Company accounts for the warrants issued in connection with our Initial Public Offering in accordance with the guidance contained in ASC 815-40-15-7D under which the warrants do meet the criteria for equity treatment and must be recorded as equity.
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and

Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”), to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We are currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 4.
INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 8,009,041 Public Shares, which includes the partial exercise by the underwriters of their over-allotment option in the amount of 509,041 Public Shares, at a purchase price of $10.00 per Public Share.
NOTE 5.
PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 3,146,454 Private Warrants at a price of $0.90 per Private Warrant for an aggregate purchase price of $2,831,809. Each Private Warrant is exercisable to purchase one share of common stock at an exercise price of $11.50 per warrant. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law). There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Warrants.
NOTE 6.
RELATED PARTY TRANSACTIONS

Founder Shares
On January 1, 2020, the Company issued an aggregate of 2,156,250 shares of common stock (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000. On September 30, 2020, LifeSci Holdings LLC transferred 215,625 Founder Shares to Chardan Healthcare Investments LLC, an investor in the Sponsor. The Founder Shares included an aggregate of up to 153,990 shares of common stock that remained subject to forfeiture by the Sponsor, following the underwriters’ election to partially exercise their over-allotment option so that the number of Founder Shares would collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering. On January 8, 2021, the underwriters’ election to exercise their remaining over-allotment option expired unexercised, resulting in 127,260 shares no longer subject to forfeiture and the forfeiture of 153,990 shares. Accordingly, as of January 8, 2021 and June 30, 2021, there were 2,002,260 Founder Shares issued and outstanding.
The Sponsor and Chardan Healthcare Investments LLC have agreed that, subject to certain limited exceptions, 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) six months after the date of the consummation of a Business Combination or (ii) the date on which the closing price of the Company’s shares of common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30- trading day period commencing after a Business Combination and the remaining 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Support Agreement
The Company entered into an agreement, commencing on November 20, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial support. For the year ended June 30, 2021, the Company incurred $70,000 in fees for these services, of which is included in accounts payable and accrued expenses in the accompanying consolidated balance sheets. For the year ended June 30, 2020 the Company did not incur any fees for these services.
Promissory Note — Related Party
On June 19, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $175,000. On July 9, 2020 the Company borrowed $175,000 from the Sponsor. The Promissory Note was non-interest bearing and payable within 15 days of the Sponsor providing the Company with written notice of demand. The outstanding balance under the Promissory Note of $175,000 was repaid at the closing of the Initial Public Offering on November 24, 2020. No future borrowings are permitted under this note.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would be paid upon consummation of a Business Combination, without interest or, at the lender’s discretion, up to $500,000 of such Working Capital Loans may be converted into warrants of the post Business Combination entity at a price of $0.90 per warrant. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The warrants would be identical to the Private Warrants. As of June 30, 2021 and 2020, the Company had no outstanding borrowings under the Working Capital Loans.
NOTE 7.
COMMITMENTS

Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or search for a target company, the specific impact is not readily determinable as of the date of the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration and Stockholder Rights
Pursuant to a registration rights agreement entered into on November 20, 2020, the holders of the Founder Shares and the Private Warrants and any shares that may be issued upon conversion of Working Capital Loans (and all underlying securities) will be entitled to registration and stockholder rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founders Warrants can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Warrants can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The Sponsor and its related persons may not, with respect to the Private Warrants purchased by it, (i) have more than one demand registration right at the Company’s expense, (ii) exercise their demand registration rights more than five (5) years from the effective date of the registration statement of the Initial Public Offering, and (iii) exercise their “piggy-back”

registration rights more than seven (7) years from the effective date of the Initial Public Offering, as long as the Sponsor or any of its related persons are beneficial owners of Private Warrants.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 1,125,000 additional Public Shares to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. As a result of the underwriter’s election to partially exercise the over-allotment option to purchase an additional 509,041 Public Shares, a total of 615,959 Public Shares remained available for purchase at a price of $10.00 per Public Share. On January 8, 2021, the underwriters’ election to exercise their remaining over-allotment option expired unexercised.
The underwriters were paid a cash underwriting discount of $0.20 per Public Share, or $1,601,808 in the aggregate.
Business Combination Marketing Agreement
The Company has engaged LifeSci Capital LLC and Ladenburg Thalmann & Co. Inc. (“Ladenburg Thalmann”) as advisors in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay LifeSci Capital LLC and Ladenburg Thalmann a cash fee for such services upon the consummation of a Business Combination in an amount equal to 3.5% of the gross proceeds of the Initial Public Offering, or $2,803,164, with 75% of such fee payable to LifeSci Capital LLC and 25% to Ladenburg Thalmann; provided that up to 33% of the fee may be allocated in the Company’s sole discretion to other third parties who are investment banks or financial advisory firms not participating in Initial Public Offering that assist the Company in identifying and consummating a Business Combination.
Business Combination Agreement
On May 6, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with LifeSci Acquisition II Merger Sub, Inc. (“Merger Sub”), and Science 37, Inc. (“Science 37”), pursuant to which the Merger Sub will merge with and into Science 37, with Science 37 surviving the merger as the Company’s wholly-owned subsidiary (the “Merger”). The Company’s board of directors has unanimously (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by our stockholders.
Immediately prior to the effective time of the Merger (the “Effective Time”) and subject to the consent of the holders of a majority of the then outstanding shares of Science 37’s Series A, Series, B, Series C, Series D and Series D-1 preferred stock, par value $0.0001 per share (collectively, the “Science 37 Preferred Stock”), voting together as a single class on an as-converted basis, each issued and outstanding share of Science 37 Preferred Stock will be converted into shares of the common stock, par value $0.0001 per share, of Science 37 (the “Science 37 Common Stock”) at the then-applicable conversion rates (the “Science 37 Preferred Stock Conversion”).
At the Effective Time, each outstanding and unexercised warrant to purchase shares of Science 37 capital stock (“Science 37 Warrant”) that is outstanding and unexercised immediately prior to the Effective Time will be converted into a warrant exercisable to receive the Company’s common stock, in accordance with its terms. From and after the Effective Time: (i) each Science 37 Warrant assumed by the Company may be exercised solely for shares of the Company’s common stock; (ii) the number of shares of the Company’s common stock subject to each Science 37 Warrant assumed by the Company will be determined by multiplying (A) the number of shares of Science 37 Common Stock, or the number of shares of Science 37 Common Stock issuable upon exercise of the Science 37 Warrant that were subject to such Science 37 Warrant immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number up to the nearest whole number of shares of the Company’s common stock; (iii) the per share exercise price for the Company’s common stock issuable upon exercise of each Science 37 Warrant assumed by the Company will be determined by dividing the per share exercise price of Science 37 Common Stock subject to the Science 37 Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Science 37 Warrant assumed by the Company will continue in full force and effect and the terms and other provisions of such Science 37 Warrant will otherwise remain unchanged. The Exchange Ratio is defined in the Merger Agreement to be the quotient of (i) 100,000,000 divided by (ii) the number of shares of Science 37’s Fully Diluted Capital Stock (as defined in the Merger Agreement).
At the Effective Time, following the Science 37 Preferred Stock Conversion, each share of Science 37 Common Stock (including shares of Science 37 Common Stock outstanding as a result of the Science 37 Preferred Stock Conversion, but excluding shares the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive such number of shares of the Company’s common stock equal to the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement) and a number of Earn-Out Shares (as defined below).
At the Effective Time, each outstanding option to purchase shares of Science 37 Common Stock, whether or not then vested and exercisable, will be converted automatically (and without any required action on the part of such holder of outstanding option) into an option to purchase shares of the Company’s common stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Exchange Ratio, with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.
Following the closing of the Merger, former holders of shares of Science 37 Common Stock (including shares received as a result of the Science 37 Preferred Stock Conversion) and former holders of Science 37 stock options will be entitled to receive their pro rata share of up to 12,500,000 additional shares of the Company’s common stock (the “Earn-Out Shares”) if, within a three-year period following May 6, 2021, the signing date of the Merger Agreement, the closing share price of the Company’s common stock equals or exceeds any of two thresholds over any 20 trading days within a 30-day trading period (each, a “Triggering Event”) and, in respect of a former holder of Science 37 stock options, the holder continues to provide services to the Company or one of the subsidiaries at the time of such Triggering Event.
In connection with the execution of the Merger Agreement, LSAQ entered into subscription agreements (collectively, the “Subscription Agreements”) with certain parties subscribing for shares of LSAQ Common Stock (the “Subscribers”) pursuant to which the Subscribers have agreed to purchase, and LSAQ has agreed to sell to the Subscribers, an aggregate of 20,000,000 shares of LSAQ Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $200,000,000. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.
The Merger Agreement contains customary representations, warranties and covenants of the parties thereto. The consummation of the proposed Merger is subject to certain conditions as further described in the Merger Agreement.
NOTE 8.
STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2021 and 2020, there were no shares of preferred stock issued or outstanding.
Common Stock — The Company is authorized to issue 30,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share. At June 30, 2021 and 2020, there were 2,002,260 and 2,156,250 shares of common stock issued and outstanding, excluding 8,009,041 and no shares of common stock subject to possible redemption, respectively.

Warrants — The Private Warrants will become exercisable at any time commencing on the later of (1) one year after the closing of the Initial Public Offering or (2) the consummation of a Business Combination; provided that the Company has an effective and current registration statement covering the shares of common stock issuable upon the exercise of the Public Warrants and a current prospectus relating to such shares of common stock.
The Private Warrants purchased by the Sponsor will be exercisable on a cashless basis and not be exercisable more than five years from the commencement of sales of the Initial Public Offering, in accordance with FINRA Rule 5110(g)(8)(A), as long as the Sponsor or any of its related persons beneficially own these Private Warrants.
NOTE 9.
INCOME TAX

The Company did not have any significant deferred tax assets or liabilities as of June 30, 2021 and 2020.
The Company’s net deferred tax assets are as follows:
	June 30,
	2021	2020
Deferred tax asset
Net operating loss carryforward	$6,802	$210
Startup/Organization Expenses	111,312	—
Total deferred tax asset	118,114	210
Valuation allowance	(118,114)	(210)
Deferred tax asset, net of allowance	$—	$—
The income tax provision consists of the following:
	June 30,
	2021	2020
Federal
Current	$—	$—
Deferred	(117,904)	(210)
State
Current	$—	$—
Deferred	—	—
Change in valuation allowance	117,904	210
Income tax provision	$—	$—
As of June 30, 2021 and 2020, the Company had $31,391 and $1,000, respectively, of U.S. federal and state net operating loss carryovers available to offset future taxable income.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended June 30, 2021 and for the period from December 18, 2019 (inception) through June 30, 2020, the change in the valuation allowance was $117,904 and $210, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at June 30, 2021 and 2020 is as follows:
	June 30,
	2021	2020
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Change in valuation allowance	(21.0)%	(21.0)%
Income tax provision	0.0%	0.0%
The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.
NOTE 10.
FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3: Unobservable inputs based on an assessment of the assumptions that market participants would use in pricing the asset or liability.
The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320, “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying consolidated balance sheets and adjusted for the amortization or accretion of premiums or discounts.
The Company classifies its securities in the Trust Account that are invested in funds, such as Mutual Funds or Money Market Funds, that primarily invest in U.S. Treasury and equivalent securities as Trading Securities in accordance with ASC Topic 320, “Investments — Debt and Equity Securities.” Trading Securities are recorded at fair market value on the accompanying consolidated balance sheets.
At June 30, 2021, assets held in the Trust Account were comprised of $0 in cash and $80,120,809 in a mutual fund that is invested primarily in U.S. Treasury Securities. Through June 30, 2021, the Company has not withdrawn any of the interest earned on the Trust Account.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
	Trading Securities	Level	Fair Value
June 30, 2021	Mutual Fund	1	$80,120,809

NOTE 11.
SUBSEQUENT EVENTS

On October 4, 2021, the Company held a special meeting of stockholders (the “Special Meeting”), at which stockholders considered and adopted, among other matters, a proposal to approve the Business Combination, including (a) adopting the Merger Agreement and (b) approving the other transactions and matters contemplated by the Merger Agreement and related agreements as described in the Proxy Statement/Prospectus.
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, following the Special Meeting, on October 6, 2021, the Transactions were consummated. In connection with the Closing, the Company changed its name from LifeSci Acquisition II Corp. to Science 37 Holdings, Inc. Holders of 2,299,493 shares of LSAQ’s common stock sold in its initial public offering exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from LSAQ’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination, which was approximately $10.00 per share, or $23,003,944 in the aggregate. An aggregate of $23,003,944 was paid from the Company’s trust account to holders that properly exercised their right to have public shares redeemed, and the remaining balance immediately prior to the Closing of approximately $57.1 million remained in the trust account. The remaining amount in the trust account was used to fund the Business Combination.

Condensed Consolidated Financial Statements (Unaudited)
Science 37, Inc.
For the Three and Nine Months Ended September 30, 2021 and 2020

Science 37, Inc.
Condensed Consolidated Balance Sheets
	(unaudited)
	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$7,996,362	$32,478,948
Restricted cash	—	1,004,142
Accounts receivable, net (including amounts with related parties)	6,998,708	11,200,252
Prepaid expenses and other current assets	4,226,079	1,364,162
Total current assets	19,221,149	46,047,504
Property and equipment, net	1,157,818	535,384
Operating lease right-of-use assets	2,362,445	2,210,253
Capitalized software, net	16,679,024	8,054,367
Other assets	325,782	183,718
Total assets	$39,746,218	$57,031,226
Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$7,488,575	$4,401,874
Accrued expenses and other liabilities	10,727,474	8,762,839
Deferred revenue	6,571,281	5,136,457
Total current liabilities	24,787,330	18,301,170
Long-term liabilities:
Long-term deferred revenue	1,055,624	427,667
Operating lease liabilities	1,485,288	1,127,837
Other long-term liabilities	1,541,313	223,619
Total liabilities	28,869,555	20,080,293
Redeemable convertible preferred stock:
Preferred stock, $0.0001 par value; 41,692,230 shares authorized, 41,587,368 issued and outstanding at September 30, 2021 and December 31, 2020	143,086,271	143,086,271
Stockholders’ deficit:
Common stock, $0.0001 par value; 74,666,115 shares authorized, 4,595,168 and 2,765,097 issued and outstanding at September 30, 2021 and December 31, 2020, respectively	1,039	856
Additional paid-in capital	4,769,114	1,611,049
Accumulated deficit	(136,979,761)	(107,747,243)
Total stockholders’ deficit	(132,209,608)	(106,135,338)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$39,746,218	$57,031,226
See accompanying notes to condensed consolidated financial statements.

Science 37, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues (including amounts with related parties)	$14,235,697	$6,583,413	$39,221,524	$12,541,208
Operating expenses:
Cost of revenues (including amounts with related parties)	10,318,268	7,050,897	26,245,932	10,929,068
Selling, general and administrative	16,931,866	6,301,712	37,477,055	17,870,603
Depreciation and amortization	1,915,517	1,141,801	5,188,586	3,162,424
Restructuring costs	—	—	—	699,473
Total operating expenses	29,165,651	14,494,410	68,911,573	32,661,568
Loss from operations	(14,929,954)	(7,910,997)	(29,690,049)	(20,120,360)
Other income:
Interest income	151	1,554	1,424	76,019
Sublease income (including amounts with related parties)	230,235	232,294	444,153	696,882
Other income	7,697	(6,681)	11,954	(2,489)
Total other income	238,083	227,167	457,531	770,412
Net loss and other comprehensive loss	$(14,691,871)	$(7,683,830)	$(29,232,518)	$(19,349,948)
Loss per share:
Basic and diluted	$(3.23)	$(0.90)	$(7.66)	$(2.29)
Weighted average common shares outstanding:
Weighted average shares used to compute basic and diluted net loss per share	4,551,755	8,522,923	3,818,717	8,458,434
See accompanying notes to condensed consolidated financial statements.

Science 37, Inc.
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Three, Six, and Nine Months Ended September 30, 2021 and 2020
(unaudited)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Total Stockholders’ Deficit	Accumulated Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2020	41,587,368	$143,086,271	2,765,097	$856	$1,611,049	$(107,747,243)	$(106,135,338)
Stock-based compensation expense	—	—	—	—	225,623	—	225,623
Proceeds from option exercises	—	—	506,707	51	331,740	—	331,791
Net loss	—	—	—	—	—	(6,825,527)	(6,825,527)
Balances at March 31, 2021	41,587,368	$143,086,271	3,271,804	$907	$2,168,412	$(114,572,770)	$(112,403,451)
Stock-based compensation expense	—	—	—	—	689,494	—	689,494
Proceeds from option exercises	—	—	1,216,612	121	805,773	—	805,894
Net loss	—	—	—	—	—	(7,715,120)	(7,715,120)
Balances at June 30, 2021	41,587,368	$143,086,271	4,488,416	$1,028	$3,663,679	$(122,287,890)	$(118,623,183)
Stock-based compensation expense	—	—	—	—	997,979	—	997,979
Proceeds from option exercises	—	—	106,752	11	107,456	—	107,467
Net loss	—	—	—	—	—	(14,691,871)	(14,691,871)
Balances at September 30, 2021	41,587,368	$143,086,271	4,595,168	$1,039	$4,769,114	$(136,979,761)	$(132,209,608)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2019	32,653,742	$106,884,111	8,396,425	$839	$1,374,318	$(75,961,521)	$(74,586,364)
Impact of adoption of ASC 842	—	—	—	—	—	(111,637)	(111,637)
Stock-based compensation expense	—	—	—	—	32,414	—	32,414
Proceeds from option exercises	—	—	13,284	2	16,937	—	16,939
Net loss	—	—	—	—	—	(5,749,171)	(5,749,171)
Balances at March 31, 2020	32,653,742	$106,884,111	8,409,709	$841	$1,423,669	$(81,822,329)	$(80,397,819)
Stock-based compensation expense	—	—	—	—	(135,966)	—	(135,966)
Proceeds from option exercises	—	—	59,033	5	56,047	—	56,052
Net loss	—	—	—	—	—	(5,916,947)	(5,916,947)
Balances at June 30, 2020	32,653,742	$106,884,111	8,468,742	$846	$1,343,750	$(87,739,276)	$(86,394,680)
Stock-based compensation expense	—	—	—	—	105,341	—	105,341
Proceeds from option exercises	—	—	75,694	8	43,241	—	43,249
Preferred Series D1 issuance, net of issuance costs	9,038,488	39,923,805	—	—	—	—	—
Net loss	—	—	—	—	—	(7,683,830)	(7,683,830)
Balances at September 30, 2020	41,692,230	$146,807,916	8,544,436	$854	$1,492,332	$(95,423,106)	$(93,929,920)
See accompanying notes to condensed consolidated financial statements.

Science 37, Inc.
Condensed Consolidated Statements of Cash Flows
unaudited)
	Nine Months Ended September 30,
	2021	2020
Operating activities
Net loss	$(29,232,518)	$(19,349,948)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	5,188,586	3,162,424
Amortization of operating ROU assets	1,153,257	1,400,294
Stock based compensation	1,913,096	1,789
Changes in assets and liabilities:
Accounts receivable (including amounts with related parties)	4,201,546	(3,265,235)
Prepaid expenses and other current assets	(2,861,917)	(1,265,844)
Other assets	(142,065)	363,156
Accounts payable	2,109,901	3,163,309
Accrued expenses and other current liabilities	577,494	3,158,333
Deferred revenue	2,062,780	(976,377)
Operating lease liabilities	(947,997)	(3,399,177)
Other long-term liabilities	1,317,693	143,369
Net cash used in operating activities	(14,660,144)	(16,863,907)
Investing activities
Capitalized software development costs	(11,338,853)	(3,938,788)
Purchases of fixed assets	(732,883)	(244,677)
Net cash used in investing activities	(12,071,736)	(4,183,465)
Financing activities
Proceeds from Series D-1 financing, net of issuance costs	—	39,923,805
Cash received from stock option exercises	1,245,152	116,240
Net cash provided by financing activities	1,245,152	40,040,045
Net decrease in cash, cash equivalents, and restricted cash	(25,486,728)	18,992,673
Cash, cash equivalents, and restricted cash, beginning of period	33,483,090	28,808,017
Cash, cash equivalents, and restricted cash, end of period	$7,996,362	$47,800,690
Supplemental disclosures of non-cash activities:
Net change in accounts payable and accrued expenses and other current liabilities related to capitalized software and fixed asset additions	$(2,363,941)	$(208,363)
ROU asset obtained in exchange for operating lease liabilities	$(1,305,448)	$—
See accompanying notes to condensed consolidated financial statements.

Science 37, Inc.
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2021
1. Company Background and Basis of Presentation
Organization
Science 37, Inc. or “the Company”, a Delaware Corporation, was formed on September 8, 2014.
Description of Business
The Company is a leading provider of technology-based solutions that enable decentralized clinical trials on behalf of biopharmaceutical sponsors. The Company pioneered the decentralized clinical trial model and developed the industry’s first Decentralized Clinical Trial Operating System (DCT OS), combining its technology platform, which orchestrates workflows, supports evidence generation, and harmonizes data seamlessly, with its Specialized Network of patient communities, on-demand telemedicine investigators, flexible mobile nurses, scalable remote coordinators and robust connected technologies. By bringing research to patients and providers more directly, the Company’s operating system increases access and patient diversity, which can help speed the development of potentially life-saving drug treatments.
On May 7, 2021, the Company announced a planned merger with LifeSci Acquisition II Corp (“LSAQ”) under a definitive business combination agreement. The merger was consummated on October 6, 2021, whereby LSAQ acquired 100% of the Company’s issued and outstanding securities through a reverse merger of the Company with and into a wholly owned subsidiary of LSAQ, with the Company surviving the merger as Science 37 Holdings, Inc, now a public company. In conjunction with this merger, the Company received $200 million through a private investment in public entity (PIPE) offering from leading institutional and strategic investors to further fund the Company’s decentralized trial technology platform and extend into new adjacencies.
Unaudited Interim Financial Information and Use of Estimates
The Company prepared the accompanying unaudited condensed consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all the information and notes required by GAAP for complete financial statements. The significant accounting policies followed by the Company for interim financial reporting are consistent with the accounting policies followed for annual financial reporting.
The preparation of condensed consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These estimates are based on historical experience and various other assumptions believed reasonable under the circumstances. The Company evaluates its estimates on an ongoing basis and makes changes to the estimates and related disclosures as experience develops or new information becomes known, including facts and circumstances related to the novel coronavirus disease pandemic. Actual results will most likely differ from those estimated. The Company’s most significant estimates and assumptions used in the preparation of the accompanying condensed consolidated financial statements relate to contract cost estimates in revenue recognition, capitalized software costs, and the valuation of the Company’s common stock.
The condensed consolidated financial statements, in management’s opinion, include all adjustments of a normal recurring nature necessary for a fair presentation. The information included in this filing should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in this filing for the year ended December 31, 2020. The results of operations for the three and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the

Science 37, Inc.
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2021
1. Company Background and Basis of Presentation (continued)
full year ending December 31, 2021 or any other future period. The consolidated balance sheet at December 31, 2020 is derived from the amounts in the audited balance sheet included in this filing for the year ended December 31, 2020.
Liquidity
The Company has continued to experience increased costs that adversely affect the Company’s current results of operations and liquidity. The Company’s condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The financial statements for the three and nine months ended September 30,2021 do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern.
As of September 30, 2021, the Company had $7,996,362 of unrestricted cash. On October 6, 2021, the definitive business combination agreement between the Company and LifeSci Acquisition II Corp (LSAQ) was consummated. LSAQ acquired 100% of the Company’s issued and outstanding securities through a reverse merger of the Company with and into a wholly owned subsidiary of LSAQ, with the Company surviving the merger as Science 37 Holdings, Inc, now a public company. In conjunction with this merger, the Company received $200 million through a private investment in public entity (PIPE) offering from institutional and strategic investors to further fund the Company’s decentralized trial technology platform and extend into new adjacencies. As a result of the merger and inclusive of the PIPE financing, the Company received $234.2 million, net of fees and expenses paid in connection with the closing of the business combination.
The Company believes that its $8.0 million of cash as of September 30, 2021, in addition to the proceeds received from the merger with LSAQ and PIPE offering, are sufficient to fund planned operations for at least 12 months from the date these financial statements were available to be filed.
Concentration Risks
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, deposits of up to $250,000 at Federal Deposit Insurance Corporation (FDIC) insured institutions are covered by FDIC insurance. At times, deposits at the Company’s financial institution may exceed federally insured limits. Management periodically assesses the financial condition of the institution and believes that any possible credit risk is minimal. The Company has not experienced any loss from such risk.
COVID-19 Pandemic
In March 2020 the World Health Organization declared the global novel coronavirus disease 2019 (COVID-19) outbreak a pandemic. The Company’s original sublease tenant in San Francisco was unable to fulfill its sublease obligations due to the pandemic’s impact on its business operations. The sublessee vacated the facility in February 2021 and a new sublessee was not secured until May 2021, at terms substantially similar to the original sublessee. For the nine months ended September 30, 2021 and 2020, the Company wrote-off $228,946 and $0 of sublease receivable against sublease income due to low probability of collection from the original sublessee. No other significant impacts to the Company’s operations due to the COVID-19 outbreak have occurred.
Capitalized Software
The Company’s internal use proprietary software organizes workflows, captures real-time evidence, and harmonizes data during clinical trial support for its customers. Capitalized software is recorded at cost less

Science 37, Inc.
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2021
1. Company Background and Basis of Presentation (continued)
accumulated amortization. The Company capitalizes software development cost related to the development of the Company’s proprietary platform in accordance with ASC 350 guidance. Internal and external costs incurred during the preliminary stage are expensed as incurred. Costs incurred during the application development stage are capitalized and consist of payroll labor and benefits to the extent of time spent directly on the project and external direct costs of materials and labor. Training and maintenance costs are expensed as incurred. The Company commences amortization once the respective assets are placed into service. The estimated useful life for capitalized software is 3 years.
Assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the expected undiscounted future cash flow from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized and measured using the fair value of the related asset. No material impairments were recognized during the three and nine months ended September 30, 2021 and 2020.
Net Loss Per Share
Basic net loss per share is calculated by dividing net loss by the weighted average shares outstanding during the period, without consideration of common stock equivalents. Diluted net loss per share is calculated by adjusting weighted average shares outstanding for the dilutive effect of common stock equivalents outstanding for the period, determined using the treasury-stock method. For purposes of the diluted net loss per share calculation, preferred stock, stock options and warrants are considered to be common stock equivalents but are excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive.
Segments
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company has determined that its Senior Executive Committee, which includes the Chief Executive Officer, together with the Board of Directors is the CODM. The Company operates in a single operating segment as the CODM reviews financial information presented on a consolidated basis, at the Company level, for the purposes of making operating decisions, allocation of resources, and evaluating financial performance.
As of and for the nine months ended September 30, 2021 and 2020, the Company did not have material revenue earned or assets located outside of the United States.
Accounting Pronouncements Issued but Not Adopted as of September 30, 2021
In June 2016, the FASB issued a new accounting standard intended to provide financial statement users with more decision-useful information about expected credit losses and other commitments to extend credit held by a reporting entity. The standard replaces the incurred loss impairment methodology in current GAAP with one that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company does not expect the adoption of the guidance to have a material effect on the Company’s consolidated financial statements. This is based on factors including the Company’s assessment of historical losses, customer’s creditworthiness, and the fact that the Company’s trade receivables are short term in duration. The Company expects to implement this new standard in January 2022.

Science 37, Inc.
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2021
2. Revenue
Revenues by Geography
Substantially all of the Company’s revenue for the three and nine months ending September 30, 2021 and 2020 was derived from services performed within the United States. No other country represented more than 10% of total revenue for either period.
Unsatisfied Performance Obligations
As of September 30, 2021, the aggregate amount of transaction price allocated to the unsatisfied performance obligations was $118,892,662. The Company expects to recognize this revenue over the remaining contract term of the individual projects, with contract terms generally ranging from one month to 6.4 years. The amount of unsatisfied performance obligations is lower than the potential contractual revenue since it excludes revenue that is constrained. Revenue amounts excluded due to constraints include those amounts under contracts that are wholly unperformed in which the customer has a unilateral right to cancel the arrangement, or that require the Company to undertake numerous activities to fulfill the performance obligations, including various activities that are outside of the Company’s control.
Timing of Billing and Performance
During the three and nine months ended September 30, 2021, the Company recognized approximately $3,151,080 and $3,962,270 of revenue that was included in the deferred revenue balance at the beginning of the period. During the three and nine months ended September 30, 2021, revenue recognized from performance obligations partially satisfied in previous periods was $3,170,297 and $6,322,520. These cumulative catch-up adjustments primarily related to contract modifications executed in the current period, which resulted in changes to the transaction price resulting from change orders.
Accounts Receivable, Unbilled Services, and Deferred Revenue
Accounts receivable and unbilled services (including contract assets) consisted of the following:
	September 30, 2021	December 31, 2020
Accounts receivable	$6,233,698	$8,688,441
Unbilled services	$907,840	2,511,811
Total accounts receivable and unbilled services	7,141,538	11,200,252
Allowance for doubtful accounts	(142,830)	—
Total accounts receivable and unbilled services, net	$6,998,708	$11,200,252
As of September 30, 2021 and December 31, 2020, contract assets of $907,840 and $2,511,811, respectively, were included in unbilled services.
Deferred revenue consisted of the following:
	September 30, 2021	December 31, 2020
Deferred revenue	$7,626,905	$5,564,124
The changes in the Company’s contract assets and deferred revenue resulted from the timing difference between the Company’s satisfaction of performance obligations under its contracts, achievement of billing milestones, and customer payments.

Science 37, Inc.
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2021
2. Revenue (continued)
Concentration of Credit Risk
Financial assets that subject the Company to credit risk primarily consist of cash and cash equivalents, accounts receivable and unbilled services. Based on the short-term nature and historical realization of the financial assets as well as the reputable credit ratings of the financial institutions holding the deposits, the Company believes it bears minimal credit risk.
For the three months ended September 30, 2021 and 2020, four and three customers individually (totaling 58.7% and 64.9%, respectively) accounted for greater than 10% of revenue. For the nine months ended September 30, 2021 and 2020, three customers individually (totaling 57.7% and 55.2%, respectively) accounted for greater than 10% of revenue. As of September 30, 2021 and December 31, 2020, three and two customers individually (totaling 68.1% and 73.5%, respectively) accounted for greater than 10% of accounts receivable, net.
3. Fair Value Measurements
Fair value is the price that would be received to sell an asset or paid to transfer a liability between market participants in the principal market or the most advantageous market when no principal market exists. Market participants are assumed to be independent, knowledgeable, able, and willing to transact an exchange and not under duress. Considerable judgment may be required in interpreting market data used to develop the estimates of fair value. Accordingly, estimates of fair value are not necessarily indicative of the amounts that could be realized in a current or future market exchange. Fair values for substantially all the Company’s financial and non-financial instruments were measured using market, income, or cost approaches. The three levels of input are as follows:
Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2: Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Financial instruments, including cash and cash equivalents, are recorded at cost, which approximates fair value. The Company does not have any assets or liabilities measured at Level 2 or Level 3.
4. Restructuring Costs
The Company carried out a reduction in force on February 28, 2020. Twenty employees were severed under a one-time restructuring arrangement at a total cost to the Company of $771,942. As of December 31, 2020, there were no restructuring accruals remaining on the balance sheet as all severance was fully paid to severed employees during the year. There were no restructuring activities for the nine months ended September 30, 2021.
5. Preferred Stock
Par value for each preferred stock share series is $0.0001. Redeemable convertible preferred stock shares outstanding as of September 30, 2021 and 2020 was 41,587,368 and 41,692,230, respectively. During the nine months ended September 30, 2020, 9,038,488 redeemable convertible preferred stock shares were issued through a series D-1 funding totaling $39,999,919. No redeemable convertible preferred stock shares were repurchased during the nine months ended September 30, 2021. No redeemable convertible preferred

Science 37, Inc.
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2021
5. Preferred Stock (continued)
stock shares were issued or repurchased during the nine months ended September 30, 2021.
6. Stockholders’ Deficit
Par value for common shares is $0.0001. The following is a summary of common share activity for the nine months ended September 30, 2021 and 2020:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Common shares, beginning balance	4,488,416	8,468,742	2,765,097	8,396,425
Issuance of common shares	106,752	75,694	1,830,071	148,011
Common shares, ending balance	4,595,168	8,544,436	4,595,168	8,544,436
The Company has one common stock warrant outstanding with available shares to be issued of 6,439 and an exercise price of $1.61 per share as of September 30, 2021. This warrant was exercised on October 4, 2021.
7. Loss Per Share
The following is a reconciliation of the numerators and denominators of the basic and diluted loss per share computations for the three and nine months ended September 30, 2021 and 2020:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Numerator:
Net Loss	$(14,691,871)	$(7,683,830)	$(29,232,518)	$(19,349,948)
Denominator:
Basic weighted average common shares outstanding	4,551,755	8,522,923	3,818,717	8,458,434
Earnings (loss) per share:
Basic and diluted	$(3.23)	$(0.90)	$(7.66)	$(2.29)
Potential common shares outstanding that are considered anti-dilutive are excluded from the computation of diluted earnings per share. As the Company has incurred losses from inception to date, due to its start-up nature, potential common shares are anti-dilutive due to this net loss. The number of potential shares outstanding that were anti-dilutive and therefore excluded from the computation of diluted earnings per share, weighted for the portion of the period they were outstanding, were as follows for the three and nine months ended September 30, 2021 and 2020, respectively.
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Preferred stock	41,587,368	32,653,742	41,587,368	41,692,230
Stock options outstanding	8,852,171	7,684,943	8,601,614	6,414,452
Warrants outstanding	6,439	6,439	6,439	6,439
Total	50,445,978	40,345,124	50,195,421	48,113,121

Science 37, Inc.
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2021
8. Related-Party Transactions
In 2020, the Company subleased office space in Torrance, California to Good Dermatology, a professional medical corporation owned by the Founder and former CEO. Under the terms of the sublease, lease expenses incurred by the Company were 100% passed through to Good Dermatology. Total sublease income was $29,174 and $87,523 for the three and nine months ended September 30, 2020. The sublease was terminated as of November 30, 2020.
For the three months ended September 30, 2021 and 2020, the Company had revenue of $2,756,011 and $3,146,148, respectively, and for the nine months ended September 30, 2021 and 2020, the Company had revenue of $10,803,604 and $3,243,667, respectively, and expenses of $128,084 and $0, respectively, and as of September 30, 2021 and December 31, 2020, receivables of $2,244,157 and $6,927,470, respectively, from Pharmaceutical Products Development, LLC, a shareholder who holds a minority interest in the Company and a seat on the Company’s Board of Directors. Pharmaceutical Products Development, LLC became a minority shareholder of the Company during the first quarter of 2019.
For the three months ended September 30, 2021 and 2020, the Company had revenue of $269,547 and $108,280, respectively, and for the nine months ended September 30, 2021 and 2020, the Company had revenue of $565,092 and $226,843, respectively, and as of September 30, 2021 and December 31, 2020, receivables of $166,474 and $129,857, respectively, from Novartis, who has a 50% ownership in dRX Capital AG, a shareholder who, until July 2021, had a minority interest in the Company and a seat on the Company’s Board of Directors. In July 2021, dRX Capital AG was dissolved and their interest in the Company was distributed to their owners. This dissolution and distribution did not cause any other shareholder of the Company to obtain a minority interest in the Company.
For the three months ended September 30, 2021 and 2020, the Company had revenue of $9,875 and $0, respectively, and for the nine months ended September 30, 2021 and 2020, the Company had revenue of $350,585 and $0, respectively, and as of September 30, 2021 and December 31, 2020, receivables of $2,185 and $0, respectively, from Allovir, who is an investee of a minority shareholder and Board of Directors seat holder of the Company. The minority shareholder became a shareholder of the Company in the third quarter of 2016.
9. Commitments and Contingencies
Legal Proceedings
During 2019 and 2020, the Company was in state court litigation in California. Noah Craft and Belinda Tan, former co-founders and former Chief Executive Officer and Chief Medical Officer, respectively, asserted derivative claims purportedly on behalf of the Company alleging that several of its current and former directors and investors committed various breaches of duty in connection with the termination of Craft and Tan’s employment. Craft and Tan also asserted direct tort claims arising from the same facts against the non-Company defendants. Moreover, Tan asserted a direct claim against the Company and certain current and former directors for gender discrimination. The Company disputed that it was liable, and that none of Craft and Tan’s claims had merit.
Notwithstanding the Company’s stance, the litigation was settled in court in November 2020. As of September 30, 2021, all elements and payments associated with the settlement have been completed which included the following:
1)
In June 2020, the Director Defendants paid $100,000 to the Company, which was used to offset the legal settlement in 3) below.

2)
As part of the settlement, the Company paid $3,675,000 to Plaintiffs (“First Payment”) in

Science 37, Inc.
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2021
9. Commitments and Contingencies (continued)
December 2020. In return, the Plaintiffs conveyed all the Company shares and any other securities or interest in the Company shares. The Plaintiffs held the equivalent on an as converted basis of 5,901,076 common shares.
3)
In December 2020, the Company accrued $1,225,000 for the legal settlement which was paid in June 2021 (“Second Payment”).

New Office Lease
In March 2021, the Company entered into an operating lease agreement to lease office space in Culver City, CA commencing in July 2021 through October 2024 totaling $1,578,821.
Future minimum lease payments under non-cancellable leases as of September 30, 2021 were as follows:
Operating Leases
2021 (remaining three months)	$188,943
2022	1,286,301
2023	629,369
2024	599,327
2025	137,888
2026	11,517
Thereafter	—
Total future minimum lease payments	$2,853,345
Less imputed interest	(264,774)
Total	$2,588,571
Reported as of September 30, 2021:
Other current liabilities	$1,103,283
Operating lease liabilities	1,485,288
Total	$2,588,571
10. Stock-Based Compensation
The Company currently has one equity-based compensation plan, the 2015 Stock Option Plan (the 2015 Plan) from which stock-based compensation awards can be granted to employees, consultants, and non-executive directors. The 2015 Plan provides for awards in the form of service-based incentive stock options.
A summary of stock option awards outstanding as of September 30, 2021 and changes during the nine months then ended is as follows:
	Number of Units	Weighted Average Exercise Price
Outstanding at January 1, 2021	7,478,736	$0.68
Granted	3,720,500	8.18
Exercised	(1,830,071)	0.67
Forfeited	(472,211)	1.19
Outstanding at September 30, 2021	8,896,954	$3.79

Science 37, Inc.
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2021
10. Stock-Based Compensation (continued)
Stock-Based Compensation Valuation and Expense
The Company accounts for stock options under the fair value method which requires the Company to estimate the grant-date fair value of its stock-based awards and amortize this value to compensation expense over the requisite service period. The Company uses the Black-Scholes-Merton model to estimate the value of such awards granted to its employees, consultants, and non-executive directors. Within this model, expected volatility is based upon the historical volatility of a peer group for a period equal to the expected term, as the Company does not have adequate history to calculate its own volatility. The Company believes the expected volatility will approximate the historical volatility of the peer group. The Company does not currently anticipate paying dividends. The expected term represents the period in which the grants are expected to be outstanding. The risk- free interest rate is based on the United States Treasury yield curve in effect at the time of the grant. Due to the absence of an active market for the Company’s common stock, the fair value of the Company’s common stock for purposes of determining the common stock price for stock option grants was determined by the Company’s Board of Directors.
Stock-based compensation expense is recognized net of forfeitures such that expense is recognized only for those stock-based awards that are expected to vest. If forfeitures during the period are greater than expenses recognized, net stock-based compensation expense can be negative.
Total stock-based compensation expense was classified in the statements of operations for the three and nine months ended September 30, 2021 and 2020 as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cost of revenues	129,464	4,381	346,516	(70,058)
Selling, general and administrative	868,515	100,960	1,566,580	71,847
Total stock-based compensation expense	997,979	105,341	1,913,096	1,789
11. Income Taxes
The Company is treated as a “C” corporation for U.S. tax purposes.
Adoption of Recent Accounting Pronouncements
In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (ASU 2019-12), which eliminates certain exceptions to the guidance in Income Taxes (Topic 740) related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years. Early adoption is permitted in an interim or annual period. Entities that elect to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, entities that elect early adoption must adopt all the amendments in the same period. Entities will apply the guidance prospectively, except for certain amendments. The Company adopted ASU 2019-12 effective January 1, 2021. The adoption of this standard did not have a material impact on the Company’s condensed consolidated financial statements and related disclosures.
The Company has incurred net operating losses since inception and is forecasting additional losses through December 31, 2021. Therefore, no U.S. Federal, state or foreign income taxes are expected for 2021 and no provision for such taxes has been recorded as of September 30, 2021. Due to the Company’s

Science 37, Inc.
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2021
11. Income Taxes (continued)
history of losses since inception, there is not enough evidence at this time to support the conclusion that the Company will generate future income of a sufficient amount and nature to utilize the benefits of the Company’s net deferred tax assets. Accordingly, as of September 30, 2021 and December 31, 2020, the Company provided a full valuation allowance against its net deferred tax assets since as of that time, the Company could not assert that it was more likely than not that these deferred tax assets would be realized.
12. Subsequent Events
Merger with LSAQ
On May 7, 2021, the Company announced a planned merger with LSAQ under a definitive business combination agreement. On October 6, 2021, the agreement was consummated, with the Company surviving the merger as Science 37 Holdings, Inc, now a public company. All outstanding common and preferred shares of legacy Science 37, Inc. converted into common shares of the surviving Science 37 Holdings, Inc. through application of an exchange ratio of approximately 1.815. In addition, awards under the Company’s existing 2015 stock incentive plan continue under the same terms and conditions as were previously applicable to such awards, subject to the same exchange ratio for exercise price and number of options outstanding. Common shares and warrants held by former LSAQ shareholders were converted to 10,858,261 common shares of Science 37 Holdings, Inc. Science 37 Holdings, Inc. began trading on the Nasdaq stock exchange as SNCE effective October 7, 2021.
The financial statements as of September 30, 2021, including share and per share amounts, do not include the effects of the merger. The table below shows, on a pro forma basis, the impact of the merger on certain condensed balance sheet items as of September 30, 2021:
Balance Sheet Data:	Actual	Pro Forma
Cash and cash equivalents	$7,996,362	$242,991,191
Working capital	(5,566,182)	228,647,166
Total assets	39,746,217	273,843,757
Redeemable convertible preferred stock	143,086,271	—
Accumulated deficit	(136,979,761)	(136,979,761)
Total stockholders’ equity (deficit)	$(132,209,608)	$163,290,011
Share Data:	Actual	Pro Forma
Redeemable convertible preferred stock outstanding	41,587,368	—
Common stock outstanding	4,595,168	114,707,150
Going Concern
From August 2021, the Company began to accelerate investments in hiring and in other critical areas, such as the technology platform, to facilitate the delivery of anticipated revenues, resulting from an increase in net bookings. Also, as several meaningful conditions of the contemplated transaction were met, the Company increased spend related to the requirements of being a publicly-traded company. The Company’s increased costs adversely affected the Company’s results of operations and liquidity and there was substantial doubt as to the Company’s ability to continue as a going concern at that time. On October 6, 2021, the definitive business combination agreement was consummated, with Science 37, Inc. surviving the merger as Science 37 Holdings, Inc., a now public company. All outstanding common and preferred shares of legacy Science 37, Inc. converted into common shares of the surviving Science 37 Holdings, Inc. through application of an exchange ratio of approximately 1.815. In addition, awards under the Company’s existing

Science 37, Inc.
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2021
12. Subsequent Events (continued)
2015 stock incentive plan continue under the same terms and conditions as were previously applicable to such awards, subject to the same exchange ratio for exercise price and number of options outstanding. Science 37 Holdings, Inc. began trading on the Nasdaq stock exchange as SNCE effective October 7, 2021.
In conjunction with this merger, Science 37, Inc. received funds held in LSAQ’s working capital and trust accounts together with $200 million in PIPE financing from institutional and strategic investors to further fund Science 37, Inc.’s decentralized trial technology platform and extend into new adjacencies. As a result of the Merger and inclusive of the PIPE financing, Science 37, Inc. received $234.2 million, net of fees and expenses paid in connection with the closing of the business combination. The transaction will be accounted for as a reverse capitalization in accordance with GAAP. Under the reverse capitalization model, the merger will be treated as Science 37, Inc. is issuing equity for the net assets of LSAQ, with no goodwill or intangible assets recorded, and LSAQ will be treated as the acquiree for financial reporting purposes. This is primarily because, subsequent to the merger, Science 37, Inc. shareholders have a majority of the voting power of the combined company. In addition, Science 37, Inc. comprises all of the ongoing operations, senior management, and a majority of the governing body of the combined company. As a result of the merger and related PIPE financing, the substantial doubt about the Company’s ability to continue as a going concern has been alleviated.
The Company has evaluated subsequent events through November 15, 2021, the date on which the accompanying condensed consolidated financial statements were issued, noting no additional items requiring disclosure.

Consolidated Financial Statements
Science 37, Inc.
Years Ended December 31, 2020 and 2019
With Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Science 37, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Science 37, Inc. (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
The Company’s Ability to Continue as a Going Concern
Since the date of completion of our audit of the accompanying consolidated financial statements and initial issuance of our report thereon dated June 16, 2021, except for the Liquidity section of Note 1 and the Going Concern section of Note 18 as to which the date is August 31, 2021, which report contained an explanatory paragraph regarding the Company’s ability to continue as a going concern, the Company, as discussed in Notes 1 and 18, has completed a merger with LifeSci Acquisition II Corp. and a resulting in net proceeds of $234.2 million. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2019
Los Angeles, California
June 16, 2021,
except for the Liquidity section of Note 1 and the Going Concern section of Note 18 as to which the date is November 5, 2021

Science 37, Inc.
Consolidated Balance Sheets
	December 31
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$32,478,948	$27,787,314
Restricted cash	1,004,142	720,703
Accounts receivable (including amounts with related parties)	11,200,252	3,339,897
Prepaid expenses and other current assets	1,364,162	1,137,739
Total current assets	46,047,504	32,985,653
Noncurrent restricted cash	—	300,000
Property and equipment, net	535,384	626,278
Operating lease right-of-use assets	2,210,253	—
Capitalized software, net	8,054,367	5,868,915
Other assets	183,718	546,874
Total assets	$57,031,226	$40,327,720
Liabilities, preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$4,401,874	$423,414
Accrued expenses and other liabilities	8,762,839	1,686,142
Deferred revenue	5,136,457	3,561,778
Deferred rent	—	478,603
Total current liabilities	18,301,170	6,149,937
Long-term liabilities:
Long-term deferred revenue	427,667	1,370,834
Long-term deferred rent	—	509,202
Operating lease liabilities	1,127,837	—
Other long-term liabilities	223,619	—
Total liabilities	20,080,293	8,029,973
Commitments and contingencies (Note 14)
Redeemable preferred stock:
Preferred stock, $0.0001 par value; 41,692,230 and 37,932,831 shares authorized, 41,587,368 and 32,653,742 issued and outstanding at December 31, 2020 and 2019, respectively	143,086,271	106,884,111
Stockholders’ deficit:
Common stock, $0.0001 par value; 74,666,115 and 61,057,864 shares authorized, 2,765,097 and 8,396,425 issued and outstanding at December 31, 2020 and 2019, respectively	856	839
Additional paid-in capital	1,611,049	1,374,319
Accumulated deficit	(107,747,243)	(75,961,522)
Total stockholders’ deficit	(106,135,338)	(74,586,364)
Total liabilities, preferred stock and stockholders’ deficit	$57,031,226	$40,327,720
See accompanying notes to consolidated financial statements.

Science 37, Inc.
Consolidated Statements of Operations and Comprehensive Loss
	Year Ended December 31
	2020	2019
Revenues (including amounts with related parties)	$23,704,219	$14,080,998
Operating expenses:
Cost of revenues (including amounts with related parties)	22,597,361	7,852,390
Selling, general and administrative	28,351,709	22,012,162
Depreciation and amortization	4,446,670	3,343,802
Restructuring costs	771,942	—
Total operating expenses	56,167,682	33,208,354
Loss from operations	(32,463,463)	(19,127,356)
Other income:
Interest income	77,229	625,608
Sublease income (including amounts with related parties)	709,283	—
Other income	2,867	32,972
Total other income	789,379	658,580
Net loss and other comprehensive loss	$(31,674,084)	$(18,468,776)
Loss per share:
Basic and diluted	$(3.86)	$(2.22)
Weighted average common shares outstanding:
Weighted average shares used to compute basic and diluted net loss per share	8,197,409	8,310,604
See accompanying notes to consolidated financial statements.

Science 37, Inc.
Consolidated Statements of Preferred Stock and Stockholders’ Deficit
Years Ended December 31, 2020 and 2019
	Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2018	20,335,871	$72,155,654	8,273,865	$827	$941,902	$(57,492,746)	$(56,550,017)
Stock-based compensation expense	—	—	—	—	392,566	—	392,566
Proceeds from option exercises	—	—	122,560	12	39,851	—	39,863
Preferred Series D issuance, net of issuance costs	12,317,871	34,728,457	—	—	—	—	—
Net loss	—	—	—	—	—	(18,468,776)	(18,468,776)
Balances at December 31, 2019	32,653,742	106,884,111	8,396,425	839	1,374,319	(75,961,522)	(74,586,364)
Impact of adoption of ASC 842	—	—	—	—	—	(111,637)	(111,637)
Stock-based compensation expense	—	—	—	—	122,032	—	122,032
Proceeds from option exercises	—	—	164,886	17	131,785	—	131,802
Preferred Series D-1 issuance, net of issuance costs	9,038,488	39,860,073	—	—	—	—	—
Treasury stock	(104,862)	(3,657,913)	(5,796,214)	—	(17,087)	—	(17,087)
Net loss	—	—	—	—	—	(31,674,084)	(31,674,084)
Balances at December 31, 2020	41,587,368	$143,086,271	2,765,097	$856	$1,611,049	$(107,747,243)	$(106,135,338)
See accompanying notes to consolidated financial statements.

Science 37, Inc.
Consolidated Statements of Cash Flows
	Year Ended December 31
	2020	2019
Operating activities
Net loss	$(31,674,084)	$(18,468,776)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,446,670	3,343,802
Amortization of operating ROU assets	1,885,456	—
Stock based compensation	122,032	392,566
Changes in assets and liabilities:
Accounts receivable (including amounts with related parties)	(7,860,356)	1,933,814
Prepaid expenses and other current assets	(226,423)	(255,325)
Other assets	363,156	(142,251)
Accounts payable	3,832,398	(443,221)
Accrued expenses and other current liabilities	6,782,108	735,379
Deferred revenue	631,513	(2,889,187)
Operating lease liabilities	(3,607,302)	—
Deferred rent	—	194,852
Other long-term liabilities	(170,677)	—
Net cash used in operating activities	(25,475,509)	(15,598,347)
Investing activities
Capitalized software development costs	(5,814,284)	(4,429,289)
Purchases of fixed assets	(352,009)	(16,664)
Proceeds from receipt of related party advances	—	454,200
Net cash used in investing activities	(6,166,293)	(3,991,753)
Financing activities
Proceeds from Series D-1 financing, net of issuance costs	39,860,073	34,728,457
Repurchase of common stock	(3,675,000)	—
Cash received from stock option exercises	131,802	39,863
Net cash provided by financing activities	36,316,875	34,768,320
Net increase in cash, cash equivalents, and restricted cash	4,675,073	15,178,220
Cash, cash equivalents, and restricted cash, beginning of period	28,808,017	13,629,797
Cash, cash equivalents, and restricted cash, end of year	$33,483,090	$28,808,017
Supplemental disclosures of non-cash activities
Net change in accounts payable and accrued expenses and other current liabilities related to capitalized software and fixed asset additions	$(374,935)	$—
See accompanying notes to consolidated financial statements.

Science 37, Inc.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
1. Company Background and Basis of Presentation
Organization
Science 37 or the “Company”, a Delaware Corporation, was formed on September 8, 2014.
Description of Business
Science 37 is a leading provider of technology-based solutions that enable decentralized clinical trials (or direct-to patient virtual studies) on behalf of biopharmaceutical sponsors. Science 37 pioneered the decentralized clinical trial model and developed the industry’s first Decentralized Clinical Trial Operating System (DCT OS), combining its technology platform, which orchestrates workflows, supports evidence generation, and harmonizes data seamlessly, with its expansive network of patient communities, on-demand telemedicine investigators, flexible mobile nurses, scalable remote coordinators and robust connected technologies. By bringing research to patients and providers more directly, Science 37’s operating system increases access and patient diversity, which can help speed the development of potentially life-saving drug treatments.
Liquidity
The Company has continued to experience increased costs that adversely affect the Company’s current results of operations and liquidity. The Company’s consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The financial statements for the year ended December 31, 2020 do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern.
The Company has evaluated principal conditions and events, considered in aggregate, that may raise substantial doubt about its ability to continue as a going concern within one year from the date that these financial statements were originally issued. As of December 31, 2020, the Company had $32,478,948 of unrestricted cash. On October 6, 2021, the definitive business combination agreement between the Company and LifeSci Acquisition II Corp (LSAQ) was consummated. LSAQ acquired 100% of the Company’s issued and outstanding securities through a reverse merger of the Company with and into a wholly owned subsidiary of LSAQ, with the Company surviving the merger as Science 37 Holdings, Inc, a now public company. In conjunction with this merger, the Company received $200 million through a private investment in public entity (PIPE) offering from institutional and strategic investors to further fund the Company’s decentralized trial technology platform and extend into new adjacencies. As a result of the merger and inclusive of the PIPE financing, the Company received $234.2 million, net of fees and expenses paid in connection with the closing of the business combination.
The Company believes that its $32.5M of cash as of December 31, 2020, in addition to the proceeds received from the merger with LSAQ and PIPE offering, are sufficient to fund planned operations for at least 12 months from the date of issuance of these financial statements.
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP).
Concentration Risks
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, deposits of up to $250,000 at Federal Deposit Insurance Corporation (FDIC) insured institutions are covered by FDIC insurance. At

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
1. Company Background and Basis of Presentation (continued)
times, deposits at the Company’s financial institution may exceed federally insured limits. Management periodically assesses the financial condition of the institution and believes that any possible credit risk is minimal. The Company has not experienced any loss from such risk.
COVID-19 Pandemic
In March 2020 the World Health Organization declared the global novel coronavirus disease 2019 (COVID-19) outbreak a pandemic. The Company’s sublease tenant in San Francisco has been unable to fulfill its sublease obligations due to the pandemic’s impact on its business operations. The sublessee vacated the facility in February 2021. In 2020, the company wrote-off $312,940 of sublease receivable against sublease income due to low probability of collection. No other significant impacts to the Company’s operations due to the COVID-19 outbreak have occurred. The Company’s operations may be adversely affected in the near term as a result of COVID-19, and in the longer-term by the overall impact on the economy and disruptions to the Company’s existing business and partners, and the Company’s customer collection efforts. Additionally, there could be a near term impact on the Company’s employees as a result of COVID-19 and the related Federal, State, and local and UK governmental restrictions. However, the long-term impact is not fully known as the scale and severity of the outbreak continues to unfold. Since the second quarter of 2020, the Company has experienced overall top line growth due to the advantages the Company’s decentralized proprietary platform provides for healthcare companies and institutions in the clinical trial space. Due to these advantages, Management expects this growth to continue.
On March 27, 2020, the U.S. enacted the Coronavirus Aid, Relief and Economic Security Act, or the CARES Act. The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the U.S. economy and fund a nationwide effort to curtail the effect of COVID 19. While the CARES Act provides sweeping tax changes in response to the COVID 19 pandemic, some of the more significant provisions include removal of certain limitations on utilization of net operating losses, increasing the loss carryback period for certain losses to five years, and increasing the ability to deduct interest expense, as well as amending certain provisions of the previously enacted Tax Cuts and Jobs Act. Consistent with previous years, the Company expects to continue to generate net losses in the foreseeable future. The Company currently has significant federal and state deferred tax assets attributed to prior net operating losses. These deferred taxes are fully reserved. As the Company has never generated taxable income, the CARES Act feature allowing net operating losses originating in 2018, 2019 or 2020 to be carried back five years is not expected to have a significant impact. Management does not expect any other provisions of the CARES Act to have a material impact on the Company’s financial position, results of operations or cash flows during 2020.
2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These estimates are based on historical experience and various other assumptions believed reasonable under the circumstances. The Company evaluates its estimates on an ongoing basis and makes changes to the estimates and related disclosures as experience develops or new information becomes known, including facts and circumstances related to the novel coronavirus disease pandemic. Actual results may differ from those estimated. The Company’s most significant estimates and assumptions used in the preparation of the accompanying consolidated financial statements relate to contract cost estimates in revenue recognition, capitalized software costs, and the valuation of the Company’s common stock.

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
2. Summary of Significant Accounting Policies (continued)
Foreign Currency
The Company has one bank account with a de minimis balance denominated in Swiss Francs and, therefore, has minimal foreign currency exposure.
Revenue Recognition
The Company derives its revenues primarily from two sources: (i) contractual arrangements to enable and enhance clinical trials through technology and/or services, and (ii) licensing of its proprietary hosted technology platform to a variety of life science institutions.
Revenues are recognized when control of these services is transferred to our customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. The Company determines revenue recognition through the following steps:
•
Identification of the contract, or contracts, with a customer

•
Identification of the performance obligations in the contract

•
Determination of the transaction price

•
Allocation of the transaction price to the performance obligations in the contract

•
Recognition of revenue when, or as, we satisfy a performance obligation

A performance obligation is a promise (or a combination of promises) in a contract to transfer distinct goods or services to a customer and is the unit of accounting under ASC 606 for purposes of revenue recognition. A contract’s transaction price is allocated to each separate performance obligation based on the standalone selling price and is recognized as revenue, when, or as, the performance obligation is satisfied. All of the Company’s contracts have a single performance obligation because the promise to transfer individual services is not separately identifiable from other promises in the contracts, and therefore, is not distinct.
The majority of the Company’s revenue arrangements are service contracts that range in duration from a few months to several years. Substantially all of the Company’s performance obligations, and associated revenue, are transferred to the customer over time. The performance obligation is satisfied over time and the Company generally recognizes revenue based on a cost-based input method, due to costs being incurred consistently throughout the life of the contract, as there is no single output measure that would fairly depict the transfer of control over the life of the performance obligation. Progress on the performance obligation is measured by the proportion of actual costs incurred to the total costs expected to complete the contract. Costs included in the measure of progress include direct labor and third-party costs (such as payments to investigators and other pass-through expenses for the Company’s clinical monitors). This cost-to-cost input method of revenue recognition requires the Company to make estimates of costs to complete its projects on an ongoing basis. Contract estimates are based on various assumptions to project future outcomes of events that often span several years and require significant judgment. These estimates are reviewed periodically, and any adjustments are recognized on a cumulative catch-up basis in the period they become known.
The Company generally receives compensation based on measuring progress toward completion using anticipated project budgets and direct labor and prices for each service offering. The Company is also reimbursed for certain third party pass-through and out-of-pocket costs. The pass-through costs are included in total operating expenses. The pass-through costs are also recognized as revenue on a gross basis as the Company is the principal in the relationship (i.e., the Company is primarily responsible for the services provided by third parties, and significantly integrates the services of third parties with its own services in delivering a combined output to the customer). In addition, in certain instances, a customer contract may include forms of variable consideration such as incentive fees, volume rebates or other provisions that can

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
2. Summary of Significant Accounting Policies (continued)
increase or decrease the transaction price. This variable consideration is generally awarded upon achievement of certain performance metrics, program milestones or cost targets. For the purpose of revenue recognition, variable consideration is assessed on a contract-by-contract basis and the amount included in the transaction price is estimated based on the Company’s anticipated performance and consideration of all information that is reasonably available. Variable consideration is recognized as revenue if and when it is deemed probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved in the future.
The Company has one performance-based contract, which is unique in that the Company’s obligation to the customer is solely for the recruitment of successfully processed patients or “completers”. The successful recruitment of completers constitutes a single performance obligation to our customer. Completer revenue is recognized at a point in time, as completers are processed.
For contracts where the Company licenses its proprietary hosted software independently, value transfers to the customer over time as the customer has access to the system once it is live and continues to benefit over the life of the arrangement. Revenue is recorded straight line over the term of the hosting and maintenance period as there is no better measure of the transfer of value for these services.
Most of the Company’s contracts can be terminated by the customer without cause with a 30-day notice. In the event of termination, the Company’s contracts generally provide that the customer pay the Company for: (i) fees earned through the termination date; (ii) fees and expenses for winding down the project, which include both fees incurred and actual expenses; (iii) non-cancellable expenditures; and (iv) in some cases, a fee to cover a portion of the remaining professional fees on the project.
Changes in the scope of work are common, especially under long-term contracts, and generally result in a change in the total contract transaction price. If the customer does not agree to a contract modification, the Company could bear the risk of cost overruns. Most of the Company’s contract modifications are for services that are not distinct from the services under the existing contract due to the significant integration service provided in the context of the contract and therefore result in a cumulative catch-up adjustment to revenue at the date of contract modification.
Capitalized Costs
The Company capitalizes certain costs associated with commissions paid to its employees because these costs are incurred in obtaining contracts that have a term greater than one year and are expected to be recovered. Capitalized costs are included in prepaid expenses and other current assets and other assets in the accompanying balance sheet and are amortized to selling, general and administrative expense on the statement of operations. The Company amortizes these costs in a manner that is consistent with the pattern of revenue recognition described above. The Company expenses costs to obtain contracts that have a term of one year or less when incurred.
Cost of Revenues
Cost of revenues includes the cost to conduct trials remotely and make available the Company’s technology solutions to its customers. Cost of revenues includes direct labor salaries, direct labor stock-based compensation, and third-party costs (such as payments to investigators, marketing costs, and other pass through expenses) for the Company’s clinical trial revenue. Clinical trial marketing costs totaled $6,814,902 and $762,740 for the year ended December 31, 2020 and 2019, respectively.
Selling, General and Administrative Costs
Selling, general and administrative costs are summarized as follows for the years ended December 31, 2020 and 2019:

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
2. Summary of Significant Accounting Policies (continued)
	2020	2019
Compensation and benefits	$16,696,017	$13,094,579
Rent expense and other facilities costs	7,132,472	5,801,044
Professional fees and consultants	3,211,270	2,789,069
Legal settlement	1,125,000	—
Stock based compensation	186,950	327,470
Total	$28,351,709	$22,012,162
Restructuring
Restructuring costs consist of one-time employee termination benefits. The Company accounts for restructuring costs in accordance with ASC Topic 420, Exit or Disposal Cost Obligations. This guidance requires that liabilities related to one-time employee termination benefits be measured and recognized at the date the entity notifies employees of termination, unless employees are required to render services beyond a minimum retention period, in which case the liability is recognized ratably over the future service period. Restructuring liabilities are included in accrued expenses.
Cash and Cash Equivalents
The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents, which consist of cash on deposit with banks are stated at cost, which approximates fair value.
Restricted Cash
Restricted cash consists of funds held as security related to the Company’s credit instrument held as collateral on the Company’s operating lease. The funds become no longer restricted at certain intervals in accordance with the related lease agreement. Restricted cash is classified as a current or long-term asset based on the timing and nature of when and how the cash is expected to be used or when the restrictions are expected to lapse. As of December 31, 2020, and 2019, restricted cash balances were $1,004,142 and $1,020,703, respectively, of which $0 and $300,000 were long term in nature.
Accounts Receivable, Unbilled Services, and Deferred Revenue
The Company establishes prerequisites for billings based on contractual terms, including payment schedules and the completion of milestones. In general, the Company’s intention in its invoicing and related payment terms is to maintain cash neutrality over the life of the contract. Generally, the payment terms are 30 to 90 days. Upfront payments, when they occur, are intended to cover certain expenses the Company incurs at the beginning of the contract. Neither the Company nor its customers view such upfront payments and contracted payment schedules as a means of financing.
Unbilled services represent revenue earned and recognized for services performed for which amounts have not yet been billed to the customer in accordance with contractual terms. Contractual provisions and payment schedules may or may not correspond to the timing of the performance of services under the contract. Unbilled services include contract assets, under which the right to bill the customer is subject to factors other than the passage of time, such as the satisfaction of milestones. Accounts receivable and unbilled services are recorded, net, on the balance sheet.
Deferred revenue is a contract liability that consists of customer payments received in advance of performance and billings that exceed revenue recognized. The Company reduces deferred revenue and

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
2. Summary of Significant Accounting Policies (continued)
recognizes revenue as the related performance obligations for services are performed. Deferred revenue is classified as a current liability on the balance sheet when the Company expects to recognize the associated revenue in less than one year, and a long-term liability when the company expects to recognize the associated revenue in excess of one year.
Allowance for Doubtful Accounts
The Company maintains a credit approval process and makes judgments to assess its customers’ ability to pay for contracted services. Generally, the Company can limit credit exposure by discontinuing services in the event of non-payment. The Company monitors its customers’ credit worthiness and applies judgment in establishing a provision for estimated credit losses based on historical experience, the aging of receivables, and customer-specific circumstances. The Company continuously monitors collections and payments from its customers and writes off uncollectible invoices once appropriate collection efforts have been exhausted. The allowance for doubtful accounts is included in accounts receivable on the consolidated balance sheet. As of December 31, 2020 and 2019, no allowances were necessary.
Long-Lived Assets
Property and equipment are recorded at cost less accumulated depreciation. Maintenance and repairs are expensed as incurred. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method.
The estimated useful lives of depreciable assets are as follows:
Furniture and fixtures	5 years
Computer equipment	3 years
Drug storage equipment	5 years
Leasehold improvements	4 – 5 years
Depreciation of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements. Upon the sale or retirement of property or equipment, the cost and related accumulated depreciation or amortization are removed from the Company’s consolidated financial statements with the resulting gain or loss reflected in the Company’s results of operations.
The Company’s internal use proprietary hosted software organizes workflows, captures real-time evidence, and harmonizes data during clinical trial support or enhancement for its customers. Capitalized software is recorded at cost less accumulated amortization. The Company capitalizes software development cost related to the development of the Company’s proprietary platform in accordance with ASC 350 guidance. Internal and external costs incurred during the preliminary stage are expensed as incurred. Costs incurred during the development stage are capitalized and consist of payroll labor and benefits to the extent of time spent directly on the project and external direct costs of materials and labor. Training and maintenance costs are expensed as incurred. The Company commences amortization once the respective assets are placed into service. The estimated useful life for capitalized software is 3 years.
Assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the expected undiscounted future cash flow from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized and measured using the fair value of the related asset. No material impairments were recognized during the years ended 2020 or 2019.

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
2. Summary of Significant Accounting Policies (continued)
Leases
On January 1, 2020, the Company adopted ASC 842 under the revised modified retrospective approach which recognizes the impact of initially applying the new leases standard as a cumulative effect adjustment to accumulated deficit as of the adoption date. Under this election, the provisions of prior GAAP (ASC 840) apply to the accounting and disclosure for leases in the comparative periods of the entity’s financial statements. The Company also elected the package of practical expedients permitted under the ASC 842 transition guidance. Under this election, the Company need not reassess (i) the historical lease classification, (ii) whether any expired or existing contract is or contains a lease, or (iii) the initial direct costs for any existing leases.
The Company determines if an arrangement is a lease at inception of the contract. A contract contains a lease if the Company controls the use of an identified asset. Control exists if the Company can direct the use of and obtain substantially all the economic benefit of the asset. Operating lease right-of-use (ROU) assets and liabilities are recorded on our balance sheet and are measured based on the present value of the future minimum lease payments over the lease term at commencement date. The Company’s uses its incremental borrowing rate at lease commencement in determining the present value of future payments. In addition, the operating lease ROU asset includes any prepaid lease payments and initial direct costs and excludes lease incentives. If the Company has an option to extend, or terminate, a lease and is reasonably certain to exercise that option, the extension or termination is included in the lease term used to measure the ROU asset and lease liability. Lease expense for minimum lease payments is recognized on a straight-line basis over the term of the lease.
The Company has elected to account for lease components and non-lease components in a contract as a single lease component. For short-term leases (those with a term of one year or less), the Company has elected not to recognize ROU assets and lease liabilities. Lease payments on short-term leases are recognized as lease expense on a straight-line basis over the term of the lease.
Deferred Rent
Under prior GAAP (ASC 840), rent expense on facility leases, including free rent and scheduled rent increases, is recorded on a straight-line basis over the term of the lease for the year ending December 31, 2019. The difference between the straight-line rent expense and the amount payable under the lease is included in deferred rent on the accompanying 2019 balance sheet. Lease incentives were recorded and amortized as a reduction of rent expense on a straight-line basis over the term of the lease.
Stock-Based Compensation
The Company measures stock-based compensation cost based on the fair value of the award at the grant date, and recognizes it as expense, net of actual forfeitures as they occur, over the requisite service period of the employee.
The Company accounts for stock options under the fair value method and uses the Black-Scholes-Merton model to estimate the value of such awards granted to its employees, consultants, and non-executive directors. Within this model, expected volatility is based upon the historical volatility of a peer group for a period equal to the expected term, as the Company does not have adequate history to calculate its own volatility. The Company believes the expected volatility will approximate the historical volatility of the peer group. The Company does not currently anticipate paying dividends. The expected term represents the period in which the grants are expected to be outstanding. The risk- free interest rate is based on the United States Treasury yield curve in effect at the time of the grant.

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
2. Summary of Significant Accounting Policies (continued)
Assets Measured at Fair Value
Fair value is the price that would be received to sell an asset or paid to transfer a liability between market participants in the principal market or the most advantageous market when no principal market exists. Market participants are assumed to be independent, knowledgeable, able, and willing to transact an exchange and not under duress. Considerable judgment may be required in interpreting market data used to develop the estimates of fair value. Accordingly, estimates of fair value are not necessarily indicative of the amounts that could be realized in a current or future market exchange. Fair values for substantially all of the Company’s financial and nonfinancial instruments were measured using market, income, or cost approaches. The three levels of input are as follows:
Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2: Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Financial instruments, including cash and cash equivalents, are recorded at cost, which approximates fair value. The Company does not have any assets or liabilities measured at Level 2 or Level 3.
Income Taxes
Income taxes are recorded in accordance with ASC 740, Income Taxes, which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records valuation allowances to reduce deferred tax assets to the amount the Company believes is more likely than not to be realized.
The Company recognizes uncertain tax positions when the positions will be more likely than not upheld on examination by the taxing authorities based solely upon the technical merits of the positions. The Company recognizes interest and penalties, if any, related to unrecognized income tax uncertainties in income tax expense.
Contingencies
The Company is party to legal proceedings incidental to its business. The Company records accruals for claims, suits, investigations, and proceedings when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company reviews these contingencies regularly and records or adjusts accruals related to such matters to reflect the impact and status of any settlements, rulings, advice of counsel or other information pertinent to a particular matter. Gain contingencies are not recognized. Legal fees are expenses as incurred.
Since these matters are inherently unpredictable, assessing contingencies is highly subjective and requires judgments about future events. Although the Company believes it has substantial defenses in these matters, the amount of losses incurred as a result of actual outcomes may differ significantly from the Company’s estimates.

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
2. Summary of Significant Accounting Policies (continued)
Treasury Stock
The Company records treasury stock purchases under the cost method. Upon reissuance of treasury stock, amounts in excess of the acquisition cost are credited to additional paid in capital. If the Company reissues treasury stock at an amount below its acquisition cost and additional paid in capital associated with prior treasury stock transactions is insufficient to cover the difference between the acquisition cost and the reissue price, this shortfall is recorded in accumulated deficit.
Net Loss Per Share
Basic net loss per share is calculated by dividing net loss by the weighted average shares outstanding during the period, without consideration of common stock equivalents.
Diluted net loss per share is calculated by adjusting weighted average shares outstanding for the dilutive effect of common stock equivalents outstanding for the period, determined using the treasury-stock method. For purposes of the diluted net loss per share calculation, preferred stock, stock options and warrants are considered to be common stock equivalents but are excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive.
Segments
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company has determined that its Senior Executive Committee, which includes the Chief Executive Officer, together with the Board of Directors is the CODM. The Company operates in a single operating segment as the CODM reviews financial information presented on a consolidated basis, at the Company level, for the purposes of making operating decisions, allocation of resources, and evaluating financial performance.
As of and for the years ended December 31, 2020 and 2019, the Company did not have material revenue earned or assets located outside of the United States.
Accounting Pronouncements Adopted as of December 31, 2020
In February 2016, the FASB issued new accounting guidance that requires lessees to recognize leases greater than 12 months in duration on their balance sheet as a right-of-use asset and a lease liability, as well as the disclosure of key information about leasing arrangements. The income statement will reflect lease expense for operating leases, and amortization and interest expense for financing leases. The Company adopted this new accounting guidance on January 1, 2020 and elected the practical expedients that retained the lease classification, initial direct costs, and determination of whether contracts are or contain a lease, for any leases that existed prior to adoption of the new guidance. The Company also elected the transition method which allows for disclosures to be updated prospectively and prior periods to be presented in accordance with previous GAAP. The adoption of this standard had a material impact on the Company’s balance sheet but did not have a material impact on the Company’s results of operations or cash flows.
Accounting Pronouncements Issued but Not Adopted as of December 31, 2020
In June 2016, the FASB issued a new accounting standard intended to provide financial statement users with more decision-useful information about expected credit losses and other commitments to extend credit held by a reporting entity. The standard replaces the incurred loss impairment methodology in current GAAP with one that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company does not expect the adoption of the

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
2. Summary of Significant Accounting Policies (continued)
guidance to have a material effect on the Company’s consolidated financial statements. This is based on factors including the Company’s assessment of historical losses, customers’ creditworthiness, and the fact that the Company’s trade receivables are short term in duration. The Company expects to implement this new standard in January 2022.
3. Revenue
Revenues by Geography
Substantially all of the Company’s revenue for the years ending December 31, 2020 and 2019 was derived from services performed within the United States. No other country represented more than 10% of total revenue for either year.
Unsatisfied Performance Obligations
As of December 31, 2020, the aggregate amount of transaction price allocated to the unsatisfied performance obligations with contract terms greater than one year was $52,415,469. The Company expects to recognize this revenue over the remaining contract term of the individual projects, with contract terms generally ranging from 1.5 to 7.1 years. The amount of unsatisfied performance obligations is lower than the potential contractual revenue since it excludes revenue that is constrained. Revenue amounts excluded due to constraints include those amounts under contracts that are wholly unperformed in which the customer has a unilateral right to cancel the arrangement, or that require the Company to undertake numerous activities to fulfill the performance obligations, including various activities that are outside of the Company’s control.
Timing of Billing and Performance
During the years ended December 31, 2020, and 2019, the Company recognized approximately $4,349,278 and $5,667,532 of revenue that was included in the deferred revenue balance at the beginning of the years, respectively. During the years ended December 31, 2020, and 2019 revenue recognized from performance obligations partially satisfied in previous periods was ($74,540) and $0, respectively. These cumulative catch-up adjustments primarily related to contract modification executed in the current period, which resulted in changes to the transaction price and changes in estimates such as estimated total costs.
Accounts Receivable, Unbilled Services, and Deferred Revenue
Accounts receivable and unbilled services (including contract assets) consisted of the following as of December 31:
	2020	2019
Accounts receivable	$8,688,441	$1,426,874
Unbilled services	2,511,811	1,913,023
Total accounts receivable and unbilled services	$11,200,252	$3,339,897
As of December 31, 2020, and 2019, contract assets of $2,511,811 and $85,465, respectively, were included in unbilled services.
Deferred revenue consisted of the following as of December 31:
	2020	2019
Deferred revenue	$5,564,124	$4,932,612

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
3. Revenue (continued)
Year over year changes in the Company’s accounts receivable, unbilled services, and deferred revenue resulted from 1) significant contract and revenue growth for the year ended December 31, 2020 as compared to the year ended December 31, 2019 and 2) the timing difference between the Company’s satisfaction of performance obligations under its contracts, achievement of billing milestones, and customer payments.
Concentration of Credit Risk
Financial assets that subject the Company to credit risk primarily consist of cash and cash equivalents, accounts receivable and unbilled services. Based on the short-term nature and historical realization of the financial assets as well as the reputable credit ratings of the financial institutions holding the deposits, the Company believes it bears minimal credit risk.
As of December 31, 2020, and 2019, three customers and four customers individually (totaling 69.2% and 81.8%, respectively) accounted for greater than 10% of revenue and two customers and three customers individually (totaling 73.5% and 91.7%, respectively) accounted for greater than 10% of accounts receivable, net.
Capitalized Commission Cost
Capitalized commission costs are incremental costs incurred to obtain a contract. The Company incurs incremental costs to obtain contracts through payment of sales commissions on contracts signed. The Company capitalizes commission costs when incurred and amortizes to expense over the term of the related contract.
Capitalized commission costs and related amortization consisted of the following as of December 31:
	2020	2019
Capitalized commission cost, net	$509,326	$—
	2020	2019
Amortization of capitalized commission cost	$(232,422)	$—
$162,069 and $0 in contract costs were impaired related to canceled projects for the years ended December 31, 2020 and 2019, respectively.
4. Property and Equipment
Property and equipment are summarized as follows at December 31, 2020 and 2019:
	2020	2019
Furniture and fixtures	$298,877	$298,877
Drug storage equipment	115,054	115,054
Computer equipment	475,798	111,574
Leasehold improvements	1,239,147	1,252,885
	2,128,876	1,778,390
Less accumulated depreciation	(1,593,492)	(1,152,112)
Property and equipment, net	$535,384	$626,278
Depreciation on property and equipment was $449,815 and $424,796 for the years ended December 31, 2020 and 2019, respectively.

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
5. Capitalized Software
For the years ended December 31, 2020 and 2019 the Company capitalized $6,177,005 and $4,429,289, and recognized amortization expense of $3,991,553 and $2,919,006, respectively.
Estimated amortization expense for the years ending December 31, 2021 through December 31, 2023 is as follows:
Amortization Expense
Year:
2021	$4,195,131
2022	2,804,127
2023	1,055,109
Estimated amortization expense can be affected by various factors, including new software releases, acquisitions or divestitures of software and/or impairments.
The following represents capitalized software balances as of December 31, 2020 and 2019:
	2020			2019
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Capitalized software	$18,638,249	$(10,583,882)	$8,054,367	$12,461,245	$(6,592,330)	$5,868,915
6. Leases
The Company has operating leases for office facilities. These operating leases expire at various dates through 2026 with options to renew at the Company’s discretion. The Company does not currently plan to exercise renewal options.
The components of lease expense for the year ended December 31, 2020 were as follows:
	Classification	2020
Operating fixed lease cost	Selling, general and administrative expenses	$2,126,662
Operating variable lease cost	Selling, general and administrative expenses	238,205
Total lease cost		$2,364,867
Under ASC 840, the Company recorded rent expense of $2,005,583 for the year ended December 31, 2019. Lease expense for the years ended December 31, 2020 and 2019 contains $359,776 and $79,360, respectively, of expense related to short-term leases. Variable lease expense for both years includes excess common area maintenance, electricity, and taxes.
Other information related to leases was as follows:

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
6. Leases (continued)
2020
Supplemental cash flow
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$2,495,972
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$4,095,709
Weighted average remaining lease term (years):
Operating leases	2.24
Weight average discount rate:
Operating leases	6.50%
Future minimum lease payments under non-cancellable leases as of December 31, 2020 were as follows:
Operating Leases
2021	$1,462,045
2022	801,800
2023	130,332
2024	134,054
2025	137,888
Thereafter	11,518
Total future minimum lease payments	2,677,637
Less imputed interest	(197,263)
Total	$2,480,374
Reported as of December 31, 2020:
Accrued expenses and other liabilities	$1,352,537
Operating lease liabilities	1,127,837
Total	$2,480,374
As discussed in Note 2, the Company elected the modified retrospective approach. The modified retrospective approach recognizes the effects of initially applying the new leases standard as a cumulative effect adjustment to accumulated deficit as of the adoption date. Under this election, the provisions of ASC 840 apply to the accounting and disclosures for lease arrangements in the comparative periods in an entity’s financial statements. Therefore, included below is the prior period information as reported under ASC 840.

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
6. Leases (continued)
Future minimum lease payments under non-cancellable leases as of December 31, 2019 were as follows:
2020	$2,325,562
2021	1,360,130
2022	752,532
2023	124,068
2024	127,790
Thereafter	142,618
Total	$4,832,700
In March 2021, the Company entered into an operating lease agreement to lease office space commencing in July 2021 through October 2024 totaling $1,578,821.
The Company subleases two of its office facilities to third parties under the same terms and conditions as the original lease agreements and has elected the practical expedient to combine lease and non-lease components as a single lease component under ASC 842 guidance.
In 2020, the Company wrote-off sublease receivables totaling $312,940 against sublease income due to the Subtenants inability to pay.
Sublease income for the year ended December 31, 2020 was as follows:
2020
Sublease income
Fixed	$709,283
Variable	4,971
Total sublease income	$714,254
The undiscounted cash flows for contractual subleases as of December 31, 2020 were as follows:
2021	$666,740
2022	823,900
2023	130,332
2024	134,054
2025	137,888
Thereafter	11,517
Total	$1,904,431
7. Restructuring Costs
The Company carried out a reduction in force on February 28, 2020. Twenty employees were severed under a one-time restructuring arrangement at a total cost to the Company of $771,942. As of December 31, 2020, there were no restructuring accruals remaining on the balance sheet as all severance was fully paid to severed employees during the year.

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
8. Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consist of the following as of December 31, 2020 and 2019:
	2020	2019
Prepaid expenses	$543,148	$551,689
Good Dermatology receivable	—	448,098
Leased facility security deposit	231,901	—
Capitalized commission cost, net	509,326	—
Other	79,787	137,952
Total prepaid expenses and other current assets	$1,364,162	$1,137,739
9. Accrued Expenses
Accrued expenses consist of the following as of December 31, 2020 and 2019:
	2020	2019
Professional fees	$1,623,286	$375,902
Compensation, including bonuses, fringe benefits, and payroll taxes	4,364,645	1,310,240
Current portion of operating lease liabilities	1,352,537	—
Commissions payable	197,371	—
Legal settlement	1,225,000	—
Total accrued expenses	$8,762,839	$1,686,142
10. Redeemable Preferred Stock
Par value for redeemable preferred shares is $0.0001. The following is a summary of the Company’s authorized and outstanding redeemable preferred shares as of Dec 31, 2020 and 2019:
	2020	2019
Preferred shares authorized
Series A preferred	6,746,233	6,746,233
Series B preferred	7,588,369	7,588,369
Series C preferred	6,001,269	6,001,269
Series D preferred	12,317,871	17,596,960
Series D1 preferred	9,038,488	—
Total preferred shares authorized	41,692,230	37,932,831
	2020	2019
Preferred shares issued and outstanding
Series A preferred	6,641,371	6,746,233
Series B preferred	7,588,369	7,588,369
Series C preferred	6,001,269	6,001,269
Series D preferred	12,317,871	12,317,871
Series D1 preferred	9,038,488	—
Total preferred shares issued and outstanding	41,587,368	32,653,742

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
10. Redeemable Preferred Stock (continued)
In the event of any liquidation, dissolution or winding-up of the Company, a sale of all or substantially all of the assets of the Company, a merger or consolidation of the Company with or into another entity (other than for solely reorganizational purposes) or a sale of a majority of the capital stock of the Company (each such event, a “Liquidation Event”), the holders of Series D Preferred Stock and Series D-1 Preferred Stock are entitled, on a pari passu basis, to receive prior to any distribution of any assets or funds of the Company to the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock or Common Stock, by reason of their ownership thereof, an amount per share equal to the applicable original issue price per share for such series of Preferred Stock, plus any declared but unpaid dividends. As of December 31, 2020 and 2019, there were no unpaid dividends.
In the event of any Liquidation Event and after payment in full of the amounts owed to the holders of Series D Preferred Stock and Series D-1 Preferred Stock, by reason of their ownership thereof, the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock are entitled, on a pari passu basis, to receive prior to any distribution of any assets or funds of the Company to the holders of Common Stock, by reason of their ownership thereof, an amount per share equal to the applicable original issue price per share for such series of Preferred Stock, plus any declared but unpaid dividends.
Notwithstanding the foregoing, a holder of shares of a series of Preferred Stock shall be deemed to have converted such holder’s shares of such series of Preferred Stock into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion of all shares of such series of Preferred Stock, such holder would receive, in the aggregate with respect to such shares, an amount greater than the amount distributable to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any holder shall be deemed to have converted shares of Preferred Stock into Common Stock, then such holder is deemed to have waived the right to any distribution that would be made to holders of Preferred Stock that have not or have not been deemed to have converted into shares of Common Stock.
The Preferred Stock is classified outside of shareholders’ equity in the mezzanine section of the balance sheet given that the preferred shareholders’ control the board.
11. Shareholders’ Deficit
Science 37 was formed under Delaware law and is treated as a “C” corporation for U.S. tax purposes.
Par value for common shares is $0.0001. The following is a summary of common share activity for the years ended December 31, 2020 and 2019:
	2020	2019
Common stock shares, beginning balance	8,396,425	8,273,865
Issuance of common stock	164,886	122,560
Repurchase of common stock	(5,796,214)	—
Common stock shares, ending balance	2,765,097	8,396,425
The Company has one common stock warrant outstanding with available shares to be issued of 6,439 and an exercise price of $1.61 per share as of December 31, 2020.

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
12. Loss Per Share
The following is a reconciliation of the numerators and denominators of the basic loss per share computations for the years ended December 31, 2020 and 2019:
	2020	2019
Numerator:
Net Loss	$(31,674,084)	$(18,468,776)
Denominator:
Basic weighted average common shares outstanding	8,197,409	8,310,333
Earnings (loss) per share:
Basic and diluted	$(3.86)	$(2.22)
Potential common shares outstanding that are considered anti-dilutive are excluded from the computation of diluted earnings per share. As the Company has incurred losses inception to date, due to its start-up nature, potential common shares are anti-dilutive due to this net loss. The number of potential shares outstanding that were anti-dilutive and therefore excluded from the computation of diluted earnings per share, weighted for the portion of the period they were outstanding, were as follows for the years ended December 31, 2020 and 2019, respectively.
	2020	2019
Preferred stock	36,338,255	30,610,834
Stock options outstanding	6,714,171	5,301,830
Warrants outstanding	6,439	6,439
Total	43,058,865	35,919,104
13. Related-Party Transactions
In 2020 and 2019, the Company subleased office space in Torrance, California to Good Dermatology, a professional medical corporation owned by the Founder and former CEO. Under the terms of the sublease, lease expenses incurred by the Company were 100% passed through to Good Dermatology. Total sublease income was $106,972 and $116,697 for the years ended December 31, 2020 and 2019, respectively. The sublease was terminated as of November 30, 2020.
During the year ended December 31, 2019, the Company purchased clinical trial investigator services in an arm’s length transaction totaling $273,787 from Good Dermatology, a professional medical corporation owned by the Founder and former CEO. No services were purchased from Good Dermatology during the year ended December 31, 2020.
During the year ended December 31, 2019, the Founder and former CEO had a personal loan from the Company in the amount of $300,000 which was paid off in its entirety, including accrued interest of $15,682 on June 26, 2019. There was a zero balance on the loan at December 31, 2019.
For the years ended December 31, 2020 and 2019, the Company had revenue of $9,106,645 and $0, respectively, and as of December 31, 2020 and 2019, receivables of $6,927,470 and $0, respectively, from Pharmaceutical Products Development, LLC, a shareholder who holds a minority interest in the Company. Pharmaceutical Products Development, LLC became a minority shareholder of the Company during the first quarter of 2019.
For the years ended December 31, 2020 and 2019, the Company had revenue of $351,034 and $451,558, respectively, and as of December 31, 2020 and 2019, receivables of $129,857 and $9,825, respectively, from

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
13. Related-Party Transactions (continued)
Novartis, who has a 50% ownership in dRX Capital AG, a shareholder who has a minority interest in the Company. dRX Capital AG became a minority shareholder of the Company in the third quarter of 2015.
14. Commitments and Contingencies
Legal Proceedings
During 2019 and 2020, the Company was in state court litigation in California. Noah Craft and Belinda Tan, former co-founders and former Chief Executive Officer and Chief Medical Officer, respectively, asserted derivative claims purportedly on behalf of the Company alleging that several of its current and former directors and investors committed various breaches of duty in connection with the termination of Craft and Tan’s employment. Craft and Tan also asserted direct tort claims arising from the same facts against the non-Company defendants. Moreover, Tan asserted a direct claim against the Company and certain current and former directors for gender discrimination. The Company disputed that it was liable, and that none of Craft and Tan’s claims had merit. On September 30, 2019, the Los Angeles County Superior Court stayed this litigation indefinitely after ruling that a contractual forum selection clause required Craft’s and Tan’s claims to be brought in Delaware. Craft and Tan have partially appealed that ruling to the California Court of Appeal.
On February 26, 2020 agreement was reached on the terms of the pending litigation described above, and on June 30, 2020, the long form agreement was executed by all parties, and was settled in court in November 2020.
The settlement agreement included the following elements:
1)
Within five business days after a Final Dismissal occurred:

a.
The Director Defendants caused their insurers to pay $100,000 to Science 37.

b.
Science 37 paid $3,675,000 to Plaintiffs (“First Payment”).

2)
Within five business days of the Plaintiffs’ receipt of the First Payment, the Plaintiffs conveyed all Science 37 shares and any other securities or interest in Science 37 shares. The Plaintiffs held the equivalent on an as converted basis of 5,901,076 common shares.

3)
Good Dermatology, a company wholly owned by the Plaintiffs, was focused on providing dermatology care. Historically, Good Dermatology had sub-contracted employees from Science 37, and had allowed Science 37 the use of their medical offices to conduct clinical trials. In addition, Science 37 had advanced funds for rental payments and employee payroll, for the benefit of Good Dermatology. Good Dermatology delivered $600,000 to Science 37 to cover all outstanding obligations as of February 26, 2020:

a.
Within five business days after the Effective Date (June 30, 2020), Plaintiffs instructed Good Dermatology to pay Science 37 $400,000 for part of the payables due to Science 37 for rent, employee costs, etc. This amount was received in early July 2020.

b.
It was contemplated that Good Dermatology would dissolve or be wound down. Within five business days of such action, Science 37 is to pay the Plaintiffs either $1,225,000 or $1,025,000 (“Second Payment”). The amount paid was determined by whether Plaintiffs i) elected to pay $200,000 directly to Science 37 to satisfy the $600,000 outlined in 3) above and in which case, Science 37 would pay to the Plaintiffs $1,225,000 or ii) elected to pay $0 directly to Science 37 in which the Second Payment to the Plaintiffs would be $1,025,000. Plaintiffs elected

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
14. Commitments and Contingencies (continued)
to pay $200,000, resulting in Science 37 owing $1,225,000. As of December 31, 2020, this payment is pending upon Good Dermatology’s dissolution.
c.
Additionally, prior to dissolution, Good Dermatology agreed to pay Science 37 all sums which accrued, arose or were incurred on Good Dermatology’s behalf by Science 37 from the time of February 26, 2020 through dissolution.

As of December 31, 2020, all payments were made by both parties with the exception of $1,225,000 owed by Science 37 to Plaintiffs in 3b above, the amount of which is recorded in accrued expenses on the balance sheet. The $1,225,000 was paid by Science 37 in June 2021.
15. Stock-based Compensation
Effective September 8, 2015, the Company established the 2015 Stock Option Plan (the 2015 Plan). The 2015 Plan authorizes the granting of options to purchase up to 11,708,001 shares of common stock to officers, employees and Board of Directors of the Company. As of December 31, 2020 and 2019, the 2015 Plan has issued 8,246,052 and 5,750,504 options to purchase shares of common stock of which 767,316 and 602,430 have been exercised and 7,478,736 and 5,148,074 remain outstanding.
Granted options typically vest at 25% per year and become exercisable after one year of service after the date of issuance, with equal and successive vesting for the next 36 months, as long as the employee provides service to the Company, as defined.
Due to the absence of an active market for the Company’s common stock, the fair value of the Company’s common stock for purposes of determining the common stock price for stock option grants was determined by the Company’s Board of Directors, the members of which have extensive business, financial and investment experience. The Company’s Board of Directors sets the exercise price of stock options at least equal to the fair value of the Company’s common stock on the date of grant.
The Company’s Board of Directors exercised judgment while considering numerous objective and subjective factors in order to determine the fair market value on each date of grant in accordance with the guidance in the American Institute of Certified Public Accountants Technical Practice Aid entitled, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the AICPA Practice Aid, including the receipt of a valuation prepared by an independent third party with extensive experience valuing common stock of privately held companies. The exercise price of the unit is determined by the Board but shall not be less than 100% of the fair market value on the date of grant. For purposes of this limitation, the shares of common stock underlying any awards that are forfeited, canceled, withheld upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of common units, or otherwise terminated other than by exercise will be added back to the shares of common stock available for issuance under the 2015 Plan. The units available for issuance under the 2015 Plan may be authorized but may be unissued common units or common units reacquired by the Company. No award may be granted under the plan upon the earlier of the tenth anniversary of the date the plan is adopted by the Board, the date on which all units available for issuance under the plan shall have been issued as vested units, or the termination of all outstanding awards under the plan in connection with a change in control.

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
15. Stock-based Compensation (continued)
The following table summarizes the stock option activity for the years ended December 31, 2020 and 2019:
	Number of Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding as of January 1, 2019	4,823,893	$1.20	8.71
Granted	1,654,000	0.82	—
Exercised	(122,560)	0.33	—
Forfeited	(1,207,259)	1.33	—
Outstanding as of January 1, 2020	5,148,074	$1.10	8.22
Granted	4,704,932	0.52	—
Exercised	(164,886)	(0.80)	—
Forfeited	(2,209,384)	(1.26)	—
Outstanding at December 31, 2020	7,478,736	$0.68	8.35	$6,058,137
Exercisable at December 31, 2020	3,142,881	$0.81	7.30	$2,173,188
The total intrinsic value of options exercised was approximately $115,201 and $55,056 in 2020 and 2019, respectively. The Company recognized stock-based compensation expense of $122,032 and $392,566 during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, total unrecognized compensation cost related to unvested stock options was approximately $1,046,844 and $1,142,965, respectively, which is expected to be recognized over a weighted average period of 2.87 and 2.51 years, based on the original date of service of each specific grant holder.
Total stock-based compensation expense was classified in the statements of operations for the years ended December 31, 2020 and 2019 as follows:
	2020	2019
Cost of revenues	$(64,919)	$65,096
Selling, general and administrative	186,950	327,470
Total stock-based compensation expense	$122,032	$392,566
The Company received cash of approximately $131,802 and $39,863 in 2020 and 2019, respectively, from options exercised.
Other information about the Company’s stock options for the years ending December 31, 2020 and 2019 was as follows:
	2020	2019
Total grant date fair value of stock options vested	$533,089	$643,425
The following table summarizes the assumptions used in valuing the stock options for the year ended December 31, 2020 and 2019:

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
15. Stock-based Compensation (continued)
	2020	2019
Expected term	6.25 years	2.25 years – 6.25 years
Weighted-average grant date fair value per stock option granted	$0.23	$0.28
Risk-free interest rate	0.4% – 1.4%	1.1% – 3.0%
Expected volatility	43.5% – 46.4%	32.3% – 37.9%
Dividend yield	0%	0%
The expected term of the stock options represents the average period the stock options are expected to remain outstanding. The Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. Therefore, the expected term of options granted is derived from the average midpoint between the weighted-average vesting and the contractual term, also known as the simplified method. The risk-free interest rate was the rate at the date of grant for a zero-coupon U.S. Treasury bond with a term that approximated the expected term of the stock option.
As the Company does not have sufficient historical data to calculate the historical volatility of its stock, the expected volatility is derived from the historical volatilities of a selected peer group for a period that is equal to the expected term.
The Company does not have a history of paying regular dividends and does not expect to pay regular cash dividends for the foreseeable future.
16. Employee Benefit Plan
The Company sponsors a defined contribution plan, the Science 37, Inc. Profit Sharing Plan (the “401(k) Plan”) which is a tax-qualified retirement and savings plan covering all full-time employees of the Company, subject to certain eligibility requirements. The Company matches employees’ contributions at 50% up to a maximum of the first 6% of an employee’s eligible compensation.
For the years ended December 31, 2020 and 2019, the Company made matching contributions of $456,589 and $400,238, respectively.
The Company’s contributions associated with its defined contribution retirement plan are recorded in cost of revenues and selling, general and administrative expenses on the accompanying statements of operations.
17. Income Taxes
For the years ended December 31, 2020 and 2019, the amount of loss before taxes was:
	2020	2019
U.S. income (loss) before taxes	$(31,666,084)	$(18,468,776)
Foreign income (loss) before taxes	—	—
Total income (loss) before taxes	$(31,666,084)	$(18,468,776)
Both current and deferred income tax (benefit) expense as of December 31, 2020 and 2019 were $0 and $0, respectively.
The Company has not recorded any provision for income taxes for the years ended December 31, 2020 and 2019, due to its history of operating losses. The effective tax rate for the year ended December 31, 2020,

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
17. Income Taxes (continued)
is different from the federal statutory rate primarily due to full valuation allowance against net deferred tax assets as a result of insufficient sources of income. The reconciliation of tax expense at the statutory federal tax rate versus the recorded income tax expense is as follows for the years ended December 31, 2020 and 2019:
	2020	2019
Statutory U.S. federal rate	$(6,649,878)	$(3,878,443)
State income tax net of federal benefit	(1,141,758)	(767,428)
Permanent items	77,747	109,580
Other prior year adjustments	(99,275)	(1,339)
Rate adjustment	(12,921)	65,267
Valuation allowance	7,826,085	4,472,363
Total income tax expense (benefit)	$—	$—
Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The principal components of the Company’s deferred tax assets for the years ended December 31, 2020 and 2019 consisted of the following:
	2020	2019
Net operating loss carryforwards	$24,923,945	$18,039,466
Amortizable assets	6,321	7,143
Equity compensation	50,118	77,916
Salaries and wages	1,048,104	151,442
Deferred rent	—	133,387
Deferred revenue	861,120	544,415
Leasehold improvements	611,657	—
Other	303,317	26,535
Total deferred tax assets	27,804,582	18,980,304
Less: valuation allowance	(25,316,127)	(17,490,042)
Net deferred tax asset	2,488,455	1,490,262
Operating lease ROU	(545,045)	—
Fixed assets	(1,943,410)	(1,490,262)
Total deferred tax liabilities	(2,488,455)	(1,490,262)
Net deferred tax assets (liabilities)	$—	$—
The Company determines its valuation allowance on deferred tax assets by considering both positive and negative evidence in order to ascertain whether it is more likely than not that deferred tax assets will be realized. Realization of deferred tax assets is dependent upon the generation of future taxable income, if any, the timing and amount of which are uncertain. Due to the history of losses the Company has generated in the past, the Company believes that it is not more likely than not that all of the deferred taxes can be realized as of December 31, 2020 and 2019; accordingly, the Company has recorded a full valuation allowance on its net deferred tax assets. The valuation allowance increased $7,826,085 and $4,184,528 during the years ended December 31, 2020 and 2019, respectively.

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
17. Income Taxes (continued)
At December 31, 2020, the Company has federal net operating loss carryforwards of approximately $103,569,264 and state net operating loss carryforwards of $56,390,660. As a result of Tax Cuts and Jobs Act, for U.S. income tax purposes, the net operating loss generated in tax years beginning before January 1, 2018 can be carried forward for 20 years, but net operating loss generated for tax years beginning after December 31, 2017 are carried forward indefinitely and are limited to 80% utilization against taxable income. Of the total federal net operating loss, $30,230,297 will begin to expire in 2034 and $73,338,967 will not expire but can only offset 80% of future taxable income in any given year. Of the total state NOL carryforwards, $247,181 can be carried forward indefinitely, with the remainder first beginning to expire in 2029.
Pursuant to Code Sections 382 and 383, annual use of our net operating losses may be limited in the event a cumulative change in ownership of more than 50% occurs within a three-year period. The Company has not completed a formal study in accordance with sections 382 and 383 to determine the limitations if a change in ownership has occurred or if there are any limitations on the utilization of net operating loss carryforwards. If net operating loss carryforwards are eliminated the related tax assets would be removed from the deferred tax assets schedule with a corresponding reduction in the valuation allowance.
The Company files US. federal and various state and local income tax returns and is not under examination by any of the taxing authorities. Tax years 2017 and forward remain open for examination for federal tax purpose and tax years 2016 and forward remain open for examination for state tax purposes. Carryforward attributes that were generated in years where the statute of limitation is closed may still be adjusted upon examination by the Internal Revenue Service or other respective tax authority.
On March 27, 2020, the United States enacted the Coronavirus Aid, Relief and Economic Security Act (CARES Act). The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. While the CARES Act provides sweeping tax changes in response to the COVID-19 pandemic, some of the more significant provisions are the extension of the carryback period of certain losses to five years and increasing the ability to deduct interest expense from 30 percent to 50 percent of modified taxable income. The CARES Act also provides for a credit against employee wages, the opportunity to defer payment of a portion of federal payroll taxes to December 2021 and December 2022 and enhanced small business loans to assist businesses impacted by the pandemic. The Company’s tax provision and financial position was not materially impacted by the CARES Act.
On December 27, 2020, the United States enacted the Consolidated Appropriations Act which extended and modified many of the tax related provisions of the CARES Act. The Company’s tax provision and financial position was not materially impacted by the Consolidated Appropriations Act.
On June 29, 2020, the state of California enacted Assembly Bill No. 85 (AB 85) suspending California net operating loss utilization and imposing a cap on the amount of business incentive tax credits companies can utilize, effective for tax years 2020, 2021 and 2022. There was no material impact from the provisions of AB 85 in 2020.

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
17. Income Taxes (continued)
The following table summarizes the reconciliation of the unrecognized tax benefits activity during the year ended December 31, 2020:
Unrecognized Tax Benefits – Beginning	$239,927
Gross increases – tax positions in prior period	—
Gross decreases – tax positions in prior period	—
Gross increase – current-period tax positions	—
Gross decrease – current-period tax positions	—
Settlements	—
Lapse of statute of limitations	—
Unrecognized Tax Benefits – Ending	$239,927
Due to the Company’s valuation allowance, none of the unrecognized tax benefits, if recognized, would affect the Company’s effective tax rate. The Company’s policy is to recognize interest expense and penalties related to income tax matters as tax expense. At December 31, 2020, there are no significant accruals for interest or penalties related to unrecognized tax benefits. The Company does not expect that there will be unrecognized tax benefits of a significant nature that will increase or decrease within 12 months of the reporting date.
18. Subsequent Events
On March 25, 2021, the Company entered into an operating lease agreement for office space which will commence on July 1, 2021. The Company’s financial commitment for the office space is disclosed under Leases.
On May 7, 2021, the Company announced a planned merger with LifeSci Acquisition II Corp (LSAQ) under a definitive business combination agreement.
Going Concern
From August 2021, the Company began to accelerate investments in hiring and in other critical areas, such as the technology platform, to facilitate the delivery of anticipated revenues, resulting from an increase in net bookings. Also, as several meaningful conditions of the contemplated transaction were met, the Company increased spend related to the requirements of being a publicly-traded company. The Company’s increased costs adversely affected the Company’s results of operations and liquidity and there was substantial doubt as to the Company’s ability to continue as a going concern at that time. On October 6, 2021, the definitive business combination agreement was consummated, with Science 37, Inc. surviving the merger as Science 37 Holdings, Inc., a now public company. All outstanding common and preferred shares of legacy Science 37, Inc. converted into common shares of the surviving Science 37 Holdings, Inc. through application of an exchange ratio of approximately 1.815. In addition, awards under the Company’s existing 2015 stock incentive plan continue under the same terms and conditions as were previously applicable to such awards, subject to the same exchange ratio for exercise price and number of options outstanding. Science 37 Holdings, Inc. began trading on the Nasdaq stock exchange as SNCE effective October 7, 2021.
In conjunction with this merger, Science 37, Inc. received funds held in LSAQ’s working capital and trust accounts together with $200 million in PIPE financing from institutional and strategic investors to further fund Science 37, Inc.’s decentralized trial technology platform and extend into new adjacencies. As a result of the Merger and inclusive of the PIPE financing, Science 37, Inc. received $234.2 million, net of fees and expenses paid in connection with the closing of the business combination. The transaction will be accounted for as a reverse capitalization in accordance with GAAP. Under the reverse capitalization model, the merger will be treated as Science 37, Inc. is issuing equity for the net assets of LSAQ, with no goodwill

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
18. Subsequent Events (continued)
or intangible assets recorded, and LSAQ will be treated as the acquiree for financial reporting purposes. This is primarily because, subsequent to the merger, Science 37, Inc. shareholders have a majority of the voting power of the combined company. In addition, Science 37, Inc. comprises all of the ongoing operations, senior management, and a majority of the governing body of the combined company. As a result of the merger and related PIPE financing, the substantial doubt about the Company’s ability to continue as a going concern has been alleviated.
The Company has evaluated subsequent events through November 5, 2021, the date on which the accompanying consolidated financial statements were issued, noting no additional items requiring disclosure.

Science 37 Holdings, Inc.
103,576,231 Shares of Common Stock

P R O S P E C T U S

               , 2022

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions.
Amount
Securities and Exchange Commission registration fee		$106,336.80
FINRA filing fee		*
Accountants’ fees and expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
Transfer Agent’s fees and expenses		*
Printing and engraving expenses		*
Miscellaneous		*
Total expenses	$	*

*
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be determined at this time.

Item 14.   Indemnification of Directors and Officers.
Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our restated certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our restated certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
Item 15.   Recent Sales of Unregistered Securities.
Set forth below is information regarding shares of capital stock issued by us within the past three years. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed. The Company issued the foregoing securities under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act, as a transaction not requiring registration under Section 5 of the Securities Act. The parties receiving the securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution, and appropriate restrictive legends were affixed to the certificates representing the securities (or reflected in restricted book entry with the Company’s transfer agent). The parties also had adequate access, through business or other relationships, to information about the Company.
(a)   PIPE Investment
At the Closing, the Company consummated the PIPE Investment. Additionally, the 2,002,260 shares of LSAQ’s Class B common stock held by the Sponsor automatically converted to shares of common stock as of the Closing.
(b)   Warrants.
At the Closing, 3,146,453 shares of our common stock were issued in satisfaction of outstanding warrants to purchase 3,146,453 shares of LSAQ Common Stock.

Item 16.   Exhibits and Financial Statement Schedules
(a)   Exhibits
		Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date
2.1#	Agreement and Plan of Merger, dated as of May 6, 2021, by and among LifeSci Acquisition II Corp., LifeSci Acquisition II Merger Sub, Inc. and Science 37, Inc.	8-K	2.1	May 7, 2021
3.1	Amended and Restated Certificate of Incorporation.			**
3.2	Amended and Restated By-Laws of LifeSci Acquisition II Corp.	8-K	3.2	October 13, 2021
3.3	Amended and Restated By-Laws of Science 37 Holdings, Inc.	8-K	3.3	October 13, 2021
4.1	Specimen Stock Certificate of Science 37 Holdings, Inc.	8-K	4.1	October 13, 2021
4.2	Private Warrant Agreement, dated November 24, 2020, between LSAQ and the Sponsor.	8-K	4.1	November 25, 2020
4.3	Form of Warrant Exchange Agreement between LSAQ and the Sponsor.	S-4/A	4.3	August 31, 2021
5.1	Opinion of Latham & Watkins, LLP			**
10.1	Letter Agreements, dated November 20, 2020, by and among LSAQ, its officers, its directors and its initial stockholders.	8-K	10.1	November 25, 2020
10.2	Investment Management Trust Agreement, dated November 20, 2020, by and between Continental Stock Transfer & Trust Company and LSAQ.	8-K	10.2	November 25, 2020
10.3	Registration and Stockholders Rights Agreement, dated November 20, 2020, by and among LSAQ and its initial stockholders.	8-K	10.4	November 25, 2020
10.4	Stock Escrow Agreement, dated November 20, 2020, by and among LSAQ, its initial stockholders, and Continental Stock Transfer & Trust Company.	8-K	10.3	November 25, 2020
10.5	Administrative Services Agreement, dated November 20, 2020, by and between the Registrant and LifeSci Capital LLC.	8-K	10.6	November 25, 2020
10.6	Subscription Agreement, dated November 20, 2020, by and among LSAQ and its initial stockholders.	8-K	10.5	November 25, 2020
10.7	Sponsor Support Agreement, dated May 6, 2021, by and among LSAQ and the LifeSci Capital LLC.	8-K	10.1	May 7, 2021
10.8	Form of PIPE Subscription Agreement.	S-4/A	10.10	August 31, 2021
10.9+	Form of Indemnification Agreement.	S-4/A	10.8	August 31, 2021

		Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date
10.10+	Offer Letter by and between Science 37, Inc. and David Coman, dated November 13, 2019.	S-4	10.15	July 28, 2021
10.11+	Offer Letter by and between Science 37, Inc. and Stephen Geffon, dated November 13, 2019.	S-4	10.16	July 28, 2021
10.12+	Offer Letter by and between Science 37, Inc. and Jonathan Cotliar, dated October 20, 2016.	S-4	10.17	July 28, 2021
10.13+	2021 Science 37 Holdings, Inc. Incentive Award Plan.			**
10.14+	Form of Option Agreement under 2021 Science 37 Holdings, Inc. Incentive Award Plan.	8-K	10.14	October 13, 2021
10.15+	Form of Restricted Stock Unit Agreement under 2021 Science 37 Holdings, Inc. Incentive Award Plan.	8-K	10.15	October 13, 2021
10.16+	2021 Science 37 Holdings, Inc. Employee Stock Purchase Plan.			**
10.17	Amended and Restated Registration Rights Agreement by and among LSAQ, the Company and certain stockholders.			**
10.18	Form of Sponsor Lock-up Agreement	8-K	10.5	May 7, 2021
10.19	Form of Science 37 Holders Support Agreement	8-K	10.2	May 7, 2021
10.20	Director Nomination Agreement, by and among LifeSci Acquisition II Corp., LifeSci Holdings LLC, Science 37, Inc. and the stockholders party thereto.			**
21.1	Subsidiaries of the Company.	8-K	21.1	October 13, 2021
23.1	Consent of Independent Registered Public Accounting Firm			*
23.2	Consent of WithumSmith+Brown, PC			*
23.3	Consent of Latham & Watkins, LLP (included in Exhibit 5.1)			**
24.1	Power of Attorney (included on signature page of the initial filing of this Registration Statement)			**

*
Filed herewith.

**
Previously filed.

#
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

+
Indicates management contract or compensatory plan or arrangement.

(b)   Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.
Item 17.   Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned hereby undertakes that:
(1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Research Triangle Park, State of North Carolina, on this 20th day of January, 2022.
SCIENCE 37 HOLDINGS, INC.
By:
/s/ David Coman

David Coman
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.
Signature	Title	Date
/s/ David Coman	Chief Executive Officer and Director (principal executive officer)	January 20, 2022
*	Chief Financial Officer (principal financial officer and principal accounting officer)	January 20, 2022
*	Director	January 20, 2022
*	Director	January 20, 2022
*	Director	January 20, 2022
*	Director	January 20, 2022
*	Director	January 20, 2022
*	Director	January 20, 2022

By:
/s/ David Coman

David Coman
Attorney-in-Fact